As filed with the Securities and Exchange Commission on January 24, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Primo Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	2080	99-3483984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1150 Assembly Drive, Suite 800 Tampa, Florida 33607	900 Long Ridge Road, Building 2 Stamford, Connecticut 06902

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 544-8515

Marni Morgan Poe

General Counsel and Corporate Secretary

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

(813) 544-8515

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason M. Licht

R. Charles Cassidy III

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 24, 2025.

Prospectus

Primo Brands Corporation

Resale of up to 218,618,368 Shares of Class A Common Stock

Issuance of up to 206,040 shares of Class A Common Stock underlying Options

This prospectus relates to the (i) resale or other disposition of up to 218,618,368 shares (the “Resale Shares”) of our Class A common stock, par value $0.01 per share (the “Class A common stock”), which includes 64,512,579 shares of Class A common stock issuable upon the conversion of Class B common stock (as defined herein), by the selling stockholders named in this prospectus or their Permitted Transferees (as defined herein) and (ii) issuance by us of up to 206,040 shares of Class A common stock (the “Option Shares”) reserved for issuance upon the exercise of options to purchase shares of Class A common stock, with a weighted-average exercise price of $14.63 per share.

On November 8, 2024, we consummated the transactions contemplated by that certain Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, as amended by that certain Amendment No. 1 thereto dated October 1, 2024 (as amended, the “Arrangement Agreement”), by and among Primo Water Corporation, a company existing under the laws of Ontario (“Primo Water”), Triton Water Parent, Inc., formerly a Delaware corporation (“BlueTriton”), Primo Brands Corporation (formerly known as Triton US HoldCo, Inc.), a Delaware corporation and formerly a wholly-owned subsidiary of BlueTriton (“Primo Brands” or the “Company”), Triton Merger Sub 1, Inc., formerly a wholly-owned subsidiary of the Company (“Merger Sub”), and 1000922661 Ontario Inc., formerly a wholly-owned subsidiary of the Company (“Amalgamation Sub”). As contemplated by the Arrangement Agreement, Amalgamation Sub acquired all of the issued and outstanding common shares of Primo Water in exchange for shares of our Class A common stock, followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with the resulting amalgamated entity, named “Primo Water Corporation,” becoming a wholly-owned subsidiary of the Company (the “Arrangement”). Following the Arrangement, Merger Sub merged with and into BlueTriton (the “Merger”), with BlueTriton surviving the Merger as a wholly-owned subsidiary of the Company. Immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton, as the surviving company in the Merger, merged with and into the Company (the “Subsequent Merger” and, together with the Merger, the “Mergers” and, collectively with the Arrangement, the “Transaction”), with the Company being the surviving corporation in the Subsequent Merger. As a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., previously a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of the Company.

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock on each matter submitted to a vote of stockholders, except that, prior to the Beneficial Ownership Sunset Time (as defined herein), the ORCP Group (as defined herein) may not, collectively, vote more than 49% of the shares of Class A common stock then outstanding. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock on each matter submitted to a vote of stockholders, except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of directors of Primo Brands. Each share of Class B common stock may be converted into one share of Class A common stock at any time upon the election by the holder, subject to certain conditions. See “Selling Stockholders” and “Description of Capital Stock” for more information.

We are registering the offer and sale from time to time of the Resale Shares covered by this prospectus pursuant to such stockholders’ registration rights under a stockholders agreement between us and such stockholders. Subject to any contractual restrictions on them selling the shares of our Class A common stock that they hold, the selling stockholders may offer, sell, or distribute all or a portion of their shares of our Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Resale Shares owned by the selling stockholders. We will receive the proceeds from any exercise of the Options (as defined herein) for cash, which we intend to use for general corporate and working capital purposes. See “Use of Proceeds” for additional information. Any proceeds from the exercise of the Options would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Options when planning for our operational funding needs. We will bear all costs, expenses, and fees in connection with the registration of these shares of our Class A common stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of Resale Shares. See “Plan of Distribution” beginning on page 147 of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT TO READ ABOUT CERTAIN FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PRMB.” On January [ ], 2025 the last reported sale price of our Class A common stock was $[ ] per share.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC (as defined herein) using a “shelf” registration process. Under this shelf registration process, we and the selling stockholders may, from time to time, issue or sell the securities described in this prospectus in one or more offerings.

This prospectus contains information that you should consider when making your investment decision. Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or incorporated by reference, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing or incorporated by reference in this prospectus, any prospectus supplement, and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed materially since those dates.

The Transaction

On November 8, 2024, we consummated the transactions contemplated by the Arrangement Agreement by and among Primo Water, BlueTriton, the Company, Merger Sub, and Amalgamation Sub. The transactions pursuant to the Arrangement Agreement included the following: (i) Amalgamation Sub completed the Arrangement, whereby it acquired all of the issued and outstanding shares of common stock, no par value, of Primo Water (the “Primo Shares”) that were outstanding immediately prior to the effective time of the Arrangement (the “Effective Time”) (other than any Primo Shares held by Amalgamation Sub or any of its affiliates) in exchange for shares of our Class A common stock, on a 1:1 basis, resulting in former Primo Shareowners and former holders of Primo Equity Awards (as defined herein) holding shares of Class A common stock representing approximately 43% of the Fully Diluted Shares (as defined herein), followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with the resulting amalgamated entity, named “Primo Water Corporation,” becoming a wholly-owned subsidiary of the Company; (ii) immediately following completion of the Arrangement, Merger Sub merged with and into BlueTriton, with BlueTriton surviving the Merger as a wholly-owned subsidiary of the Company; (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton completed the Subsequent Merger and, as the surviving company in the Merger, merged with and into the Company, with the Company being the surviving corporation in the Subsequent Merger; (iii) in connection with the Subsequent Merger, each share of common stock of BlueTriton (the “BlueTriton Shares”) issued and outstanding immediately prior to the Merger (other than shares cancelled in accordance with the Arrangement Agreement) were converted into a number of shares of Class A common stock or shares of our Class B common stock, par value $0.01 per share (the “Class B common stock” and, together with the shares of Class A common stock, the “Shares”), such that former shareholders of BlueTriton hold shares of Class A common stock and Class B common stock representing approximately 57% of the Fully Diluted Shares; and (iv) as a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., previously a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of the Company.

In connection with the Transaction, our Class A common stock was listed on the NYSE and now trades under the symbol “PRMB.”

INDUSTRY AND MARKET DATA

Industry and market data presented throughout this prospectus and the documents incorporated by reference in this prospectus were obtained from third-party sources and industry reports and publications, websites, and other publicly available information, as well as industry and other data prepared by the Company, or on its behalf, on the basis of its knowledge of the markets in which it operates, including information provided by suppliers, partners, clients, and other industry participants. Certain statistics regarding consumer volume consumption, ranking, and industry information included in this prospectus and incorporated by reference herein are based on estimates of management of the Company. These estimates have been derived from the knowledge and experience of the Company in the industry in which it operates and consumers to which it sells its products, as well as information obtained from surveys, reports by research firms, its customers, distributors, suppliers, trade and business organizations, and other contacts in the industries into which it sells its products.

We believe that the market and economic data presented throughout this prospectus and incorporated by reference herein is accurate as of the date of this prospectus and, with respect to data prepared by us or on our behalf, that the estimates and assumptions used by us are currently appropriate and reasonable, but there can be no assurance as to the accuracy or completeness thereof. Actual outcomes may vary materially from those forecasted in such reports or publications, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Although we believe it to be reliable, we have not independently verified any of the data from third-party sources referred to in this prospectus and incorporated by reference herein, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying market, economic, and other assumptions relied upon by such sources. Market and economic data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey.

While we are not aware of any misstatements regarding the industry data presented or incorporated by reference herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward-Looking Statements.”

TRADEMARKS

We own or have rights to trademarks, service marks, or trade names that we use in connection with the operation of our business. In addition, we have trademark and service mark rights to our names, logos, and website names and addresses. The trademarks and service marks that we own or have the right to use include, among others, Poland Spring®, Pure Life®, Arrowhead®, Deer Park®, Ice Mountain®, Mountain Valley®, Ozarka®, Primo Water™, Saratoga®, Sparkletts®, Zephyrhills®, AC+ION®, and Splash Refresher™. Solely for convenience, in some cases, the trademarks, service marks, and trade names referred to in this prospectus are listed without the applicable ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, and trade names. Other trademarks and service marks referenced in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

DEFINITIONS

As used in this prospectus, unless we state otherwise or the context otherwise requires:

•

“we,” “us,” “our,” “Primo Brands,” the “Company,” and similar references refer to Primo Brands Corporation and its consolidated subsidiaries, unless the context otherwise requires it to refer to Primo Brands Corporation and not any of its consolidated subsidiaries.

•	“Advisors” refers to One Rock, Fairmont Holdings, LLC (an affiliate of C. Dean Metropoulos, “Fairmont”), and certain of One Rock’s senior operating executives.

•	“Arrangement Agreement” has the meaning provided on the cover of this prospectus.

•

“Beneficial Ownership Sunset Time” refers to the earliest to occur of (a) the repayment or redemption in full of both series of Primo Senior Notes in accordance with the terms and conditions of the Primo Indentures, (b) 11:59 P.M. Eastern Time on April 30, 2029, or (c) the waiver of (or amendment to render inapplicable) the “change of control” provisions in each of the Primo Indentures by holders of a majority of the aggregate principal amount then outstanding of each series of Primo Senior Notes.

•	“Board” refers to the board of directors of Primo Brands.

•	“Closing” refers to November 8, 2024, the date on which the Transaction was consummated.

•	“DGCL” refers to the General Corporation Law of the State of Delaware.

•

“Equity Interest” refers to any share, capital stock, partnership, limited liability company, member, or similar interest in any person and any option, warrant, right, or security convertible, exchangeable, or exercisable therefor or other instrument, obligation, or right the value of which is based on any of the foregoing.

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•

“Fully Diluted Shares” refers to the sum of (i) the aggregate number of Shares issued and outstanding, plus (ii) the aggregate maximum number of Shares issuable in respect of any Equity Interests of Primo Brands, including with respect to Primo Brands Replacement Options, Primo Brands Conversion RSUs, and Primo Brands Replacement RSUs, in each case, that are outstanding or deemed outstanding (and assuming the vesting in full of any of the foregoing subject to vesting or similar conditions).

•	“GAAP” refers to accounting principles generally accepted in the United States of America.

•	“Initial ORCP Stockholder” refers to Triton Water Parent Holdings, LP, a Delaware limited partnership, the holder of all of the common stock of BlueTriton prior to the Transaction.

•

“Legacy Primo” refers to businesses associated with the acquisition by Cott Corporation of Primo Water Corporation on March 2, 2020, following which Cott Corporation changed its corporate name to Primo Water Corporation and its ticker symbol on the NYSE and Toronto Stock Exchange to “PRMW.”

•	“Mutually Agreed Director” refers to one director of our Board to be mutually agreed by the Unaffiliated Directors and the Initial ORCP Stockholder to serve on the Board.

•

“Nestlé Acquisition” refers to the acquisition by an affiliate of One Rock on February 16, 2021, pursuant to that certain stock and asset purchase agreement, by and between Triton Water Holdings, Inc. and Nestlé S.A., pursuant to which all of the equity interests of Nestlé Waters North America Holdings, Inc. were acquired along with the acquisition of certain assets and assumption of certain liabilities of Nestlé Canada Inc. from Nestlé S.A.

•	“NYSE” refers to the New York Stock Exchange.

•	“One Rock” refers to One Rock Capital Partners, LLC.

•

“Option” refers to each option held by former Primo Water employees to purchase (i) up to 86,130 shares of Class A common stock pursuant to the Legacy Primo Water Corporation Equity Incentive Plan and (ii) up to 119,910 shares of Class A common stock pursuant to the Legacy Primo Water Corporation 2018 Equity Incentive Plan, which shares are being registered for issuance hereby as “Option Shares.”

•	“ORCP” refers to the Initial ORCP Stockholder or any other investment vehicles affiliated with One Rock.

•	“ORCP Designees” refers to the members of the Board selected by the ORCP Stockholders pursuant to the terms of the Stockholders Agreement.

•	“ORCP Group” refers to ORCP and ORCP’s affiliates, including any group (as defined in Rule 13d-3 of the Exchange Act) that includes ORCP or its affiliates.

•	“ORCP Stockholders” refers to the Sponsor Stockholders who are affiliated with ORCP.

•	“organizational documents” refers to, with respect to Primo Brands, the amended and restated certificate of incorporation and the amended and restated bylaws of the Company.

•

“Person” refers to an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator, or other legal representative, a government or governmental authority, or other entity, whether or not having legal status.

•

“Primo Brands Conversion RSU” refers to a Primo PSU (vested or unvested) that was outstanding immediately prior to the Effective Time, which was automatically assumed and converted into a time-based vesting restricted stock unit award to acquire that number of shares of our Class A common stock that was equal to the number of Primo Shares underlying such Primo PSU based on progress against performance targets to date.

•	“Primo Brands Equity Plan” refers to the Primo Brands Corporation Equity Incentive Plan adopted by Primo Brands concurrently with the consummation of the Transaction.

•

“Primo Brands Replacement Option” refers to each Primo Option (vested or unvested) that was outstanding immediately prior to the Effective Time, which was automatically converted into and thereafter evidenced an option to acquire that number of shares of our Class A common stock that was equal to the number of Primo Shares underlying such Primo Option.

•

“Primo Brands Replacement RSU” refers to a Primo RSU (vested or unvested) that was outstanding immediately prior to the Effective Time, which was automatically assumed and converted into a restricted stock unit award to acquire that number of shares of our Class A common stock that was equal to the number of Primo Shares underlying such Primo RSU.

•	“Primo Designees” refers to the members of the Board selected by the Unaffiliated Directors pursuant to the terms of the Stockholders Agreement.

•

“Primo Equity Awards” refers to Primo RSUs, Primo PSUs, and Primo Options (or other Equity Interests granted as compensation or otherwise in respect of service) whether or not granted pursuant to the Primo Stock Plans.

•

“Primo Indentures” refers to, collectively, (a) the Indenture, dated as of October 22, 2020 (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms), by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent, and authenticating agent, and The Bank of New York Mellon, London Branch, as London paying agent, governing Primo Water Holdings Inc.’s 3.875% Senior Notes due 2028 (the “Primo 2028 Notes”), and (b) the Indenture, dated as of April 30, 2021 (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms), by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent, and authenticating agent, governing Primo Water Holdings Inc.’s 4.375% Senior Notes due 2029 (the “Primo 2029 Notes” and, together with the Primo 2028 Notes, the “Primo Senior Notes”).

•

“Primo Option” refers to options to acquire Primo Shares granted pursuant to the Primo Stock Plans or otherwise which were, as of the Effective Time, outstanding and unexercised, whether or not vested.

v

•

“Primo PSU” refers to each award of restricted stock units with respect to Primo Shares subject to performance-based vesting granted pursuant to the Primo Stock Plans or otherwise which were, as of the Effective Time, outstanding, whether or not vested.

•

“Primo RSU” refers to each restricted stock unit with respect to Primo Shares subject to time-based vesting granted pursuant to the Primo Stock Plans or otherwise which was, as of the Effective Time, outstanding, whether or not vested.

•	“Primo Shareowners” refers to the registered and/or beneficial holders of Primo Shares as of the Effective Time, as the context requires.

•

“Primo Stock Plans” refers to the Primo Water Corporation 2018 Equity Incentive Plan and the Amended and Restated Primo Water Corporation Equity Incentive Plan, each, as amended or amended and restated from time to time.

•	“Primo Water” refers to Primo Water Corporation, a company existing under the laws of Ontario and, as a result of the Transaction, a direct subsidiary of Primo Brands.

•	“SEC” refers to the Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•	“Stockholders” refers to the registered and/or beneficial holders of the Shares, as the context requires.

•	“SOFR” refers to the Secured Overnight Financing Rate.

•	“Sponsor Stockholders” refers to the Initial ORCP Stockholder and certain of its Permitted Transferees (as defined in the Stockholders Agreement), if any.

•	“Stockholders Agreement” has the meaning provided under “Certain Relationships and Related Person Transactions—Stockholders Agreement.”

•

“Trigger Event” refers to the first date on which ORCP ceases to beneficially own (directly or indirectly) more than 40% of the voting power of the outstanding shares of Class A common stock. For the purpose of this definition, “beneficial ownership” or the phrase “beneficially own” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

•	“Unaffiliated Directors” has the meaning provided under “Management—Corporate Governance—Composition of the Board.”

BASIS OF PRESENTATION

Primo Brands was incorporated on June 10, 2024 under the laws of the State of Delaware as a wholly-owned subsidiary of BlueTriton for the purpose of consummating the Transaction. At Closing, among other steps, BlueTriton merged with and into Primo Brands, with Primo Brands being the surviving corporation in the Subsequent Merger. As of, and for the period from inception to September 30, 2024, Primo Brands had no significant assets or liabilities and had not conducted any material activities other than those incidental to its formation and those undertaken in connection with the Transaction. At Closing, Primo Brands and the other parties to the Arrangement Agreement consummated the Transaction, as a result of which Primo Water and Triton Water Intermediate, Inc., formerly a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of the Company. Unless otherwise indicated, the historical financial information included herein is that of BlueTriton or Primo Water, as applicable.

In this prospectus, we have presented (i) the financial statements of Primo Brands Corporation, the registrant, as of June 10, 2024 and September 30, 2024 and for the period from June 10, 2024 to September 30, 2024, (ii) the financial statements of BlueTriton, as the accounting acquirer in the Transaction and the accounting predecessor of Primo Brands Corporation, as of September 30, 2024, December 31, 2023, and December 31, 2022, and for the three and nine months ended September 30, 2024 and 2023, and for the years ended December 31, 2023 and 2022, and periods from February 3, 2021 through December 31, 2021 (Successor) and

January 1, 2021 through March 31, 2021 (Predecessor), (iii) the financial statements of Primo Water, as the acquired company in the Transaction pursuant to Rule 3-05 of Regulation S-X of the Securities Act, as of September 28, 2024, December 30, 2023, and December 31, 2022, and for the three and nine months ended September 28, 2024 and September 30, 2023, and for each of the three years in the period ended December 30, 2023, and (iv) the pro forma condensed combined financial information of BlueTriton and Primo Water, prepared in accordance with Article 11 of Regulation S-X of the Securities Act, as of and for the nine months ended September 30, 2024, and for the year ended December 31, 2023.

Certain monetary amounts, percentages, and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and forward-looking information within the meaning of applicable securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act, conveying management’s expectations as to the future based on plans, estimates, and projections at the time of such statements. Forward-looking statements involve inherent risks and uncertainties and several important factors could cause actual results to differ materially from those contained in any such forward-looking statement. You can identify forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “predict,” “project,” “seek,” “potential,” “opportunities,” and other similar expressions and the negatives of such expressions. However, not all forward-looking statements contain these words. The forward-looking statements contained in this prospectus include, but are not limited to, information concerning our possible or assumed future results of operations, including, but not limited to, descriptions of our business strategy, our total addressable market, and our ability to consummate and realize expected benefits from the Transaction. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results and that our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. You should not place undue reliance on any forward-looking statements. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	our ability to compete successfully in the markets in which we operate;

•	fluctuations in commodity prices and our ability to pass on increased costs to our customers or hedge against such rising costs, and the impact of those increased prices on our volumes;

•	our ability to maintain favorable arrangements and relationships with our suppliers;

•	our ability to manage supply chain disruptions and cost increases related to inflation;

•	our ability to manage our operations successfully;

•	the impact on our financial results from uncertainty in the financial markets and other adverse changes in general economic conditions, including inflation and interest rates;

•	any disruption to production at our manufacturing facilities;

•	our ability to maintain access to our water sources;

•	the impact of climate change on our business;

•	our ability to protect our intellectual property;

•	the seasonal nature of our business and the effect of adverse weather conditions;

•	the impact of national, regional, and global events, including those of a political, economic, business, and competitive nature, such as the Russia/Ukraine war or the Israel/Hamas war;

•	the impact of a pandemic, such as COVID-19, related government actions, and our strategy in response thereto on our business;

•	difficulties with integrating Primo Water and BlueTriton and in realizing the expected benefits of the Transaction;

•	the unfavorable outcome of legal proceedings that may be instituted against Primo Brands, Primo Water, BlueTriton, and their affiliates in connection with the Transaction;

•

the inability to capture all or part of the expected benefits of the strategic opportunities we pursue, including those related to the Transaction, potential synergies related thereto, and the ability to integrate Primo Water’s business and BlueTriton’s business successfully in the expected time frame;

•	fees and expenses associated with completing the Transaction;

•	potential liabilities that are not known, probable, or estimable at this time;

•	the inability to maintain the listing of our Class A common stock on the NYSE;

•	the inability to retain Primo Water or BlueTriton management, associates, or key personnel;

•	the impact of future domestic and international industry trends on Primo Brands and its future growth, business strategy, and objectives for future operations;

•	the impact of the significant amount of our consolidated indebtedness, which could decrease our business flexibility;

•	the inability to refinance or restructure existing indebtedness obligations on favorable terms, or at all;

•	our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness;

•	our ability to maintain compliance with the covenants and conditions under our debt agreements;

•	fluctuations in interest rates, which could increase our borrowing costs;

•	the possibility that claims, assessments, or liabilities were not discovered or identified in the course of performing due diligence investigations of the two businesses of Primo Water and BlueTriton;

•	the possibility that ORCP’s interests may conflict with or differ from the interests of our Stockholders;

•	compliance with product health and safety standards;

•	liability for injury or illness caused by the consumption of contaminated products;

•	liability and damage to our reputation as a result of litigation or legal proceedings;

•	changes in the legal and regulatory environment in which we operate;

•

our ability to adequately address the challenges and risks associated with our international operations and address difficulties in complying with laws and regulations including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010;

•	the impact on our tax obligations and effective tax rate arising from changes in local tax laws or countries adopting more aggressive interpretations of tax laws;

•	disruptions in our information systems;

•	our ability to securely maintain our customers’ confidential or credit card information, or other private data relating to our employees or the Company;

•	our ability to maintain our quarterly dividend;

•	the possibility that Primo Brands may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated from time to time in this prospectus.

These and other factors are more fully discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton,” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations of Primo Water” sections and elsewhere in this prospectus. These risks could cause our actual results to differ materially from those implied by forward-looking statements in this prospectus. Even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

All information contained in this prospectus is materially accurate and complete as of the date of this prospectus. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to us or any other person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this prospectus. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Primo Water.” See also the section entitled “Where You Can Find More Information.”

Our Company

We are a leading North American branded beverage company with a focus on healthy hydration, delivering domestically sourced diversified offerings across products, formats, channels, price points, and consumer occasions, distributed in every every U.S. state and Canada.

We have an extensive portfolio of highly recognizable, responsibly sourced and conveniently packaged branded beverages distributed across more than 150,000 retail outlets, including established “billion-dollar brands” (which are our brands that generate more than $1 billion in annual net sales), Poland Spring and Pure Life, premium brands like Saratoga and Mountain Valley, regional leaders such as Arrowhead, Deer Park, Ice Mountain, Ozarka, and Zephyrhills, purified brands including Primo Water and Sparkletts, and flavored and enhanced brands like AC+ION and Splash Refresher. These brands are sold directly across retail channels, including mass food, convenience, natural, drug, wholesale, distributors, and home improvement, as well as food service accounts in North America. We also operate a reusable and circular packaging network, which helps to reduce waste and cater to environmentally aware consumers and customers. This includes extensive direct-to-consumer offerings with our industry-leading line-up of innovative water dispensers, which are sold through approximately 11,700 retail locations and online at various price points and which create customer and consumer connectivity through recurring water purchases across our Water Direct, Water Exchange, and Water Refill businesses. Through our Water Direct business, we deliver responsibly sourced hydration solutions direct to home and business customers. Through our Water Exchange business, consumers can visit approximately 26,500 retail locations and purchase a pre-filled, multi-use bottle of water that can be exchanged after use for a discount on the next purchase. Through our Water Refill business, consumers have the option to refill empty multi-use bottles at approximately 23,500 self-service refill stations. We also offer water filtration units for home and business consumers across North America.

The Transaction

At Closing, we consummated the transactions contemplated by the Arrangement Agreement by and among the Company, Primo Water, BlueTriton, Merger Sub, and Amalgamation Sub. The transactions pursuant to the Arrangement Agreement included the following: (i) Amalgamation Sub completed the Arrangement, whereby it acquired all of the issued and outstanding Primo Shares that were outstanding immediately prior to the Effective Time (other than any Primo Shares held by Amalgamation Sub or any of its affiliates) in exchange for shares of our Class A common stock on a 1:1 basis, resulting in former Primo Shareowners and former holders of Primo Equity Awards holding shares of Class A common stock representing approximately 43% of the Fully Diluted Shares, followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with the resulting amalgamated entity, named “Primo Water Corporation,” becoming a wholly-owned subsidiary of the Company; (ii) immediately following completion of the Arrangement, Merger Sub merged with and into BlueTriton, with BlueTriton surviving the Merger as a wholly-owned subsidiary of the Company; (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton completed the Subsequent Merger and, as the surviving company in the Merger, merged with and into the Company, with the Company being the surviving corporation in the Subsequent Merger; (iii) in connection with the Subsequent Merger, each BlueTriton Share issued and outstanding immediately prior to the Merger (other than shares cancelled in accordance with the

Arrangement Agreement) were converted into a number of shares of Class A common stock or Class B common stock such that shareholders of BlueTriton hold shares of Class A common stock and Class B common stock representing approximately 57% of the Fully Diluted Shares; and (iv) as a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of the Company.

In connection with the Transaction, our Class A common stock was listed on the NYSE and now trades under the symbol “PRMB.”

Accounting Treatment

The Transaction was accounted for as a business combination in accordance with GAAP, with BlueTriton treated as the accounting acquirer for financial reporting purposes.

Risk Factors

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks summarized below and as set forth in the “Risk Factors” section of this prospectus immediately following this prospectus summary, including:

Risks Related to Our Business

•	our future results may suffer if we do not effectively manage our expanded operations following the Transaction;

•

we have no operating or financial history and the unaudited pro forma condensed combined financial information elsewhere in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Transaction;

•	we face significant competition in the segment in which we operate;

•	our success depends, in part, on our intellectual property, which we may be unable to maintain and protect;

•	we may not be able to consummate acquisitions, or acquisitions may be difficult to integrate, and we may not realize the expected revenue and cost synergies related to each such acquisition;

•

our business is dependent on our ability to maintain access to our water sources. Water scarcity, government regulation of water access, loss of water rights, and poor quality could negatively affect our long-term financial performance;

•	we may not be able to respond successfully to consumer trends related to our products;

•	the loss or reduction in sales to any significant customer could negatively affect our financial condition and results of operations;

•	our packaging supplies and other costs are subject to price increases, and we may be unable to effectively pass rising costs on to our customers, or effectively hedge against such rising costs;

Risks Related to Our Class A Common Stock

•	an active trading market for our Class A common stock may not be sustained and you may not be able to sell your shares of Class A common stock;

•	the market price of our Class A common stock may be volatile, and holders of our Class A common stock may be unable to resell their Class A common stock at or above their purchase price or at all;

•	if securities analysts publish inaccurate or unfavorable research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline;

•	future sales, or the perception of future sales, by our Stockholders in the public market could cause the market price for our Class A common stock to decline;

•

the shares of Class A common stock covered by this prospectus represent a substantial percentage of the outstanding shares of Class A common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Class A common stock of Primo Brands to decline significantly, and certain selling stockholders still may receive significant proceeds;

•	investment vehicles affiliated with ORCP own a significant amount of the voting power of the Company, and ORCP’s interests may conflict with or differ from the interests of the Stockholders;

Legal, Regulatory and Tax Risks

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legislative and executive action in state and local governments enacting local taxes on bottled water or water extraction, restricting water withdrawal and usage rights from public and private sources, and bans on the commercial sale or government procurement of bottled water in plastic beverage containers could adversely affect our business and financial results;

•	sustainability matters may adversely impact our business and reputation;

•	we may incur costs to comply with developing laws and regulations, including those surrounding the production and use of plastics, as well as related litigation relating to plastics pollution;

•	our products may not meet health and safety standards or could become contaminated, and we could be liable for injury, illness, or death caused by consumption of our products;

Risks Related to Our Indebtedness

•

our substantial indebtedness could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations, and prevent us from fulfilling our obligations under our indebtedness;

•	our indebtedness may expose us to substantial risks;

•

we do not expect to generate sufficient cash flows from operations to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•

despite our level of indebtedness, we and our subsidiaries may still incur substantially more debt. This could further exacerbate the risks to our financial condition described above and impair our ability to operate our business;

Our Sponsor

One Rock is a global alternative asset management firm led by Tony W. Lee and Scott Spielvogel, with significant experience investing across real-economy sectors such as food and beverage manufacturing and distribution, specialty manufacturing, business and environmental services, and chemicals and process industries. One Rock is headquartered in New York, with offices in Los Angeles, CA and London, UK. One Rock makes investments in companies with potential for growth and operational improvement using a rigorous approach that utilizes highly experienced industry and functional-specific senior operating executives (“Operating Partners”) to identify, acquire, and enhance businesses in select industries. The involvement of these Operating Partners is designed to afford One Rock the ability to conduct due diligence and consummate acquisitions and investments in all types of situations, regardless of complexity. One Rock works collaboratively with company management and its Operating Partners to develop a comprehensive business plan focused on growing the enterprise and its profitability to enhance long-term value.

Corporate Information

We were formed as Triton US HoldCo, Inc., a Delaware corporation, on June 10, 2024 in connection with the Transaction and changed our name to Primo Brands Corporation at Closing. As a result of the Transaction, both Primo Water and Triton Water Intermediate, Inc., previously a wholly-owned subsidiary of BlueTriton, are wholly-owned subsidiaries of Primo Brands. We are dual headquartered at 1150 Assembly Drive, Suite 800, Tampa, Florida 33607 and at 900 Long Ridge Road, Building 2, Stamford, Connecticut 06902. Our telephone number is (813) 544-8515. Our website address is www.primobrands.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

The Offering

Issuer	Primo Brands Corporation.

Shares of Class A common stock issued by us	Up to 206,040 shares of Class A common stock reserved for issuance upon the exercise of Options.

Shares of Class A common stock offered by the selling stockholders	Up to 218,618,368 shares of Class A common stock, which includes up to 64,512,579 shares of Class A common stock issuable upon the conversion of shares of Class B common stock by the selling stockholders.

The resale of such shares of Class A common stock represents 57.5% assuming the conversion of all shares of Class B common stock into shares of Class A common stock.

Selling stockholders	The selling stockholders identified in “Selling Stockholders.”

Use of proceeds	We will not receive any proceeds from the resale of shares of Class A common stock by the selling stockholders.

We will receive the proceeds from any exercise of Options for cash. Assuming the exercise of all Options for cash at the weighted-average exercise price of $14.63 per share, we may receive proceeds of up to an aggregate of approximately $3.0 million. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of Options for general corporate and working capital purposes.

See “Use of Proceeds” for additional information.

Market for Class A common stock	Our Class A common stock is listed on the NYSE under the symbol “PRMB.”

Risk factors	Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

Investing in our Class A common stock involves substantial risks. You should carefully consider the following factors, together with all of the other information included in this prospectus, including under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Primo Water” and the consolidated financial statements and the related notes included elsewhere in this prospectus before investing in our Class A common stock. Any of the risk factors we describe below could adversely affect our business, financial condition, or results of operations. The market price of our Class A common stock could decline if one or more of these risks or uncertainties develop into actual events, causing you to lose all or part of your investment. We cannot assure you that any of the events discussed below will not occur. While we believe these risks and uncertainties are especially important for you to consider, we may face other risks and uncertainties that could adversely affect our business. Please also see “Forward-Looking Statements” for more information.

Risks Related to Our Business, Operations, and Growth Strategies

Our future results may suffer if we do not effectively manage our expanded operations following the Transaction.

Following the Transaction, the size of our business is larger than the former size of either Primo Water’s or BlueTriton’s businesses on a stand-alone basis. Our future success depends, in part, upon our ability to manage the expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. A successful integration will require focusing a substantial amount of resources and management attention to the integration process, which may divert resources and focus from the development and operation of Primo Water’s and BlueTriton’s regular business operations. Our business or results of operations could also be adversely affected by any issues attributable to either company’s operations that are based on events or actions that occurred before the Closing. The integration process is subject to a number of risks and uncertainties, and no assurance can be given as to the realization of anticipated benefits in full or in part or, if realized, the timing of their realization. If integration is not managed successfully, we may experience interruptions in our business activities, deterioration in our associate and customer relationships, increased costs of integration, and harm to our reputation, all of which could have a material adverse effect on our business, financial condition, and results of operations. We may experience difficulties in combining corporate cultures, maintaining associate morale, and retaining key associates. There is no assurance that Primo Water’s and BlueTriton’s businesses will be successfully integrated in a timely manner. The challenges involved in the integration of Primo Water’s and BlueTriton’s businesses may include, among other things, the following:

•	challenges and difficulties associated with managing the larger, more complex, combined company;

•	conforming standards, controls, procedures and policies, and compensation structures between the companies;

•	retaining and integrating talent from the two companies, including key personnel and addressing uncertainties of their future, while maintaining focus on expanding and maintaining the business;

•	coordinating operations, sales and marketing, and finance;

•

consolidating corporate and administrative infrastructures, accounting systems, information technology systems, resources, sourcing and procurement logistics with respect to key raw materials, and optimizing manufacturing locations;

•	integrating the workforces and systems of the two companies while maintaining focus on achieving our operating and strategic goals;

•	coordinating geographically overlapping organizations;

•	addressing possible differences in business backgrounds, corporate cultures, and management philosophies;

•	potential unknown liabilities and unforeseen expenses, delays, or regulatory conditions associated with the Transaction;

•	performance shortfalls within the business as a result of the diversion of management’s attention caused by completing the Transaction and integrating the companies’ operations;

•	difficulties in delivering on our strategy, including the ability of the Transaction to accelerate growth in the combined business;

•	the possibility of faulty assumptions underlying expectations about our prospects;

•

geopolitical, macroeconomic, and industry factors, including, among other things, epidemics, pandemics, or public health related outbreaks, threat, outbreak, uncertainty or escalation of terrorism, political instability, insurrection, war or other armed conflict, inflation, tariffs, customs duties, and other increases in supply and operating cost; and

•	unanticipated changes in applicable laws and regulations.

There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements, and other benefits currently anticipated from the Transaction.

We have no operating or financial history as a combined company and the unaudited pro forma condensed combined financial information elsewhere in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Transaction.

Primo Brands was recently incorporated in connection with the Transaction and has no operating history or revenues and the operations of Primo Water and BlueTriton have not previously been managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Transaction for a number of reasons. For example, the unaudited pro forma condensed combined financial information have been derived from the historical financial statements of Primo Water and BlueTriton and certain adjustments and assumptions have been made regarding the Company after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma condensed combined financial information do not reflect all costs that are expected to be incurred by us in connection with the Transaction. For example, the impact of any incremental costs incurred in integrating Primo Water and BlueTriton is not reflected in the unaudited pro forma condensed combined financial information. As a result, our actual financial condition and results of operations following the Transaction may not be consistent with, or evident from, these unaudited pro forma condensed combined financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Transaction. Any potential decline in our financial condition or results of operations may cause a significant decrease in our stock price. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

We face significant competition in the segment in which we operate.

We participate in the highly competitive beverage and bottled water category of the non-alcoholic beverage industry. We face significant competition in the markets in which we operate: the bottled water and beverage retail business and direct-to-consumer offerings.

With respect to the non-alcoholic beverage category, our products compete primarily on the basis of taste, price, brand image, packaging design, advertising, marketing and promotional activity (including digital), product innovation, efficient production and distribution techniques and the ability to anticipate and effectively respond to consumer preferences and trends, including increased consumer focus on health, wellness and sustainability, and the continued acceleration of e-commerce and other methods of distributing and purchasing products. Our principal competitors are local, regional, and national bottled water and beverage businesses, providers of various types of water filtration units and services, and large retailers who have increasingly utilized their distribution networks and significant economies of scale in recent years to introduce and develop private-label branded water. We face significant competition in our business as distribution methods for bottled water and beverages continue to change and evolve and as the consumer landscape shifts into the digital marketplace. We compete against numerous local, regional, and national companies and, increasingly, against smaller companies that are developing microbrands and selling them directly to consumers through e-commerce retailers and other e-commerce platforms.

Changes to the retail landscape could lead to increased competition in our retail business and the direct-to-consumer delivery business. Our larger retail customers may seek lower pricing or increased promotions from us, which could affect profitability. Additionally, larger retailers may be more likely to use their extensive distribution networks and more extensive marketing and advertising resources to introduce and develop their own private-label brands or enter the beverage delivery business themselves, which may lead to increased competitive pressure in our business. There has also been a trend toward growth of sales through e-commerce websites and mobile commerce applications, including through subscription services for beverage delivery and other direct-to-consumer businesses, which impacts our beverage delivery business. As we continue to expand our geographic presence and develop our digital channels, we anticipate we will face increased competition for channel access.

Our retail bottled water and beverage business faces competition beyond our competitors’ bottled water and beverage products. Our products also compete with other non-alcoholic beverages, including carbonated and non-carbonated drinks, juices, flavored or enhanced waters, sport and energy drinks, coffees, teas and tap water. In addition, we face competition from various methods of treating unfiltered tap water in the residential and commercial markets, such as countertop filtration systems, faucet-mounted filtration systems, in-line whole-house filtration systems, water filtration dispensing products, such as pitchers and jugs, standard and advanced feature water coolers, and refrigerator-dispensed filtered water. Consumers may also choose to drink from municipal water sources instead of purchasing bottled water or using a filtration unit.

If our competitors reduce their selling prices, develop new and innovative products and technologies, increase the frequency of their promotional activities or expand their distribution or contract manufacturing efforts, or if our retail customers do not allocate adequate shelf space for the water and beverages we supply, we could experience a decline in volume, lose market share, be forced to increase capital and other expenditures, including marketing spending, and be unable to maintain or increase our prices in order to offset cost increases, including the cost of raw materials, freight, fuel, labor and other key operating costs, any of which could negatively affect our results of operations and decrease our profit margins.

If we are unable to meet the competition we face in our industry, our competitive position and our business could suffer.

Our success depends, in part, on our intellectual property, which we may be unable to maintain and protect.

We possess certain intellectual property, particularly our trademarks for the products that we sell, which is important to our business and our marketing efforts because brand recognition is one of the key factors that differentiates our products from those of our competitors. The success of our business depends in part on our ability to use our trademarks, including our name and logos, to increase brand awareness and further develop our brand reputation in the market.

We own the major trademarks that are used to identify, market, and sell our products. From time to time, we also use third party trademarks with the permission of or through license agreements with these third parties. Protection of our proprietary processes, methods, compounds, and other technologies is also important to our business and enables us to distinguish our products from those of our competitors. In the United States, we own the federal trademark registrations for our major trademarks, including Poland Spring, Pure Life, Arrowhead, Deer Park, Ice Mountain, Mountain Valley, Ozarka, Primo Water, Saratoga, Sparkletts, Zephyrhills, Ac+ion, Frutitas, and Splash Refresher. We have filed and will continue to file trademark applications to register new trademarks, logos, slogans, and taglines that we believe add value to our business and brands.

Our success depends, in part, on our ability to protect our intellectual property. To protect our proprietary and intellectual property assets and rights, we rely on patent, trade secret, copyright and trademark laws, as well as contractual provisions, included in our employment, confidentiality, licensing, work-for-hire, and inventions assignment agreements with our associates, consultants and customers. We also rely on common law and statutory protections afforded to trademarks, trade secrets, and proprietary “know-how.” In addition, we will vigorously challenge any third party that infringes on our intellectual property rights through available legal remedies. Failure to protect our intellectual property rights may result in the loss of valuable technologies or other intellectual property. We may also have to compensate third parties for our infringement of their intellectual property rights.

Notwithstanding our efforts, we may not be successful in protecting our intellectual property for a number of reasons, including:

•	our competitors may independently develop intellectual property that is similar to, or better than, ours;

•

associates, consultants, or customers may breach their confidentiality obligations and the cost of enforcing their obligations may be prohibitive, or those agreements may prove to be unenforceable or more limited than anticipated;

•	adequate remedies may not be available in the event of an unauthorized disclosure of our trade secrets or know-how;

•	foreign intellectual property laws may not adequately protect our intellectual property rights; and

•	our intellectual property rights may be successfully challenged, invalidated, or circumvented.

Further, we cannot provide assurance that any pending patent or trademark application filed by us will result in an issued patent or trademark, or, if patents are issued to us, that those patents will provide meaningful protection against competitors or against competitive technologies. If we are unable to protect our intellectual property, our competitive position would weaken and we could face significant expense to protect or enforce our intellectual property rights.

Occasionally, third parties may assert that we are, or may be, infringing on or misappropriating their intellectual property rights. Vigorous protection and pursuit of intellectual property rights characterize the consumer products industry. We intend to defend against claims or negotiate licenses, which may not be available at a reasonable cost, if at all. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from business operations. In the event our trademarks, service marks, or trade names are successfully challenged, we could be forced to rebrand our goods and services, which could result in loss of brand recognition, and any goodwill associated with such trademark, service mark, or trade name and could require us to devote substantial resources to advertising and marketing new brands that, ultimately, may not be successful. If we are found to infringe on the intellectual property rights of others, we could incur significant damages, be enjoined from continuing to manufacture, market or use the affected product, be required to re-design our products or be required to obtain a license to continue manufacturing or using the affected product, any of which could have a material adverse effect on our business, financial condition or results of operations. A license could be very expensive to obtain, may not be available at all or may only be available on unfavorable terms. Similarly, changing products or processes to avoid infringing the rights of others may be costly or impracticable.

Insurance and claims expenses associated with our operations could have a material adverse effect on us.

We have high-deductible insurance policies for claims related to automobile liability, workers’ compensation, general liability, employment practice, property, business, and product liabilities. Our outstanding claim liabilities are primarily based on estimated projected costs determined by actuarial methods. The actuarial studies consider all claims filed or reported, the insurance underwriting exposures used, including but not limited to associate count, payroll, sales, vehicle count, and the estimated claims that are incurred but not reported. Projected costs also include a variety of factors and related assumptions such as claims severity, frequency, development time frame, settlement history and patterns, inflation, and medical cost trends, which may be subject to a high degree of variability. Material changes in these factors and mismanagement of claims could result in unfavorable differences between actual costs and our projected deductible reserve estimates. As a result, the liabilities under our insurance deductible program could increase materially in the future, which could adversely affect our operations and financial condition.

In addition, we have purchased excess policies from various insurers in order to limit our liability exposure. Although we believe our aggregate coverage should be sufficient, together with our deductible reserves to cover our historic claims amounts, it is possible that claims could exceed our reserves and excess coverage limits. If a claim was to exceed such amounts, we would bear the outstanding liability in addition to any exposure not covered by insurance carriers.

If any of our insurance carriers is unable to provide coverage as a result of bankruptcy, liquidation, reorganization, or otherwise, we may become liable for the total sum of any claims that arise. Additionally, our results of operations and financial condition could also be adversely affected if our costs or losses significantly exceed our coverage limits, we are unable to obtain insurance coverage in amounts we deem sufficient, our insurance carriers fail to pay on our insurance claims, or we experience a claim for which coverage is not provided.

We may not be able to consummate acquisitions, or acquisitions may be difficult to integrate, and we may not realize the expected revenue and cost synergies related to each such acquisition.

We may make acquisitions of, or investments in, companies that complement our current projects, enhance our product portfolio or production capacity, expand our access to natural springs in other geographic locations, or otherwise offer growth opportunities. We may, accordingly, be engaged from time to time in evaluating potential transactions, which may take management attention and resources that would otherwise be focused on ongoing operations and may also incur significant costs, whether or not such evaluations result in definitive agreements or the completion of such transactions.

The success of any acquisitions that are consummated depends, in part, on our ability to realize the full extent of the expected returns, benefits, cost savings, or synergies from integrating acquired companies with our existing businesses. The integration process may be complex, costly, time-consuming, and subject to significant business, economic, and competitive uncertainties and contingencies, many of which are difficult to predict and beyond our control.

We may not be able to maintain the levels of revenue, earnings, or operating efficiency that each of Primo Brands, on the one hand, and the acquired businesses, on the other hand, had achieved or might achieve separately. Even if we realize the expected benefits, this may not be achieved within the anticipated timeframe. Furthermore, the synergies from acquisitions may be offset by costs incurred in consummating such acquisitions or in integrating the acquired businesses, increases in other expenses, operating losses, or unrelated adverse results in the business. As a result, there can be no assurance that such synergies will be achieved.

Our business is dependent on our ability to maintain access to our water sources. Water scarcity, government regulation of water access, loss of water rights, and poor quality could negatively affect our long-term financial performance.

Our regional spring water brands are sourced from company-owned, leased, or purchased natural springs at over 90 uniquely located sites. The following could cause an increase in the cost of our products or shortages that would likely not allow us to meet market demand: a disruption in the water flow or change in water quality at any one of our water sources (whether from geological shifts or other changes, natural or otherwise), a dispute over water rights, loss of permits or regulatory approvals, increased legal restrictions on water use, access to or delivery of our water sources, increasing pressure to conserve and replenish water in areas of scarcity and stress, access to water that constitutes spring water, decreased water flow at sourcing locations, the classification of water by the U.S. Food and Drug Administration (the “FDA”) or other governmental authorities, or the failure to maintain access to or rights to extract from our water sources. The potential delivery and price disruptions due to the loss of any one water source or a decline in the volume of water available could significantly disrupt our business, result in the loss of customer confidence and have an adverse effect on our business, financial condition, and results of operations.

Water is a natural resource facing significant challenges from population growth, environmental contamination, climate change, and government regulation. As demand for water continues to increase, and if water becomes scarcer and the quality of water available deteriorates or does not meet regulatory standards, our business may incur increasing costs or face capacity constraints, which could adversely affect our profitability or net sales in the long run. Furthermore, even if we are able to secure adequate water sources, the methods we employ to do so, including acquisitions of additional water sources, may have a negative impact on our public reputation and therefore our competitive position, especially in jurisdictions encountering drought or where water is considered a limited resource.

In addition, if any of our water sources were curtailed or eliminated as a result of, for example, a natural disaster, work stoppage, the loss of a license, lease or permit, or other significant event that disrupted water flow or water quality from such source, we may have to purchase water from other sources, which could increase water and transportation costs and could result in supply shortages and price increases. Water may also become subject to contamination from hazardous substances, including from per- and polyfluoroalkyl substances (“PFAS”), selenium, microplastics, nano plastics, or petroleum products, or from pathogens that cause a number of illnesses, including cholera, typhoid fever, giardiasis, cryptosporidiosis, legionella, amoebiasis, and free-living amoebic infections. Furthermore, we must meet federal, state, and local regulations in a variety of areas, including standards for extracting water from aquifers. We strive to maintain all permits or approvals required to conduct our business, but we are not able to ensure that we will receive, or will be able to maintain, such permits or approvals in the future or to gain approval necessary to extract water for our products or otherwise conduct our business. Any one of these events could have a negative impact on our business, financial condition, reputation, and results of operations.

Our business is seasonal, and adverse weather conditions, including severe weather resulting from climate change, and legal or regulatory responses, could negatively affect our business, financial condition, and results of operations.

There is increasing concern that a gradual increase in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere is causing significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Such changes to weather patterns could affect the purchasing patterns of our customers and consumers. For example, historically, we have experienced the highest water sales during the period from June to September, due to increased consumption of cold beverages during the summer months. The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may reduce the demand for our bottled water and other products, and may contribute to lower revenues, which could negatively affect our profitability. These and other weather-related changes could also adversely impact some of our facilities, production capabilities, our distribution channels, our third-party contract manufacturers’ operations, the availability and cost of key raw materials, and the water resources we use. Specifically, severe drought conditions or freezing conditions may limit our ability to use municipal water supplies to bottle our water. In addition, severe weather conditions during winter months, such as snow and ice storms, may significantly impact delivery schedules and revenue streams and disrupt our supply chain.

The effect of climate change on the weather could result in water scarcity or flooding and cause a further deterioration of water quality in affected regions, which could limit water availability for our bottling operations. There can be no assurance that we will have access to sufficient quantities of water to support our operations, either at current capacities or any future expanded capacity. Any interruption in our water supply could have a material adverse effect on our financial condition and results of operations. Any of these conditions may negatively affect our business, financial condition, and results of operations.

Furthermore, public expectations for reductions in greenhouse gas emissions are rapidly changing and may require us to make additional investments in facilities and equipment, including more fuel-efficient delivery vehicles. In addition, federal, state, or local governmental authorities may propose legislative and regulatory initiatives in response to concerns over climate change, which could directly or indirectly adversely affect our business, require additional investments or increase the cost of supplies, raw materials, fuel, ingredients and water. If we are unable to meet public expectations and regulatory developments, or if our existing practices and procedures are not adequate to meet new regulatory requirements, we may miss corporate opportunities or become subject to regulatory scrutiny or third-party claims. As a result, the effects of climate change could have an adverse impact on our business and results of operations.

We may face opposition to the operation and expansion of our facilities from various individuals and groups.

We have experienced, and we anticipate that we will continue to face, from time to time, opposition to the operation and expansion of our operations and facilities from government officials, environmental groups, landowners, tribal or aboriginal groups, local groups, and other activists. Opposition to our operation and expansion can take many forms, including the delay or denial of required governmental permits, cease and desist orders, organized protests, attempts to block or sabotage our operations, intervention in regulatory or administrative proceedings involving our activity or assets, or lawsuits or other actions designed to prevent, disrupt, or delay the operation or expansion of our assets and business. In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property, or the environment, or lead to extended interruptions of our operations. Any such event that delays or prevents the expansion of our business, that interrupts the revenues generated by our operations, or that causes us to make significant expenditures not covered by insurance, could adversely affect our financial condition and results of operations.

Changes in future business conditions could cause business investments and/or recorded goodwill, indefinite life intangible assets or other intangible assets to become impaired, resulting in substantial losses and write-downs that would negatively affect our results of operations.

As part of our overall strategy, we will, from time to time, make investments in other businesses. These investments are made upon targeted analysis and due diligence procedures designed to achieve a desired return or strategic objective. These procedures will involve certain assumptions and judgment in determining investment amount or acquisition price. After consummation of an acquisition or investment, unforeseen issues could arise that adversely affect anticipated returns or that are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual operating results may vary significantly from initial estimates. We will evaluate the recoverability of recorded goodwill and indefinite life intangible asset amounts annually, or when evidence of potential impairment exists. The impairment test is based on several factors requiring judgment and certain underlying assumptions. Any material impairment charges could adversely affect our financial condition and results of operations.

Risks Related to Our Customers, Suppliers, and Associates

We may not be able to respond successfully to consumer trends related to our products.

Consumer trends with respect to the products we sell are subject to change. Consumer preferences may change due to a variety of other factors, including changes in social trends, consumption patterns and channel preferences (including continued rapid increases in the e-commerce and online-to-offline channels), pricing, quality, the real or perceived impact that the manufacturing, packaging, and delivery of our products has on the environment, increased use of reusable bottles, changes in consumer demographics, concerns or perceptions regarding the nutrition profile and health effects of, or location of origin of, ingredients or substances in our products, changes in travel, vacation, or leisure activity patterns, negative publicity resulting from regulatory action or litigation against companies in the industry, or a downturn in economic conditions. Consumer preferences are also influenced by the perception of our brand image or the brand images of our products, the success of our advertising and marketing campaigns, the perception of the advertising and marketing campaigns of environmentalist groups, reporting on the production and packaging of our products or the bottled water industry generally, any actual or perceived product quality issues, even if false or unfounded, and the perception of our use of social media, including our ability to engage with consumers on their preferred social media platform. Any of these changes may reduce consumer demand for our products or services, or for bottled water generally. In addition, if consumers or retailers have a negative experience with any brand of bottled water, including the water of competitors, bottled water may lose acceptance generally and our business could be adversely affected.

There can be no assurance that we will be able to develop, market, sell, and distribute additional products that will foster brand name recognition, realize market acceptance, and retain customers. We may fail to appropriately target our marketing efforts, anticipate consumer preferences, or invest sufficiently in maintaining, extending, and expanding our brand image, or develop or be a “fast follower” of innovative products that respond to consumer trends. In addition, some of our competitors may be able to use their resources and scale to rapidly respond to competitive pressures and changes in consumer trends by introducing new products or increasing promotional activities, while smaller companies may be more innovative, better able to bring new products to market, and better able to quickly exploit and serve niche markets.

In particular, given the recent trend towards growth of sales through e-commerce websites and mobile commerce applications, including through subscription services for beverage delivery and other direct-to-consumer businesses, consumers are increasingly shopping online rather than in the retail setting where our products are offered, and can order beverages through easy on-demand one-time delivery platforms. We plan to respond to the changing consumer marketplace by expansion of our digital platform and increased usage of e-commerce methods, and believe this will be an important contributor to our growth strategy. For instance, in our Water Direct business, we plan to build out our e-commerce subscription partnerships with key retailers currently offering one-time deliveries in an effort to increase digital sales impact. However, we cannot assure you that these offerings will be successful and will match the efforts of our competitors.

Our failure to develop innovative products or adopt new technologies, including artificial intelligence and data analytics, could put us at a competitive disadvantage in the marketplace, and our business and results of operations could be negatively affected.

The loss or reduction in sales to any significant customer could negatively affect our financial condition and results of operations.

Our customers include many large national and regional grocery, mass-merchandise, drugstore, wholesale, and convenience store chains. The loss of any significant customer or customers that in the aggregate represent a significant portion of our net sales, or a material reduction in the amount of business we undertake with any such customer or customers, could have a material adverse effect on our operating results and cash flows. Furthermore, we could be adversely affected if a significant customer reacts unfavorably to any pricing of our products or decides to de-emphasize or reduce their product offerings in the bottled water category.

If we face labor shortages or increased labor costs, our results of operations and our growth could be adversely affected.

Labor is a significant component of the cost of operating our business. Our ability to meet labor needs while controlling labor costs is subject to external factors, such as employment levels, prevailing wage rates, inflation, minimum wage legislation, changing demographics, health and other insurance costs, and governmental labor and employment requirements. If wage rates in the market increase, we may need to increase our wage rates to compete for quality workers, or the quality of our workforce could decline; however, increasing our wage rate could impact profitability. If we face labor shortages or increased labor costs because of increased competition for associates from our competitors and other industries, higher employee-turnover rates, increases in the federal- or state-mandated minimum wage, inflation, change in exempt and non-exempt status, or other associate benefit costs (including costs associated with health insurance coverage or workers’ compensation insurance), our operating expenses could increase and our business, financial condition, and results of operations could be materially and adversely affected.

Our packaging supplies and other costs are subject to price increases, and we may be unable to effectively pass rising costs on to our customers, or effectively hedge against such rising costs.

Our profitability depends in part on our ability to anticipate and react to changes in packaging, commodity, energy, and other costs. We use various packaging materials in our business, such as polyethylene terephthalate (“PET”) and recycled PET (“rPET”) for bottles and aluminum cans, and other containers. The prices of these packaging materials, aluminum cans, and other containers are subject to fluctuations beyond our control, such as problems in production or distribution, government regulation, climate conditions, labor strikes or shortages, shortages or interruptions in supplies, and depend on market and economic conditions, such as inflation, which has created mid- to high-single digit cost increases in our underlying expenses, including packaging, transportation, and labor costs.

The changes in the prices we pay for materials occur at times that vary by product and supplier, and take place on a monthly, quarterly, or annual basis. Accordingly, typically we bear the risk of fluctuations in the costs of these materials, including the underlying costs of the commodities used to manufacture them and, to some extent, the costs of converting those commodities into the materials we purchase. We may choose to pass increased costs to customers or attempt to hedge against rising costs. If our efforts are not successful, the increased prices could have an adverse effect on our results of operations. There can be no assurance that any cost increases can be offset by increased prices, and that increases in prices will be fully absorbed by our customers without any resulting change to their demand for our products or that we will generate sales growth in an amount sufficient to offset inflationary and other cost pressures.

In addition, our facilities use a significant amount of electricity, natural gas, and other energy sources to operate. We also rely on trucking to receive raw materials and to transport and deliver our finished products. Fluctuations in the price of fuel and other energy sources could negatively affect our results of operations. We purchase our own fuel and use third parties for the transportation of raw material and finished goods between our warehouses. In the past, we have experienced fluctuations in fuel prices. While volume purchases can help control erratic fuel pricing, market conditions ultimately determine the price. We may not be able to use fuel price adjustments to cover the cost of fuel increases in a volatile market for petroleum products, which could adversely affect our profitability. Further, limitations on the supply or availability of fuel could inhibit our ability to get raw materials and distribute our products, which, in turn, could have an adverse effect on our business. In addition to fuel, our trucking costs are subject to market-based freight costs primarily related to labor, which has historically experienced pricing volatility. Limitations on the availability of trucking labor could result in increased distribution costs, which could adversely impact our profitability.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these packaging materials, aluminum cans, and other containers that may be caused by changes in or the enactment of new laws and regulations, a deterioration of the relationships we or our bottling partners have with suppliers, supplier quality and reliability issues could negatively impact our business, financial condition, and results of operations.

Changes in the retail landscape, such as continued or increased development and use of private-label brands, may negatively affect our results of operations and financial condition.

Our retail customers may seek lower pricing or demand increased marketing or promotional expenditures from us, and large retailers may be more likely to use their distribution networks and economies of scale to introduce and develop competing private-label brands. Strategic partners may also choose to vertically integrate their brands’ manufacturing and distribution. Private-label brands of bottled water, such as those carried by supermarket chains, convenience store chains, drug store chains, mass merchants, and club warehouses, may require adjustments to our business strategy in those stores or additional marketing expenditures on our part to remain competitive. If we fail to respond to the changing retail landscape, our volume growth could slow or we may need to lower prices or increase trade promotions and consumer marketing for our products and services, any of which would negatively affect our results of operations. In addition, retailers are increasingly carrying fewer brands in any one category and our results of operations will suffer if our vendor relationships with significant customers are discontinued. In the event of consolidation involving our current retailers, we may lose key business if the surviving entities do not continue to purchase products or services from us.

Our industry is also being affected by the rapid growth in sales through e-commerce retailers, e-commerce websites, mobile commerce applications, and subscription services, which may result in a shift away from physical retail operations to digital channels. As we continue to build our e-commerce capabilities, we may not be able to develop and maintain successful relationships with existing and new e-commerce retailers without experiencing a deterioration of our relationships with key customers operating physical retail channels. If we are unable to successfully adapt to the rapidly changing retail landscape, including the rapid growth in digital commerce, our volume growth and overall financial results could be negatively affected.

We rely on our management team and other key personnel, and we may be unable to hire or retain key personnel or a highly skilled workforce.

We depend on the experience, skills, working relationships, and continued services of key personnel, including our experienced management team, to successfully manage our business. In addition, our ability to achieve our operating goals depends, in part, on our continued ability to identify, hire, train, and retain qualified individuals for our workforce. We compete with other companies, both within and outside of our industry, for talented personnel, and we may lose key personnel or fail to attract, train and retain other talented workforce with the skills and in the locations we need to operate and grow our business, among other things. If we lose key personnel to our competitors, it could disrupt our business, particularly if non-compete clauses in employment agreements are deemed to be unenforceable for any reason, including as a result of regulatory restrictions. We must also continue to focus on developing, motivating, and retaining our highest achieving associates. If we fail to identify, recruit, and integrate strategic personnel hires, our business, financial condition, or results of operations could be adversely affected. Further, inflationary pressure may result in associate attrition to the extent our compensation does not keep up with inflation. Unplanned turnover and failure to attract, retain, and develop personnel with key emerging capabilities, such as e-commerce and digital marketing skills, could adversely impact our competitiveness and our ability to achieve our strategic objectives, and our business and future growth prospects could be adversely affected.

If we are unable to maintain relationships with our raw material suppliers, we may incur higher supply costs or be unable to deliver products to our customers at reasonable costs or at all.

In addition to water, the principal raw materials required to produce our products include PET resin, high-density polyethylene (“HDPE”) and polycarbonate bottles, caps, and preforms, labels, cartons, and trays. Some raw materials and supplies, including packaging materials, such as rPET, may be available from only a limited number of suppliers or a sole supplier, or may be in short supply when seasonal demand is at its peak. We rely upon our ongoing relationships with key suppliers to support our operations.

We typically enter into multi-year contracts with our key suppliers, meaning our suppliers are obligated to continue to supply us with materials for multi-year periods, at the end of which we must either renegotiate the contracts with those suppliers or find alternative sources for supply. There can be no assurance that we will be able to either renegotiate contracts (with similar or more favorable terms) with these suppliers when they expire, or, alternatively, if we are unable to renegotiate contracts with our key suppliers, there can be no assurance that we could replace them. We could also incur higher costs in renegotiating contracts with existing suppliers or replacing those suppliers, or we could experience temporary disruptions in our ability to deliver products to our customers, either of which could negatively affect our results of operations.

The legacy Primo Water and BlueTriton business relationships that we have inherited may be subject to disruption due to uncertainty associated with the Transaction, which could have an adverse effect on the Company’s results of operations, cash flows, and financial position.

Parties with which Primo Water and BlueTriton have historically done business may experience uncertainty associated with the Transaction, including with respect to current or future business relationships with the Company following the Closing. Primo Water’s and BlueTriton’s historical relationships, which we have inherited, may be subject to disruption as persons with whom Primo Water and/or BlueTriton have had a business relationship may have concerns about a larger organization, or otherwise, and may delay or defer certain business decisions or might decide to seek to terminate, change, or renegotiate their relationships with the Company, or consider entering into business relationships with parties other than Primo Brands. These disruptions could have a material adverse effect on our results of operations, cash flows, and financial position now that the Transaction has been completed, including an adverse effect on our ability to realize the expected benefits of the Transaction.

In addition, some amount of management’s and associates’ attention will be directed toward integrating the two companies and thus will be diverted from their respective day-to-day operations. Further, the Transaction could cause disruptions to each party’s business or business relationships, which could have an adverse impact on results of operations. The integration of BlueTriton with Primo Water may also place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns could adversely affect the Company’s financial results.

We may not be able to renew collective bargaining agreements on satisfactory terms, or we could experience strikes.

Some of our associates are covered by collective bargaining agreements expiring on various dates. We may not be able to renew our collective bargaining agreements on satisfactory terms or at all. This could result in strikes or work stoppages, which could impair our ability to manufacture and distribute our products and result in a substantial loss of sales. The terms of existing or renewed agreements could also significantly increase our costs or negatively affect our ability to increase operational efficiency.

Risks Related to Our Technology and Cybersecurity

Our reliance on third-party service providers and key information systems could have an adverse effect on our business.

We depend on key information systems to accurately and efficiently transact our business, provide information to management, and prepare financial reports. We rely on third-party providers for various networking, application hosting, and related business process services that support our key information systems. Issues with performance by these third parties may disrupt our operations and as a result, our operating expenses could increase, which could negatively affect our results of operations. Our business activities may be materially disrupted in the event of a partial or complete failure of any of these systems, or those of our third-party providers, which could result from, among other things, natural disasters, war, terrorism, or other hostile acts, software malfunctions, equipment or telecommunications failures, processing errors, computer viruses, ransomware, phishing, hackers, other security issues or supplier defaults, increased bandwidth requirements, or other events beyond our control. For example, the recent global CrowdStrike outage resulted in interruptions to the availability and functionality of Microsoft applications at BlueTriton and Primo Water, which we and our third-party providers rely upon to perform a number of operations. Because we rely on third-party service providers, we may be affected by vulnerabilities to interruptions or other failures that we can neither control nor mitigate.

Our security measures, backup and disaster recovery capabilities, business continuity plans, and crisis management procedures may not be adequate or implemented properly to avoid such disruptions or failures. Further, if any third-party services become unavailable due to loss of license, extended outages, or because they are no longer available on commercially reasonable terms, there may be delays in the provisioning of our services until equivalent technology is either developed by us, or if available, is identified, obtained, and integrated from another third party, which could increase our expenses, cause disruptions to our business, or result in loss of customers. Any disruption or failure of these systems or services could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers, or other business disruptions, any of which could negatively affect our business and results of operations.

Disruptions of or compromises to our information technology systems, including as a result of unauthorized computer intrusions, could have a material adverse effect on our business, financial condition, and results of operations, and on our reputation.

We rely on computer systems, hardware, software, technology infrastructure, and online sites and networks for both internal and external operations that are critical to our business (collectively, “IT Systems”). We own and manage some of these IT Systems but also rely on third parties for a range of IT Systems and related products and services. We and certain of our third-party providers collect, maintain, and process data about customers, associates, business partners, and others, including information about individuals—such as email addresses, mobile phone numbers, location information, delivery partners’ license numbers, and Social Security numbers of delivery partners, consumer payment card information, and delivery partner bank account information—as well as proprietary information belonging to our business such as trade secrets (collectively, “Confidential Information”).

Increased global cybersecurity vulnerabilities, threats, and sophisticated and targeted cyber-related attacks pose a risk to the security of our and our customers’, partners’, suppliers’, and third-party service providers’ respective products, IT Systems and the confidentiality, availability, and integrity of our Confidential Information. Although we attempt to mitigate these risks by employing a number of measures, we remain potentially vulnerable to additional known or unknown threats. For example, the recent global CrowdStrike outage resulted in interruptions to the availability and functionality of Microsoft applications within BlueTriton and Primo Water, which we rely upon to perform a number of operations. Despite our efforts to protect our IT Systems and Confidential Information, we may be vulnerable to damage or interruption from (i) earthquakes, fires, floods, hurricanes, and other natural disasters; (ii) power loss, computer system failure, internet and telecommunications, or data network failure; (iii) diverse threat actors, such as state-sponsored organizations, opportunistic hackers, and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), computer viruses, misconfigurations, software “bugs,” or glitches; or (iv) theft, misplaced or lost data, programming errors, associate errors, and/or malfeasance.

While we have procedures and technology in place to safeguard our Confidential Information, we may nevertheless be susceptible to electronic or physical computer break-ins, viruses, fraud, and other disruptions or security compromises involving the loss or unauthorized access of personal and proprietary information because technologies used to obtain unauthorized access to or sabotage systems are constantly evolving, change frequently, and generally are not recognized until they are launched against a target. Cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools—including artificial intelligence—that circumvent security controls, evade detection, and remove forensic evidence. As a result, we may be unable to detect, investigate, remediate, or recover from future attacks or incidents, or to avoid a material adverse impact to our IT Systems, Confidential Information, or business.

Further, there can be no assurance that our cybersecurity risk management program and processes, including our policies, controls, or procedures, will be fully implemented, complied with or effective in protecting our IT Systems and Confidential Information. Remote and hybrid working arrangements at our Company (and at many third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks.

While historically not material to our operations or business (individually or in the aggregate), we have experienced cyber-attacks and other security incidents of varying degrees that have occurred from time to time. Further, we cannot guarantee that material incidents will not occur in the future. Any damage or significant disruption in the operation of our or our third-party providers’ IT Systems to perform as expected, or any security breach of the IT Systems, could potentially lead to improper use of our IT Systems, unauthorized access, use, disclosure, loss, modification, or destruction of Confidential Information, information about our customers, associates, and other individuals, defective products, production downtimes, and operational disruptions. In addition, a cyber-related attack or other system disruption could result in other negative consequences, including damage to our reputation or competitiveness, a decrease in sales, costly and time-consuming remediation or increased protection actions, compliance and regulatory costs, fines, and penalties, litigation (including class actions), or regulatory action. Any or all of the foregoing could materially adversely affect our business, financial condition, and results of operations. Finally, we cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all.

In addition, we and our third-party payment processing providers are subject to the Payment Card Industry Data Security Standard (“PCI-DSS”), issued by the Payment Card Industry Security Standards Council. PCI-DSS contains compliance guidelines and standards with regard to our security surrounding the physical administrative and technical storage, processing and transmission of individual cardholder data. By accepting debit cards for payment, we are also subject to compliance with American National Standards Institute data encryption standards and payment network security operating guidelines. If we or our service providers are unable to comply with PCI-DSS or to meet other payment card standards, this may result in the imposition of financial penalties, restrictions, or the allocation by the card brands of the costs of fraudulent charges to us, which could materially and adversely affect our business.

If we are unable to securely maintain our customers’, associates’, or company private or personal information, including payment card information, or process such information in compliance with applicable laws and regulations, we could be subject to negative publicity, costly compliance obligations, costly government enforcement actions, or private litigation, which could damage our business reputation and negatively affect our results of operations.

The protection of customer, associate, and company data is critical and is an expanding focus of federal, state, and provincial legislatures and regulators in the United States, Canada, and Europe. For example, the California Consumer Privacy Act of 2018, which came into effect in January of 2020, gives California residents additional data privacy rights, including allowing consumers to opt out of certain data sharing with third parties, and provides an additional cause of action for data breaches. Moreover, the California Privacy Rights Act, which went into effect on January 1, 2023, significantly modified the California Consumer Privacy Act of 2018

(collectively, the “CCPA”), and imposed additional data privacy and protection obligations on certain companies doing business in California.

Additionally, the European Union General Data Protection Regulation (the “EU GDPR”) and the United Kingdom General Data Protection Regulation and Data Protection Act 2018 (collectively, the “UK GDPR”) (the EU GDPR and UK GDPR together referred to as the “GDPR”) impose comprehensive data privacy compliance obligations in relation to our collection and other use of data relating to an identifiable living individual, including a principle of accountability and the obligation to demonstrate compliance through policies, procedures, training, and audit, as well as regulating cross-border transfers of personal data out of the European Economic Area and the United Kingdom.

The enactment of the CCPA is prompting a wave of similar legislative developments in other states in the United States, including laws in Virginia, Colorado, Connecticut, Utah, Texas, Montana, Oregon, Delaware, Iowa, New Hampshire, Nebraska, and New Jersey, which creates the potential for a patchwork of overlapping but different state laws. These new laws, and others that will be effective in the coming years, including privacy laws in Indiana, Tennessee, Minnesota, Maryland, Kentucky, and Rhode Island, could further complicate compliance efforts and increase legal risk and compliance costs for us. Many other states are currently reviewing or proposing the need for greater regulation of the collection, sharing, use, and other processing of information related to individuals for marketing purposes or otherwise, and there remains increased interest at the federal level as well. Additionally, laws, regulations, and standards covering marketing, advertising, and other activities conducted by telephone, email, mobile devices, and the internet may be or become applicable to our business, such as the Federal Communications Act, the Electronic Communications Privacy Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and similar state consumer protection and communication privacy laws, such as California’s Invasion of Privacy Act. We may be subject to future compliance obligations as other states and provinces consider and adopt similar legislation. The changing legal and regulatory landscape could in the future further limit our ability to use and share personal information and could require changes to our operating model. Further, such laws may have potentially conflicting requirements that could make compliance challenging, require us to expend significant resources to come into compliance, and place added restrictions on our ability to process certain personal information. Any inability or perceived inability to adequately address data privacy and security concerns, even if unfounded, or to comply with applicable data privacy and data security laws, regulations, and policies, could result in additional compliance costs, penalties, regulatory fines, proceedings (including class actions) against the Company, and create liability for the Company, damage our reputation, or require us to make changes to our business and adversely affect our business, results of operations, and financial condition.

Risks Related to Our Class A Common Stock

An active trading market for our Class A common stock may not be sustained and you may not be able to sell your shares of Class A common stock.

Although we have listed our Class A common stock on the NYSE, an active trading market may not be sustained. If an active market for our Class A common stock is not sustained, it may be difficult for you to sell shares at an attractive price or at all.

The market price of our Class A common stock may be volatile, and holders of our Class A common stock may be unable to resell their Class A common stock at or above their purchase price or at all.

Our results of operations and the market price of our Shares may be affected by factors different from, or in addition to, those that affected our results of operations. In addition, the market price for our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	trends and changes in consumer preferences in the industries in which we operate;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole;

•	changes in key personnel;

•	our entry into new markets;

•	changes in our operating performance;

•	investors’ perceptions of our prospects and the prospects of the businesses in which we participate;

•	fluctuations in quarterly revenue and operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in such guidance, or our failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow our Class A common stock, our failure to meet such estimates or failure of those analysts to initiate or maintain coverage of our Class A common stock;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	the sustainability of an active trading market for our Class A common stock;

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives;

•	the inclusion, exclusion, or deletion of our Class A common stock from any trading indices;

•	future sales of our Class A common stock by our officers, directors, and significant stockholders, including the selling stockholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, pandemics, wars, acts of terrorism, other natural disasters, or responses to such events;

•

changes in financial markets or general economic conditions, including, for example, due to the effects of recession or slow economic growth in the US and abroad, interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war, including the conflict involving Russia and Ukraine, acts of terrorism, and pandemics or other public health crises;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

•	changes in accounting principles.

The market price also may decline if we do not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Transaction on our financial position, results of operations, or cash flows is not consistent with the expectations of financial or industry analysts. These and other factors may lower the market price of our Class A common stock, regardless of our actual operating performance. As a result, our Class A common stock may trade at prices significantly below the price at which shares were purchased.

In addition, the stock markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

If securities analysts publish inaccurate or unfavorable research or reports about our business, or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our Class A common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We may issue additional shares of Class A common stock through future offerings, in satisfaction of certain required payments in connection with future acquisitions and due to future issuances pursuant to the Primo Brands Equity Plan and employee stock purchase program for shares of Class A common stock.

Subject to the terms and conditions of the Stockholders Agreement, we may, from time to time, whether in the ordinary course of business or otherwise, undertake offerings of our shares of Class A common stock or other offerings of securities convertible and/or exchangeable into shares of Class A common stock and we may enter into acquisition agreements, joint venture agreements, or similar agreements under which we may issue Shares in satisfaction of certain required payments or other obligations. We may also issue shares of Class A common stock upon the exercise of stock options or other securities exercisable for shares of Class A common stock. Pursuant to the Primo Brands Equity Plan, equity incentive awards may be granted to eligible participants in the future that may cause existing stockholders to experience dilution of their ownership interests. In addition, we have adopted an employee stock purchase program pursuant to which shares of Class A common stock may be issued, which may cause existing stockholders to experience dilution of their ownership interests. We cannot predict the size of any future issuances of shares of Class A common stock, the requirement for financing alternatives or opportunities (which will remain at the discretion of our Board and management team), or the effect that future issuances and sales of shares of Class A common stock may have on the market price of the Class A common stock. Issuance of a substantial number of additional shares of Class A common stock or securities convertible and/or exchangeable for shares of Class A common stock, or the potential for such issuances, may adversely affect prevailing market prices for the Class A common stock. With any additional issuance of shares of Class A common stock, investors may suffer dilution (in some cases which may be a material dilution, depending on the quantum of shares of Class A common stock that are issued or issuable) to their overall voting power and we may experience dilution in our earnings per share.

Future sales, or the perception of future sales, by our Stockholders in the public market could cause the market price for our Class A common stock to decline.

The resale of shares of our Class A common stock in the public market, or the perception that such resales could occur, could harm the prevailing market price of our Class A common stock. These resales, or the possibility that these resales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Shares of our Class A common stock that were issued to the Primo Shareowners pursuant to the Arrangement are freely tradable under U.S. federal securities laws except by persons who are, or within 90 days prior to the consummation of the Arrangement were, “affiliates” (as defined in Rule 144 under the Securities Act (“Rule 144”)) of Primo Brands. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer as well as the principal shareholders of the issuer. Any such shares of our Class A common stock issued pursuant to the Arrangement and held by such an affiliate (or, if applicable, former affiliate) will be subject to certain restrictions on resale imposed by the Securities Act, such that they may not resell such securities in the absence of registration under the Securities Act or an exemption from such registration, if available, such as the exemption contained in Rule 144.

As of the date of this prospectus, the shares of Class A common stock held by the Initial ORCP Stockholder (and any Permitted Transferee) represent 49% of the total outstanding shares of our Class A common stock. The Initial ORCP Stockholder also owns all of our shares of Class B common stock that are convertible into additional shares of Class A common stock. Such shares are “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the Transaction. Restricted securities may be sold in the public market only if they are registered under the Securities Act (including pursuant to this prospectus) or are sold pursuant to an exemption from registration such as Rule 144.

From the Closing until the three-month anniversary of the Closing, the Sponsor Stockholders are subject to a lockup that will restrict transfers of Shares, other than to certain Permitted Transferees, or in certain types of transactions in which the transferee agrees to be bound by the lockup. After the expiration or waiver of such three-month period, the ORCP Stockholders may request that we conduct a registered offering of their shares of Class A common stock (including such shares of Class A common stock into which its shares of Class B common stock are convertible). The shares of Class A common stock held by the Sponsor Stockholders (including such shares of Class A common stock into which the shares of Class B common stock held by the Sponsor Stockholders are convertible) are being registered pursuant to the registration statement of which this prospectus forms a part, resulting in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of such registration statement.

As restrictions on resale end, the market price of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A common stock or other securities.

The shares of Class A common stock covered by this prospectus represent a substantial percentage of the outstanding shares of Class A common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Class A common stock of Primo Brands to decline significantly, and certain selling stockholders still may receive significant proceeds.

Upon effectiveness of the registration statement of which this prospectus forms a part, or upon satisfaction of the requirements of Rule 144, the Sponsor Stockholders may sell large amounts of our Class A common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in or putting significant downward pressure on the price of the Class A common stock. Additional sales of a substantial number of shares of Class A common stock in the public market, or the perception that such sales may occur, could have an adverse effect on Primo Brands’ stock price and could impair its ability to raise capital through the sale of additional stock. In addition, 58,000,000 shares of Class A common stock held by the selling stockholders are pledged as security for a margin loan entered into by the ORCP Stockholders. In an event of default under the margin loan agreement, the lenders may sell the shares pledged as security for the margin loan, which may, in certain circumstances, include sales in the open market, as well as hedging sales. Furthermore, conversions of shares of Class B common stock into shares of Class A common stock will have a dilutive effect on the number of outstanding shares of Class A common stock.

Upon the completion of the Transaction, Primo Brands had 314,501,611 shares of Class A common stock issued and outstanding. As of the date of this prospectus, the offer and sale of shares of Class A common stock covered by this prospectus represent 57.5% assuming the conversion of all shares of Class B common stock into shares of Class A common stock.

Despite any potential decline in the public trading price of our shares of Class A common stock, the selling stockholders named in this prospectus may still experience a positive rate of return on their shares of Class A common stock due to differences in the assumed purchase prices of their shares of Class A common stock and the public trading price of our shares of Class A common stock.

Investment vehicles affiliated with ORCP own a significant amount of the voting power of the Company, and ORCP’s interests may conflict with or differ from the interests of the Stockholders.

The ORCP Group holds approximately 57% of the Fully Diluted Shares, which includes 49% of the Class A common stock, and represents 49% of the voting power for the election, appointment, or removal of directors of the Company. So long as the ORCP Group continues to directly or indirectly own a significant amount of the voting power of the Company, the ORCP Group will continue to be able to strongly influence or effectively control the business decisions of the Company. In particular, pursuant to the terms of the Stockholders Agreement, the ORCP Stockholders designated seven directors of the Board and will have joint decision making authority with the Unaffiliated Directors to select the Mutually Agreed Director. As a result, ORCP or its nominees to the Board will have the ability to influence the entering into of mergers, sales of substantially all of our assets, and other extraordinary transactions and influence amendments to our certificate of incorporation, and may exercise their voting and other rights in a manner that may be adverse to the interests of the other Stockholders. In addition, certain actions will require approval of a supermajority of the Board or the consent of the ORCP Stockholders. Consequently, if there is no agreement among the directors comprising the Board or between the Company and the ORCP Stockholders, we may be prevented from taking actions that may be viewed by other Stockholders as beneficial or desirable.

Pursuant to the terms of the Stockholders Agreement, for so long as the ORCP Stockholders own at least 30% of the outstanding Shares, the prior written approval of the ORCP Stockholders will be required in order for the Company to declare or pay dividends to stockholders on a non-pro rata basis or in excess of $175 million in the aggregate in any fiscal year, redeem or repurchase equity securities in most instances, incur indebtedness for borrowed money that would cause the total net leverage ratio of the Company to exceed 3.5x (other than certain incurrences under our existing debt agreements), and other transactions, as further described under “Description of Capital Stock—Common Stock—Consent Rights.” It is possible that the ORCP Stockholders may have interests that are different from yours and may vote in a way with which you disagree and that may be adverse to your interests.

Furthermore, ORCP is in the business of making investments in companies and may have an interest in pursuing acquisitions, divestitures, financing, or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the Stockholders. In addition, ORCP may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly, with the Company.

In the future, we may be considered a “controlled company” within the meaning of the NYSE listing requirements and, as a result, we may qualify for, and rely on, exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

At the Beneficial Ownership Sunset Time, all of our shares of Class B Common Stock, which are currently held by the ORCP Stockholders, shall automatically convert into an equal number of shares of Class A Common Stock. As a result, if the ORCP Stockholders continue to hold all of the shares of our Class A Common Stock and Class B Common Stock that they hold as of the date of this prospectus, or if another Stockholder holds more than 50% of the shares of our common stock in the future, we would be considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we may qualify for exemptions from certain corporate governance requirements.

The corporate governance requirements and specifically the independence standards are intended to ensure that directors who are considered independent are free of any conflicting interest that could influence their actions as directors. We currently do not expect to rely on these exemptions. However, if we become, and for as long as we remain, a “controlled company,” we may elect in the future to take advantage of any of these exemptions, upon qualifying. As a result, we may not be subject to certain corporate governance requirements, including that a majority of our Board of Directors consists of “independent directors,” as defined under the rules of the NYSE. In addition, we would not be required to have a Nominating and Corporate Governance Committee or Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or to conduct annual performance evaluations of the Nominating and Corporate Governance and Compensation Committees. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We may not issue a quarterly dividend in the future and Stockholders may never obtain a return on their investment.

While we expect to make quarterly cash dividends on shares of our Class A common stock, there can be no assurance that we will declare quarterly dividends in the future. The declaration and payment of future dividends on our shares of Class A common stock is subject to, among other things, the discretion of our Board, the best interests of our Stockholders, our results of operations, cash balances, and future cash requirements, financial condition, statutory regulations, and covenants and other restrictions on payment set forth in the instruments governing our indebtedness in effect from time to time as well as in our Stockholders Agreement. If cash dividends on our shares of Class A common stock are not paid, Stockholders will need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any return on their investment.

Legal, Regulatory and Tax Risks

Legislative and executive action in state and local governments enacting local taxes on bottled water or water extraction, restricting water withdrawal and usage rights from public and private sources, and bans on the commercial sale or government procurement of bottled water in plastic beverage containers could adversely affect our business and financial results.

Recent initiatives have taken place in several major cities regarding bottled water, principally the smaller sizes sold in stores to retail consumers. In addition, there is growing concern about the presence of PFAS, microplastics, and nano plastics in public water supplies. In some localities, regulations have been proposed that would enact local taxes on bottled water or water extraction and restrict the withdrawal of water from public and private sources. These proposals purportedly serve a dual purpose of generating revenue for the state and reducing access to water that results in the discouragement of drinking bottled water.

Plastic bottled water containers have also been subject to recent legislative proposals and executive action to reduce the presence of plastic in landfills and the demand for virgin plastics. Particularly in Massachusetts and California, a handful of municipalities have enacted commercial bans prohibiting the sale of single-use plastic water bottles. In addition, large cities like New York City and San Francisco, and the Commonwealth of Massachusetts have prohibited the procurement by government agencies of single use plastic water bottles. Most recently, the current federal administration announced a phase-out of single use plastics including plastic beverage containers. This follows the U.S. Department of the Interior’s plan to phase out single use plastics and the General Service Administration’s discouragement of the purchase of single use plastics. Should other localities, states, or countries enact similar bans, our sales and financial results could be adversely affected.

In covering these initiatives, local and national media have reported on the growth of the bottled water industry and on the pros and cons of consuming bottled water as it relates to solid waste disposal as well as conserving the supply of water available to the public.

There is no assurance that adverse publicity about any element of the bottled water industry will not affect consumer behavior by discouraging buyers from buying bottled water products generally, which could adversely impact our sales and other financial results.

Sustainability matters may adversely impact our business and reputation.

Increasingly, in addition to the importance of their financial performance, companies are being judged by their performance on a variety of sustainability or environmental, social and governance (“ESG”) matters by a variety of stakeholders, including investors, consumers, associates, regulators, environmental activists, and other third parties. In addition, various regulatory authorities have imposed, and may continue to impose, mandatory substantive and/or disclosure requirements with respect to sustainability matters. For example, we may be subject to the disclosure requirements based upon the International Sustainability Standards Board’s sustainability and climate disclosure standards if adopted by certain countries or jurisdictions. In addition, we may be subject to select disclosure requirements or other regulations regarding greenhouse gas metrics, climate risks, use of offsets, and emissions reduction claims such as those enacted by the State of California as well as the SEC’s climate disclosure proposal, if finalized. These requirements may not always be uniform across jurisdictions, which may result in increased complexity, and cost, for compliance.

Separately, various regulators have adopted, or are considering adopting, regulations or guidance on environmental marketing claims, including but not limited to the use of “carbon neutral,” “sustainable,” “eco-friendly,” “compostable,” “recyclable,” or similar language in product marketing. For instance, the Federal Trade Commission (“FTC”) has issued its Green Guides which provide guidance on environmental marketing claims. The FTC is currently in the process of updating the Green Guides, which updates may impact our ability to make future environmental marketing claims as we currently do or result in future litigation as compliance with the Green Guides are embedded in certain U.S. state consumer protection statutes. That or any other regulation or guidance may require us to make additional investments in facilities and equipment, require us to incur additional costs for the collection of data and/or preparation of disclosures and associated internal controls, may impact the availability and cost of key raw materials used in the production of our products or the demand for our products and, in turn, may adversely impact our business, financial condition, and results of operations. Sustainability and ESG matters have also been the subject of increased focus by regulators, including in the United States, which may expose us to potential regulatory scrutiny or enforcement actions related to our sustainability and ESG activities.

Further, organizations that provide information to investors on corporate governance matters have developed ratings processes for evaluating companies on their approach to sustainability and ESG matters. Unfavorable ESG ratings could lead to negative investor sentiment towards us or our industry, which could negatively impact our share price as well as our access to and cost of capital.

Moreover, we have engaged, and expect to continue to engage, in certain voluntary initiatives (such as voluntary disclosures or setting goals) to improve the ESG profile of our Company and/or our products. However, such initiatives may be costly and may not have the desired effect. For example, PET is a recyclable material, and we encourage our customers and consumers to recycle bottles and packaging that contain it. However, not all PET is recycled due to a lack of recycling infrastructure. This can help perpetuate the idea that PET plastic creates waste, rather than a discussion around the lack of infrastructure in place to facilitate recycling. Overall, execution of our ESG strategies and achievement of our goals is subject to risks and uncertainties, many of which are outside of our control. As a result, there is no assurance that we will be able to successfully execute our strategies and achieve our sustainability-related goals, which could damage our reputation and consumer and other stakeholder relationships. Additionally, there can be no assurance that our stakeholders will agree with our strategies, and any perception, whether or not valid, that we have failed to achieve, or to act responsibly with respect to, such matters or to effectively respond to new or additional legal or regulatory requirements regarding climate change or sustainability matters could result in adverse publicity or potential regulatory or investor engagement or litigation and adversely affect our business and reputation. For example, there have been increasing allegations of greenwashing against companies in our industry making sustainability-related claims due to a variety of perceived deficiencies in actions, statements, or methodology, including as stakeholder perceptions of sustainability continue to evolve.

In light of stakeholders’ increased focus on sustainability matters, there can be no certainty that we will manage such issues successfully. This could negatively impact our ability to access capital and could lead to risk of litigation or reputational damage relating to our sustainability policies or performance. Additionally, many of our business partners and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

We may incur costs to comply with developing laws and regulations, including those surrounding the production and use of plastics, as well as related litigation relating to plastics pollution.

The conduct of our business and the demand for our products are subject to various laws and regulations administered by federal, provincial, state, and local governmental authorities and agencies in the United States, Canada, the United Kingdom, and Israel. If our business expands into new markets, we may be subject to additional laws and regulations. We may incur significant costs and delays in order to attain or maintain compliance with these legal requirements, or may fail to maintain or acquire necessary licenses, leases, and permits. These laws and regulations may impose numerous obligations that are applicable to our operations, including, but not limited to, the acquisition of permits before commencing regulated activities.

In particular, there is a growing concern about the accumulation of plastic, including microplastics and nano plastics, and other packaging waste in the environment, particularly in the world’s oceans and waterways. As a result, packaging waste that displays one or more of our brands has in the past resulted, and could continue to result, in negative publicity or reduce consumer demand for, and overall consumption of, our products, resulting in adverse effects on our business, financial condition, or results of operations.

In response to these concerns, the United States and many other jurisdictions have also imposed or are considering imposing regulations or policies designed to increase the sustainability of packaging, encourage waste reduction, improve recycling collection, enhance the waste management/recycling infrastructure, or restrict the sale of products in certain plastic packaging. These regulations and policies vary in scope, and include taxes or fees designed to incentivize behavior and restrictions or bans on certain products and materials. For example, 25 countries in the European Union have established extended producer responsibility (“EPR”) policies, which make manufacturers such as us responsible for the costs of recycling beverage and food packaging after consumers have used them. EPR policies have been enacted by five states in the United States and are also being contemplated in other jurisdictions in the United States and around the world. In addition, a number of states in the United States as well as some Canadian provinces and most EU member countries have a bottle deposit return system in effect. This is a form of extended producer responsibility that requires a deposit charged to consumers to incentivize the return of the beverage container and shifts recycling costs to industry. Further, certain jurisdictions have imposed or are considering imposing other types of regulations or policies, including packaging taxes, requirements for bottle caps to be tethered to the plastic bottle, minimum recycled content mandates (which would require packaging to include a certain percentage of post-consumer recycled material in a new package) and even bans on the use or sale of single-use plastics like plastic beverage containers. These laws and regulations have in the past and could, in the future, increase the cost of our products, reduce consumer demand and overall consumption of our products, or result in negative publicity, resulting in adverse effects on our business, financial condition, or results of operations.

In addition, there has been a recent rise in litigation against certain companies that use single-use plastic packaging, alleging that the companies have contributed to public nuisances created by plastic packaging pollution (including in public waterways), have failed to warn the public of the potential harms of plastic pollution to public health and the environment, and have made misleading statements in violation of state laws on deceptive business practices. If we were sued in such litigation in the future, this could result in an adverse effect on our reputation, financial condition, or results of operations.

Furthermore, laws, regulations, and government policies may change as a result of changing political, economic, or social climates. Such changes may alter the environment in which we do business, as well as the demand for our products and services, and, therefore, may impact the results of our operations or increase our liabilities. More stringent new and future laws, regulations, and policies could negatively impact our operations.

Our products may not meet health and safety standards or could become contaminated, and we could be liable for injury, illness, or death caused by consumption of our products.

We have adopted, and are subject to, various quality, environmental, health, and safety standards for our products. However, our products may still not meet these standards or could otherwise become contaminated. A failure to meet these standards or contamination of water could occur in our operations or those of our bottlers, distributors, or suppliers, or as a result of the acts of third parties. This could result in expensive production interruptions, recalls, and liability claims. Product recalls have in the past and could in the future adversely affect our business by resulting in losses due to their cost, the destruction of product inventory, or lost sales due to any unavailability of the product for a period of time. For example, BlueTriton initiated a voluntary recall of approximately 304,470 cases of spring water in July 2023 due to bromate levels exceeding FDA’s standards. We may be liable to our customers if the consumption of any of our products causes injury, illness, or death. Moreover, negative publicity could be generated, including from false, unfounded, or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business, results of operations, or cash flows.

Litigation or legal proceedings could expose us to significant liabilities, restrict our access to water sources, and damage our reputation.

In the ordinary course of our business, we are, from time to time, subject to various litigation and legal proceedings. We are or may be subject to proceedings across a variety of matters, including matters involving stockholder class actions, product liability, water rights, tax audits, unclaimed property audits and related matters, employment, and others. The outcome of litigation and other legal proceedings and the magnitude of potential losses therefrom, particularly with respect to class action lawsuits and regulatory actions, is difficult to assess or quantify. Significant legal proceedings, if decided adversely to us or settled by us, may require changes to our business operations that negatively impact our operating results or involve significant liability awards that impact our financial condition. The cost to defend litigation may be significant. As a result, legal proceedings may adversely affect our business, financial condition, results of operations, or liquidity.

We have inherited and may be subject to various litigation claims and legal proceedings, including those relating to product liability and label claims, as well as those described in the section “Business—Legal Proceedings” of this prospectus. In addition, from time to time we are subject to litigation claims and legal proceedings relating to water rights. If we are subject to cease and desist orders from regulators regarding certain water sources and related operations, such orders could be material to our business if our access to either is restricted or prohibited for any period of time.

We may establish a reserve, as appropriate, based upon assessments and estimates in accordance with our accounting policies, and we have also asserted insurance claims where appropriate. We base our assessments, estimates, and disclosures on the information available to us at the time, and rely on legal and management judgment. Actual outcomes or losses or any recoveries we may receive from insurance may differ materially from assessments and estimates. Furthermore, actual settlements, judgments, or resolutions of these claims or proceedings may negatively affect our business and financial performance. A successful claim by a regulator that prohibits our use of water from a water source or operations, or a successful claim against us or a settlement agreement that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments and could result in our having to make changes to our business and operations, which could negatively affect our business, financial condition, and results of operations.

We could be exposed to increased litigation and other liabilities as a result of the Transaction, which could have an adverse effect on our business and operations.

The Transaction and the integration of BlueTriton and Primo Water may subject the Company to liabilities that may have existed at BlueTriton or Primo Water prior to the Closing or may arise following the Closing, some of which may be unknown or unexpected. Although the parties to the Transaction have conducted due diligence on the operations of BlueTriton and Primo Water, there can be no guarantee that such parties are aware of or have accurately assessed all liabilities of BlueTriton. These liabilities, and any additional risks and uncertainties related to the Transaction not currently known to the parties or that the parties previously deemed immaterial or unlikely to occur, could negatively impact the Company’s business, financial condition, and results of operations, including profitability.

Further, each of BlueTriton’s and Primo Water’s businesses is different in certain ways from the other, and our results of operations may, as a result, be affected by factors that differ from those currently affecting BlueTriton’s or Primo Water’s results of operations on a previously stand-alone basis. As a result of the Transaction, we may be exposed to increased litigation from Stockholders, customers, suppliers, consumers, and other third parties due to the combined company’s business following the Closing. Any such litigation may have an adverse impact on our business and results of operations or may cause disruptions to our operations.

The legal and regulatory environment in the jurisdictions in which we operate, changes thereto and our ability to comply with the same could negatively affect our results of operations, adversely affect demand for our products and services or result in litigation.

As a producer and distributor of water and beverages, we must comply with various federal, state, provincial, local, and foreign laws relating to the extraction, production, packaging, quality, labeling, and distribution of our products. We are also subject to various federal, state, provincial, local, and foreign environmental and health and safety laws and regulations, including those governing our workplaces and locations where our products are distributed. Our bottled water must meet FDA or parallel foreign requirements of safety for human consumption, labeling, processing, and distribution under sanitary conditions and production in accordance with FDA’s current “good manufacturing practices.” In addition, the public drinking water we source must meet the standards of the U.S. Environmental Protection Agency (the “EPA”) and/or those of similar federal, state, provincial, local, or foreign governmental bodies. Further, any claims we make in marketing our products are subject to the advertising and promotion requirements and restrictions. We also must meet state regulations in a variety of areas, including standards for approved water sources and the information that must be provided and the basis on which any therapeutic claims for water may be made. In addition, certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances and also impose liability on persons who arrange for transportation of hazardous substances to disposal or treatment facilities.

As a company with operations outside North America in the United Kingdom, and Israel, we may also encounter difficulties associated with managing an organization with operations in multiple countries, complying with differing laws and regulations (including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and local laws prohibiting payments to government officials and other corrupt practices, tax laws, regulations and rates), enforcing agreements, and collecting receivables through foreign legal systems. Although we have implemented policies and procedures designed to ensure compliance with these laws, there can be no assurance that our associates, contractors, and agents will not take actions in violation of our policies, particularly as we expand our operations through organic growth and acquisitions. Any such violations could subject us to civil or criminal penalties, including material fines or prohibitions on our ability to offer our products in one or more countries, and could also materially damage our reputation, brand, international expansion efforts, business, and operating results. Additional risks include the potential for restrictive actions by foreign governments, changes in economic conditions in each market, foreign customers who may have longer payment cycles than customers in the United States, the impact of economic, political, and social instability of those countries in which we operate and acts of nature, such as typhoons, tsunamis, or earthquakes. The overall volatility of the economic environment has increased the risk of disruption and losses resulting from hyper–inflation, currency devaluation, and tax or regulatory changes in certain countries in which we have operations.

In addition to actions brought by governmental agencies, private plaintiffs may also bring actions (including personal injury claims) arising from the presence of hazardous substances on a property. There can be no assurances that we will not be required to make material expenditures in the future for these or other contamination-related concerns or that other responsible parties will cooperate in conducting or paying for their share of any required cleanup.

We strive to maintain all permits or approvals required to conduct our business, but we are not able to ensure we will receive, or will be able to maintain, such approvals in the future or to gain approval necessary to extract or distribute our water products, or otherwise conduct our business. The laws and regulations applicable to us are complex and may change as a result of political, economic, or social events or become more stringent over time. Such regulatory changes may include changes in food and drug laws, laws related to advertising, accounting standards, taxation requirements, our effective tax rate, competition laws, and environmental laws, including laws relating to the regulation of water rights and treatment, and how we may market our products. For instance, PFAS, a group of synthetic substances that has historically been used in food packaging and a wide variety of other products and may be found in water sources (including groundwater aquifers and municipal supplies), has been targeted for risk assessment, restriction, and high-priority remediation, as well as being the subject of litigation, governmental investigations, and legislative and regulatory efforts in the United States and other countries. Changes in laws, regulations, or government policy and related interpretations may alter the environment in which we do business and create increased costs of compliance with current and future environmental laws and regulations, which may negatively affect our results of operations or increase our costs or liabilities.

Uncertainties in the interpretation and application of existing, new, and proposed tax laws and regulations could materially affect our tax obligations and effective tax rate.

Many of the tax laws to which we are subject or under which we operate are unsettled and may be subject to significant change. The issuance of additional guidance related to existing or future tax laws, or changes to tax laws or regulations proposed or implemented by the current or a future U.S. presidential administration, Congress, or taxing authorities in other jurisdictions, including jurisdictions outside of the United States, could materially affect our tax obligations and effective tax rate. For example, the Organisation for Economic Cooperation and Development (the “OECD”) has announced an accord commonly referred to as “Pillar Two” to set a minimum global corporate tax rate of 15%, which is being or may be implemented in many jurisdictions, including the United States. The OECD is also issuing guidelines that are different, in some respects, than current international tax principles. If countries amend their tax laws to adopt all or part of the OECD guidelines, this may increase tax uncertainty and increase taxes that we are required to pay. We cannot predict whether the U.S. Congress or any other governmental body, whether in the United States or in other jurisdictions, will enact new tax legislation (including increases to tax rates), whether the U.S. Internal Revenue Service (the “IRS”) or any other tax authority will issue new regulations or other guidance, whether the OECD or any other intergovernmental organization will publish any guidelines on global taxation or whether member states will implement such guidelines, nor can we predict what effect such legislation, regulations or international guidelines might have. To the extent that such changes have a negative impact on us, including as a result of related uncertainty, these changes may adversely impact our business, financial condition, results of operations, and cash flows.

The amount of taxes we pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our business activities, tax rates, new or revised tax laws, or interpretations of tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Our bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any internal corporate claims and the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit Stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or our directors, officers, associates, or Stockholders.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of proceedings: (i) any derivative action, suit, or proceeding brought on our behalf; (ii) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or Stockholders to the Company or to our Stockholders; (iii) any action, suit, or proceeding asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time); (iv) any action, suit, or proceeding asserting a claim against the Company that is governed by the internal affairs doctrine; or (v) any action in the right of the Company asserting a claim as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, which for purposes of this risk factor is referred to herein as the “Delaware Forum Provision.” The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act. Our bylaws provide that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint, which for purposes of this risk factor is referred to herein as the “Federal Forum Provision.” There is uncertainty as to whether a court would enforce such provision. In addition, our organizational documents provide that any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities is deemed to have notice of and consented to the foregoing Delaware Forum Provision and Federal Forum Provision.

Notwithstanding the foregoing, the Delaware Forum Provision and the Federal Forum Provision do not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Nothing in our certificate of incorporation or bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

The Delaware Forum Provision and the Federal Forum Provision may impose additional costs on Stockholders in pursuing any such claims, particularly if the Stockholders do not reside in or near the State of Delaware or were permitted to select another jurisdiction. Additionally, the forum selection clauses in our bylaws may limit Stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with the Company or our directors, officers, associates, or Stockholders, which may discourage such lawsuits against the Company and our directors, officers, associates, and Stockholders even though an action, if successful, might benefit our Stockholders. Alternatively, if a court were to find the Delaware Forum Provision or the Federal Forum Provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operations.

Our ability to use certain tax attributes may be subject to limitations.

As of September 30, 2024, BlueTriton had no U.S. federal net operating loss carryforwards and state and Canadian net operating loss carryforwards of approximately $11.9 million and $19.5 million, respectively, and disallowed interest expense carryforwards under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “Code”), of approximately $369.1 million. As of November 8, 2024, we estimate Primo Water and its subsidiaries had approximately $60.5 million of U.S. federal net operating loss carryforwards, $247.5 million of Canadian net operating loss carryforwards and disallowed interest expense carryforwards under Section 163(j) of the Code of approximately $33.5 million.

Our ability to utilize any U.S. federal net operating carryforwards and disallowed interest expense carryforwards (the “Tax Attributes”) may become limited under Section 382 of the Code. The limitation applies if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period. The amount of the annual limitation is generally equal to the product of the applicable long-term tax exempt-rate (as published by the IRS for the month in which the “ownership change” occurred) and the value of our outstanding stock immediately prior to the “ownership change.” If we have a net unrealized built-in gain in our assets immediately prior to the “ownership change,” the annual limitation may be increased in certain situations. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards.

All of the U.S. federal net operating loss carryforwards attributable to Primo Water are subject to pre-existing limitations under Section 382 of the Code that were triggered before any additional limitations arising in connection with the Transaction. We estimate those pre-existing limitations to result in a limit on the utilization of net operating losses of Primo Water of approximately $6.3 million for the period from November 8, 2024 to December 31, 2024, of approximately $15.9 million for 2025, and of approximately $9.7 million for 2026 through 2029. Although we expect that an additional “ownership change” resulting in a Code Section 382 limitation on the U.S. tax attributes attributable to Primo Water was triggered as a result of the Transaction, we do not expect such ownership change to meaningfully impact the annual utilization amount of such U.S. federal net operating losses, or of any disallowed interest expense carryforwards under Section 163(j) of the Code, of Primo Water that existed immediately prior to the Transaction. We expect approximately $206.8 million of the Canadian net operating loss carryforwards attributable to Primo Water prior to the Transaction to have become non-deductible as a result of the Transaction. We have not completed a study that would be necessary to determine whether an “ownership change” was triggered as a result of the Transaction with respect to the disallowed interest expense carryforwards attributable to BlueTriton prior to the Transaction, which in turn would result in a limitation under Section 382 of the Code with respect to such carryforwards. Further, future sales of our stock (including with respect to Class A common stock subject to registration hereunder) could potentially result in an ownership change for purposes of Section 382 of the Code, and the effect that such an ownership change could have on our ability to utilize our tax attributes will depend on the facts at the time of such ownership change.

Any “ownership change” with respect to us, which could occur as a result of transactions outside of our control, could potentially result in a limitation on our ability to utilize certain of our tax attributes to offset our taxable income, which could adversely affect our future cash flows.

Accounting and Financial Statements Risks

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

GAAP is subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. The accounting for our business is complex and is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations of accounting regulations. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Changes to our business model and accounting methods, principles, or interpretations could result in significant changes to our financial statements, including changes in revenue and expenses in any period, or in certain categories of revenue and expenses moving to different periods, may result in materially different financial results and may require that we change how we process, analyze, and report financial information and our financial reporting controls. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements.

Significant demands will be placed on our financial controls and reporting systems as a result of the Transaction.

There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated in connection with the Transaction and significant demands will be placed on our managerial, operational, and financial personnel and systems. Our future operating results may be affected by the ability of our officers and key associates to manage changing business conditions and to implement, expand, and revise our operational and financial controls and reporting systems in response to the Transaction.

If our estimates or judgments relating to our critical accounting policies and estimates prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses. Significant estimates and judgments involve: those related to sales incentives recorded against revenue, valuation of assets and liabilities in connection with acquisitions, collectability of trade receivables, inventory reserves, realizability of income taxes, useful lives of property, plant and equipment and intangible assets, fair value of reporting units in connection with the annual goodwill and indefinite lived intangible assessments, and the incremental borrowing rate related to lease obligations. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations, and prevent us from fulfilling our obligations under our indebtedness.

We have a significant amount of indebtedness. As a result of our substantial indebtedness, a significant amount of our cash flows will be required to pay interest and principal on our outstanding indebtedness, and we do not expect to generate sufficient cash flows from operations or have future borrowings available under the BlueTriton ABL Credit Facility (as defined below), the Primo Water Revolving Credit Facility (as defined below), or our other debt instruments to enable us to repay our indebtedness or to fund our other liquidity needs. If we do not generate sufficient cash from operations to repay at maturity the entirety of the then-outstanding balances of our indebtedness, we will then be dependent upon our ability to refinance such indebtedness or access the credit markets or source additional equity investments to repay the outstanding balances of our indebtedness. Failure to raise sufficient amounts of funding to repay these obligations or to refinance on beneficial terms at maturity would adversely affect our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton—Liquidity and Capital Resources—Description of Certain BlueTriton Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Primo Water—Other Liquidity Matters—Debt.”

Subject to the limits contained in the BlueTriton Senior Secured Credit Facilities, the indenture governing the BlueTriton Senior Notes (each as defined below), the Primo Indentures, the Primo Water Credit Agreement (as defined below), the Primo Water Revolving Credit Facility (as defined below), and our other debt instruments, we may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments, or acquisitions or for other purposes. If we do so, the risks related to our substantial level of debt would further increase. Specifically, our substantial indebtedness could negatively impact our business, including:

•	making it more difficult for us to satisfy our obligations under our debt instruments, and events of default could result if we fail to comply with these obligations;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments, or acquisitions or other general corporate purposes;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments, or acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and market conditions, including inflation and rising interest rates;

•

exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the BlueTriton Senior Secured Credit Facilities and the Primo Water Revolving Credit Facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the markets in which we compete and to changing business and economic conditions;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures in order to generate cash proceeds necessary to satisfy our debt obligations;

•	impairing our ability to obtain additional financing in the future;

•

preventing us from raising the funds necessary to repurchase all BlueTriton Senior Notes or Primo Senior Notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute an event of default under the indenture governing the BlueTriton Senior Notes and the Primo Indentures;

•	placing us at a disadvantage compared to other, less leveraged competitors and affecting our ability to compete; and

•	increasing our cost of borrowing or limiting our ability to refinance indebtedness.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, and ability to satisfy our obligations in respect of our outstanding debt.

Our indebtedness may expose us to substantial risks.

As of September 30, 2024, BlueTriton had $3,750.1 million in long-term debt outstanding and Primo Water had $1,268.8 million in long-term debt outstanding. We expect to continue to utilize debt to finance our operations, which will expose us to the typical risks associated with the use of leverage. An increase in leverage could make it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. Any portion of our cash flow required for debt service would not be available for our operations, distributions, dividends, or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory, and economic conditions, which could have a material adverse effect on our business, financial condition, and results of operations.

There can be no assurance that we will be successful in obtaining any future debt financing on favorable terms or at all and to the extent we become more leveraged, we face an increased likelihood that one or more of the risks described above would materialize. In addition, our actual cash requirements in the future may be greater than expected. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on attractive terms, commercially reasonable terms, or at all. If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity, or reducing or delaying capital expenditures, strategic acquisitions, investments, and alliances, any of which could impede the implementation of our business strategy, prevent us from entering into transactions that would otherwise benefit our business, and/or have a material adverse effect on our financial condition and results of operations. Our future operating performance and our ability to service or refinance our indebtedness will be subject to future economic conditions and to financial, business, and other factors, many of which are beyond our control.

Disruption in the financial markets could affect our ability to refinance or restructure existing indebtedness obligations on favorable terms, or at all.

The debt obligations of Primo Water and BlueTriton have remained outstanding following the Transaction, and we may, in the future, wish to repay or refinance some of it on an opportunistic basis. However, disruptions in the credit markets or uncertainty in the United States or elsewhere could result in a tightening of financial markets. As a result of financial market turmoil, we may not be able to obtain the necessary funding to refinance our existing debt obligations on favorable terms (or at all). If we are unable to successfully refinance our obligations on reasonable terms and conditions (including, but not limited to, pricing and other fee payments), this could result in additional costs to us.

Our credit ratings are subject to ongoing evaluation.

As a result of the Transaction, Primo Water Holdings Inc. and Triton Water Holdings (as defined herein), the issuers of the outstanding debt of Primo Water and BlueTriton, respectively, became wholly owned subsidiaries of the Company. The outstanding debt of both Primo Water and BlueTriton has been periodically rated by nationally recognized credit rating agencies and, as a result of the Transactions, BlueTriton received an upgrade to the rating of its debt and the rating of Primo Water’s debt did not change. The credit ratings of BlueTriton, Primo Water, and the Company may be adversely affected by various factors including increased debt levels, decreased earnings, declines in customer demands, increased competition, and the deterioration in general economic and business conditions. The credit rating of BlueTriton, Primo Water, and the Company are subject to ongoing evaluation by credit rating agencies, and there can be no assurance that such ratings will be maintained in the future. Downgrades in BlueTriton’s, Primo Water’s, or the Company’s ratings could adversely affect our business, cash flows, availability of capital, cost of capital, financial condition, operating results, and share and debt prices.

Primo Water and/or BlueTriton may have liabilities that are not known at this time.

As a result of the Transaction, we have effectively consolidated all of the liabilities of Primo Water and BlueTriton, whether or not currently known. There may be claims, assessments, or liabilities that were not discovered or identified in the course of performing due diligence investigations of the two businesses. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, whether known or unknown, individually or in the aggregate, could have a material adverse effect on our business. We may uncover additional information about the businesses that adversely affects us, such as unknown, unasserted, or contingent liabilities and issues relating to compliance with applicable laws.

We may not be able to generate sufficient cash flows from operations to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our business, financial position, and results of operations and our ability to satisfy our debt obligations. If we do not generate sufficient cash from operations to repay at maturity the entirety of the then-outstanding balances of our indebtedness, we will then be dependent upon our ability to refinance such indebtedness or access the credit markets or source additional equity investments to repay the outstanding balances of our indebtedness. Failure to raise sufficient amounts of funding to repay these obligations or to refinance on beneficial terms at maturity would adversely affect our financial condition. Additionally, if we cannot make scheduled payments on our debt, we will be in default under our debt agreements. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In addition, an event of default could permit our lenders to terminate all commitments to extend further credit under our credit facilities. Furthermore, if we were unable to repay the amounts due and payable under our credit facilities, those lenders could enforce their security interest in the collateral securing such indebtedness, including our available cash. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness and we could be forced into bankruptcy or liquidation.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory, and other factors beyond our control. We may not be able to maintain a level of cash flows from operations sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to meet our operating needs and fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. Additionally, we may not be able to obtain loans or other financing on commercially reasonable terms or at all. Even if successful, those alternative actions may not allow us to meet our operating needs or our scheduled debt service obligations. Our debt agreements restrict our ability to dispose of assets and use the proceeds from such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Because of these restrictions, we may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

Additionally, our debt agreements permit us to pay certain dividends or make other restricted payments in the future, subject to certain limitations. Any dividends or other restricted payments would reduce our cash available to service our debt and the related risks that we now face would increase.

Despite our level of indebtedness, we and our subsidiaries may still incur substantially more debt. This could further exacerbate the risks to our financial condition described above and impair our ability to operate our business.

As of September 30, 2024, BlueTriton had $713.0 million of BlueTriton Senior Notes, $3,106.6 million of term loan borrowings outstanding under the BlueTriton Term Loan Facility (as defined below), and no borrowings outstanding under the BlueTriton ABL Credit Facility (without giving effect to approximately $52.0 million of letters of credit then issued and outstanding under the BlueTriton ABL Credit Facility). As of September 28, 2024, Primo Water had $1,252.1 million of debt outstanding under the Primo Senior Notes, and no outstanding borrowings under the Primo Water Revolving Credit Facility (without giving effect to approximately $65.6 million of letters of credit then issued and outstanding under the Primo Water Revolving Credit Facility). However, we and our subsidiaries may incur significant additional indebtedness in the future. Although our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, including with respect to our ability to incur additional indebtedness. The additional indebtedness we may incur in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness (including, among others, trade payables and other expenses incurred in the ordinary course of business). As of September 30, 2024, BlueTriton had available borrowing capacity under the BlueTriton ABL Credit Facility of $298 million (net of outstanding letters of credit of $52 million). Furthermore, as of September 28, 2024, Primo Water had available borrowing capacity under the Primo Water Revolving Credit Facility of $284.4 million. Additionally, pursuant to our debt agreements, we have the option to raise incremental term loans or increase commitments under our revolving credit facilities by certain amounts pursuant to the credit agreements governing such facilities. If new debt is added to our current debt levels, the related risks that we now face would increase.

We are a holding company with no operations and may not have access to sufficient cash to meet our financial obligations.

We are a holding company and have limited direct operations. Our most significant assets are the equity interests we directly and indirectly hold in our subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations and such dividends may be restricted by law or the instruments governing our indebtedness. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness. In addition, our subsidiaries are separate and distinct legal entities and any payments on dividends, distributions, loans, or advances to us by our subsidiaries could be subject to legal and contractual restrictions on dividends. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Additionally, we may be limited in our ability to cause any future joint ventures under which our subsidiaries distribute their earnings to us. Subject to certain qualifications, our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund our financial obligations.

The terms of our debt agreements impose restrictions that may limit our current and future operating flexibility, particularly our ability to respond to changes in the economy or our industry or to take certain actions, which could harm our long-term interests and may limit our ability to make payments on our indebtedness.

Our debt agreements contain a number of restrictive covenants that impose significant operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability and the ability of our subsidiaries to:

•	incur additional indebtedness, guarantee indebtedness, or issue disqualified stock;

•	pay dividends on, redeem or repurchase stock, or make other distributions in respect of capital stock and make other restricted payments;

•	prepay, redeem, or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	transfer, lease, or sell certain assets;

•	create or permit to exist certain liens;

•	enter into certain transactions with affiliates;

•	operate together on other than an arm’s-length basis;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	agree to dividend or other payment restrictions affecting our restricted subsidiaries; and

•	designate restricted and unrestricted subsidiaries.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions might hinder our ability to grow in accordance with our strategies. These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, pursue our business strategies, and otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions, pandemics or epidemics, and changes in regulations, and we cannot assure you that we will be able to comply with such covenants. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general. In addition, complying with these covenants may also cause us to take actions that are not favorable to our equity owners and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

In addition, subject to any changes we may in the future make to our capital structure, each of Primo Water’s and BlueTriton’s legacy indebtedness will remain separate within its respective organizational structure, with no cross-guarantees or credit support between legacy Primo Water or BlueTriton. Each of Primo Water’s and BlueTriton’s indebtedness contain restrictive covenants that impose significant restrictions on the ability of Primo Water and BlueTriton to operate together, other than on an arm’s-length basis in accordance with the terms of such indebtedness. As a result, we may have significant restrictions on our ability to transfer assets, or otherwise enter into non-arm’s length transactions, between the Primo Water and BlueTriton organizational structures, as such intercompany transactions will need to comply with our debt covenants. Compliance with these covenants may reduce the operational flexibility of our consolidated corporate group. Unless we refinance or amend the terms of such debt agreements, such limitations on our operational flexibility, and the additional compliance costs and efforts that may be required, could have an adverse affect on our results or financial condition.

Such indebtedness also contains restrictive covenants that impose significant restrictions on the ability to pay dividends and make other distributions from each of Primo Water and BlueTriton to Primo Brands. As a result of these covenants, we may be limited in the manner in which we conduct our business, and we may be constrained in our ability to pay dividends or unable to engage in favorable business activities or finance future operations or capital needs.

Furthermore, our ability to borrow under the BlueTriton ABL Credit Facility is limited by a borrowing base, and the BlueTriton ABL Credit Facility and the Primo Water Revolving Credit Facility may be restricted by the agreements governing our indebtedness. Under certain circumstances, the BlueTriton ABL Credit Facility and the Primo Water Revolving Credit Facility require us to comply with a minimum fixed charge coverage ratio and may require us to reduce debt or take other actions in order to comply with this ratio. Moreover, the BlueTriton ABL Credit Facility and the Primo Water Revolving Credit Facility provide discretion to the agent bank acting on behalf of the lenders to impose additional availability and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of the covenants under our debt agreements could result in an event of default under the applicable indebtedness. Such a default, if not cured or waived, may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In addition, an event of default under our credit facilities would permit the lenders to terminate all commitments to extend further credit under our credit facilities. Furthermore, if we were unable to repay the amounts due and payable under our credit facilities, those lenders could enforce their security interest in the collateral securing such indebtedness, including our available cash. In the event our lenders or holders of the BlueTriton Senior Notes or the Primo Senior Notes accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior credit facilities bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed may remain the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.

General Risk Factors

Global or regional catastrophic events could affect our business, financial condition, and results of operations.

Our business may be affected by large- or small-scale terrorist acts, especially those directed against the United States or other major industrialized countries in which we do business, major natural disasters such as hurricanes, floods, droughts, earthquakes, or other acts of nature, as well as blowouts, epidemics, pandemics, diseases, fires, explosions, industrial accidents, power grid failures, strikes, labor shortages, supply chain disruptions, transportation interruption, waste disposal accidents, waterborne illness outbreaks and other events. In addition, world economies and capital markets have been adversely impacted by COVID-19 and its variants, the war in the Ukraine, the Israel-Hamas war in the Middle East, and political instability in the United States and elsewhere. Such events could impair our ability to manage our business, disrupt our supply of raw materials and affect production, transportation, and delivery of products. Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us as a result of damage to and destruction of property and equipment, including property and equipment owned by third parties which our operations rely upon; damage to natural resources, pollution, and other environmental damage, regulatory investigations, suspension or delay of our operations, substantial liability claims, and remediation costs. In addition, such events could cause disruption of regional or global economic activity, which can affect consumers’ purchasing power in the affected areas and, therefore, reduce demand for our products. Such events could affect our operations and the operations of our customers, distributors, suppliers, and other third parties with whom we do business. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively impact our business and results of operations.

Our results of operations may be negatively affected by uncertainty in the financial markets, general macroeconomic conditions and global financial events.

Our business, financial condition, results of operations and liquidity may be adversely affected by global economic conditions, including high inflation, credit market conditions, increased unemployment, labor market shortages, supply chain disruptions, reduced levels of consumer and business confidence, commodity (including energy) prices and supply, a recession or economic slowdown, geopolitical events, including the war in Ukraine, the Israel-Hamas war in the Middle East, trade policies, foreign currency exchange rates, changing policy positions or priorities, levels of government spending and deficits and actual or anticipated default on debt.

Periods of uncertainty in the financial markets and adverse economic conditions could have a number of different effects on our business, including:

•	a reduction in consumer spending and demand for our products, which could result in a reduction in our sales volume;

•	a negative impact on the ability of our customers to timely pay their obligations to us or our vendors to timely supply materials, thus reducing our cash flow;

•	an increase in counterparty risk; and

•	restricted access to capital markets that may limit our ability to take advantage of business opportunities.

If economic conditions deteriorate, our industry, business, and results of operations could be materially and adversely affected.

In recent years, global financial events have resulted in the consolidation, failure, or near failure of a number of institutions in the banking, insurance, and investment banking industries, and have substantially reduced the ability of companies to obtain financing. These events also adversely affected the financial markets. These events could continue to have a number of different effects on our business, including: a reduction in consumer spending, which could result in a reduction in our sales volume; a negative impact on the ability of our customers to timely pay their obligations to us or our vendors to timely supply materials, thus reducing our cash flow; an increase in counterparty risk; an increased likelihood that one or more members of our banking syndicate may be unable to honor their commitments under our senior secured credit facilities; and restricted access to capital markets, which may limit our ability to take advantage of business opportunities. In addition, we deposit substantial funds in financial institutions and may, from time to time, maintain cash balances at such financial institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. Should one or more of the financial institutions at which our deposits are maintained fail, there is no guarantee as to the extent that we would recover the funds deposited, whether through FDIC coverage or otherwise, or the timing of recovery. The failure of a financial institution at which our customers, distributors, suppliers, and other third parties with whom we do business maintain cash balances could have a negative impact on our customers, distributors, suppliers and other third parties with whom we do business’ ability to purchase and distribute our product. Other events or conditions may arise or persist directly or indirectly from the global financial events that could negatively affect our business.

USE OF PROCEEDS

We are not selling any securities under this prospectus. All of the shares of Class A common stock offered by the selling stockholders named herein pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling stockholders will pay any underwriting fees, discounts, selling commissions, and stock transfer taxes incurred by such holders in disposing of their shares of Class A common stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees and reasonable fees and disbursements of counsel and our independent certified public accountants.

We will receive the proceeds from any exercise of Options for cash. Assuming the exercise of all Options for cash at the weighted-average exercise price of $14.63 per share, we may receive proceeds of up to an aggregate of approximately $3.0 million. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of Options for general corporate and working capital purposes. Any proceeds from the exercise of Options would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Options when planning for our operational funding needs. The Company will have broad discretion over the use of any such proceeds. There is no assurance that the holders of the Options will elect to exercise any or all of such options.

DETERMINATION OF OFFERING PRICE

Our Class A common stock is listed on the NYSE under the symbol “PRMB.” The actual offering price of the Resale Shares covered by this prospectus will be determined by prevailing market prices at the time of sale, by negotiated private transactions, or as otherwise described in the section entitled “Plan of Distribution.” The weighted-average exercise price of the Options pursuant to which the Option Shares, if any, will be issued is $14.63 per share.

DIVIDEND POLICY

Primo Brands was incorporated on June 10, 2024 as a wholly-owned subsidiary of BlueTriton for the purpose of effecting the Transaction and has not paid any cash dividends to date. On November 8, 2024, the Board declared a quarterly dividend of $0.09 per share on the outstanding Class A common stock and Class B common stock of the Company, payable in cash on December 5, 2024 to stockholders of record at the close of business on November 22, 2024.

There can be no guarantee that Stockholders will receive or be entitled to dividends. Primo Brands is a holding company with limited direct operations. Our most significant assets are the equity interests we directly and indirectly hold in our subsidiaries. Furthermore, the ability of our subsidiaries to make distributions to Primo Brands depends on the satisfaction of applicable state and foreign law, and our ability to receive distributions from our own subsidiaries will continue to depend on applicable state law with respect to such distributions.

Our debt agreements contain restrictions on the payment of dividends. Such restrictions allow us to pay dividends only under certain amounts in a given year or otherwise subject to certain restrictions, such as there being no existing default or event of default that would occur under such debt agreement as a result of such distribution and the compliance with certain leverage ratios contained in the applicable debt agreement. In addition, our Stockholders Agreement provides that, for so long as the ORCP Stockholders own at least 30% of the outstanding Shares, the prior written approval of the ORCP Stockholders will be required before we can declare or pay dividends to Stockholders on a non-pro rata basis or in excess of $175 million in the aggregate in any fiscal year. If cash dividends are not paid on our Class A common stock, you may need to sell your shares of Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton—Liquidity and Capital Resources—Description of Certain BlueTriton Indebtedness,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Primo Water—Other Liquidity Matters—Debt,” and “Risk Factors—Risks Related to Our Class A Common Stock—We may not issue a quarterly dividend in the future and Stockholders may never obtain a return on their investment.”

Primo Brands expects to make quarterly cash dividends on shares of our Class A common stock. However, the payment of cash dividends on shares of our Class A common stock in the future will be within the discretion of our Board at such time, and will depend on numerous factors, including:

•	general economic and business conditions;

•	our strategic plans and prospects;

•	our business and investment opportunities;

•	our financial condition and operating results, including our cash position and net income;

•	working capital requirements and anticipated cash needs;

•	contractual restrictions and obligations, including restrictions pursuant to any debt agreement and the Stockholders Agreement; and

•	legal, tax and regulatory restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(unless otherwise indicated, all amounts in millions of U.S. dollars, except share, per share and par value data)

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management of BlueTriton and Primo Water (collectively “Management”) has elected not to present Management’s Adjustments and only present Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The Transaction Accounting Adjustments presented in the unaudited pro forma condensed combined financial information are made to provide relevant information necessary for an understanding of the Company, to reflect the accounting for the Transaction and the special dividends paid to Primo Water and BlueTriton shareholders prior to the closing of the Transaction.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives pro forma effect to the Transaction, which is more particularly described and set forth elsewhere in this prospectus as if it had occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024 give pro forma effect to the Transaction as if it had occurred on January 1, 2023, which is the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes thereto, which are included elsewhere or incorporated by reference in this prospectus:

•	The audited consolidated financial statements and related notes of BlueTriton as of and for the year ended December 31, 2023;

•	The audited consolidated financial statements and related notes of Primo Water as of and for the year ended December 30, 2023;

•	The unaudited interim condensed consolidated financial statements and related notes of BlueTriton as of and for the three and nine months ended September 30, 2024; and

•	The unaudited interim condensed consolidated financial statements and related notes of Primo Water as of and for the three and nine months ended September 28, 2024.

Net income from discontinued operations in the historical financial statements of Primo Water has not been included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024. The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or incorporated by reference into this prospectus.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information incorporate the significant accounting policies used by BlueTriton for the respective periods in the condensed consolidated financial statements included in this prospectus. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and may not necessarily reflect what Primo Brands’ financial condition or results of operations would have been had the Transaction occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Primo Brands. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including, among others, the actual expenses of the Transaction and other additional information that becomes available after the date of this prospectus, and it is possible the differences may be material.

As of the date of this prospectus, BlueTriton has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Primo Water assets that were acquired or liabilities that were assumed, other than a preliminary estimate for intangible assets. Accordingly, certain Primo Water assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. In addition, the value of the purchase consideration upon the consummation of the Transaction was determined based on the estimated fair value of the share consideration transferred by Primo Brands as of the Closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

The pro forma adjustments represent Management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and analyses are performed.

Anticipated Accounting Treatment

The Transaction is being accounted for as a business combination using the acquisition method with BlueTriton as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the Transaction, the entity that issues equity interests is generally the acquiring entity. However, under certain situations, the acquirer for accounting purposes may not necessarily be the entity that issues its equity interest to effect the business combination, particularly when the entity was newly created by one or more parties to a business combination.

After careful consideration, BlueTriton has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances. In identifying BlueTriton as the accounting acquirer, the companies took into account many factors including: (i) the relative voting rights in the combined entity after the business combination, (ii) the combining entity whose single owner or organized group of owners holds the largest minority voting interest in the combined entity, (iii) the composition of the governing board of directors of the combined entity, (iv) the composition of the senior management of the combined entity, (v) if one of the combining entities is significantly larger than the other combining entity or entities, (vi) which entity initiated the business combination, (vii) whether the new company formed as a result of the business combination transfers cash or other assets or incurs liabilities as consideration in the transaction, and (viii) other qualitative factors. Although no single factor was the sole determinant, the primary factors that resulted in BlueTriton being designated as the accounting acquirer were the voting rights and ownership interest; the composition of the Board; the relative size and estimated market value of the businesses; and the background of the business combination which indicates that BlueTriton was the initiator of the business combination.

Summary of Pro Forma Ownership

The following table summarizes the pro forma ownership of Fully Diluted Shares following the Transaction:

%
Shares held by the former BlueTriton shareholders	57.0%
Shares held by former Primo Shareowners and former holders of Primo Equity Awards	43.0%
Pro Forma Shares	100.0%

Additional Shares that could be issued in the future and that are considered in the above ownership percentages:

Exercisable currently or immediately following the closing of the Transaction
Primo Brands Replacement Options	1,194,877
Exercisable upon vesting
Primo Brands Conversion RSUs	2,494,926
Primo Brands Replacement RSUs	793,040

Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2024
(In millions of U.S. dollars, except share and par value data)
	BlueTriton	Primo Water	Transaction Accounting Adjustments	Notes	Pro Forma Primo Brands
	$	$	$		$
	Note 3(a)	Note 3(b)
ASSETS
Current assets
Cash, cash equivalents and restricted cash	176.7	667.3	(65.9)	3(g)	646.6
			(131.5)	3(h)
Trade receivables, net of credit loss	452.6	185.8			638.4
Inventories	199.3	48.6			247.9
Prepaid expenses and other current assets	57.1	18.8	(0.6)	3(e)	75.3
Current assets of discontinued operations	—	77.8			77.8

Total current assets	885.7	998.3	(198.0)		1,686.0

Non-current assets
Property, plant and equipment, net	1,524.4	544.1	(26.1)	3(c)	2,042.4
Operating lease right-of-use assets, net	498.8	143.1			641.9
Goodwill	816.6	1,009.4	1,919.3	3(e)	3,745.3
Intangible assets, net	1,402.7	709.3	947.8	3(e)	3,059.8
Other non-current assets	53.6	20.6	(3.6)	3(e)	70.6
Long-term assets of discontinued operations	—	138.3			138.3

Total assets	5,181.8	3,563.1	2,639.4		11,384.3

LIABILITIES
Current liabilities
Current portion of long-term debt	45.3	14.9			60.2
Trade payables	354.3	—	91.5	3(d)	445.8
Accruals and other current liabilities	379.0	—	202.6	3(d)	714.3
			132.7	3(f)
Accounts payable and accrued liabilities	—	294.1	(294.1)	3(d)	—
Current portion of operating lease obligations	68.3	26.2			94.5
Current liabilities of discontinued operations	—	90.9			90.9

Total current liabilities	846.9	426.1	132.7		1,405.7

Non-current liabilities
Long-term debt, less current portion	3,750.1	1,268.8			5,018.9
Operating lease obligations, less current portion	449.4	129.4			578.8
Deferred income taxes	353.1	142.0	238.7	3(e)	733.8
Other non-current liabilities	23.8	79.4			103.2
Long-term liabilities of discontinued operations	—	34.5			34.5

Total liabilities	5,423.3	2,080.2	371.4		7,874.9

Shareholders’ equity
BlueTriton common shares, $0.01 par value	—	—	—	3(i)	—
Primo Water common shares, no par value	—	1,311.1	(1,311.1)	3(e)	—
Primo Brands Corporation Class A common stock, $0.01 par value	—	—	1.6	3(e)	3.2
			1.6	3(i)
Primo Brands Corporation Class B common stock, $0.01 par value	—	—	0.6	3(i)	0.6
Additional paid-in capital	1,025.4	91.2	(91.2)	3(e)	4,971.1
			3,881.6	3(e)
			66.3	3(e)
			(2.2)	3(i)
(Accumulated deficit) retained earnings	(1,255.7)	194.5	(36.9)	3(e)	(1,454.3)
			(26.1)	3(c)
			(132.7)	3(f)
			(65.9)	3(g)
			(131.5)	3(h)
Accumulated other comprehensive loss	(11.2)	(113.9)	113.9	3(e)	(11.2)

Total shareholders’ equity	(241.5)	1,482.9	2,268.0		3,509.4

Total liabilities and shareholders’ equity	5,181.8	3,563.1	2,639.4		11,384.3

Unaudited Pro Forma Condensed Combined Statement of Operations For the nine months ended September 30, 2024
(In millions of U.S. dollars, except share, per share and par value data)
	BlueTriton	Primo Water	Transaction Accounting Adjustments	Notes	Pro Forma Primo Brands
	$	$	$		$
	Note 4(a)	Note 4(b)
Net sales	3,755.3	1,448.4			5,203.7
Cost of sales	2,563.8	508.3	(6.2)	4(d)	3,469.3
			376.9	4(e)
			26.5	4(f)

Gross profit	1,191.5	940.1	(397.2)		1,734.4
Selling, general and administrative expenses	714.7	776.1	1.2	4(c)	1,118.1
			(376.9)	4(e)
			(22.4)	4(f)
			25.4	4(g)
Acquisition, integration and restructuring expenses	29.0	26.6			55.6
Other operating income, net	6.5	—	0.7	4(f)	7.2
Loss on disposal of property, plant and equipment, net	—	4.1	(4.1)	4(f)	—
Gain on sale of property	—	(0.5)	0.5	4(f)	—

Operating income	441.3	133.8	(21.6)		553.5
Interest and financing expense, net	251.8	25.0			276.8
Other expense, net	—	1.2	(1.2)	4(f)	—

Income from continuing operations before income tax	189.5	107.6	(20.4)		276.7
Provision for income taxes	48.2	37.4	(5.3)	4(h)	80.3

Net income from continuing operations	141.3	70.2	(15.1)		196.4
Basic and diluted earnings per share of Class A and Class B common stock:
Basic	137.14	0.44		6	0.52
Diluted	137.14	0.43		6	0.52
Weighted average number of Class A and Class B common stock outstanding (in thousands):
Basic	1,030	160,016		6	379,014
Diluted	1,030	161,577		6	380,575

Unaudited Pro Forma Condensed Combined Statement of Operations For the year ended December 31, 2023
(In millions of U.S. dollars, except share, per share and par value data)
	BlueTriton	Primo Water	Transaction Accounting Adjustments	Notes	Pro Forma Primo Brands
	$	$	$		$
	Note 5(a)	Note 5(b)
Net sales	4,698.7	1,771.8			6,470.5
Cost of sales	3,346.7	634.8	(3.0)	5(d)	4,470.4
			456.5	5(e)
			35.4	5(f)

Gross profit	1,352.0	1,137.0	(488.9)		2,000.1
Selling, general and administrative expenses	924.2	976.0	1.9	5(c)	1,452.3
			(456.5)	5(e)
			(26.3)	5(f)
			33.0	5(h)
Acquisition, integration and restructuring expenses	16.9	9.5	132.7	5(g)	159.1
Other operating expenses (income), net	4.9	—	(19.8)	5(f)	(14.9)
Loss on disposal of property, plant and equipment, net	—	9.1	(9.1)	5(f)	—
Gain on sale of property	—	(21.0)	21.0	5(f)	—

Operating income	406.0	163.4	(165.8)		403.6
Interest and financing expense, net	288.1	71.4			359.5
Other expense, net	—	1.2	(1.2)	5(f)	—

Income (loss) from continuing operations before income tax	117.9	90.8	(164.6)		44.1
Provision for income taxes	25.1	27.0	(32.2)	5(i)	19.9

Net income (loss) from continuing operations	92.8	63.8	(132.4)		24.2
Basic and diluted earnings (loss) per share for Class A and Class B common stock:
Basic and diluted	62.10	0.40		6	(0.01)
Weighted average number of Class A and Class B common stock outstanding (in thousands):
Basic	1,029	159,452		6	379,014
Diluted	1,029	160,619		6	379,014

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(In millions of U.S. dollars, except share, per share and par value data)

1.	Description of the Transaction

On November 8, 2024, Primo Brands consummated the transactions contemplated by the Arrangement Agreement by and among the Company, Primo Water, BlueTriton, Merger Sub, formerly a wholly-owned subsidiary of the Company, and Amalgamation Sub, formerly a direct, wholly-owned subsidiary of the Company. Through a series of transactions, Primo Brands became the surviving corporation, and Primo Water and Triton Water Intermediate, Inc., previously a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of Primo Brands. The Arrangement Agreement is more particularly described and set forth elsewhere in this prospectus and is filed as an exhibit to the registration statement of which this prospectus forms a part.

2.	Basis of presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 has been prepared by Management for the purposes of presenting the impact of the Transaction as if it had occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024 have been prepared by Management for the purposes of presenting the impact of the Transaction as if it had occurred on January 1, 2023, which is the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information does not include any anticipated operating efficiencies or cost savings and, accordingly, only includes Transaction Accounting Adjustments. The Transaction Accounting Adjustments presented in the unaudited pro forma condensed combined financial information are made to provide relevant information necessary for an understanding of Primo Brands and to reflect the accounting for the Transaction.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the BlueTriton and Primo Water historical financial statements, and their respective Management’s Discussion and Analysis of financial condition and results of operations included elsewhere in this prospectus. The historical financial information of BlueTriton and Primo Water are prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments presented herein are preliminary and are based on available financial information and certain estimates and assumptions. Management believes that such assumptions provide a reasonable basis for presenting all the significant effects of the contemplated transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied to the unaudited pro forma condensed combined financial information. The actual adjustments to the consolidated financial statements of Primo Brands will likely differ from the pro forma adjustments herein.

BlueTriton and Primo Water did not have any material historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

3.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance sheet

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)	Derived from the condensed consolidated balance sheet of Triton Water Parent, Inc. as of September 30, 2024.

(b)	Derived from the condensed consolidated balance sheet of Primo Water Corporation as of September 28, 2024.

Pro forma Transaction Accounting Adjustments

(c)

BlueTriton expenses costs for returnable bottles as incurred. As Primo Water capitalizes these costs in property, plant and equipment, this adjustment reflects the net change in the amount of property, plant, and equipment to conform to BlueTriton.

(d)	To reflect reclassifications to provide a consistent classification and presentation to BlueTriton’s financial statement presentation.

(e)	To reflect the purchase price allocation adjustments to record Primo Water’s assets and liabilities at estimated fair value based on the consideration transferred.

Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

As of the date of this prospectus, BlueTriton has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Primo Water assets that were acquired or liabilities that were assumed, other than a preliminary estimate for intangible assets. Accordingly, certain Primo Water assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. The value of the consideration transferred is based on the quoted market price of Primo Shares immediately prior to the Closing. The pro forma adjustments included herein may be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation may be different than that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

The following table reflects the effect of Primo Water’s preliminary purchase price allocation:

(in millions, except per share $)	Fair value
Purchase price
Estimated fair value of equity instruments:
Class A common stock issued to Primo Shareowners(1)	3,883.2
Replacement share-based payment awards:
Stock options(2)	13.5
Performance-based RSUs converted into time-based RSUs(2)	39.6
Time-based RSUs(2)	13.2

3,949.5

(in millions, except per share $)	Fair value
3,949.5
Identifiable assets acquired and liabilities assumed
Cash, cash equivalents and restricted cash	535.8
Trade receivables	185.8
Inventories	48.6
Prepaid expenses and other current assets	18.2
Property, plant and equipment	518.0
Operating lease right-of-use assets	143.1
Intangible assets(3)	1,657.1
Other non-current assets	17.0
Assets of discontinued operations	216.1
Trade payables	(91.5)
Accruals and other current liabilities	(202.6)
Long-term debt	(1,283.7)
Operating lease obligations	(155.6)
Deferred income taxes(4)	(380.7)
Other non-current liabilities	(79.4)
Liabilities of discontinued operations	(125.4)

Total identifiable net assets acquired	1,020.8

Goodwill	2,928.7

Fair value allocated to net assets acquired	3,949.5

(1)	The estimated value of the 160,395,822 shares of Class A common stock issued to Primo Shareowners of $24.21 per share was based on the quoted market price of Primo Shares as of November 8, 2024.

The estimated fair value of the share consideration transferred of $3,883.2 million has been allocated as follows: $1.6 million is included in Class A common stock (par value) and the remaining amount of $3,881.6 million is included in additional paid-in capital.

(2)

In accordance with the terms of a court-approved plan of arrangement in connection with the Arrangement, share-based payment awards held by associates of Primo Water were exchanged into Primo Brands awards, and are deemed to be replacement awards issued. Each stock option and time-based RSU, including Robbert Rietbroek’s inducement award of 232,558 time-based RSUs granted on January 2, 2024, received substantially the same terms and conditions as immediately prior to the Transaction including the stock option exercise price and number of options and units. Each Primo PSU was automatically assumed and converted into a Primo Brands Conversion RSU on substantially the same terms and conditions as immediately prior to the Transaction, except that the number of Class A common stock subject to the Primo Brands Conversion RSU was equal to the number of Primo Shares underlying such performance-based RSU, as determined by the Board prior to the Transaction based on the expected performance of Primo Water for the performance period, and the Primo Brands Conversion RSU will have a time-based vesting period equal to the remaining performance period of such performance-based RSU. The performance-based RSUs above assume a payout at target of 1.83x resulting in the issuance of 2,494,926 shares of Class A common stock.

The estimated value of the replacement awards at the pro forma balance sheet date is $93.10 million. The consideration for the business combination includes $13.5 million for stock options, $39.6 million for performance-based RSUs, and $13.2 million for time-based RSUs transferred to associates of Primo Water when the acquiree’s awards were substituted by the replacement awards, which relates to past service, for an aggregate amount of $66.3 million included in additional paid-in capital. The balance of $26.8 million is attributed to post-acquisition compensation cost.

The estimated fair value was estimated using a Black-Scholes option pricing model for the 1,194,877 stock options, considering the terms and conditions upon which the stock options were granted, using the following assumptions:

Stock options
Expected dividend yield	1.4%
Weighted average expected volatility	27.6%
Weighted average risk-free rate	4.14%
Weighted average expected life (years)	3.90
Share price	$24.21
Weighted average exercise price	$14.30
Weighted average fair value	$11.31

The expected volatility of these stock options was determined using historical volatility rates of Primo Water, the dividend yield was determined using Primo Water’s expected dividends and the expected life was determined using the weighted average life of Primo Water’s past options issued. Primo Water assumptions and history are used as a proxy for Primo Brands for purposes of the pro forma adjustment. The risk-free rate is based on the U.S. Treasury yield in effect with a term equal to expected term used in the Black-Scholes model.

The estimated fair value of the 793,040 time-based RSUs and 1,365,976 performance-based RSUs converted into 2,494,926 time-based RSUs was based on the quoted market price of Primo Shares as of November 8, 2024.

(3)

The identifiable intangible assets consist of indefinite life trade names and customer relationships, which are assumed to be amortized over 15 years for the purpose of these pro forma condensed combined financial information.

(4)	Deferred taxes associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation were calculated using an estimated tax rate of 25.9%.

The historical balances of Primo Shares, additional paid-in capital and accumulated other comprehensive loss of $1,311.1 million, $91.2 million and ($113.9) million, respectively, were derecognized, as well as its retained earnings, comprising the historical retained earnings of $194.5 million, and the impact to retained earnings of pro forma adjustments related to the $26.1 million returnable bottles and recognition of $131.5 million one-time special dividend (see adjustments 3(c) and 3(h), respectively).

The final determination of the purchase price allocation of the business acquisition will be based on Primo Water’s net assets acquired as of the acquisition date. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations may differ from the pro forma adjustments presented.

(f)

To reflect the payment of $132.7 million of estimated non-recurring incremental transaction costs of BlueTriton, including advisory, printing, legal and accounting services that are not recorded as of September 30, 2024, as an increase to accumulated deficit. This estimate may change as additional information becomes known. The Transaction is not expected to have a recurring impact. Costs of $22.3 million have been accrued in the historical financial statements of BlueTriton.

(g)	Reflects a one-time special dividend to holders of BlueTriton Shares immediately prior to the Closing in an aggregate amount of $65.9 million.

(h)

Reflects a one-time special dividend to holders of Primo Shares immediately prior to the Closing in an aggregate amount of $131.5 million, which does not include accrued dividends on unvested equity awards.

(i)

Reflects the conversion of all BlueTriton Shares issued and outstanding immediately prior to the Transaction into 154,105,789 Class A common stock and 64,512,579 Class B common stock, with a corresponding entry in accumulated paid-in capital.

4.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)	Derived from the condensed consolidated statement of operations of Triton Water Parent, Inc. for the nine months ended September 30, 2024.

(b)	Derived from the condensed consolidated statement of operations (from continuing operations) of Primo Water Corporation for the nine months ended September 28, 2024.

Pro Forma Transaction Accounting Adjustments

(c)

BlueTriton capitalizes commission expenses that are incremental costs to obtaining customer contracts. Contract acquisition costs are generally recognized over a period of 12 months. As Primo Water expenses these costs over 4 years, this adjustment reflects the net change in the amount of deferred costs amortized during the period to conform to BlueTriton.

(d)

BlueTriton expenses costs for returnable bottles as incurred. As Primo Water capitalizes these costs in property, plant and equipment, this adjustment reflects the net change in the amount of cost of sales during the period to conform to BlueTriton.

(e)

BlueTriton records storage and handling expenses in cost of sales. As Primo Water has an accounting policy to record certain shipping and handling costs incurred to deliver products to the end-user consumer in selling, general and administrative expenses, this adjustment reflects the reclassification from selling, general and administrative expenses to cost of sales to conform Primo Water’s accounting policy to that of BlueTriton.

(f)	To reflect reclassifications to provide a consistent classification and presentation to BlueTriton’s financial statement presentation.

(g)	To reflect the incremental amortization of identifiable intangible assets acquired in the Transaction (see note 3(e)).

(h)	To reflect income tax related to the pro forma adjustments using a blended statutory rate inclusive of U.S. federal and state taxes.

5.	Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)	Derived from the consolidated statement of operations of Triton Water Parent, Inc. for the year ended December 31, 2023.

(b)	Derived from the consolidated statement of operations (from continuing operations) of Primo Water Corporation for the year ended December 30, 2023.

Pro Forma Transaction Accounting Adjustments

(c)

BlueTriton capitalizes commission expenses that are incremental costs to obtaining customer contracts. Contract acquisition costs are generally expensed over a period of 12 months. As Primo Water expenses these costs over four years, this adjustment reflects the net change in the amount of deferred costs amortized during the period to conform to BlueTriton.

(d)

BlueTriton expenses costs for returnable bottles as incurred. As Primo Water capitalizes these costs in property, plant and equipment, this adjustment reflects the net change in the amount of cost of sales during the period to conform to BlueTriton.

(e)

BlueTriton records storage and handling expenses in cost of sales. As Primo Water has an accounting policy to record certain shipping and handling costs incurred to deliver products to the end-user consumer in selling, general and administrative expenses, this adjustment reflects the reclassification from selling, general and administrative expenses to cost of sales to conform Primo Water’s accounting policy to that of BlueTriton.

(f)	To reflect reclassifications to provide a consistent classification and presentation to BlueTriton’s financial statement presentation.

(g)

To reflect BlueTriton’s estimated incremental advisory, legal, accounting, and other professional fees of $132.7 million related to the Transaction. This estimate may change as additional information becomes known. Primo Water’s incremental advisory, legal, accounting, and other professional fees not included in the Transaction Accounting Adjustments are estimated at $68.0 million.

(h)	To reflect the incremental amortization of identifiable intangible assets acquired in the Transaction (see note 3(e)).

(i)	To reflect income tax related to the pro forma adjustments using a blended statutory rate inclusive of U.S. federal and state taxes.

6.	Pro forma earnings (loss) per share

For purposes of the unaudited pro forma condensed combined financial information, the pro forma earnings per share figures have been calculated using the pro forma weighted average number of Class A common stock and Class B common stock which would have been outstanding for the year ended December 31, 2023 and for the nine months ended September 30, 2024, assuming the completion of the Transaction on January 1, 2023.

Pro forma basic earnings (loss) per share is calculated by dividing pro forma net income (loss) by the pro forma weighted-average number of Class A common stock and Class B common stock outstanding during the periods presented. Pro forma diluted earnings (loss) per share is calculated by dividing pro forma net income (loss) by the pro forma weighted-average number of Class A common stock and Class B common stock outstanding adjusted to include the effect, if dilutive, of the exercise of in-the-money stock options, performance-based RSUs, and time-based RSUs during the periods presented. The components of pro forma basic and diluted earnings (loss) per share are as follows:

(in millions, except share and per share amounts)	Nine months ended September 30, 2024	Year ended December 31, 2023
	$	$
Pro forma net income (loss)	196.4	24.2
Dividend on preferred stock	—	25.8
Excess of redemption value over carrying value of preferred stock	—	3.1

Pro forma net income (loss) attributable to Class A and Class B common stock	196.4	(4.7)
Pro forma net income (loss) attributable to Class A common stock based on the weighted-average number of participating securities outstanding during the period	163.0	(3.9)
Pro forma basic earnings per Class A common stock (share amounts in thousands):
Class A common stock owned by BlueTriton shareholders	154,106	154,106
Class A common stock owned by Primo Shareowners	160,396	160,396
Pro forma weighted average number of Class A common stock outstanding – Basic	314,502	314,502

Pro forma basic earnings (loss) per Class A common stock	0.52	(0.01)

Pro forma diluted earnings per Class A common stock (share amounts in thousands):
Pro forma weighted average number of Class A common stock outstanding – Basic	314,502	314,502
Dilutive effect of stock options	450	—
Dilutive effect of Performance-based RSUs converted into time-based RSUs	629	—
Dilutive effect of Time-based RSUs	482	—

Pro forma weighted average number of Class A common stock outstanding – Diluted	316,063	314,502

Pro forma diluted earnings (loss) per Class A common stock	0.52	(0.01)

Pro forma net income (loss) attributable to Class B common stock based on the weighted-average number of participating securities outstanding during the period	33.4	(0.8)
Pro forma earnings per Class B common stock – Basic and diluted (share amounts in thousands):
Class B common stock owned by BlueTriton shareholders	64,512	64,512
Pro forma weighted average number of Class B common stock outstanding – Basic and diluted	64,512	64,512

Pro forma basic earnings (loss) per Class B common stock – Basic and diluted	0.52	(0.01)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BLUETRITON

The following discussion and analysis of BlueTriton’s financial condition and results of operations should be read in conjunction with BlueTriton’s consolidated financial statements and related notes included elsewhere in this prospectus. The historical consolidated financial data discussed below reflect BlueTriton’s historical results of operations and financial position and do not give effect to pro forma adjustments related to the Transaction. As a result, the following discussion does not reflect the significant impact such events will have on BlueTriton or Primo Brands. This discussion may contain forward-looking statements based upon management’s current plans, expectations, and beliefs involving risks and uncertainties. BlueTriton’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various known and unknown factors, including those set forth under “Risk Factors” and “Forward-Looking Statements” of this prospectus. Unless otherwise expressly stated or the context otherwise requires, references to “BlueTriton,” within this Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton refer to Triton Water Parent, Inc. and its subsidiaries.

Background and Overview

BlueTriton is a leading provider of bottled water in the United States and Canada, offering an extensive portfolio of highly recognizable, responsibly sourced national and regional spring, purified and flavored water brands. For the nine months ended September 30, 2024 and the year ended December 31, 2023, BlueTriton generated net sales of $3,755.3 million and $4,698.7 million, respectively. BlueTriton’s portfolio of brands includes Arrowhead, Deer Park, Ice Mountain, Origin, Ozarka, Poland Spring, Saratoga, Zephyrhills, Pure Life, Ac+ion, and Splash Refresher, among others. BlueTriton’s brands are sold primarily through retail channels, including club stores, mass merchandisers, supermarkets, convenience stores, and foodservice locations, among others, which accounted for $2,866.8 million in net sales in the nine months ended September 30, 2024 and $2,762.2 million in net sales in the nine months ended September 30, 2023. In addition to BlueTriton’s retail segment (“Retail”), BlueTriton also operated ReadyRefresh, a leading direct-to-consumer home and office beverage delivery service, which generated $888.5 million in net sales in the nine months ended September 30, 2024 and $850.5 million of net sales in the nine months ended September 30, 2023. The ReadyRefresh segment primarily delivered large format reusable or refillable versions of BlueTriton’s national and regional spring and purified water brands directly to homes, offices, and businesses as well as retailers through an extensive distribution network across the United States. While BlueTriton’s business is predominantly located within the United States, it also serves retail customers in Canada through its Canadian operations. For additional information regarding BlueTriton’s segments, see Note 18, “Segments,” to BlueTriton’s audited consolidated financial statements included elsewhere in this prospectus.

Recent Developments

The Transaction

At Closing, we consummated the transactions contemplated by the Arrangement Agreement by and among the Company, Primo Water, BlueTriton, Merger Sub, and Amalgamation Sub. The transactions pursuant to the Arrangement Agreement included the following: (i) Amalgamation Sub completed the Arrangement, whereby it acquired all of the issued and outstanding Primo Shares that were outstanding immediately prior to the Effective Time (other than any Primo Shares held by Amalgamation Sub or any of its affiliates) in exchange for shares of our Class A common stock on a 1:1 basis, resulting in former Primo Shareowners and former holders of Primo Equity Awards holding shares of Class A common stock representing approximately 43% of the Fully Diluted Shares, followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with the resulting amalgamated entity, named “Primo Water Corporation,” becoming a wholly-owned subsidiary of the Company; (ii) immediately following completion of the Arrangement, Merger Sub merged with and into BlueTriton, with BlueTriton surviving the Merger as a wholly-owned subsidiary of the Company; (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton completed the Subsequent Merger and, as the surviving company in the Merger, merged with and into the Company, with the Company being the surviving corporation in the Subsequent Merger; (iii) in connection with the Subsequent Merger, each BlueTriton Share issued and outstanding immediately prior to the Merger (other than shares cancelled in accordance with the Arrangement Agreement) were converted into a number of shares of Class A common stock or Class B common stock such that shareholders of BlueTriton hold shares of Class A common stock and Class B common stock representing approximately 57% of the Fully Diluted Shares; and (iv) as a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., a wholly-owned subsidiary of BlueTriton, became wholly-owned subsidiaries of the Company. In connection with the Transaction, the Company’s Class A common stock was listed on the NYSE and now trades under the symbol “PRMB.” For a description of our common stock, see “Description of Capital Stock.”

The historical results of operations discussed in this section are those of BlueTriton prior to the completion of the Transaction and do not reflect certain items that are expected to affect BlueTriton’s results of operations and financial condition after giving effect to the Transaction. The Transaction was accounted for as a business combination in accordance with GAAP, with BlueTriton treated as the accounting acquirer for financial reporting purposes.

Trends and Factors Affecting Results of Operations

Evolving Customer Trends

BlueTriton believes it is well-positioned to benefit from evolving consumer trends, as well as the continued acceleration of e-commerce. These favorable trends, combined with the broad appeal of BlueTriton’s brands, provide it with a significant opportunity to drive the growth of its business.

•

Ability to Increase Brand Awareness – BlueTriton’s ability to increase brand awareness has and will continue to contribute meaningfully to its performance. BlueTriton focuses on creating, capturing, and retaining new demand by increasing its brand awareness while also increasing its value proposition to BlueTriton customers. BlueTriton aims to continue to increase its brand awareness through continued local community engagement, national media campaigns, growing its social community, and innovating its packaging to make BlueTriton’s brands and products visually appealing and distinctive from other bottled water brands.

•

Product Innovation and Expansion – BlueTriton sees significant potential to grow its sales in underpenetrated, high-growth categories of the non-alcoholic beverage business, such as sparkling, flavored, and enhanced waters, by leveraging the brand equity of its existing brands to develop new and innovative beverage offerings. Through the flexible production capabilities of BlueTriton’s existing infrastructure and its extensive distribution and retail relationships, BlueTriton believes it will be able to quickly develop, produce, and commercialize new products. BlueTriton intends to continue investing in innovations within its product portfolio, as well as the development and introduction of new products.

•

E-commerce – Given the trend towards growth of sales through e-commerce websites and mobile commerce applications, including through subscription services and other direct-to-consumer businesses, the consumer is leveraging multiple methods of engagement including the digital marketplace. BlueTriton intends to continue expanding its digital platform, for example by building out BlueTriton’s e-commerce subscription partnerships with key retailers currently offering one-time deliveries in the ReadyRefresh business, and believes the acceleration of e-commerce to be an important contributor to BlueTriton’s growth strategy.

Consolidation in the Retail Industry

BlueTriton’s industry has been affected by the trend toward consolidation in the retail channel. Many of BlueTriton’s retail customers have consolidated in recent years, and this consolidation trend may continue. As a result, BlueTriton’s retail customers may seek lower pricing and demand increased marketing or promotional expenditures from the company. Large retailers are also increasingly using their distribution networks and economies of scale to introduce and develop private-label brands, such as those carried by supermarket chains, convenience store chains, drug store chains, mass merchants, and club warehouses. See “Risk Factors—Risks Related to our Customers, Suppliers, and Associates—Changes in the retail landscape, such as continued or increased development and use of private-label brands, may negatively affect our results of operations and financial condition.”

Macroeconomic Conditions and Inflationary Environment

General macroeconomic conditions, including inflation, supply chain disruptions, and labor supply and transportation capacity, have affected BlueTriton’s operating and product costs. However, BlueTriton has demonstrated its ability to navigate adverse macroeconomic conditions and an inflationary environment throughout fiscal years 2022, 2023 and thus far through 2024. During these periods, BlueTriton has instituted proactive initiatives to moderate the effects of rising inflation and commodity costs while gaining scale, including price increases with its Retail customers during 2022, which has helped drive profit growth. BlueTriton’s initiatives have also created efficiencies in its in-bound logistics and other supply chain costs that have helped offset the inflation BlueTriton experienced related to packaging, transportation, and labor cost.

Factors Affecting Comparability of Financial Information

The Nestlé Acquisition

On February 3, 2021, Triton Water Parent, Inc. and its wholly-owned subsidiary, Triton Water Holdings, Inc., were incorporated by affiliates of One Rock for purposes of completing the Nestlé Acquisition. On February 16, 2021, BlueTriton entered into that certain Stock and Asset Purchase Agreement by and between Triton Water Holdings, Inc. and Nestlé S.A., pursuant to which all of the equity interests of Nestlé Waters North America Holdings, Inc. were acquired along with the acquisition of certain assets and assumption of certain liabilities of Nestlé Canada Inc. from Nestlé S.A. The Nestlé Acquisition closed on March 31, 2021. To facilitate BlueTriton’s financial statement presentation, BlueTriton separates its financial results into two distinct periods: “Predecessor” refers to the period up to and including March 31, 2021, the closing date of the Nestlé Acquisition, which represents the results of the pre-Nestlé Acquisition company, and “Successor” refers to the periods after such date, which represent the results of the post-Nestlé Acquisition reorganized company. The delineation between Predecessor and Successor periods is shown by a vertical black line on the consolidated financial statements included elsewhere in this prospectus to highlight the lack of comparability between periods. The “2021 Successor Period” refers to the period from February 3, 2021 through December 31, 2021 and the “2021 Predecessor Period” refers to the period from January 1, 2021 through March 31, 2021.

Non-GAAP Financial Measures

BlueTriton uses Adjusted EBITDA as an important performance metric for the company. In addition, Free Cash Flow is an important liquidity metric that BlueTriton uses to evaluate its ability to make principal payments on its indebtedness and to fund its capital expenditures and working capital requirements. BlueTriton presents Adjusted EBITDA and Free Cash Flow because it believes these measures are frequently used by analysts, investors, and other interested parties in the evaluation of companies in its industry.

Adjusted EBITDA and Free Cash Flow should be considered in addition to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. These are not measurements of BlueTriton’s financial performance under GAAP and should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of BlueTriton’s liquidity and may not be comparable to other similarly titled measures of other businesses. These non-GAAP metrics may not be indicative of BlueTriton’s historical operating results, nor are such measures meant to be predictive of BlueTriton’s future results. In the future, BlueTriton may incur expenses similar to the adjustments noted herein to calculate Adjusted EBITDA and Free Cash Flow. However, the magnitude of such adjustments for the periods presented herein is not necessarily indicative of the magnitude of such adjustments in future periods. BlueTriton’s presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an inference that future results of Primo Brands will be unaffected by unusual or non-recurring items.

Adjusted EBITDA and Free Cash Flow have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of BlueTriton’s operating results or cash flows as reported under GAAP. Some of these limitations include that:

•	Adjusted EBITDA does not reflect BlueTriton’s cash used, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, BlueTriton’s working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary, to service interest on BlueTriton’s indebtedness;

•

non-cash compensation is a key element of BlueTriton’s long-term executive incentive compensation package, although BlueTriton excludes it as an expense when evaluating its ongoing operating performance for a particular period;

•	the fact that other companies in BlueTriton’s industry, including Primo Water, may calculate these measures differently than BlueTriton does, which limits their usefulness as comparative measures; and

•	these measures do not reflect the impact of certain cash charges resulting from matters BlueTriton considers not to be indicative of its ongoing operations.

Furthermore, BlueTriton compensated for the limitations described above by relying primarily on its GAAP results and using Adjusted EBITDA and Free Cash Flow only for supplemental purposes.

Adjusted EBITDA

BlueTriton defines Adjusted EBITDA as net income (loss), interest and financing expense, net, provision for (benefit from) income taxes, and depreciation and amortization, further adjusted for costs associated with acquisition, integration and restructuring expenses, share-based compensation costs, unrealized loss (gain) on foreign exchange and commodity forwards, net, loss on disposal of property, plant and equipment, net, gain on sale and leaseback, gain on extinguishment of debt, management fees, and other infrequent or nonrecurring adjustments, net. This is an important metric that management uses as an analytical indicator to evaluate BlueTriton’s performance, allocate resources, and measure leverage. BlueTriton believes that Adjusted EBITDA is a useful metric for management, investors, and analysts because it excludes certain items that can vary widely across different industries or among companies within the same industry, and it removes the impact of items that BlueTriton does not believe were indicative of its core operating performance. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies, and BlueTriton believes these adjustments allow for consistent comparison of its operating results over time and relative to its peers.

BlueTriton uses Adjusted EBITDA to supplement GAAP measures of performance in evaluating the effectiveness of its business strategies, and to establish annual budgets and forecasts. BlueTriton also uses Adjusted EBITDA to establish short-term incentive compensation for management.

The following table reconciles net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented.

	Successor							Predecessor
	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
	($ in millions)
Net income (loss) from continuing operations	$53.3	$57.5	$141.3	$80.7	$92.8	$(126.7)	$(160.6)	$(149.1)
Interest and financing expense, net	85.7	75.8	251.8	212.7	288.1	211.8	125.3	0.1
Income tax expense (benefit)	18.5	21.4	48.2	24.0	25.1	(53.1)	(41.2)	(51.4)
Depreciation and amortization	77.8	82.2	227.3	222.6	305.7	326.2	385.4	53.1

EBITDA	235.3	236.9	668.6	540.0	711.7	358.2	308.9	(147.3)
Acquisition, integration and restructuring expenses	10.0	4.0	29.0	15.0	16.9	83.8	114.3	149.0
Share-based compensation costs	0.3	0.3	0.9	1.0	1.3	1.8	—	—
Unrealized loss (gain) on foreign exchange and commodity forwards, net	8.8	(11.5)	6.1	(3.6)	5.1	—	—	—
Loss on disposal of property, plant and equipment, net	2.1	—	3.8	—	11.4	—	—	—
Gain on sale and leaseback	—	—	—	—	—	—	(23.6)	—
Gain on extinguishment of debt	—	—	—	—	—	(8.7)	—	—
Management fees	4.5	3.4	18.6	11.2	17.8	13.0	9.3	—
Other adjustments, net	3.1	4.8	12.8	14.7	19.4	28.5	42.2	57.2

Adjusted EBITDA(1)	$264.1	$237.9	$739.8	$578.3	$783.6	$476.6	$451.1	$58.9

(1)	Certain Adjusted EBITDA addbacks have been reclassified for presentation purposes.

Free Cash Flow

BlueTriton defines Free Cash Flow as net cash provided by (used in) operating activities less cash paid for purchases of property, plant and equipment and intangible assets not acquired in a business combination (mainly software development costs). BlueTriton believes Free Cash Flow assists investors and analysts in evaluating BlueTriton’s liquidity and cash flows, including BlueTriton’s ability to make principal payments on BlueTriton’s indebtedness and to fund its capital expenditures and working capital requirements.

The following table reconciles net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow for the periods presented.

	Successor					Predecessor
	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
	($ in millions)
Net cash provided by (used in) operating activities	$370.1	$198.8	$320.9	$108.4	$123.4	$(60.7)
Purchases of property, plant and equipment	(96.9)	(162.0)	(203.6)	(258.5)	(148.4)	(36.6)
Purchases of intangible assets	(36.4)	(12.2)	(14.1)	(78.2)	(50.0)	(1.9)

Free cash flow	$236.8	$24.6	$103.2	$(228.3)	$(75.0)	$(99.2)

Results of Operations

The following is a discussion of BlueTriton’s consolidated results of operations for the three and nine months ended September 30, 2024 and 2023 and the years ended December 31, 2023, 2022, and 2021. This information is derived from BlueTriton’s accompanying consolidated financial statements prepared in accordance with GAAP.

Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023

The following table sets forth a summary of BlueTriton’s operations for the periods indicated (in millions):

	Three Months Ended September 30,
	2024	2023	$ Variance	% Change
Net sales	$1,305.1	$1,252.6	$52.5	4.2%
Cost of sales	888.9	874.5	14.4	1.6%

Gross profit	$416.2	$378.1	$38.1	10.1%
Gross margin %	31.9%	30.2%
Selling, general and administrative expenses	239.7	230.8	8.9	3.9%
Acquisition, integration and restructuring expenses	10.0	4.0	6.0	150.0%
Other operating expenses (income), net	9.0	(11.4)	20.4	(178.9)%

Operating income	157.5	154.7	2.8	1.8%
Operating margin %	12.1%	12.4%
Interest and financing expense, net	85.7	75.8	9.9	13.1%

Income before income taxes	71.8	78.9	(7.1)	(9.0)%
Provision for income taxes	18.5	21.4	(2.9)	(13.6)%

Net income	$53.3	$57.5	$(4.2)	(7.3)%

Net Sales

Net sales for the three months ended September 30, 2024 were $1,305.1 million, an increase of $52.5 million, or 4.2%, as compared to the three months ended September 30, 2023, primarily driven by effective pricing and mix improvements and total volume growth of 1.7% across both segments.

Cost of Sales

Cost of sales consists primarily of manufacturing, shipping and logistics, storage and handling costs, personnel costs, and allocated facilities and overhead costs associated with the products sold. Manufacturing costs consist primarily of water sourcing costs, packaging costs, and labor and utilities to convert raw materials into finished products.

During the three months ended September 30, 2024, cost of sales was $888.9 million, an increase of $14.4 million, or 1.6%, as compared to the three months ended September 30, 2023, primarily driven by higher labor-related manufacturing and packaging costs, which were $17.2 million higher than the prior year, partially offset by favorable storage and handling costs decreases of $6.9 million, when compared to the prior year period.

Gross Profit and Gross Margin

During the three months ended September 30, 2024, gross profit was $416.2 million, an increase of $38.1 million, or 10.1%, as compared to the prior year period, and gross margin as a percentage of net sales was 31.9% for the three months ended September 30, 2024, compared to 30.2% for the three months ended September 30, 2023, primarily driven by higher net sales and improved costs including lower storage and handling costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2024 were $239.7 million, an increase of $8.9 million, or 3.9%, as compared to $230.8 million for the three months ended September 30, 2023, primarily driven by higher marketing, sales, and promotional expenses which increased $17.4 million, partially offset by $7.6 million less spending on information technology.

Acquisition, Integration and Restructuring Expenses

During the three months ended September 30, 2024, acquisition and restructuring expenses were $10.0 million, an increase of $6.0 million, or 150.0%, as compared to the three months ended September 30, 2023, primarily due to advisory and legal costs related to the merger with Primo Water of $7.8 million, which was consummated on November 8, 2024, partially offset by $2.1 million lower of severance charges during 2024 when compared to 2023.

Other Operating Expenses (Income), Net

Other operating expenses (income), net, includes primarily foreign exchange, unrealized mark-to-market adjustments for commodity forwards, and other infrequent income or expenses.

For the three months ended September 30, 2024, other operating expenses, net were $9.0 million, compared to income of $11.4 million for the three months ended September 30, 2023. The increase in expense was primarily due to a $8.8 million unrealized loss on commodity forwards during the current period, compared to an unrealized gain of $11.5 million in the prior year.

Interest and Financing Expense, Net

Interest and financing expense, net, includes the interest expense on outstanding debt obligations, partially offset by the amount capitalized as part of capital projects and interest income earned on cash and cash equivalents, including restricted cash.

For the three months ended September 30, 2024, interest and financing expense, net was $85.7 million, an increase of $9.9 million, or 13.1%, as compared to the three months ended September 30, 2023, primarily attributable to the incurrence of an incremental amount of $400.0 million in term loans, net of discount of

$8.0 million, pursuant to the company’s entry into the 2024 Incremental Term Loans (as defined below) on March 1, 2024.

Provision for Income Taxes

For the three months ended September 30, 2024, provision for income taxes was $18.5 million, compared to $21.4 million for the three months ended September 30, 2023. The majority of BlueTriton’s taxable income was generated in the United States and was taxed at an effective tax rate of 25.8% for the three months ended September 30, 2024, mainly driven by the United States activity taxed at a federal and state statutory rate of 24.9%.

Relative to the federal and state statutory rate, the 2023 effective tax rate was 27.1%, primarily impacted by discrete items in the prior year period.

Net Income

Net income for the three months ended September 30, 2024 was $53.3 million, a decrease of $4.2 million as compared to the three months ended September 30, 2023, due to the factors mentioned above.

Segment Results

Retail

	Three Months Ended September 30,
	2024	2023	$ Variance	% Change
	($ in millions)
Net sales	$987.7	$947.6	$40.1	4.2%
Operating income	146.5	111.6	34.9	31.3%
Operating margin %	14.8%	11.8%

Net sales for the three months ended September 30, 2024 were $987.7 million, an increase of $40.1 million, or 4.2%, as compared to the three months ended September 30, 2023, due to effective pricing and mix improvements and, to a lesser extent, 1.6% volume growth.

Operating income for the three months ended September 30, 2024 was $146.5 million, an increase of $34.9 million, compared to the three months ended September 30, 2023, primarily as a result of the aforementioned increase in volumes and the overall improved gross margins of 330 basis points, as a result of $20.0 million lower freight and storage costs when compared to the prior year, offsetting an increase of $8.0 million in packaging costs. The operating income improvement was also partially offset by a $14.9 million increase in marketing expenses.

ReadyRefresh

	Three Months Ended September 30,
	2024	2023	$ Variance	% Change
	($ in millions)
Net sales	$317.4	$305.0	$12.4	4.1%
Operating income	35.8	41.7	(5.9)	(14.1)%
Operating margin %	11.3%	13.7%

Net sales for the three months ended September 30, 2024 were $317.4 million, an increase of $12.4 million, or 4.1%, as compared to the three months ended September 30, 2023, primarily driven by a near equal impact of effective pricing and mix, and a 2.3% volume improvement.

Operating income for the three months ended September 30, 2024 was $35.8 million, a decrease of $5.9 million compared to the three months ended September 30, 2023, primarily as a result of labor-related delivery costs and marketing expenses, which rose $7.3 million and $3.0 million, respectively, partially offset by improved pricing and mix and a $4.1 million reduction in broker commissions.

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

The following table sets forth a summary of BlueTriton’s operations for the periods indicated (in millions):

	Nine Months Ended September 30,
	2024	2023	$ Variance	% Change
Net sales	$3,755.3	$3,612.7	$142.6	3.9%
Cost of sales	2,563.8	2,574.9	(11.1)	(0.4)%

Gross profit	$1,191.5	$1,037.8	$153.7	14.8%
Gross margin %	31.7%	28.7%
Selling, general and administrative expenses	714.7	709.3	5.4	0.8%
Acquisition, integration and restructuring expenses	29.0	15.0	14.0	93.3%
Other operating expenses (income), net	6.5	(3.9)	10.4	(266.7)%

Operating income	441.3	317.4	123.9	39.0%
Operating margin %	11.8%	8.8%
Interest and financing expense, net	251.8	212.7	39.1	18.4%

Income before income taxes	189.5	104.7	84.8	81.0%
Provision for income taxes	48.2	24.0	24.2	100.8%

Net income	$141.3	$80.7	$60.6	75.1%

Net Sales

Net sales for the nine months ended September 30, 2024 were $3,755.3 million, an increase of $142.6 million, or 3.9%, as compared to the nine months ended September 30, 2023, primarily driven by 3.0% volume growth across both segments, and effective pricing and mix improvements in the ReadyRefresh segment.

Cost of Sales

Cost of sales consists primarily of manufacturing, shipping and logistics, storage and handling costs, personnel costs, and allocated facilities and overhead costs associated with the products sold. Manufacturing costs consist primarily of water sourcing costs, packaging costs, and labor and utilities to convert raw materials into finished products.

During the nine months ended September 30, 2024, cost of sales was $2,563.8 million, a decrease of $11.1 million, or 0.4%, as compared to the nine months ended September 30, 2023, primarily driven by a year over year improvement in freight costs of $21.8 million, water sourcing and packaging costs of $18.1 million when compared to the prior year period, partially offset by labor-related and storage costs that increased $23.7 million and $3.2 million, respectively.

Gross Profit and Gross Margin

During the nine months ended September 30, 2024, gross profit was $1,191.5 million, an increase of $153.7 million, or 14.8%, as compared to the prior year period, and gross margin as a percentage of net sales was 31.7% for the nine months ended September 30, 2024, compared to 28.7% for the nine months ended September 30, 2023, primarily driven by higher net sales and favorable freight, packaging, and water sourcing costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2024 were $714.7 million, an increase of $5.4 million, or 0.8%, as compared to the nine months ended September 30, 2023, primarily driven by a labor-related cost, including variable compensation, and related party management fees, increasing $11.5 million and $7.4 million, respectively. These high costs were partially offset by a $13.9 million reduction in information technology costs.

Acquisition, Integration and Restructuring Expenses

During the nine months ended September 30, 2024, acquisition, integration and restructuring expenses were $29.0 million, an increase of $14.0 million, or 93.3%, as compared to the nine months ended September 30, 2023, primarily due to advisory and legal costs of $26.7 million related to the merger with Primo Water, partially offset by $7.7 million lower severance charges during 2024 when compared to 2023.

Other Operating Expenses (Income), Net

Other operating expenses (income), net, includes primarily foreign exchange, unrealized mark-to-market adjustments for commodity forwards, and other infrequent income or expenses.

For the nine months ended September 30, 2024, other operating expense, net was $6.5 million, compared to income of $3.9 million for the nine months ended September 30, 2023. The change was primarily due to an unrealized loss of $5.8 million on commodity forwards in the current period, compared to an unrealized gain of $5.6 million in the prior year period.

Interest and Financing Expense, Net

Interest and financing expense, net, includes the interest expense on outstanding debt obligations, partially offset by the amount capitalized as part of capital projects and interest income earned on cash and cash equivalents, including restricted cash.

For the nine months ended September 30, 2024, interest and financing expense, net was $251.8 million, an increase of $39.1 million, or 18.4%, as compared to the nine months ended September 30, 2023, primarily attributable to the $23.7 million of interest related to the addition of the 2024 Incremental Term Loans in March 2024, the amounts drawn down on the revolving credit facility and the higher variable interest rate on the BlueTriton Term Loan Facility compared to the prior year period.

Provision for Income Taxes

For the nine months ended September 30, 2024, the provision for income taxes was $48.2 million, compared to $24.0 million for the nine months ended September 30, 2023. The majority of BlueTriton’s taxable income was generated in the United States and taxed at an effective tax rate of 25.4% for the nine months ended September 30, 2024, driven by the United States activity taxed at a federal and state statutory rate of 24.9%.

Relative to the federal and state statutory rate, the 2023 effective tax rate was 22.9%, primarily impacted by discrete items in the prior year period.

Net Income

Net income for the nine months ended September 30, 2024 was $141.3 million, an improvement of $60.6 million as compared to the nine months ended September 30, 2023, due to the factors mentioned above.

Segment Results

Retail

	Nine Months Ended September 30,
	2024	2023	$ Variance	% Change
	($ in millions)
Net sales	$2,866.8	$2,762.2	$104.6	3.8%
Operating income	411.7	265.6	146.1	55.0%
Operating margin %	14.4%	9.6%

Net sales for the nine months ended September 30, 2024 were $2,866.8 million, an increase of $104.6 million, or 3.8%, as compared to the nine months ended September 30, 2023, due to volume growth.

Operating income for the nine months ended September 30, 2024 was $411.7 million, an increase of $146.1 million compared to the nine months ended September 30, 2023, primarily as a result of higher sales at a gross margin improvement of 430 basis points, largely due to a $42.3 million reduction in freight costs. Operating income further benefited from a $9.4 million reduction in information technology costs and a $7.1 million reduction in marketing costs, when compared to the prior year. This improvement was partially offset by a $27.1 million increase in selling expenses, primarily labor-related costs.

ReadyRefresh

	Nine Months Ended September 30,
	2024	2023	$ Variance	% Change
	($ in millions)
Net sales	$888.5	$850.5	$38.0	4.5%
Operating income	91.0	86.9	4.1	4.7%
Operating margin %	10.2%	10.2%

Net sales for the nine months ended September 30, 2024 were $888.5 million, an increase of $38.0 million, or 4.5%, as compared to the nine months ended September 30, 2023. This increase was primarily driven by effective pricing and mix improvement, and to a lesser extent, 1.6% volume growth during the current year period.

Operating income for the nine months ended September 30, 2024 was $91.0 million, an increase of $4.1 million compared to the nine months ended September 30, 2023, primarily as a result of higher net sales and a $13.9 million reduction in broker commissions as we shifted our customer acquisition strategy, driving a $9.8 million increase in marketing expenses over the prior year.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Consolidated Results

The following table sets forth BlueTriton’s consolidated statements of operations data for the periods indicated (in millions).

	Year Ended December 31,
	2023	2022	$ Variance	% Change
Net sales	$4,698.7	$4,441.1	$257.6	5.8%
Cost of sales	3,346.7	3,446.9	(100.2)	(2.9)%

Gross profit	1,352.0	994.2	357.8	36.0%
Gross margin %	28.8%	22.4%
Selling, general and administrative expenses	924.2	887.0	37.2	4.2%
Acquisition, integration and restructuring expenses	16.9	83.8	(66.9)	(79.8)%
Other operating expenses, net	4.9	0.1	4.8	4,825.2%

Operating income	406.0	23.3	382.7	1,643.3%
Operating margin %	8.6%	0.5%
Gain on extinguishment of debt	—	(8.7)	8.7	(100.0)%
Interest and financing expense, net	288.1	211.8	76.2	36.0%

Income (loss) before income taxes	117.9	(179.8)	297.7	*
Provision for (benefit from) income taxes	25.1	(53.1)	78.2	*

Net income (loss)	$92.8	$(126.7)	219.5	*

*	Not meaningful.

Net Sales

During the year ended December 31, 2023, net sales were $4,698.7 million, an increase of $257.6 million, or 5.8%, as compared to the year ended December 31, 2022, primarily relating to the carryover impact of price increases taken throughout 2022 in both of BlueTriton’s Retail and ReadyRefresh segments, offsetting a 2.9% volume decrease in the Retail segment. To a lesser extent revenues grew due to a 2.2% volume growth in the ReadyRefresh segment.

Cost of Sales

Cost of sales consists primarily of manufacturing, shipping and logistics, storage and handling, personnel costs and allocated facilities, and overhead costs associated with products sold. Manufacturing costs consist primarily of raw materials, packaging costs, and labor and utilities to convert raw materials into finished products.

During the year ended December 31, 2023, cost of sales was $3,346.7 million, a decrease of $100.2 million, or 2.9%, as compared to the year ended December 31, 2022, primarily as a result of 2.3% lower sales volumes and by $26.5 million less depreciation and amortization due to the full depreciation of assets created as a result of purchase accounting, and favorable freight and packaging costs, primarily resin pricing, when compared to the prior year. The decrease was partially offset by higher costs per unit from increased storage and handling and, to a lesser degree, labor and overhead-related costs, when compared to the prior year.

Gross Profit and Gross Margin

During the year ended December 31, 2023, gross profit was $1,352.0 million, an increase of $357.8 million, or 36.0%, as compared to the year ended December 31, 2022, and gross margin as a percentage of net sales was

28.8%, as compared to 22.4% during the year ended December 31, 2022. The 660 basis point margin improvement was primarily the result of the 8.1% revenue growth in price and mix, primarily driven by the benefit of price increases taken throughout 2022, as well as consistent beneficial freight and resin pricing.

Selling, General and Administrative Expenses

Costs recorded in selling, general and administrative expenses include product marketing and advertising expenses, selling costs, including commissions, IT and all other costs associated with corporate functions, oversight and support.

Selling, general and administrative expenses during the year ended December 31, 2023 were $924.2 million, an increase of $37.2 million, or 4.2%, as compared to the year ended December 31, 2022, primarily driven by a $30.4 million increase in spending on information technology (“IT”), and to a lesser extent administrative personnel costs, and recycling processing fees, partially offset by reductions in spending on marketing, sales and promotional programs, and legal fees when compared to the prior year.

Acquisition, Integration and Restructuring Expenses

Acquisition expenses include those costs associated with BlueTriton’s acquisitions, as well as costs incurred on potential acquisitions. Integration and restructuring expenses mainly include IT implementation costs, costs incurred to achieve post-acquisition synergies, and costs incurred on business optimization, among others.

During the year ended December 31, 2023, acquisition, integration and restructuring expenses were $16.9 million, a decrease of $66.9 million, or 79.8%, as compared to the year ended December 31, 2022, primarily as a result of a year over year decrease in IT implementation costs of $56.0 million and, to a lesser extent, lower severance costs during 2023.

Other Operating Expenses, Net

Other operating expenses, net, includes primarily foreign exchange, unrealized hedge mark to market, and other infrequent income or charges.

Other operating expenses, net, during the year ended December 31, 2023 were $4.9 million, an increase of $4.8 million, as compared to the year ended December 31, 2022, primarily due to unrealized loss of $3.6 million related to commodity forward contracts and an unrealized foreign exchange loss in the current period.

Interest and Financing Expense, Net

Interest and financing expense, net, primarily related to interest expense on BlueTriton’s debt and finance leases, revolver commitment fees and costs associated with its debt, partially offset by interest income earned on cash and cash equivalents, including restricted cash.

During the year ended December 31, 2023, interest and financing expense, net, was $288.1 million, an increase of $76.2 million, or 36.0%, as compared to the year ended December 31, 2022, primarily relating to an approximately 270 basis point increase in the average variable interest rate on the BlueTriton Term Loan Facility, and to a lesser extent, due to outstanding revolver balances during the year ended December 31, 2023.

Provision for (Benefit from) Income Taxes

During the year ended December 31, 2023, provision for income tax was $25.1 million, compared to a benefit from income taxes of $53.1 million for the year ended December 31, 2022. The majority of BlueTriton’s taxable income was generated in the United States and taxed at a federal and state statutory rate of 24.9%.

Relative to the federal and state statutory rate, the 2023 effective tax rate was 21.3%, primarily impacted by the positive effects of state taxes and research and development tax credits.

For the year ended December 31, 2022, the effective tax rate as a result of the income tax benefit was 29.5%, driven by the net loss during the period, further benefited by state taxes and research and development credits.

Net Income (Loss)

The net income for the year ended December 31, 2023 was $92.8 million, an improvement of $219.5 million as compared to a $126.7 million net loss for the year ended December 31, 2022 due to the factors mentioned above.

Segment Results

Retail

	Year Ended December 31,
($ in millions)	2023	2022	$ Variance	% Change
Net sales	$3,574.0	$3,391.5	$182.5	5.4%
Operating income	358.8	87.2	271.6	311.5%
Operating margin %	10.0%	2.6%

During the year ended December 31, 2023, net sales were $3,574.0 million, an increase of $182.5 million, or 5.4%, as compared to the year ended December 31, 2022, driven by the carryover impact of price increases taken throughout 2022, partially offset by a 2.9% decline in volumes year over year.

Operating income was $358.8 million during the year ended December 31, 2023, an increase of $271.6 million as compared to the year ended December 31, 2022, primarily as a result of the aforementioned 8.3% increase in revenue price and mix, the overall 650 basis point improvement in gross margins as a result of $106 million lower freight costs, packaging costs and raw material costs that were $91.4 million lower than the prior year, and, to a lesser extent, lower marketing expenses. These benefits were partially offset by higher overall administrative costs, specifically those related to IT, which were $75.7 million higher than 2022.

ReadyRefresh

	Year Ended December 31,
($ in millions)	2023	2022	$ Variance	% Change
Net sales	$1,124.7	$1,049.6	$75.1	7.2%
Operating income	106.3	55.6	50.7	91.2%
Operating margin %	9.5%	5.3%

During the year ended December 31, 2023, net sales were $1,124.7 million, an increase of $75.1 million, or 7.2%, as compared to the year ended December 31, 2022, primarily relating to the impact of price increases and, to a lesser extent, by 2.2% volume growth during 2023.

Operating income was $106.3 million during the year ended December 31, 2023, an increase of $50.7 million as compared to the year ended December 31, 2022, primarily as a result of the aforementioned increase in net sales, largely due to pricing and mix and the overall 680 basis point improvement in gross margins, most significantly impacted by a year over year decrease of $21.9 million in freight costs as a result of route optimization initiatives. These benefits were partially offset by higher overall administrative costs, in particular a $53.0 million increase in IT costs.

Year Ended December 31, 2022 Compared to the 2021 Successor Period and the 2021 Predecessor Period

Consolidated Results

The following table sets forth BlueTriton’s consolidated statements of operations data for the periods indicated (in millions). See “—Factors Affecting Comparability of Financial Information—The Nestlé Acquisition” for additional information.

	Successor		Predecessor
	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net sales	$4,441.1	$3,076.9	$834.6
Cost of sales	3,446.9	2,440.1	615.3

Gross profit	994.2	636.8	219.3
Gross margin %	22.4%	20.7%	26.3%
Selling, general and administrative expenses	887.0	601.3	219.9
Acquisition, integration and restructuring expenses	83.8	114.3	149.0
Other operating expense (income), net	0.1	(2.3)	50.8

Operating income (loss)	23.3	(76.5)	(200.4)
Operating margin %	0.5%	(2.5)%	(24.0)%
Gain on extinguishment of debt	(8.7)	—	—
Interest and financing expense, net	211.8	125.3	0.1

Loss before income taxes	(179.8)	(201.8)	(200.5)
Benefit from income taxes	(53.1)	(41.2)	(51.4)

Net loss	$(126.7)	$(160.6)	$(149.1)

Net Sales

During the year ended December 31, 2022, net sales were $4,441.1 million compared to $3,076.9 million for the 2021 Successor Period and $834.6 million for the 2021 Predecessor Period, which change was primarily driven by the impact of price increases in Retail and ReadyRefresh segments throughout 2022, and, to a lesser extent, by volume growth in the ReadyRefresh segment.

Cost of Sales

During the year ended December 31, 2022, cost of sales was $3,446.9 million compared to $2,440.1 million for the 2021 Successor Period and $615.3 million for the 2021 Predecessor Period, which change was primarily driven by higher costs per unit from freight, fuel, and packaging materials and, to a lesser extent, from the lease expense related to the sale and leaseback transaction that was completed in the fourth quarter of 2021. Partially offsetting these increases was a lower depreciation and amortization due to fully depreciated assets resulting from purchase accounting.

Gross Profit and Gross Margin

During the year ended December 31, 2022, gross profit was $994.2 million compared to $636.8 million for the 2021 Successor Period and $219.3 million for the 2021 Predecessor Period, and gross margin as a percentage of net sales was 22.4% for the year ended December 31, 2022 compared to 20.7% and 26.3% for the 2021 Successor Period and 2021 Predecessor Period, respectively, which changes were primarily driven by a phase-in of price increases implemented during 2022 to offset cost inflation.

Selling, General and Administrative Expenses

Selling, general and administrative expenses during the year ended December 31, 2022 were $887.0 million compared to $601.3 million for the 2021 Successor Period and $219.9 million for the 2021 Predecessor Period, which change was primarily driven by increased spending on marketing, partially offset by reduced people costs due to restructuring, a decrease in impact from purchase accounting due to fully depreciated assets and various operational initiatives.

Acquisition, Integration and Restructuring Expenses

During the year ended December 31, 2022, acquisition, integration and restructuring expenses were $83.8 million compared to $114.3 million for the 2021 Successor Period and $149.0 million for the 2021 Predecessor Period, which change was primarily due to various one-time costs in 2021 related to the Nestlé Acquisition, including Nestlé executive retiree charges, and the completion of the headcount reduction and restructuring program during fiscal year 2021, with some carry over into fiscal year 2022.

Other Operating Expenses (Income), Net

Other operating expenses, net, during the year ended December 31, 2022 were $0.1 million compared to income of $2.3 million for the 2021 Successor Period and net expenses of $50.8 million for the 2021 Predecessor Period, which changed primarily due to numerous one-time charges including $27.1 million from the write-off of an investment and transaction-related bonuses.

Gain on Extinguishment of Debt

During the year ended December 31, 2022, BlueTriton paid $47.0 million to repurchase $57.0 million in face value of BlueTriton Senior Notes, resulting in recorded gains of $8.7 million on extinguishment of debt, net of write-off of $1.3 million of capitalized debt issuance costs. BlueTriton did not record any gain on extinguishment of debt for the 2021 Successor Period or 2021 Predecessor Period.

Interest and Financing Expense, Net

During the year ended December 31, 2022, interest and financing expense, net, was $211.8 million compared to $125.3 million for the 2021 Successor Period and $0.1 million for the 2021 Predecessor Period, which change was primarily related to a full year of interest, the greater average outstanding debt and, most significantly, an increase in the variable interest rate on the BlueTriton Term Loan Facility from 4.00% to 7.17%.

Benefit from Income Tax

During the year ended December 31, 2022, the income tax benefit was $53.1 million compared to $41.2 million for the 2021 Successor Period and $51.4 million for the 2021 Predecessor Period, which change was primarily related to a lower loss before taxes in 2022 compared to the period year periods, partially offset by permanent differences related to transaction costs in the prior periods.

Net Loss

The net loss for the year ended December 31, 2022 was $126.7 million, an improvement of $183.0 million as compared to $309.7 million for the combined 2021 Successor Period and 2021 Predecessor Period, due to the factors mentioned above.

Segment Results

Retail

	Successor		Predecessor
($ in millions)	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net sales	$3,391.5	$2,338.7	$621.1
Operating income	87.2	20.1	1.8
Operating margin %	2.6%	0.9%	0.3%

During the year ended December 31, 2022, net sales were $3,391.5 million compared to $2,338.7 million for the 2021 Successor Period and $621.1 million for the 2021 Predecessor Period, which change was primarily driven by the impact of price increases and, to a lesser extent, volume growth.

During the year ended December 31, 2022, operating income was $87.2 million compared to $20.1 million for the 2021 Successor Period and $1.8 million for the 2021 Predecessor Period, which change was primarily driven by the impact of price increases taken in 2022, partially offset by higher costs per unit from freight, fuel, and packaging materials, and higher marketing spend during 2022.

ReadyRefresh

	Successor		Predecessor
($ in millions)	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net sales	$1,049.6	$738.2	$213.5
Operating income	55.6	45.6	4.0
Operating margin %	5.3%	6.2%	1.9%

During the year ended December 31, 2022, net sales were $1,049.6 million compared to $738.2 million for the 2021 Successor Period and $213.5 million for the 2021 Predecessor Period, which change was primarily driven by the impact of price increases taken throughout 2022 and, to a lesser extent, an increase in volume.

During the year ended December 31, 2022, operating income was $55.6 million compared to $45.6 million for the 2021 Successor Period and $4.0 million for the 2021 Predecessor Period, which change was primarily driven by the impact of price increases, offset by the impact of general cost inflation.

Liquidity and Capital Resources

Historical Sources and Uses of Liquidity and Capital Resources

BlueTriton’s principal liquidity requirements were for working capital and general corporate purposes, including capital expenditures and debt service, dividends, and acquisitions. BlueTriton historically funded its operations and acquisitions primarily through debt financing and cash provided by operating activities. As of September 30, 2024, BlueTriton had $176.7 million of cash on hand (of which $1.9 million was restricted) and had access to a $350.0 million BlueTriton ABL Credit Facility (availability of $298.0 million, net of outstanding letters of credit of $52.0 million). The terms of the BlueTriton Senior Secured Credit Facilities and BlueTriton Senior Notes (as as defined below) were not amended as a result of the Transaction.

Description of Certain BlueTriton Indebtedness

BlueTriton Senior Secured Credit Facilities

In connection with the Nestlé Acquisition, BlueTriton entered into the BlueTriton Senior Secured Credit Facilities, which consist of the BlueTriton Term Loan Facility and the BlueTriton ABL Credit Facility.

BlueTriton Term Loan Facility

Triton Water Holdings, Inc. (“Triton Water Holdings”) and Triton Water Intermediate, Inc. (“Intermediate Holdings”), both wholly owned subsidiaries of the Company, entered into a Term Loan Agreement (the “BlueTriton Term Loan Facility”) on March 31, 2021 with a group of lenders and Morgan Stanley Senior Funding, Inc., as administrative and collateral agent, under which BlueTriton borrowed term loans in an aggregate principal amount of $2,550.0 million. The BlueTriton Term Loan Facility has a maturity date of March 31, 2028. The proceeds of the BlueTriton Term Loan Facility were used to finance the Nestlé Acquisition and pay fees and expenses related thereto.

The credit agreement governing the BlueTriton Term Loan Facility (the “BlueTriton Term Loan Credit Agreement”) permits BlueTriton to incur incremental term loans in an aggregate amount not to exceed the greater of (i) $536.0 million and (ii) 1.0 multiplied by the pro forma consolidated adjusted EBITDA of BlueTriton for the most recently ended four full fiscal quarters, plus certain additional amounts, including unlimited amounts subject to, among other things, pro forma compliance with a first lien net leverage ratio, secured net leverage ratio or total net leverage ratio.

On December 9, 2021, Triton Water Holdings and Intermediate Holdings entered into the First Amendment to the BlueTriton Term Loan Credit Agreement and incurred incremental term loans in an aggregate principal amount of $250.0 million with a maturity date of March 31, 2028. BlueTriton recorded debt discounts of $3.6 million related to the First Amendment to the BlueTriton Term Loan Credit Agreement that are recorded as a reduction of the carrying amount of the incremental term loans and are being amortized using the effective interest method over the remaining term to maturity. The BlueTriton Term Loan Credit Agreement was amended by that certain Second Amendment to the BlueTriton Term Loan Credit Agreement on June 9, 2023, primarily to effectuate the transition of the interest rate benchmark from LIBOR to SOFR.

On March 1, 2024, Triton Water Holdings and Intermediate Holdings entered into the Third Amendment to the BlueTriton Term Loan Credit Agreement and incurred incremental term loans in an aggregate principal amount of $400.0 million (the “2024 Incremental Term Loans”) with a maturity date of March 31, 2028, the proceeds of which were used to finance a distribution to shareholders and to pay fees and expenses in connection therewith. In connection with the borrowing of the 2024 Incremental Term Loans, BlueTriton incurred debt issuance and transaction costs of $5.1 million and debt discounts of $8.0 million; all of which are recorded as a reduction of the carrying amount of the 2024 Incremental Term Loans and are being amortized using the effective interest method over the remaining term to maturity.

Interest Rate and Fees

The interest rate per annum applicable to loans under the BlueTriton Term Loan Facility is, at BlueTriton’s option, equal to either an alternate base rate or an adjusted SOFR rate for a one-, three-, or six-month interest period, in each case, plus an applicable margin that ranges from 3.25% to 3.5% based on BlueTriton’s leverage. The alternate base rate will be the greater of (i) the rate determined by Morgan Stanley from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States on such day, (ii) the federal funds effective rate calculated by the Federal Reserve Bank of New York, plus 0.50%, and (iii) the adjusted SOFR rate for an interest period of one month plus 1.00%. The adjusted SOFR rate will be the rate per annum equal to the secured overnight financing rate as determined by the Federal Reserve Bank of New York (or its successor) plus a spread adjustment; provided, that in no event, shall the adjusted SOFR rate with respect to the current term loans be less than 0.50%.

The BlueTriton Term Loan Facility is repayable in quarterly installments in an amount equal to approximately 1% per annum of the original principal amount of the BlueTriton Term Loan Facility per year with the balance payable on the maturity date.

As of September 30, 2024, BlueTriton had $3,106.6 million of borrowings outstanding under the BlueTriton Term Loan Facility. See Note 8, “Debt,” to the unaudited and audited consolidated financial statements of BlueTriton included elsewhere in this prospectus for further detail on the BlueTriton Term Loan Facility.

BlueTriton ABL Credit Facility

Triton Water Holdings and Intermediate Holdings entered into the asset based lending (“ABL”) Revolving Credit Agreement (the “BlueTriton ABL Credit Facility” and, together with the BlueTriton Term Loan Facility, the “BlueTriton Senior Secured Credit Facilities”) on March 31, 2021 with a group of lenders and Bank of America, N.A., as administrative agent and collateral agent, for up to $350.0 million of revolving loan commitments, up to $50.0 million of which is available as swingline loans and up to $75.0 million of which is available as letters of credit, which letters of credit shall expire not more than 12 months after the date of issuance (with options for auto renewal). The BlueTriton ABL Credit Facility has a maturity date of March 31, 2026.

The interest rate per annum applicable to loans under the BlueTriton ABL Credit Facility is, at BlueTriton’s option, equal to either an alternate base rate or an adjusted SOFR rate for a one-, three-, or six-month interest period, or a twelve-month period if available from all relevant affected lenders, in each case, plus an applicable margin, equal to (i) a base rate plus a margin ranging from 0.50% to 1.00% or (ii) an adjusted SOFR rate plus a margin ranging from 1.50% to 2.00%, in each case with such margin depending on the monthly average unused borrowing availability under the BlueTriton ABL Credit Facility.

As of September 30, 2024, there were no amounts outstanding under the BlueTriton ABL Credit Facility. See Note 8, “Debt,” to the unaudited and audited consolidated financial statements of BlueTriton included elsewhere in this prospectus for further detail on the BlueTriton ABL Credit Facility.

Senior Notes

In connection with the Nestlé Acquisition, on March 31, 2021, Triton Water Holdings issued $770.0 million in aggregate principal amount of 6.250% Senior Notes due 2029 (the “BlueTriton Senior Notes”). As of September 30, 2024, BlueTriton had $713.0 million of aggregate principal amount of BlueTriton Senior Notes outstanding. See Note 8, “Debt,” to the unaudited and audited consolidated financial statements of BlueTriton included elsewhere in this prospectus for further detail on the BlueTriton Senior Notes.

Cash Flows

The following table sets forth a summary of BlueTriton’s cash flows for the periods indicated (in millions):

	Successor					Predecessor
	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net cash provided by (used in) operating activities	$370.1	$198.8	$320.9	$108.4	$123.4	$(60.7)
Net cash used in investing activities	(130.4)	(171.3)	(217.6)	(319.4)	(3,610.3)	(38.3)
Net cash (used in) provided by financing activities	(109.7)	(19.7)	(162.3)	(147.7)	3,952.4	99.0
Effect of exchange rates on cash, cash equivalents, and restricted cash	(0.3)	(0.1)	0.2	(0.2)	(0.6)	—

Net change in cash, cash equivalents, and restricted cash	129.7	7.7	(58.8)	(359.0)	464.8	—
Cash, cash equivalents, and restricted cash at beginning of period	47.0	105.8	105.8	464.8	—	1.9

Cash, cash equivalents, and restricted cash at end of period	$176.7	$113.5	$47.0	$105.8	$464.8	$1.9

Nine Months Ended September 30, 2024 Compared to the Nine Months Ended September 30, 2023

Net cash provided by operating activities was $370.1 million for the nine months ended September 30, 2024, compared to $198.8 million for the nine months ended September 30, 2023. Improvement for the 2024 period was primarily due to a $98.3 million reduction in the use of cash from working capital and a $60.6 million increase in net income.

Net cash used in investing activities was $130.4 million for the nine months ended September 30, 2024, compared to $171.3 million for the nine months ended September 30, 2023. The decrease was primarily due to lower capital expenditures during the current period.

Net cash used in financing activities for the nine months ended September 30, 2024 was $109.7 million, compared to $19.7 million for the nine months ended September 30, 2023. The increased use of cash is primarily due to the net $90.0 million repayment of the BlueTriton ABL Credit Facility during 2024. During the nine months ended September 30, 2023, BlueTriton issued the 2024 Incremental Term Loans for net proceeds of $392.0 million, offset by a dividend payment of $382.7 million and principal debt repayments.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Net cash provided by operating activities was $320.9 million for the year ended December 31, 2023 as compared to $108.4 million for the year ended December 31, 2022, an increase of $212.5 million. Improvement in fiscal year 2023 was primarily due to an improvement in net income of $219.5 million when compared to fiscal year 2022, partially offset by an increase in working capital usage.

Net cash used in investing activities was $217.6 million for the year ended December 31, 2023, compared to $319.4 million for the year ended December 31, 2022, a decrease of $101.8 million. The decrease was primarily related to lower capital expenditures to improve operations and expand capacity. In addition, the higher capital expenditures in fiscal year 2022 related to BlueTriton’s initial IT platform implementation during that period.

Net cash used in financing activities for the year ended December 31, 2023 was $162.3 million, compared to $147.7 million for the year ended December 31, 2022, an increase of $14.6 million. The use of cash during fiscal year 2023 primarily related to the redemption of preferred stock of $183.6 million and payment of a dividend on preferred stock of $49.9 million and the scheduled principal payments of the BlueTriton Term Loan Facility, partially offset by borrowings on the BlueTriton ABL Credit Facility. The use of cash during fiscal year 2022 related to the redemption of preferred stock of $66.4 million and payment of a dividend on preferred stock of $8.6 million, the repurchase and subsequent retirement of a portion of the BlueTriton Senior Notes and the scheduled principal payments of the BlueTriton Term Loan Facility.

Year Ended December 31, 2022 Compared to the 2021 Successor Period and the 2021 Predecessor Period

Net cash provided by operating activities was $108.3 million for the year ended December 31, 2022, as compared to $123.3 million for the 2021 Successor Period and a use of $60.7 million for the 2021 Predecessor Period. Improvement in fiscal year 2022 was primarily due to a reduced net loss when compared to 2021, and to a lesser extent by a decrease in working capital usage. Additionally, a one-time payment to the Nestlé retiree plan was made during fiscal year 2021.

Net cash used in investing activities was $319.4 million for the year ended December 31, 2022, compared to $3,610.3 million for the 2021 Successor Period and $38.3 million for the 2021 Predecessor Period. The use of cash during fiscal year 2022 relates primarily to capital expenditures to improve operations and expand capacity, along with the costs of implementing a new IT platform. The use of cash in fiscal year 2021 primarily represents the cash used to acquire BlueTriton’s business.

Net cash used in financing activities for the year ended December 31, 2022 was $147.7 million, compared to sources of cash of $3,952.4 million for the 2021 Successor Period and $99.0 million for the 2021 Predecessor Period. The use of cash during fiscal year 2022 related to the redemption of preferred stock of $66.4 million and payment of a dividend on preferred stock of $8.6 million, the repurchase and subsequent retirement of a portion of the BlueTriton Senior Notes and the scheduled principal payments of the BlueTriton Term Loan Facility. The source of cash in fiscal year 2021 is primarily the result of proceeds from financing the Nestlé Acquisition, partly offset by the payment of a dividends totaling $761.3 million.

Contractual Obligations and Commitments

BlueTriton’s material contractual obligations as of December 31, 2023 consisted of long-term debt of $3,550.2 million, detailed in Note 10, “Debt” to BlueTriton’s audited consolidated financial statements included elsewhere in this prospectus. In addition, there are future commitments under various operating and finance leases for BlueTriton’s facilities. BlueTriton’s operating and finance lease commitments primarily include land and buildings for offices and warehouse space, vehicles, and certain machinery and equipment, and tools, furniture, and other equipment. As of December 31, 2023, BlueTriton had total operating lease payment obligations (including imputed interest) of $731.4 million, with $102.9 million to be paid within the next 12 months and the remainder thereafter. For additional discussion on BlueTriton’s operating and finance leases, see Note 6, “Leases” and Note 10, “Debt” to BlueTriton’s audited consolidated financial statements included elsewhere in this prospectus.

Additionally, BlueTriton may enter into unconditional purchase obligations with third party suppliers in the ordinary course of business, which are entered into to secure access to springs, subscriptions, utilities, services and supplies vital to BlueTriton’s operations and ability to serve its customers. BlueTriton has various long-term supply and service contracts that may require that BlueTriton’s purchase minimum quantities, for a minimum term, at fixed or variable rates. Unconditional purchase obligations covered by these agreements for the next 12 months are $70.3 million. For additional discussion on BlueTriton’s operating and finance leases, see Note 20, “Commitments and Contingencies” to BlueTriton’s audited consolidated financial statements included elsewhere in this prospectus.

Parent Guarantees

Upon consummation of the Transaction, Primo Brands entered into guarantees of the payment obligations of Primo Water Holdings Inc. (the “Issuer”) with respect to (i) the Primo 2028 Notes, issued pursuant to that certain Indenture, dated as of October 22, 2020, by and among the Issuer, the guarantors party thereto, BNY Canada, as Canadian trustee, BNY US, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent , and (ii) the Primo 2029 Notes, issued pursuant to that certain Indenture, dated as of April 30, 2021, by and among the Issuer, the guarantors party thereto, BNY Canada, as Canadian trustee, and BNY US, as U.S. trustee, paying agent, registrar, transfer agent, and authenticating agent.

Future Sources and Uses of Liquidity

We believe that a combination of cash generated from operating activities, undrawn availability under the BlueTriton ABL Credit Facility and the Primo Water Revolving Credit Facility, and borrowings under the historical debt instruments of BlueTriton and Primo Water that remain outstanding, will provide sufficient liquidity to support our working capital needs, planned growth, and capital expenditure needs, service the ongoing principal and interest payments on the indebtedness of Primo Brands and its subsidiaries, along with our other funding and investment requirements for the next 12 months and for the foreseeable future. However, we do not expect to generate sufficient cash from operations to repay at maturity the entirety of the then-outstanding balances of our indebtedness, including the BlueTriton Term Loan Facility that is expected to mature in 2028, the BlueTriton Senior Notes that are expected to mature in 2029, and the Primo Senior Notes that are expected to mature in 2028 and 2029, as applicable. As a result, we will then be dependent upon our ability to refinance such indebtedness or access the credit markets or source additional equity investments to repay the outstanding balances of our indebtedness. Failure to raise sufficient amounts of funding to repay these obligations or to refinance on beneficial terms at maturity would adversely affect our financial condition.

We or our affiliates, may from time to time seek to repurchase or retire outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, tender offers, or otherwise. Any future repurchases or exchanges, if any, will depend on prevailing market conditions, the Company’s liquidity, contractual restrictions, and other factors. The amounts involved may be material.

Off-Balance Sheet Arrangements

BlueTriton does not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as “structured finance or special purpose entities,” which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Estimates

BlueTriton’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of BlueTriton’s consolidated financial statements requires BlueTriton to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the balance sheet date and the amounts of revenues and expenses during the year. On an ongoing basis, BlueTriton evaluates its estimates, including those related to sales incentives recorded against revenue, valuation of assets and liabilities in connection with acquisitions, collectability of trade receivables, self-insurance reserves, inventory reserves, realizability of income taxes, useful lives of property, plant and equipment and intangible assets, fair value of reporting units in connection with the annual goodwill and indefinite lived intangible assessments, valuation of insurance reserves, and the incremental borrowing rate related to lease obligations. Actual results may differ from these estimates under different assumptions or conditions.

BlueTriton believes that, of its significant accounting policies, which are described in Note 2, “Summary of Significant Accounting Policies,” to its consolidated financial statements included elsewhere in this prospectus, the following accounting estimates are the most critical to an understanding of its financial statements because they involve a higher degree of judgment and complexity.

Revenue Recognition

BlueTriton’s principal source of revenue is bottled water sales to customers primarily in the United States and Canada. Revenue is recognized when a customer obtains control of promised goods (the obligation), which may be upon shipment of goods or upon delivery to the customer as defined in the customer contract or purchase order. Revenue is recognized at an amount that reflects the consideration BlueTriton expects to receive in exchange for those goods. Amounts collected from customers for sales taxes are excluded from the transaction price. BlueTriton measures revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A performance obligation is a contractual promise to transfer a distinct good to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when the customer receives the benefit of the performance obligation (BlueTriton has only one obligation).

The nature of BlueTriton’s contracts gives rise to variable consideration including volume-based rebates, growth incentives, point of sale promotions, and other trade promotional discounts (sales incentives). For certain sales incentives, the accrual BlueTriton records for the rebate or discount that will be granted to the customer requires significant estimation. The critical assumptions used in estimating the sales incentive accruals include BlueTriton’s estimate of expected levels of performance and redemption rates, which requires judgement. These assumptions are developed based upon the historical performance of the customer’s participation with similar types of promotions adjusted for current trends. These estimated sales incentives are included in the transaction price of BlueTriton’s contracts with customers as a reduction within net sales and are included as either a reduction in accounts receivable if the customer is entitled to take a deduction on their payment, or as accrued sales incentives in accruals and other current liabilities if BlueTriton anticipates needing to pay the customer. Estimated discounts reflected in trade receivables, net of credit losses were $84.6 million and $97.7 million at December 31, 2023 and 2022, respectively. Accrued sales incentive obligations, recorded in accruals and other current liabilities, were $45.5 million and $63.5 million at December 31, 2023 and 2022, respectively.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized, and as a result, impairment tests must be performed at least annually, or more frequently if events or circumstances indicate that an asset may be impaired. Goodwill is tested for impairment at the reporting unit level and indefinite-lived intangible assets are tested for impairment at the asset level.

Reporting units are determined based on one level below the operating segment level. In performing the goodwill impairment test, BlueTriton may first perform a qualitative assessment or bypass the qualitative assessment and proceed directly to performing the quantitative impairment test. Factors considered include macroeconomic, industry and market conditions, cost factors that would have a negative effect on earnings and cash flows, legal and regulatory environment, historical financial performance, and significant changes in BlueTriton’s operations or brand. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed. In the quantitative assessment for goodwill and indefinite-lived intangible assets, an assessment is performed to determine the fair value of the reporting unit and indefinite-lived intangible asset, respectively.

BlueTriton uses either the income approach or in some cases a combination of income and market-based approaches, to determine the fair value of its assets, as well as an overall consideration of market capitalization and enterprise value. If the carrying value of the reporting unit or intangible asset exceeds the estimated fair value, an impairment charge is recognized in an amount equal to that excess. Goodwill is tested for impairment at the reporting unit level annually, in the fourth quarter, or when events or changes in circumstances indicate that goodwill might be impaired. BlueTriton performed a quantitative assessment during 2023 using a combination of an income and market-based approach and determined that the fair values of its reporting units were not less than recorded carrying values, and therefore no impairment exists.

BlueTriton uses an income approach, the relief from royalty method, to determine the fair value of its indefinite lived intangible assets. BlueTriton used specific royalty rates for each trade name based on consideration of comparable third-party licensing transactions and the profit margins earned. Based on BlueTriton’s analysis, the company determined that the fair value of each of its trade names was adequately in excess of their carrying amount, and therefore no impairment exists.

There are inherent uncertainties related to each of the qualitative assumptions, and BlueTriton’s judgment in applying them. Changes in the assumptions used in BlueTriton’s qualitative assessment of goodwill and intangible assets could result in impairment charges that could be material to the consolidated financial statements in any given period.

Self-Insurance Reserves

BlueTriton is self-insured for workers’ compensation, property, automobile, and general liability. The self-insurance claim liability is determined actuarially, at a minimum annually, based on claims filed and an estimate of claims incurred but not yet reported. Actuarial projections of the losses are employed due to variability in the liability estimates. The estimates used are derived from any inputs including the severity of claims, frequency, and volume of claims, the development timeframe, settlement history and patterns, and cost trends. BlueTriton has purchased stop-loss coverage from various insurers in order to limit its claims exposure. The insurance-related liabilities are not discounted. The balances of BlueTriton’s self-insurance reserves were $41.8 million and $31.3 million for the years ended December 31, 2023 and 2022, respectively. Since recorded amounts are based on estimates, the ultimate cost of all incurred claims and related expenses may be more or less than the recorded liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Overview

BlueTriton’s business and financial results are affected by fluctuations in world financial markets, including interest rates, credit risk, and overall inflation risks. BlueTriton may utilize fixed price or volume contracts that may extend over one year and derivative financial instruments (including interest rate swap arrangements), among other methods, to hedge some of these exposures. BlueTriton does not use derivative financial instruments for speculative or trading purposes.

Interest Rate Risk

BlueTriton is subject to interest rate market risk in connection with its floating rate long-term debt. BlueTriton’s principal interest rate exposure relates to outstanding amounts under the BlueTriton Senior Secured Credit Facilities, which bear interest at a variable rate. If there is a rise in interest rates, our debt service obligations on the borrowings under the BlueTriton Senior Secured Credit Facilities would increase even though the amount borrowed remained the same, which would affect our results of operations, financial condition, and liquidity.

Credit Risk

Credit risk arises from the potential that a customer or counterparty will fail to perform its obligations. BlueTriton is exposed to credit risk on accounts receivable balances. BlueTriton believes that its concentration of credit risk related to trade accounts receivable is limited since these receivables are spread among a number of customers and are geographically dispersed. As of, and for the year ended, December 31, 2023, there was one customer within the Retail segment who made up approximately 30% of trade receivables, net and 25% of net sales. No other individual customer makes up more than 10% of trade receivables, net, or net sales. If any of BlueTriton’s significant customers should discontinue their partnership with BlueTriton, it could have a material adverse effect on the company’s business, financial condition, results of operations, and cash flows.

BlueTriton maintains provisions for potential credit losses and such losses to date have normally been within BlueTriton’s expectations. BlueTriton evaluates the solvency of its customers on an ongoing basis to determine if additional allowances for doubtful accounts receivable need to be recorded. Significant economic disruptions or a slowdown in the economy could result in additional charges. BlueTriton has not historically experienced any significant losses related to the collection of trade receivables.

Inflation Risk

Changes in some commodity costs may have a more significant impact on BlueTriton’s business than others. BlueTriton’s more significant variable costs are PET (and other plastics), indirect fuel, and electricity. While BlueTriton does take proactive measures to aid it in maintaining a level of predictability of these costs, if BlueTriton’s costs become subject to significant inflationary pressures, it may not be able to fully offset or mitigate higher costs through operational efficiencies or price increases. BlueTriton’s inability or failure to address challenges relating to inflation could adversely affect BlueTriton’s business, financial condition, results of operations, and cash flows.

Recently Issued Accounting Pronouncements

See the notes to BlueTriton’s consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRIMO WATER

The following discussion and analysis of Primo Water’s financial condition and results of operations should be read in conjunction with Primo Water’s consolidated financial statements and related notes included elsewhere in this prospectus. The historical consolidated financial data discussed below reflect Primo Water’s historical results of operations and financial position and do not give effect to pro forma adjustments related to the Transaction. As a result, the following discussion does not reflect the significant impact such events will have on Primo Water. This discussion may contain forward-looking statements based upon management’s current plans, expectations, and beliefs involving risks and uncertainties. Primo Water’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various known and unknown factors, including those set forth under “Risk Factors” and “Forward-Looking Statements” of this prospectus.

Overview

Primo Water’s water solutions expand consumer access to purified, spring, and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo Water is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association in North America, which ensures strict adherence to safety, quality, sanitation, and regulatory standards for the benefit of consumer protection.

Ingredient and packaging costs represent a significant portion of Primo Water’s cost of sales. These costs are subject to global and regional commodity price trends. Primo Water’s most significant commodities are PET resin, HDPE and polycarbonate bottles, caps and preforms, labels, and cartons and trays. Primo Water attempts to manage its exposure to fluctuations in ingredient and packaging costs by entering into fixed price commitments for a portion of its ingredient and packaging requirements and implementing price increases as needed.

In 2023, Primo Water’s capital expenditures were devoted primarily to supporting growth in its business, maintaining existing facilities, and making equipment upgrades.

International Business Sales

On November 2, 2023, Primo Water entered into a Share Purchase Agreement (the “Purchase Agreement”) with a subsidiary of the Culligan Group providing for the sale of Carbon Luxembourg S.à.r.l. and certain of its subsidiaries (the “European Business”). On December 29, 2023, Primo Water completed the sale of the European Business for aggregate deal consideration of $575.0 million, adjusted for customary purchase price adjustments, resulting in total cash consideration of $565.9 million (the “European Divestiture”). The European Divestiture did not include Primo Water’s interest in Aimia Foods Limited (“Aimia”), Decantae Mineral Water Limited (“Decantae”), Fonthill Waters Ltd (“Fonthill”), John Farrer & Company Limited (“Farrers”), and the portions of the Eden Springs Netherlands B.V. business located in the United Kingdom, Israel, and Portugal (collectively the “Other International Businesses”). On June 7, 2024, Primo Water sold its interest in the Aimia and Farrers businesses, and on July 3, 2024, Primo Water sold the Portugal business. The European Business and the Other International Businesses are collectively the “International Businesses.” These deals are a part of several transactions occurring in 2024 as part of a plan approved by the board of Primo Water to sell all of its international businesses, representing a strategic shift in Primo Water’s operations. Accordingly, the International Businesses are presented herein as discontinued operations for all periods presented. See Note 2 to Primo Water’s interim unaudited Consolidated Financial Statements for additional information on discontinued operations. Unless otherwise noted, discussion within this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Primo Water relates to continuing operations.

At the beginning of 2023, Primo Water’s business operated through two reporting segments: (i) North America, which included its DS Services of America, Inc. (“DSS”), Aquaterra Corporation (“Aquaterra”), and

Mountain Valley Spring Company (“Mountain Valley”) businesses, and (ii) Europe, which included the European business of Eden Springs Netherlands B.V. (“Eden Europe”), and Primo Water’s Decantae and Fonthill businesses. The Other category included the Israel business of Eden (“Eden Israel”), and Primo Water’s Aimia and Farrers businesses, as well as its corporate oversight function and other miscellaneous expenses.

As a result of the board approved plan to sell all of Primo Water’s International Businesses, during the fourth quarter of 2023, Primo Water reviewed and realigned its reporting segments to exclude the businesses within discontinued operations which reflects how the business will be managed and results will be evaluated by the Chief Executive Officer, who is the company’s chief operating decision maker. Following such review, Primo Water’s one reporting segment is North America, which includes its DSS, Aquaterra, and Mountain Valley businesses. The Other category includes Primo Water’s corporate oversight function and other miscellaneous expenses. Segment reporting results have been recast to reflect these changes for all periods presented.

Impact of General Economic and Geopolitical Conditions

Primo Water’s operations and supplier relationships expose it to risks associated with disruptions to global supply chains, labor shortages, inflation and the ongoing Russia/Ukraine and Israel/Hamas wars, all of which are likely to continue to create challenging conditions for Primo Water’s business, through increased costs, increased associate attrition and vacancies, lower consumer spending, volatility in financial markets or other impacts. While Primo Water has taken steps to minimize the impact of these increased costs, global supply chain disruption may deteriorate and inflationary pressures may increase, which could adversely affect Primo Water’s business, financial condition, results of operations and cash flows. To date, Primo Water’s operations in Israel have not been materially impacted by the Israel/Hamas war, though Primo Water continues to monitor the situation closely and prioritize the safety of its associates.

Divestiture Transactions

On July 3, 2024, Primo Water completed the sale of its Portugal business for aggregate deal consideration of $19.2 million, resulting in a gain on sale in the amount of $7.7 million which was recorded in Net income from discontinued operations, net of income taxes on the Consolidated Statements of Operations during the three and nine months ended September 28, 2024.

On June 7, 2024, Primo Water completed the sale of its Aimia and Farrers businesses for aggregate deal consideration of $75.5 million, resulting in a loss on sale in the amount of $2.0 million which was recorded in Net income from discontinued operations, net of income taxes on the Consolidated Statements of Operations during the nine months ended September 28, 2024.

On November 2, 2023, Primo Water entered into the Purchase Agreement providing for the sale of the European Business to a subsidiary of the Culligan Group. As described above, the European Divestiture closed on December 29, 2023.

During the second quarter of 2022, Primo Water’s board of directors approved the exit from its business in Russia. Accordingly, Primo Water recorded an impairment charge of $11.2 million during the second quarter to reduce the carrying value of the assets to the estimated fair value less costs to sell. The exit from Primo Water’s business in Russia was completed during the third quarter of 2022.

In the second quarter of 2022, as part of Primo Water’s overall strategy to increase profitability and further reduce its environmental footprint, Primo Water exited the North America single-use retail bottled water category, which consisted primarily of 1-gallon, 2.5-gallon, and case-pack water. The exit did not affect Primo Water’s large format exchange, refill, and dispenser business or its Mountain Valley brand, which sells products primarily in glass bottles. On an annualized basis, these products have accounted for revenue of approximately $140.0 million.

Financing Activity

On April 30, 2021, Primo Water issued $750.0 million of the Primo 2029 Notes to qualified purchasers in a private placement offering under Rule 144 under the Securities Act, and outside the United States to non-U.S. purchasers pursuant to Regulation S under the Securities Act and other applicable laws. The Primo 2029 Notes were issued by Primo Water’s wholly-owned subsidiary Primo Water Holdings Inc. The Primo 2029 Notes are guaranteed by Primo Water and certain subsidiaries that are currently obligors under the Primo Water Revolving Credit Facility and Primo Water’s €450.0 million of the Primo 2028 Notes. The Primo 2029 Notes will mature on April 30, 2029, and interest is payable semi-annually on April 30 and October 31 of each year commencing on October 31, 2021. The proceeds of the Primo 2029 Notes, along with available cash on hand, were used to redeem in full Primo Water’s $750.0 million of 5.500% senior notes due April 1, 2025 (the “Primo 2025 Notes”) and pay related premiums, fees, and expenses.

Primo Water incurred approximately $11.2 million of financing fees for the issuance of the Primo 2029 Notes. The financing fees are being amortized using the effective interest method over an eight-year period, which represents the term to maturity of the Primo 2029 Notes. The redemption of the Primo 2025 Notes included $20.6 million in premium payments, accrued interest of $3.6 million, and the write-off of $6.6 million in deferred financing fees.

On October 22, 2020, Primo Water issued €450.0 million ($499.4 million at exchange rates in effect on December 30, 2023) of Primo 2028 Notes to qualified purchasers in a private placement offering under Rule 144A under the Securities Act, and outside the United States to non-U.S. purchasers pursuant to Regulation S under the Securities Act and other applicable laws. The Primo 2028 Notes were issued by Primo Water’s wholly-owned subsidiary Primo Water Holdings Inc. The Primo 2028 Notes are guaranteed by Primo Water and certain subsidiaries that are currently obligors under the Primo Water Revolving Credit Facility and the Primo 2029 Notes. The Primo 2028 Notes will mature on October 31, 2028 and interest is payable semi-annually on April 30 and October 31 of each year commencing on April 30, 2021.

Primo Water incurred approximately $8.5 million of financing fees for the issuance of the Primo 2028 Notes. The financing fees are being amortized using the effective interest method over an eight-year period, which represents the term to maturity of the Primo 2028 Notes.

On March 6, 2020, Primo Water entered into a credit agreement among Primo Water, as parent borrower, Primo Water Holdings Inc. and certain other subsidiary borrowers, certain other subsidiaries of Primo Water from time to time designated as subsidiary borrowers, Bank of America, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto (the “Primo Water Credit Agreement”).

On January 13, 2023, Primo Water entered into the Second LIBOR Transition Amendment to the Primo Water Credit Agreement, which replaced interest rate calculations based on LIBOR with calculations based on SOFR. See Note 16 to Primo Water’s consolidated financial statements for more details.

On July 11, 2024, Primo Water entered into the Third Amendment to the Primo Water Credit Agreement, which (i) extended the maturity date to September 30, 2026 with no change to the initial aggregate availability of $350.0 million, (ii) transitioned the benchmark interest rate applicable to eurocurrency rate loans denominated in Canadian Dollars from the Canadian Dollar Offered Rate (“CDOR”) to the Canadian Overnight Repo Rate Average (“CORRA”), and (iii) provides an exception to the restricted payments covenant for a one-time special dividend in conjunction with the Transaction.

The Primo Water Credit Agreement provides for a senior secured revolving credit facility in an initial aggregate committed amount of $350.0 million (the “Primo Water Revolving Credit Facility”), which may be increased by incremental credit extensions from time to time in the form of term loans or additional revolving credit commitments. The Primo Water Revolving Credit Facility has a five year maturity date and includes letter of credit and swing line loan sub facilities.

The material terms of the Primo Water Credit Agreement were not amended as a result of the Transaction.

Summary Financial Results for the Three and Nine Months Ended September 28, 2024

Net income from continuing operations for the three months ended September 28, 2024 (the “third quarter”) and nine months ended September 28, 2024 (the “first nine months of 2024” or “year to date”) was $38.2 million, or $0.24 per diluted share, and $70.2 million, or $0.43 per diluted common share, respectively, compared with net income from continuing operations of $33.7 million, or $0.21 per diluted share, and $50.5 million, or $0.32 per diluted common share, for the three and nine months ended September 30, 2023, respectively.

The following items of significance affected Primo Water’s financial results for the first nine months of 2024:

•

Net revenue increased to $1,448.4 million from $1,333.1 million in the prior year period, an increase of $115.3 million, or 8.6%, due primarily to pricing initiatives of $56.6 million and volume increases of $58.7 million from increased demand for products and services from residential and business customers;

•

Gross profit increased to $940.1 million from $853.1 million in the prior year period. Gross profit as a percentage of net revenue was 64.9% compared to 64.0% in the prior year period. The 90 basis point increase is due primarily to pricing initiatives and increased volume;

•

SG&A expenses increased to $776.1 million from $726.0 million in the prior year period due primarily to higher selling and operating costs supporting volume and revenue growth related primarily to labor cost increases of $31.0 million from the prior year period, insurance cost increases of $11.6 million from the prior year period, as well as an increase in share-based compensation of $10.9 million, partially offset by a decrease of $6.7 million related to professional fees in the prior year period not recurring in the current year period. SG&A expenses as a percentage of net revenue was 53.6% compared to 54.5% in the prior year period;

•

Acquisition and integration expenses increased to $26.6 million from $6.0 million in the prior year period due primarily to higher legal and other professional fees related to the Transaction compared to the prior year period, partially offset by lower integration costs compared to the prior year period. Acquisition and integration expenses as a percentage of revenue was 1.8% compared to 0.5% in the prior year period;

•

Gain on sale of property decreased to $0.5 million from $5.3 million in the prior year period due to lower gains resulting from sale transactions for owned real properties in the current year period compared to the prior year period;

•

Other expense, net was $1.2 million compared to Other income, net of $3.7 million in the prior year period due primarily to unrealized foreign exchange losses in the current period compared to unrealized foreign exchange gains in the prior year period and a favorable insurance settlement received in the prior year period;

•

Income tax expense was $37.4 million on pre-tax income of $107.6 million compared to income tax expense of $21.0 million on pre-tax income of $71.5 million in the prior year period due primarily to increased income in taxable jurisdictions;

•	Adjusted EBITDA increased to $331.5 million compared to $285.8 million in the prior year period due to the items listed above; and

•

Cash flows provided by operating activities was $255.7 million compared to cash flows provided by operating activities of $222.2 million in the prior year period. The $33.5 million increase was due primarily to improved earnings, excluding non-cash charges, partially offset by lower cash provided by working capital in the current year period relative the prior year period.

Summary Financial Results for the Fiscal Year Ended December 30, 2023

Net income from continuing operations in 2023 was $63.8 million or $0.40 per diluted common share, compared with net income from continuing operations of $58.7 million or $0.36 per diluted common share, in 2022.

The following items of significance affected Primo Water’s 2023 financial results:

•

Net revenue increased to $1,771.8 million in 2023 compared to $1,693.2 million in 2022, an increase of $78.6 million, or 4.6%, due primarily to increased demand for products and services from residential and business customers of $35.0 million and pricing initiatives of $120.9 million, partially offset by the exit from the single-use retail bottled water business in North America of $41.0 million, a decrease in dispenser revenue of $13.0 million, the exit from Primo Water’s business in Russia of $7.4 million and the impact of unfavorable foreign exchange rates of $2.4 million;

•

Gross profit increased to $1,137.0 million in 2023 from $1,019.2 million in 2022. Gross profit as a percentage of revenue was 64.2% in 2023 compared to 60.2% in 2022. The 400 basis point increase was due primarily to increased demand and pricing initiatives, partially offset by the impact of unfavorable foreign exchange rates;

•

SG&A expenses increased to $976.0 million in 2023 compared to $883.8 million in 2022 due primarily to higher selling and operating costs that supported volume and revenue growth related primarily to labor and transportation cost increases, which increased by $37.1 million and $7.0 million, respectively, from 2022, and increases in insurance costs of $12.3 million and professional fees of $7.5 million from 2022, partially offset by the exit from Primo Water’s business in Russia of $5.0 million. SG&A expenses as a percentage of net revenue was 55.1% in 2023 compared to 52.2% in 2022;

•

Loss on disposal of property, plant and equipment, net was related primarily to the disposal of $9.1 million of equipment that was either replaced or no longer being used in Primo Water’s reporting segments;

•

Acquisition and integration expenses decreased to $9.5 million in 2023 compared to $12.1 million in 2022 due primarily to costs in the prior year associated with the exit from the single-use retail bottled water business in North America, partially offset by increased professional fees. Acquisition and integration expenses as a percentage of net revenue increased to 0.5% in 2023 compared to 0.7% in 2022;

•

Impairment charges decreased to nil from $11.2 million in the prior year due to the non-recurrence of the non-cash asset impairment charge resulting from the exit from Primo Water’s business in Russia in 2022;

•

Gain on sale of property decreased to $21.0 million in 2023 from $38.8 million in 2022 due to smaller aggregate value of sale transactions for Primo Water’s North America owned real properties in 2023 compared to 2022;

•	Other expense, net was $1.2 million in 2023 compared to Other income, net of $2.5 million in 2022 due primarily to higher unrealized foreign exchange losses in 2023;

•

Income tax expense was $27.0 million on pre-tax income from continuing operations of $90.8 million in 2023 compared to income tax expense of $19.5 million on pre-tax income from continuing operations of $78.2 million in the prior year. The increase was due primarily to lower foreign exchange losses in the U.S. relative to the prior year;

•	Adjusted EBITDA increased to $380.7 million in 2023 compared to $343.8 million in 2022 due to the items listed above; and

•	Cash flows provided by operating activities from continuing operations was $289.2 million in 2023 compared to $238.3 million in 2022. The $50.9 million increase was due primarily to improved earnings, excluding non-cash charges and income and an increase in cash provided by working capital relative to the prior year.

Critical Accounting Policies

Primo Water’s significant accounting policies and recently issued accounting pronouncements are described in Note 1 to Primo Water’s Consolidated Financial Statements included elsewhere in this prospectus. Primo Water believes the following represent its critical accounting policies:

Estimates

Primo Water’s critical accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities in Primo Water’s consolidated financial statements and the accompanying notes and the disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenue and expenses during the reporting period. These estimates are based on historical experience, the advice of external experts or on other assumptions management believes to be reasonable. The consolidated financial statements include estimates and assumptions that, in the opinion of management, were significant to the underlying amounts representing the future valuation of intangible assets, long-lived assets and goodwill, insurance reserves, realization of deferred income tax assets, and the resolution of tax contingencies. Actual results could differ from estimates. Where actual amounts differ from estimates, such changes are included in the results for the period in which actual amounts become known. Historically, differences between estimates and actual amounts have not had a significant impact on Primo Water’s consolidated financial statements.

Impairment Testing of Goodwill

Primo Water operates through its North America operating segment, which is also its sole reportable segment. Primo Water tests goodwill for impairment at least annually on the first day of the fourth quarter, based on its reporting unit carrying values, calculated as total assets less non-interest bearing liabilities, as of the end of the third quarter, or more frequently if Primo Water determines a triggering event has occurred during the year.

Primo Water evaluates goodwill for impairment on a reporting unit basis, which is an operating segment or a level below an operating segment, referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and management regularly reviews the operating results of that component. However, two or more components of an operating segment can be aggregated and deemed a single reporting unit if the components have similar economic characteristics. Primo Water’s North America operating segment was determined to have three components: DSS, Aquaterra, and Mountain Valley. Primo Water determined that DSS and Aquaterra have similar economic characteristics and aggregated them as a single reporting unit for the purpose of testing goodwill for impairment (“DSSAqua”). Therefore, for the purpose of testing goodwill for impairment for the fiscal year ended December 30, 2023, Primo Water determined its reporting units were DSSAqua and Mountain Valley.

Primo Water had goodwill of $1,004.6 million on its Consolidated Balance Sheet as of December 30, 2023, which represents amounts for the DSSAqua and Mountain Valley reporting units, as well as goodwill within its Other category.

For purposes of the annual test for the fiscal year ended December 30, 2023, Primo Water elected to perform a qualitative assessment for all reporting units to assess whether it was more likely than not that the fair value of these reporting units exceeded their respective carrying values. In performing these assessments, management relied on a number of factors including, but not limited to, macroeconomic conditions, industry and market considerations, cost factors that would have a negative effect on earnings and cash flows, overall financial performance compared with forecasted projections in prior periods, and other relevant reporting unit events, the impact of which are all significant judgments and estimates. Based on these factors, management concluded that it was more likely than not that the fair values of Primo Water’s reporting units were greater than their respective carrying amounts, including goodwill, indicating no impairment during the fiscal year ended December 30, 2023.

Each year during the fourth quarter, Primo Water re-evaluates the assumptions used in its assessments, such as revenue growth rates, SG&A expenses, capital expenditures and discount rates, to reflect any significant changes in the business environment that could materially affect the fair value of Primo Water’s reporting units. Based on the evaluations performed in 2023, Primo Water determined that the fair value of each of its reporting units exceeded their carrying amounts.

There are inherent uncertainties related to each of the above listed assumptions, and Primo Water’s judgment in applying them. Changes in the assumptions used in its qualitative assessment could result in impairment charges that could be material to Primo Water’s consolidated financial statements in any given period.

Refer to Note 2 to Primo Water’s Consolidated Financial Statements for discussion regarding goodwill for the discontinued operations entities.

Impairment Testing of Intangible Assets

Primo Water’s intangible assets with indefinite lives relate to trademarks acquired in the acquisition of businesses, and there are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of these intangible assets. Primo Water’s trademarks with indefinite lives are not amortized, but rather are tested for impairment at least annually or more frequently if it determines a triggering event has occurred during the year. Primo Water compares the carrying amount of the intangible assets to its fair value and when the carrying amount is greater than the fair value, Primo Water recognizes an impairment loss. Primo Water’s intangible assets with indefinite lives relate primarily to trademarks acquired in the acquisition of Legacy Primo, trademarks acquired in the acquisition of DSS, one of the trademarks acquired in the acquisition of Aquaterra, trademarks acquired in the acquisition of Mountain Valley, and trademarks acquired in the acquisition of Crystal Rock (collectively, the “Primo Water Trademarks”). These assets had an aggregate net book value of $379.7 million as of December 30, 2023.

Primo Water assessed qualitative factors to determine whether the existence of events or circumstances indicated that it was more likely than not that the fair value of the Primo Water Trademarks were less than their respective carrying value. The qualitative factors Primo Water assessed included macroeconomic conditions, industry and market considerations, cost factors that would have a negative effect on earnings and cash flows, overall financial performance compared with forecasted projections in prior periods, and other relevant events, the impact of which are all significant judgments and estimates. During the fourth quarter of 2023, Primo Water concluded that it was more likely than not that the fair value of the Primo Water Trademarks were more than their carrying value and therefore Primo Water was not required to perform any additional testing.

There are inherent uncertainties related to each of the above listed assumptions, and Primo Water’s judgment in applying them. Changes in the assumptions used in Primo Water’s qualitative assessment could result in impairment charges that could be material to its Consolidated Financial Statements in any given period.

Refer to Note 2 to Primo Water’s Consolidated Financial Statements for discussion regarding intangible assets for the discontinued operations entities.

Other Intangible Assets

As of December 30, 2023, Primo Water’s intangible assets subject to amortization, net of accumulated amortization, were $333.0 million, consisting principally of $310.7 million of customer relationships that arose from acquisitions, $13.8 million of software, and $5.9 million of patents. Customer relationships are typically amortized over the period for which Primo Water expects to receive the economic benefits. The customer relationship intangible assets acquired in Primo Water’s acquisitions are amortized over the expected remaining useful life of those relationships on a basis that reflects the pattern of realization of the estimated undiscounted after-tax cash flows. Primo Water reviews the estimated useful life of these intangible assets annually, unless a review is required more frequently due to a triggering event, such as a loss of a significant customer. Primo Water reviews of the estimated useful life takes into consideration the specific net cash flows related to the intangible asset. The permanent loss of, or significant decline in sales to customers included in the intangible asset would result in either an impairment in the value of the intangible asset or an accelerated amortization of any remaining value and could lead to an impairment of the fixed assets that were used to service that customer. Primo Water did not record impairment charges for its intangible assets subject to amortization in the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022.

Impairment and Disposal of Long-Lived Assets

When adverse events occur, Primo Water compares the carrying amount of long-lived assets to the estimated undiscounted future cash flows at the lowest level of independent cash flows for the group of long-lived assets and recognize any impairment loss based on discounted cash flows in the consolidated statements of operations, taking into consideration the timing of testing and the asset’s remaining useful life. The expected life and value of these long-lived assets is based on an evaluation of the competitive environment, history, and future prospects as appropriate. Primo Water did not record impairments of long-lived assets during the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022.

Insurance Reserves

Primo Water maintains insurance retention programs under its general liability, auto liability, and workers’ compensation insurance programs. Primo Water also carries excess coverage to mitigate catastrophic losses. Primo Water uses an independent third-party actuary to assist in determining its insurance reserves. Insurance reserves are accrued on an undiscounted basis based on known claims and estimated incurred but not reported claims not otherwise covered by insurance. The estimates are developed utilizing standard actuarial methods and are based on historical claims experience and actuarial assumptions, including loss development factors and expected ultimate loss selections. The inherent uncertainty of future loss projections could cause actual claims to differ from Primo Water’s estimates. Primo Water recorded insurance reserves of $67.0 million and $58.7 million as of December 30, 2023 and December 31, 2022, respectively, within Accounts payable and accrued liabilities and Other long-term liabilities in the Consolidated Balance Sheets, of which $8.8 million and $12.3 million, respectively, was covered by insurance and included as a component of Accounts receivable, net of allowance and Other long-term assets in the Consolidated Balance Sheets.

Income Taxes

Primo Water is subject to income taxes in Canada as well as in numerous foreign jurisdictions. Significant judgments and estimates are required in determining the income tax expense in these jurisdictions. Primo Water’s income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid in the jurisdictions in which Primo Water operates.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating Primo Water’s ability to recover its deferred tax assets within the jurisdiction from which they arise, Primo Water considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial operations. In projecting future taxable income, Primo Water begins with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporates assumptions including the amount of future Canadian and foreign pre-tax income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates Primo Water is using to manage the underlying businesses. Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future.

The calculation of Primo Water’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across its global operations. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”) provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. ASC 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Primo Water recognizes tax liabilities in accordance with ASC 740 and adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from Primo Water’s current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Non-GAAP Measures

In this prospectus, Primo Water supplements its reporting of financial measures determined in accordance with GAAP by utilizing certain non-GAAP financial measures that exclude certain items to make period-over-period comparisons for its underlying operations before material charges. Primo Water excludes these items to better understand trends in the business. Primo Water excludes the impact of foreign exchange to separate the impact of currency exchange rate changes from its results of operations.

Primo Water also utilizes EBITDA, which is GAAP net income (loss) before interest expense, net, expense (benefit) for income taxes, and depreciation and amortization. Primo Water considers EBITDA to be an indicator of operating performance. Primo Water also uses EBITDA, as do analysts, lenders, investors, and others, because it excludes certain items that can vary widely across different industries or among companies within the same industry. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Primo Water also utilizes adjusted EBITDA, which is EBITDA excluding acquisition and integration costs, share-based compensation costs, COVID-19 costs, impairment charges, foreign exchange and other (gains) losses, net, loss on disposal of property, plant and equipment, net, loss on extinguishment of long-term debt, (gain) loss on sale of business, (gain) loss on sale of property, and other adjustments, net, as the case may be (for purposes of Primo Water in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Adjusted EBITDA”). Primo Water considers Adjusted EBITDA to be an indicator of its operating performance. Adjusted EBITDA excludes certain items to make more meaningful period-over-period comparisons of Primo Water’s underlying operations before material charges.

Because Primo Water uses these adjusted financial results in the management of its business and to understand underlying business performance, Primo Water believes this supplemental information is useful to investors for their independent evaluation and understanding of its business performance and the performance of Primo Water’s management. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Primo Water’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect Primo Water’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

The following table summarizes Primo Water’s EBITDA and Adjusted EBITDA for the three and nine months ended September 28, 2024 and September 30, 2023 and the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022:

	Three Months Ended		Nine Months Ended		For the Fiscal Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	December 30, 2023	December 31, 2022	January 1, 2022
		($ in millions)
Net income from continuing operations	$38.2	$33.7	$70.2	$50.5	$63.8	$58.7	$4.9
Interest expense, net	5.8	17.8	25.0	54.8	71.4	67.8	68.3
Income tax expense	13.9	12.3	37.4	21.0	27.0	19.5	7.7
Depreciation and amortization	51.0	49.3	148.9	143.6	193.3	182.0	160.2

EBITDA	$108.9	$113.1	$281.5	$269.9	$355.5	$328.0	$241.1
Acquisition and integration costs	8.2	2.4	26.6	6.0	9.5	12.1	9.1
Share-based compensation costs	4.6	1.4	17.1	6.1	14.1	16.4	15.5
COVID-19 costs	—	—	—	—	—	(0.6)	2.0
Impairment charges	—	—	—	—	—	11.2	—
Foreign exchange and other losses (gains), net	1.2	(0.2)	2.0	(0.1)	5.7	0.9	(0.5)
Loss on disposal of property, plant and equipment, net	1.3	1.6	4.1	3.8	9.1	7.4	9.1
Loss on extinguishment of long-term debt	—	—	—	—	—	—	27.2
Gain on sale of business	—	—	—	—	—	(0.7)	—
Gain on sale of property	—	(5.3)	(0.5)	(5.3)	(21.0)	(38.8)	—
Other adjustments, net	0.5	(1.1)	0.7	5.4	7.8	7.9	0.8

Adjusted EBITDA	$124.7	$111.9	$331.5	$285.8	$380.7	$343.8	$304.3

Results of Operations - Continuing Operations

The following table summarizes Primo Water’s Consolidated Statements of Operations as a percentage of net revenue for the three and nine months ended September 28, 2024 and September 30, 2023 and the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022:

	Three Months Ended				Nine Months Ended				For the Fiscal Year Ended
	September 28, 2024		September 30, 2023		September 28, 2024		September 30, 2023		2023		2022		2021
	$	%	$	%	$	%	$	%	$	%	$	%	$	%
	(in millions of U.S. dollars)
Revenue, net	511.4	100.0	470.0	100.0	1,448.4	100.0	1,333.1	100.0	1,771.8	100.0	1,693.2	100.0	1,576.4	100.0
Cost of sales	180.6	35.3	166.7	35.5	508.3	35.1	480.0	36.0	634.8	35.8	674.0	39.8	685.4	43.5

Gross profit	330.8	64.7	303.3	64.5	940.1	64.9	853.1	64.0	1,137.0	64.2	1,019.2	60.2	891.0	56.5
Selling, general and administrative expenses	262.3	51.3	244.8	52.1	776.1	53.6	726.0	54.5	976.0	55.1	883.8	52.2	769.8	48.8
Loss on disposal of property, plant and equipment, net	1.3	0.3	1.6	0.3	4.1	0.3	3.8	0.3	9.1	0.5	7.4	0.4	9.1	0.6
Acquisition and integration expenses	8.2	1.6	2.4	0.5	26.6	1.8	6.0	0.5	9.5	0.5	12.1	0.7	9.1	0.6
Impairment charges									—	—	11.2	0.7	—	—
Gain on sale of property	—	—	(5.3)	(1.1)	(0.5)	—	(5.3)	(0.4)	(21.0)	(1.2)	(38.8)	(2.3)	—	—

Operating income	59.0	11.5	59.8	12.7	133.8	9.2	122.6	9.2	163.4	9.2	143.5	8.5	103.0	6.5
Other expense (income), net	1.1	0.2	(4.0)	(0.9)	1.2	0.1	(3.7)	(0.3)	1.2	0.1	(2.5)	(0.1)	22.1	1.4
Interest expense, net	5.8	1.1	17.8	3.8	25.0	1.7	54.8	4.1	71.4	4.0	67.8	4.0	68.3	4.3

Income from continuing operations before income taxes	52.1	10.2	46.0	9.8	107.6	7.4	71.5	5.4	90.8	5.1	78.2	4.6	12.6	0.8
Income tax expense	13.9	2.7	12.3	2.6	37.4	2.6	21.0	1.6	27.0	1.5	19.5	1.2	7.7	0.5

Net income from continuing operations	38.2	7.5	33.7	7.2	70.2	4.8	50.5	3.8	63.8	3.6	58.7	3.5	4.9	0.3
Net income (loss) from discontinued operations, net of income taxes	0.4	0.1	(0.3)	(0.1)	9.4	0.6	10.0	0.8	174.3	9.8	(29.1)	(1.7)	(8.1)	(0.5)

Net income (loss)	38.6	7.5	33.4	7.1	79.6	5.5	60.5	4.5	238.1	13.4	29.6	1.7	(3.2)	(0.2)

Depreciation and amortization	51.0	10.0	49.3	10.5	148.9	10.3	143.6	10.8	193.3	10.9	182.0	10.7	160.2	10.2

The following table summarizes Primo Water’s net revenue, gross profit, SG&A expenses, and operating income (loss) by reporting segment for the three and nine months ended September 28, 2024 and September 30, 2023 and the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022:

	Three Months Ended		Nine Months Ended		For the Fiscal Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	December 30, 2023	December 31, 2022	January 1, 2022
		($ in millions)
Revenue, net
North America	$511.2	$469.8	$1,447.6	$1,332.6	$1,771.2	$1,685.6	$1,562.9
Other	0.2	0.2	0.8	0.5	0.6	7.6	13.5

Total	$511.4	$470.0	$1,448.4	$1,333.1	$1,771.8	$1,693.2	$1,576.4

Gross profit
North America	$330.6	$303.1	$939.5	$852.6	$1,136.4	$1,013.5	$881.0
Other	0.2	0.2	0.6	0.5	0.6	5.7	10.0

Total	$330.8	$303.3	$940.1	$853.1	$1,137.0	$1,019.2	$891.0

Selling, general and administrative expenses
North America	$251.6	$235.1	$733.0	$687.2	$919.7	$830.8	$720.6
Other	10.7	9.7	43.1	38.8	56.3	53.0	49.2

Total	$262.3	$244.8	$776.1	$726.0	$976.0	$883.8	$769.8

Operating income (loss)
North America	$76.7	$70.3	$201.0	$162.3	$222.2	$203.7	$146.0
Other	(17.7)	(10.5)	(67.2)	(39.7)	(58.8)	(60.2)	(43.0)

Total	$59.0	$59.8	$133.8	$122.6	$163.4	$143.5	$103.0

The following tables summarize revenue by channel for the three and nine months ended September 28, 2024 and September 30, 2023 and the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022:

	For the Three Months Ended September 28, 2024
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$384.8	$—	$384.8
Water Refill/Water Filtration	66.4	—	66.4
Other Water[1]	27.5	—	27.5
Water Dispensers	18.7	—	18.7
Other	13.8	0.2	14.0

Total	$511.2	$0.2	$511.4

	For the Nine Months Ended September 28, 2024
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$1,092.4	$—	$1,092.4
Water Refill/Water Filtration	186.2	—	186.2
Other Water[1]	67.4	—	67.4
Water Dispensers	48.7	—	48.7
Other	52.9	0.8	53.7

Total	$1,447.6	$0.8	$1,448.4

	For the Three Months Ended September 30, 2023
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$356.2	$—	$356.2
Water Refill/Water Filtration	62.0	—	62.0
Other Water[1]	13.6	—	13.6
Water Dispensers	16.5	—	16.5
Other	21.5	0.2	21.7

Total	$469.8	$0.2	$470.0

	For the Nine Months Ended September 30, 2023
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$1,011.5	$—	$1,011.5
Water Refill/Water Filtration	169.6	—	169.6
Other Water[1]	36.8	—	36.8
Water Dispensers	45.9	—	45.9
Other	68.8	0.5	69.3

Total	$1,332.6	$0.5	$1,333.1

	For the Fiscal Year Ended December 30, 2023
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$1,345.3	$—	$1,345.3
Water Refill/Water Filtration	226.9	—	226.9
Other Water	51.9	—	51.9
Water Dispensers	57.5	—	57.5
Other	89.6	0.6	90.2

Total	$1,771.2	$0.6	$1,771.8

	For the Fiscal Year Ended December 31, 2022
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$1,242.8	$7.4	$1,250.2
Water Refill/Water Filtration	192.0	—	192.0
Other Water	73.8	—	73.8
Water Dispensers	70.5	—	70.5
Other	106.5	0.2	106.7

Total	$1,685.6	$7.6	$1,693.2

	For the Fiscal Year Ended January 1, 2022
	North America	Other	Total
	(in millions of U.S. dollars)
Revenue, net
Water Direct/Water Exchange	$1,051.0	$13.5	$1,064.5
Water Refill/Water Filtration	180.5	—	180.5
Other Water	162.6	—	162.6
Water Dispensers	65.4	—	65.4
Other	103.4	—	103.4

Total	$1,562.9	$13.5	$1,576.4

1	Primarily Mountain Valley retail and on-premise revenue.

The following table summarizes the change in revenue by reporting segment for the fiscal year ended December 30, 2023:

	For the Fiscal Year Ended December 30, 2023
	North America	Other	Total
	(in millions of U.S. dollars)
Change in revenue	$85.6	$(7.0)	$78.6
Impact of foreign exchange[1]	2.4	—	2.4

Change excluding foreign exchange	$88.0	$(7.0)	$81.0

Percentage change in revenue	5.1%	(92.1)%	4.6%

Percentage change in revenue excluding foreign exchange	5.2%	(92.1)%	4.8%

1

Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

The following table summarizes the change in revenue by reporting segment for the fiscal year ended December 31, 2022:

	For the Fiscal Year Ended December 31, 2022
	North America	Other	Total
	(in millions of U.S. dollars)
Change in revenue	$122.7	$(5.9)	$116.8
Impact of foreign exchange[1]	2.4	0.4	2.8

Change excluding foreign exchange	$125.1	$(5.5)	$119.6

Percentage change in revenue	7.9%	(43.7)%	7.4%

Percentage change in revenue excluding foreign exchange	8.0%	(40.7)%	7.6%

1

Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

The following table summarizes the change in gross profit by reporting segment for the fiscal year ended December 30, 2023:

	For the Fiscal Year Ended December 30, 2023
	North America	Other	Total
	(in millions of U.S. dollars)
Change in gross profit	$122.9	$(5.1)	$117.8
Impact of foreign exchange[1]	1.5	—	1.5

Change excluding foreign exchange	$124.4	$(5.1)	$119.3

Percentage change in gross profit	12.1%	(89.5)%	11.6%

Percentage change in gross profit excluding foreign exchange	12.3%	(89.5)%	11.7%

1

Impact of foreign exchange is the difference between the current year’s gross profit translated utilizing the current year’s average foreign exchange rates less the current year’s gross profit translated utilizing the prior year’s average foreign exchange rates.

The following tables summarize the change in gross profit by reporting segment for the fiscal year ended December 31, 2022:

	For the Fiscal Year Ended December 31, 2022
	North America	Other	Total
	(in millions of U.S. dollars)
Change in gross profit	$132.5	$(4.3)	$128.2
Impact of foreign exchange[1]	1.4	0.3	1.7

Change excluding foreign exchange	$133.9	$(4.0)	$129.9

Percentage change in gross profit	15.0%	(43.0)%	14.4%

Percentage change in gross profit excluding foreign exchange	15.2%	(40.0)%	14.6%

1

Impact of foreign exchange is the difference between the current year’s gross profit translated utilizing the current year’s average foreign exchange rates less the current year’s gross profit translated utilizing the prior year’s average foreign exchange rates.

Primo Water’s corporate oversight function is not treated as a segment; it includes certain general and administrative costs that are disclosed in the Other category.

Three Months Ended September 28, 2024 Compared to Three Months Ended September 30, 2023

Revenue, Net

Net revenue increased to $511.4 million in the third quarter from $470.0 million in the prior year period, an increase of $41.4 million, or 8.8%, in the third quarter from the prior year period.

North America net revenue increased to $511.2 million in the third quarter from $469.8 million in the prior year period, an increase of $41.4 million, or 8.8%, due primarily to pricing initiatives of $17.8 million and volume increases of $23.6 million from increased demand for products and services from residential and business customers.

Other net revenue remained flat at $0.2 million in the third quarter compared to $0.2 million in the prior year period.

Gross Profit

Gross profit increased to $330.8 million in the third quarter from $303.3 million in the prior year period. Gross profit as a percentage of revenue was 64.7% in the third quarter compared to 64.5% in the prior year period.

North America gross profit increased to $330.6 million in the third quarter from $303.1 million in the prior year period, and gross profit as a percentage of revenue was 64.7% in the third quarter compared to 64.5% in the prior year period. The 20 basis point increase is due primarily to pricing initiatives and increased volume.

Other gross profit remained flat at $0.2 million in the third quarter compared to $0.2 million in the prior year period, and gross profit as a percentage of revenue was 100.0% in the third quarter compared to 100.0% in the prior year.

Selling, General and Administrative Expenses

SG&A expenses increased to $262.3 million in the third quarter from $244.8 million in the prior year period. SG&A expenses as a percentage of revenue was 51.3% in the third quarter compared to 52.1% in the prior year period.

North America SG&A expenses increased to $251.6 million in the third quarter from $235.1 million in the prior year period due primarily to higher selling and operating costs that supported volume and revenue growth related primarily to labor cost increases of $11.8 million, increases in insurance costs of $3.1 million and increases in share-based compensation of $1.8 million from the prior year period.

Other SG&A expenses remained relatively flat at $10.7 million in the third quarter compared to $9.7 million in the prior year period.

Acquisition and Integration Expenses

Acquisition and integration expenses increased to $8.2 million in the third quarter from $2.4 million in the prior year period. Acquisition and integration expenses as a percentage of revenue was 1.6% in the third quarter compared to 0.5% in the prior year period.

North America acquisition and integration expenses remained relatively flat at $1.0 million in the third quarter compared to $1.4 million in the prior year period.

Other acquisition and integration expenses increased to $7.2 million in the third quarter compared to $1.0 million in the prior year period due primarily to increased legal and other professional fees in the current year period related to the Transaction.

Gain on Sale of Property

Gain on sale of property decreased to nil in the third quarter from $5.3 million in the prior year period. Gain on sale of property as a percentage of revenue was 0.0% in the third quarter compared to 1.1% in the prior year period.

The decrease was due to the completion of sale transactions for two of Primo Water’s owned real properties in the prior year period.

Operating Income

Operating income decreased to $59.0 million in the third quarter from $59.8 million in the prior year period.

North America operating income increased to $76.7 million in the third quarter from $70.3 million in the prior year period due to the items discussed above.

Other operating loss increased to $17.7 million in the third quarter from $10.5 million in the prior year period due to the items discussed above.

Other Expense (Income), Net

Other expense, net was $1.1 million for the third quarter compared to Other income, net of $4.0 million in the prior year period due primarily to unrealized foreign exchange losses in the current year period compared to unrealized foreign exchange gains in the prior year period and a favorable insurance settlement received in prior year period.

Income Taxes

Income tax expense was $13.9 million in the third quarter compared to income tax expense of $12.3 million in the prior year period. The effective tax rate for the third quarter was 26.7% compared to 26.7% in the prior year period.

The effective tax rate for the third quarter remained consistent with the effective tax rate in the comparable prior year period.

The effective tax rate for the third quarter varied from the statutory tax rate due primarily to losses in tax jurisdictions for which no tax benefit was recognized due to existing valuation allowances and income in tax jurisdictions with tax rates lower than the Canadian statutory tax rate.

Nine Months Ended September 28, 2024 Compared to Nine Months Ended September 30, 2023

Revenue, Net

Net revenue increased to $1,448.4 million for the year to date from $1,333.1 million in the prior year period, an increase of $115.3 million, or 8.6%, for the year to date from the prior year period.

North America net revenue increased to $1,447.6 million for the year to date from $1,332.6 million in the prior year period, an increase of $115.0 million, or 8.6%, due primarily to pricing initiatives of $56.6 million and volume increases of $58.7 million from increased demand for products and services from residential and business customers.

Other net revenue remained relatively flat at $0.8 million for the year to date compared to $0.5 million in the prior year period.

Gross Profit

Gross profit increased to $940.1 million for the year to date from $853.1 million in the prior year period. Gross profit as a percentage of revenue was 64.9% for the year to date compared to 64.0% in the prior year period.

North America gross profit increased to $939.5 million for the year to date from $852.6 million in the prior year period, and gross profit as a percentage of revenue was 64.9% for the year to date compared to 64.0% in the prior year period. The 90 basis point increase is due primarily to pricing initiatives and increased volume.

Other gross profit remained relatively flat at $0.6 million for the year to date compared to $0.5 million in the prior year period, and gross profit as a percentage of revenue was 75.0% for the year to date compared to 100.0% in the prior year period.

Selling, General and Administrative Expenses

SG&A expenses increased to $776.1 million for the year to date from $726.0 million in the prior year period. SG&A expenses as a percentage of revenue was 53.6% for the year to date compared to 54.5% in the prior year period.

North America SG&A expenses increased to $733.0 million for the year to date from $687.2 million in the prior year period due primarily to higher selling and operating costs that supported volume and revenue growth related primarily to labor increases of $31.0 million, increases in insurance costs of $11.6 million and increases in share-based compensation of $1.8 million from the prior year period.

Other SG&A expenses increased to $43.1 million for the year to date from $38.8 million in the prior year period due primarily to an increase in share-based compensation of $9.1 million, partially offset by a decrease of $6.7 million related to professional fees in the prior year period not recurring in the current year period.

Acquisition and Integration Expenses

Acquisition and integration expenses increased to $26.6 million for the year to date from $6.0 million in the prior year period. Acquisition and integration expenses as a percentage of revenue was 1.8% for the year to date compared to 0.5% in the prior year period.

North America acquisition and integration expenses decreased to $1.9 million for the year to date from $4.6 million in the prior year period due primarily to lower integration costs in the current year period.

Other acquisition and integration expenses increased to $24.7 million for the year to date compared to $1.4 million in the prior year period due primarily to increased legal and other professional fees in the current year related to the Transaction.

Gain on Sale of Property

Gain on sale of property decreased to $0.5 million for the year to date from $5.3 million in the prior year period. Gain on sale of property as a percentage of revenue was 0.0% for the year to date compared to 0.4% in the prior year period.

The decrease was due to lower gains resulting from sale transactions for owned real properties in the current year period compared to the prior year period.

Operating Income

Operating income increased to $133.8 million for the year to date from $122.6 million in the prior year period.

North America operating income increased to $201.0 million for the year to date from $162.3 million in the prior year period due to the items discussed above.

Other operating loss increased to $67.2 million for the year to date from $39.7 million in the prior year period due to the items discussed above.

Other Expense (Income), Net

Other expense, net was $1.2 million for the year to date compared to Other income, net of $3.7 million in the prior year period due primarily to unrealized foreign exchange losses in the current period compared to unrealized foreign exchange gains in the prior year period and a favorable insurance settlement received in prior year period.

Income Taxes

Income tax expense was $37.4 million for the year to date compared to income tax expense of $21.0 million in the prior year period. The effective tax rate for the year to date was 34.8% compared to 29.4% in the prior year period.

The effective tax rate for the year to date varied from the effective tax rate in the comparable prior year period due primarily to increased non-deductible expenses in the US.

The effective tax rate for the year to date varied from the statutory tax rate due primarily to losses in tax jurisdictions for which no tax benefit was recognized due to existing valuation allowances and income in tax jurisdictions with tax rates lower than the Canadian statutory tax rate.

Fiscal Year Ended December 30, 2023 Compared to Fiscal Year Ended December 31, 2022

Revenue, Net

Net revenue increased to $1,771.8 million in 2023 compared to $1,693.2 million in 2022, an increase of $78.6 million, or 4.6%. Excluding the impact of foreign exchange, net revenue increased $81.0 million, or 4.8%, in 2023 from 2022.

North America net revenue increased to $1,771.2 million in 2023 from $1,685.6 million in 2022, an increase of $85.6 million, or 5.1%, due primarily to increased demand for products and services from residential and business customers of $35.0 million and pricing initiatives of $120.9 million, partially offset by the exit from the single-use retail bottled water business in North America of $41.0 million, a decrease in dispenser revenue of $13.0 million and the unfavorable impact of foreign exchange rates of $2.4 million.

Other net revenue decreased to $0.6 million in 2023 from $7.6 million in 2022, a decrease of $7.0 million, or (92.1)%, due primarily to the exit from Primo Water’s business in Russia of $7.4 million.

Gross Profit

Gross profit increased to $1,137.0 million in 2023 from $1,019.2 million in 2022. Gross profit as a percentage of revenue was 64.2% in 2023 compared to 60.2% in 2022.

North America gross profit increased to $1,136.4 million in 2023 from $1,013.5 million in 2022, and gross profit as a percentage of revenue was 64.2% in 2023 compared to 60.1% in 2022. The 410 basis point increase was due primarily to increased demand and pricing initiatives.

Other gross profit decreased to $0.6 million in 2023 from $5.7 million in 2022, and gross profit as a percentage of revenue was 100.0% in 2023 compared to 75.0% in 2022. The decrease in gross profit was due primarily to the exit from Primo Water’s business in Russia in the third quarter of 2022.

Selling, General and Administrative Expenses

SG&A expenses increased to $976.0 million in 2023 compared to $883.8 million in 2022. SG&A expenses as a percentage of net revenue was 55.1% in 2023 compared to 52.2% in 2022.

North America SG&A expenses increased to $919.7 million in 2023 compared to $830.8 million in 2022, due primarily to higher selling and operating costs that supported volume and revenue growth related primarily to labor and transportation cost increases, which increased by $37.1 million and $7.0 million, respectively, from 2022 and increases in insurance costs of $12.3 million from 2022.

Other SG&A expenses increased to $56.3 million in 2023 compared to $53.0 million in 2022 primarily related to higher professional fees of $7.5 million, partially offset by the exit from Primo Water’s business in Russia in the third quarter of 2022 of $5.0 million.

Acquisition and Integration Expenses

Acquisition and integration expenses decreased to $9.5 million in 2023 compared to $12.1 million in 2022. Acquisition and integration expenses as a percentage of net revenue was 0.5% in 2023 compared to 0.7% in 2022.

North America acquisition and integration expenses decreased to $6.4 million in 2023 compared to $10.8 million in 2022, due primarily to costs in the prior year associated with the exit from the single-use retail bottled water business in North America.

Other acquisition and integration expenses increased to $3.1 million in 2023 compared to $1.3 million in 2022, due primarily to increased professional fees in 2023.

Impairment Charges

Impairment charges decreased to nil in 2023 compared to $11.2 million in 2022. Impairment charges as a percentage of revenue was nil in 2023 compared to 0.7% in 2022.

The decrease is due to the non-cash asset impairment charge in Other resulting from the exit of Primo Water’s business in Russia in 2022.

Gain on Sale of Property

Gain on sale of property decreased to $21.0 million in 2023 from $38.8 million in 2022.

The decrease was due to smaller aggregate value of sale transactions for Primo Water’s North America owned real properties than in 2022.

Operating Income (Loss)

Operating income was $163.4 million in 2023 compared to $143.5 million in 2022.

North America operating income increased to $222.2 million in 2023 compared to $203.7 million in 2022, due to the items discussed above.

Other operating loss decreased to $58.8 million in 2023 compared to $60.2 million in 2022, due to the items discussed above.

Other Expense (Income), Net

Other expense, net was $1.2 million in 2023 compared to Other income, net of $2.5 million in 2022, due primarily to higher unrealized foreign exchange losses in 2023 compared to 2022.

Income Taxes

Income tax expense was $27.0 million in 2023 compared to $19.5 million in 2022. The effective tax rate was 29.7% in 2023 compared to 24.9% in 2022.

The effective tax rate for 2023 varied from the effective tax rate from 2022 due primarily to increased income in a tax-paying jurisdiction and increased losses in a tax jurisdiction with existing valuation allowances. The effective tax rate for 2023 differs from the Canadian statutory rate primarily due to: (a) significant permanent differences for which Primo Water has not recognized a tax benefit; (b) income in tax jurisdictions with lower statutory tax rates than Canada; and (c) losses in tax jurisdictions with existing valuations allowances.

Fiscal Year Ended December 31, 2022 Compared to Fiscal Year Ended January 1, 2022

Revenue, Net

Net revenue increased to $1,693.2 million in 2022 from $1,576.4 million in 2021, an increase of $116.8 million, or 7.4%. Excluding the impact of foreign exchange, net revenue increased $119.6 million, or 7.6%, in 2022 from 2021.

North America net revenue increased to $1,685.6 million in 2022 from $1,562.9 million in 2021, an increase of $122.7 million, or 7.9%, due primarily to increased demand for products and services from residential and business customers of $76.8 million and pricing initiatives of $134.4 million, partially offset by the exit from the single-use retail bottled water business in North America of $101.3 million and the unfavorable impact of foreign exchange rates of $2.4 million.

Other net revenue decreased to $7.6 million in 2022 from $13.5 million in 2021, a decrease of $5.9 million, or 43.7%, due primarily to the exit from Primo Water’s business in Russia in the third quarter of 2022 of $6.1 million.

Gross Profit

Gross profit increased to $1,019.2 million in 2022 from $891.0 million in 2021. Gross profit as a percentage of net revenue was 60.2% in 2022 compared to 56.5% in 2021.

North America gross profit increased to $1,013.5 million in 2022 from $881.0 million in 2021, and gross profit as a percentage of revenue was 60.1% in 2022 compared to 56.4% in 2021. The 370 basis point increase was due primarily to increased demand and pricing initiatives.

Other gross profit decreased to $5.7 million in 2022 from $10.0 million in 2021, and gross profit as a percentage of revenue was 75.0% in 2022 compared to 74.1% in 2021. The decrease in gross profit is due primarily to the exit from Primo Water’s business in Russia in the third quarter of 2022.

Selling, General and Administrative Expenses

SG&A expenses increased to $883.8 million in 2022 compared to $769.8 million in 2021. SG&A expenses as a percentage of net revenue was 52.2% in 2022 compared to 48.8% in 2021.

North America SG&A expenses increased to $830.8 million in 2022 compared to $720.6 million in 2021, due primarily to higher selling and operating costs that supported volume and revenue growth. These costs included inflationary labor and transportation cost increases, which increased by $41.9 million and $23.1 million, respectively, from 2021.

Other SG&A expenses increased to $53.0 million in 2022 compared to $49.2 million in 2021, due primarily to inflationary labor cost increases, which increased by $4.9 million from 2021.

Acquisition and Integration Expenses

Acquisition and integration expenses increased to $12.1 million in 2022 compared to $9.1 million in 2021. Acquisition and integration expenses as a percentage of net revenue was 0.7% in 2022 compared to 0.6% in 2021.

North America acquisition and integration expenses increased to $10.8 million in 2022 compared to $5.2 million in 2021, due primarily to costs associated with the exit from the single-use retail bottled water business in North America and ongoing integration costs incurred in connection with the acquisition of Legacy Primo.

Other acquisition and integration expenses decreased to $1.3 million in 2022 compared to $3.9 million in 2021, due primarily to lower acquisition and integration costs relating to the Legacy Primo business.

Impairment Charges

Impairment charges increased to $11.2 million in 2022 compared to nil in 2021. Impairment charges as a percentage of revenue was 0.7% in 2022 compared to nil in 2021.

The increase was due to the non-cash asset impairment charge in Other resulting from the exit from Primo Water’s business in Russia in 2022.

Operating Income (Loss)

Operating income was $143.5 million in 2022 compared to $103.0 million in 2021.

North America operating income increased to $203.7 million in 2022 compared to $146.0 million in 2021, due to the items discussed above.

Other operating loss increased to $60.2 million in 2022 compared to $43.0 million in 2021, due to the items discussed above.

Other Expense (Income), Net

Other income, net was $2.5 million in 2022 compared to Other expense, net of $22.1 million in 2021, due primarily to unrealized foreign exchange losses in 2022 and costs to redeem the Primo 2025 Notes incurred in 2021.

Income Taxes

Income tax expense was $19.5 million in 2022 compared to $7.7 million in 2021. The effective tax rate was 24.9% in 2022 compared to 61.1% in 2021.

The effective tax rate for 2022 varied from the effective tax rate from 2021 due primarily to increased income in the U.S. related to real property sales in the fourth quarter of 2022 and the debt refinancing costs incurred in the second quarter of 2021. The effective tax rate for 2022 differs from the Canadian statutory rate primarily due to: (a) significant permanent differences for which Primo Water has not recognized a tax benefit; (b) income in tax jurisdictions with lower statutory tax rates than Canada; and (c) losses in tax jurisdictions with existing valuations allowances.

Liquidity and Capital Resources

The following table summarizes Primo Water’s cash flows for the three and nine months ended September 28, 2024 and September 30, 2023 and fiscal years 2023, 2022, and 2021 as reported in the unaudited and audited consolidated financial statements of Primo Water included elsewhere in this prospectus:

	For the Three Months Ended		For the Nine Months Ended		For the Fiscal Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	December 30, 2023	December 31, 2022	January 1, 2022
		($ in millions)
Net cash provided by operating activities of continuing operations	$91.0	$126.7	$255.7	$222.2	$289.2	$238.3	$211.3
Net cash used in investing activities of continuing operations	(36.7)	(28.6)	(137.2)	(122.7)	(147.3)	(127.1)	(151.9)
Net cash used in financing activities of continuing operations	(18.4)	(93.9)	(59.5)	(137.9)	(290.4)	(91.4)	(4.2)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	4.6	21.4	6.8	37.0	61.1	43.3	45.6
Net cash provided by (used in) investing activities from discontinued operations	16.8	(12.6)	75.9	(32.4)	488.3	(54.4)	(89.0)
Net cash provided by (used in) financing activities from discontinued operations	(2.0)	(0.5)	(1.0)	9.1	4.6	(11.4)	3.4
Effect of exchange rate changes on cash	0.3	(1.5)	(0.1)	(0.1)	2.4	(3.1)	(1.9)

Net increase (decrease) in cash, cash equivalents and restricted cash	55.6	11.0	140.6	(24.8)	407.9	(5.8)	13.3
Cash and cash equivalents and restricted cash, beginning of period	615.5	86.8	530.5	122.6	122.6	128.4	115.1

	For the Three Months Ended		For the Nine Months Ended		For the Fiscal Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	December 30, 2023	December 31, 2022	January 1, 2022
		($ in millions)
Cash and cash equivalents and restricted cash, end of period	671.1	97.8	671.1	97.8	530.5	122.6	128.4
Cash and cash equivalents and restricted cash of discontinued operations, end of period	3.8	36.9	3.8	36.9	22.6	43.8	46.3

Cash and cash equivalents and restricted cash of continuing operations, end of period	$667.3	$60.9	$667.3	$60.9	$507.9	$78.8	$82.1

Operating Activities

Cash provided by operating activities was $255.7 million for the nine months ended September 28, 2024 compared to $222.2 million for the nine months ended September 30, 2023. The $33.5 million increase was due primarily to improved earnings, excluding non-cash charges, partially offset by lower cash provided by working capital in the current year period relative the prior year period.

Cash provided by operating activities from continuing operations was $289.2 million in 2023 compared to $238.3 million in 2022 and $211.3 million in 2021. The $50.9 million increase in 2023 compared to 2022 was due primarily to improved earnings, excluding non-cash charges and income and an increase in cash provided by working capital relative to the prior year.

The $27.0 million increase in 2022 compared to 2021 was due primarily to improved earnings, excluding non-cash charges, partially offset by an increase in cash used for working capital balances relative to the prior year.

Investing Activities

Cash used in investing activities was $137.2 million for the nine months ended September 28, 2024 compared to $122.7 million for the nine months ended September 30, 2023. The $14.5 million increase was due primarily to a decrease in the proceeds from sale of property and an increase in additions to property, plant and equipment relative to the prior year period.

Cash used in investing activities from continuing operations was $147.3 million in 2023 compared to $127.1 million in 2022 and $151.9 million in 2021. The $20.2 million increase in 2023 compared to 2022 was due primarily to lower receipt of proceeds from the sale of properties and increased cash used for acquisitions, partially offset by a decrease in additions to property, plant and equipment relative to the prior year.

The $24.8 million decrease in 2022 compared to 2021 was due primarily to receipt of proceeds from the sale of properties in 2022 and a decrease in cash used for acquisitions, partially offset by an increase in additions to property, plant and equipment relative to the prior year.

Financing Activities

Cash used in financing activities was $59.5 million for the nine months ended September 28, 2024 compared to $137.9 million for the nine months ended September 30, 2023. The $78.4 million decrease was due primarily to a decrease in net payments of short-term debt borrowings and an increase in the issuance of common shares relative to the prior year period.

Cash used in financing activities from continuing operations was $290.4 million in 2023 compared to $91.4 million in 2022 and $4.2 million in 2021. The $199.0 million increase in 2023 compared to 2022 was due primarily to an increase in net short-term payments compared to the prior year and an increase in dividends paid to common shareholders, partially offset by an increase in issuance of common shares.

The $87.2 million increase in 2022 compared to 2021 was due primarily to net short term payments compared to net short-term borrowings in the prior year, an increase in dividends paid to common shareholders, and decrease in issuances of common shares, partially offset by cash provided by other financing activities and a decrease in cash used for financing transactions and share repurchases.

Financial Liquidity

As of September 28, 2024, Primo Water had total debt of $1,283.7 million and $667.3 million of cash and cash equivalents compared to $1,285.0 million of debt and $507.9 million of cash and cash equivalents as of December 30, 2023.

Primo Water’s operations and supplier relationships expose it to risks associated with disruptions to global supply chains and the ongoing Russia/Ukraine and Israel/Hamas wars, all of which are likely to continue to create challenging conditions for Primo Water’s business, through increased costs, lower consumer spending, volatility in financial markets, or other impacts. While Primo Water has taken steps to minimize the impact of these increased costs, global supply chain disruption may deteriorate, which could adversely affect Primo Water’s business, financial condition, results of operations, and cash flows.

As of September 28, 2024, there were no outstanding borrowings under the Primo Water Revolving Credit Facility and outstanding letters of credit totaled $65.6 million, resulting in total utilization under the Primo Water Revolving Credit Facility of $65.6 million. Accordingly, unused availability under the Primo Water Revolving Credit Facility as of September 28, 2024 amounted to $284.4 million.

Primo Water earns substantially all of its consolidated operating income in subsidiaries located outside of Canada. Primo Water has not provided for federal, state, and foreign deferred income taxes on the undistributed earnings of its non-Canadian subsidiaries. Primo Water expects that these earnings will be permanently reinvested by such subsidiaries except in certain instances where repatriation attributable to current earnings results in minimal or no tax consequences.

A dividend of $0.08 per common share was declared during each quarter of 2023 for an aggregate dividend payment of approximately $51.8 million. A dividend payment of $0.09 per common share was declared during each of the first, second, and third quarters of 2024 for an aggregate dividend payment of approximately $43.9 million. The board of Primo Water also declared a special dividend of $0.82 per common share on October 15, 2024 in connection with the Transaction, which was paid on November 21, 2024.

The Primo Water Revolving Credit Facility and debt capital markets transactions are described under “—Other Liquidity Matters—Debt” below.

Off-Balance Sheet Arrangements

Primo Water had no off-balance sheet arrangements as of September 28, 2024.

Other Liquidity Matters

Primo Water expects capital spending during the fiscal year ended December 28, 2024 to be approximately $153.6 million. Capital spending will be monitored and controlled as the year progresses. Primo Water expects to use operating cash flows to satisfy capital spending.

The following table shows the schedule of future payments under certain contracts, including debt agreements and guarantees, as of December 30, 2023:

	Total	Payments due by period
		2024	2025	2026	2027	2028	Thereafter
	(in millions of U.S. dollars)
Primo 2028 Notes	$499.4	$—	$—	$—	$—	$499.4	$—
Primo 2029 Notes	750.0	—	—	—	—	—	750.0
Primo Water Revolving Credit Facility[1]	—	—	—	—	—	—	—
Interest expense[2]	260.9	52.0	50.3	50.3	50.3	47.1	10.9
Operating lease obligations	194.1	35.9	34.1	25.8	21.8	12.7	63.8
Finance leases[3]	52.9	16.7	16.2	13.1	4.6	2.0	0.3
Purchase obligations[4]	8.1	7.8	0.3	—	—	—	—
Other liabilities	2.5	2.5	—	—	—	—	—

Total[5]	$1767.9	$114.9	$100.9	$89.2	$76.7	$561.2	$825.0

1	The Primo Water Revolving Credit Facility is considered a current liability. As of December 30, 2023, there were no outstanding borrowings under the Primo Water Revolving Credit Facility.
2

Interest expense includes fixed interest on the Primo 2028 Notes, Primo 2029 Notes, the Primo Water Revolving Credit Facility, and other long-term liabilities. Actual amounts will differ from estimates provided.

3	Includes estimated interest payments using a weighted-average discount rate of 5.5% as of December 30, 2023.
4

Purchase obligations consist of commitments for the purchase of inventory, energy transactions, and payments related to professional fees and technology outsourcing agreements. These obligations represent the minimum contractual obligations expected under the normal course of business.

5	The contractual obligations table excludes Primo Water’s ASC 740 uncertain tax positions of $9.4 million because Primo Water cannot make a reliable estimate as to when such amounts will be settled.

Debt

Primo Water’s total debt as of December 30, 2023 and December 31, 2022 was as follows:

	December 30, 2023			December 31, 2022
	Principal	Unamortized Debt Costs	Net	Principal	Unamortized Debt Costs	Net
Primo 2028 Notes	$499.4	$4.8	$494.6	$479.1	$5.6	$473.5
Primo 2029 Notes	750.0	7.2	742.8	750.0	8.6	741.4
Primo Water Revolving Credit Facility	—	—	—	197.0	—	197.0
Short-term borrowings	—	—	—	8.8	—	8.8
Finance leases	47.6	—	47.6	48.3	—	48.3

Total debt	$1,297.0	$12.0	$1,285.0	$1,483.2	$14.2	$1,469.0

Less: Short-term borrowings and current debt:
Primo Water Revolving Credit Facility	$—	$—	$—	$197.0	$—	$197.0
Short-term borrowings	—	—	—	8.8	—	8.8
Finance leases - current maturities	14.2	—	14.2	10.9	—	10.9
Total current debt	$14.2	$—	$14.2	$216.7	$—	$216.7

Total long-term debt	$1,282.8	$12.0	$1,270.8	$1,266.5	$14.2	$1,252.3

Primo Water Revolving Credit Facility

On March 6, 2020, Primo Water entered into the Primo Water Credit Agreement. The Primo Water Credit Agreement provides for the Primo Water Revolving Credit Facility, which may be increased by incremental credit extensions from time to time in the form of term loans or additional revolving credit commitments. The Primo Water Revolving Credit Facility has a five year maturity date and includes letter of credit and swing line loan sub facilities.

Initial borrowings under the Primo Water Revolving Credit Facility were used to refinance in full and terminate Primo Water’s previously existing asset-based lending credit facility (the “Primo Water ABL Facility”). Certain letters of credit outstanding under the Primo Water ABL Facility were rolled over under the Primo Water Revolving Credit Facility. Primo Water incurred approximately $3.4 million of financing fees in connection with the Primo Water Revolving Credit Facility. The Primo Water Revolving Credit Facility was considered to be a modification of the Primo Water ABL Facility under GAAP. These new financing fees along with $1.8 million of unamortized deferred costs of the Primo Water ABL Facility are being amortized using the straight-line method over the duration of the Primo Water Revolving Credit Facility.

As of December 30, 2023, there were no outstanding borrowings under the Primo Water Revolving Credit Facility. Outstanding letters of credit totaled $66.7 million, resulting in total utilization under the Primo Water Revolving Credit Facility of $66.7 million. Accordingly, unused availability under the Primo Water Revolving Credit Facility as of December 30, 2023 amounted to $283.3 million.

The weighted-average effective interest rate on the outstanding borrowings under the Primo Water Revolving Credit Facility as of December 30, 2023 and December 31, 2022 was nil and 5.9%, respectively. The effective interest rates are based on Primo Water’s aggregate availability.

On January 13, 2023, Primo Water entered into the Second LIBOR Transition Amendment to the Primo Water Credit Agreement, which replaced interest rate calculations based on LIBOR with calculations based on SOFR. On July 11, 2024, Primo Water entered into the Third Amendment to the Primo Water Credit Agreement, which (i) extended the maturity date to September 30, 2026 with no change to the initial aggregate availability of $350.0 million, (ii) transitioned the benchmark interest rate applicable to eurocurrency rate loans denominated in Canadian Dollars from the CDOR to the CORRA, and (iii) provides an exception to the restricted payments covenant for a one-time special dividend in conjunction with the Transaction. As of December 30, 2023, borrowings under the Primo Water Credit Agreement bore interest at a rate per annum equal to either: (a) a euro currency rate as determined under the Primo Water Credit Agreement, plus the applicable margin, or (b) a term SOFR rate, as determined under the Primo Water Credit Agreement, plus the applicable margin, (c) a base rate equal to the highest of (i) Bank of America’s prime rate, (ii) 0.5% per annum above the federal funds rate, and (iii) the term SOFR rate, as determined under the Primo Water Credit Agreement, for a one month interest period, plus 1.0%, plus the applicable margin, or (d) an alternative currency daily or term rate, as determined under the Primo Water Credit Agreement, plus the applicable margin. The applicable margin for euro currency, term SOFR, and alternative currency rate loans ranges from 1.375% to 2.000% and the applicable margin for base rate loans ranges from 0.375% to 1.000%, in each case depending on Primo Water’s consolidated total leverage ratio. Unutilized commitments under the Primo Water Credit Agreement are subject to a commitment fee ranging from 0.20% to 0.30% per annum depending on Primo Water’s consolidated total leverage ratio, payable on a quarterly basis.

The Primo 2029 Notes

On April 30, 2021, Primo Water issued the Primo 2029 Notes to qualified purchasers in a private placement offering under Rule 144A under the Securities Act and outside the United States to non-U.S. purchasers pursuant to Regulation S under the Securities Act and other applicable laws. The Primo 2029 Notes were issued by Primo Water’s wholly-owned subsidiary Primo Water Holdings Inc. The Primo 2029 Notes are guaranteed by Primo

Water and certain subsidiaries that are currently obligors under the Primo Water Revolving Credit Facility and the Primo 2028 Notes. The Primo 2029 Notes will mature on April 30, 2029, and interest is payable semi-annually on April 30 and October 31 of each year commencing on October 31, 2021. The proceeds of the Primo 2029 Notes, along with available cash on hand, were used to redeem in full the Primo 2025 Notes. The redemption of the Primo 2025 Notes included $20.6 million in premium payments, accrued interest of $3.6 million, and the write-off of $6.6 million in deferred financing fees.

Primo Water incurred approximately $11.2 million of financing fees for the issuance of the Primo 2029 Notes. The financing fees are being amortized using the effective interest method over an eight-year period, which represents the term to maturity of the Primo 2029 Notes.

The Primo 2028 Notes

On October 22, 2020, Primo Water issued €450.0 million ($499.4 million at exchange rates in effect on December 30, 2023) of the Primo 2028 Notes to qualified purchasers in a private placement offering under Rule 144A under the Securities Act, and outside the United States to non-U.S. purchasers pursuant to Regulation S under the Securities Act and other applicable laws. The Primo 2028 Notes were issued by Primo Water’s wholly-owned subsidiary Primo Water Holdings Inc. The Primo 2028 Notes are guaranteed by Primo Water and certain subsidiaries that are currently obligors under the Primo Water Revolving Credit Facility and the Primo 2029 Notes. The Primo 2028 Notes will mature on October 31, 2028 and interest is payable semi-annually on April 30 and October 31 of each year commencing on April 30, 2021.

Foreign Exchange Forward Contract

On January 2, 2024, Primo Water entered into foreign exchange forward contracts with a notional amount of €450.0 million and a maturity date of October 31, 2025. Primo Water is utilizing the derivative financial instrument to hedge foreign exchange risk associated with the Primo 2028 Notes.

Covenant Compliance

Indentures Governing Primo Water’s Outstanding Notes

Under the indentures governing Primo Water’s outstanding notes, it is subject to a number of covenants, including covenants that limit Primo Water’s and certain of its subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of Primo Water’s assets taken as a whole, (v) enter into transactions with affiliates, and (vi) sell assets. The covenants are substantially similar across the series of notes. As of the date of this prospectus, Primo Water was in compliance with all of the covenants under each series of notes. There have been no amendments to any such covenants of Primo Water’s outstanding notes since the date of their issuance or assumption, as applicable.

Primo Water Revolving Credit Facility

Under the Primo Water Credit Agreement governing the Primo Water Revolving Credit Facility, Primo Water and its restricted subsidiaries are subject to a number of business and financial covenants, including a consolidated secured leverage ratio and an interest coverage ratio. The consolidated secured leverage ratio must not be more than 3.50 to 1.00, with an allowable temporary increase to 4.00 to 1.00 for the quarter in which Primo Water consummates a material acquisition with a price not less than $125.0 million, for three quarters. The interest coverage ratio must not be less than 3.00 to 1.00. Primo Water was in compliance with these financial covenants as of the date of this prospectus.

In addition, the Primo Water Credit Agreement has certain non-financial covenants, such as covenants regarding indebtedness, investments, and asset dispositions. Primo Water was in compliance with all of the applicable covenants as of the date of this prospectus.

On July 11, 2024, Primo Water entered into the Third Amendment to the Primo Water Credit Agreement, which provides an exception to the restricted payments covenant for a one-time special dividend in conjunction with the Transaction.

Issuer Purchases of Equity Securities

Common Share Repurchase Programs

On August 9, 2023, the Primo Water board of directors approved a share repurchase program for up to $50.0 million of its outstanding common shares. Upon the closing of the European Divestiture on December 29, 2023, an incremental $25.0 million share repurchase was authorized, revising the total share repurchase authorization to $75.0 million. For the nine months ended September 28, 2024 and during the fiscal year ended December 30, 2023, respectively, Primo Water purchased 932,896 and 131,409 common shares, respectively, for approximately $15.9 million and $1.9 million, respectively, through open market transactions under this repurchase plan.

On August 9, 2022, the Primo Water board of directors approved a share repurchase program for up to $100.0 million of Primo Water’s outstanding common shares over a 12-month period that expired on August 14, 2023. During the fiscal year ended December 30, 2023, Primo Water repurchased 1,272,612 common shares for approximately $19.0 million through open market transactions under this repurchase plan. During the fiscal year ended December 31, 2022, Primo Water repurchased 1,753,479 common shares for $23.8 million through open market transactions under this repurchase plan.

On May 4, 2021, the Primo Water board of directors approved a share repurchase program for up to $50.0 million of Primo Water’s outstanding common shares over a 12-month period that expired on May 10, 2022. Primo Water repurchased 2,646,831 common shares for $43.5 million through open market transactions under this repurchase plan, all in the fiscal year ended January 1, 2022.

Shares purchased under these repurchase plans were subsequently canceled. In light of the Transaction, Primo Water has paused its share repurchase program.

Tax Withholding

During the three months ended September 28, 2024 and September 30, 2023, an aggregate of 2,747 common shares and 46,989 common shares, respectively, were withheld from delivery to Primo Water’s associates to satisfy their respective tax obligations related to share-based awards.

During the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022, 307,042 shares, 253,968 shares, and 263,220 shares, respectively, of Primo Water’s previously-issued common shares were withheld from delivery to the company’s associates to satisfy their tax obligations related to share-based awards.

Capital Structure

Since December 30, 2023, Primo Water’s equity has increased by $41.6 million. The increase was due to net income of $79.6 million, the issuance of common shares of $17.5 million, and share-based compensation costs of $17.5 million, partially offset by common shares repurchased and canceled of $20.3 million, common share dividend payments of $43.9 million and other comprehensive loss, net of tax of $8.8 million.

Dividend Payments

Common Share Dividend

On August 6, 2024, Primo Water’s board of directors declared a dividend of $0.09 per share on common shares, payable in cash on September 5, 2024, to shareowners of record at the close of business on August 22, 2024. On October 15, 2024, Primo Water’s board of directors also declared a special dividend of $0.82 per common share, to be paid on November 21, 2024 to shareowners of record at the close of business on November 5, 2024, in connection with the Transaction.

Primo Water’s board of directors declared a quarterly dividend of $0.08 and $0.07 per common share in each quarter during 2023 and 2022, respectively, for an aggregate dividend payment of approximately $51.8 million and $45.7 million, respectively.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of business, Primo Water is exposed to foreign currency, interest rate, commodity price, and credit risks. Primo Water hedges firm commitments or anticipated transactions and does not enter into derivatives for speculative purposes. Primo Water does not hold financial instruments for trading purposes.

Currency Exchange Rate Risk

Primo Water is exposed to changes in foreign currency exchange rates. Operations outside of the United States are concentrated in Canada and accounted for 3.7% and 4.3% of Revenue, net for the fiscal years ended December 30, 2023 and December 31, 2022, respectively. Primo Water translates the revenues and expenses of its foreign operations using average exchange rates prevailing during the period. The effect of a 10% change in the average foreign currency exchange rates among the U.S. dollar versus the Canadian dollar for the fiscal year ended December 30, 2023 would result in changes to Primo Water’s Revenue, net and Gross profit of $6.6 million and $4.1 million, respectively. This change would not be material to Primo Water’s cash flows and results of operations.

Debt Obligations and Interest Rates

Primo Water has exposure to interest rate risk from the outstanding principal amounts of its short-term borrowings on the Primo Water Revolving Credit Facility. Interest rates on Primo Water’s long-term debt are fixed and not subject to interest rate volatility. The Primo Water Revolving Credit Facility is vulnerable to fluctuations in euro currency rates, Bank of America’s prime rate, and the federal funds rate. Because Primo Water had no outstanding borrowings under the Primo Water Revolving Credit Facility as of December 30, 2023, the weighted-average interest rate of the Primo Water Revolving Credit Facility was —% and a 100 basis point increase in the current per annum interest rate for the Primo Water Revolving Credit Facility (excluding the $66.7 million of outstanding letters of credit) would not result in additional interest expense.

Primo Water regularly reviews the structure of its indebtedness and considers changes to the proportion of variable versus fixed rate debt through refinancing, interest rate swaps, or other measures in response to the changing economic environment. Historically, Primo Water has not used derivative instruments to manage interest rate risk. If Primo Water uses and fails to manage these derivative instruments successfully, or if Primo Water is unable to refinance its indebtedness or otherwise increase its debt capacity in response to changes in the marketplace, the expense associated with debt service could increase. This would negatively affect Primo Water’s, and therefore the Company’s, financial condition and profitability.

The information below summarizes Primo Water’s market risks associated with debt obligations as of September 28, 2024. The table presents principal cash flows and related interest rates by year. Interest rates disclosed represent the actual weighted average rates as of September 28, 2024:

	Debt Obligations
(in millions of U.S. dollars, except percentage amounts)	Outstanding Debt Balance	Weighted-Average Interest Rate
Debt maturing in:
2024	$3.8	5.5%
2025	16.1	5.5%
2026	13.5	5.5%
2027	5.6	5.5%
2028	504.6	3.9%
Thereafter	750.4	4.4%

Total	$1,294.0

Commodity Price Risk

The competitive marketplace in which Primo Water operates may limit its ability to recover increased costs through higher prices. As a result, Primo Water is subject to market risk with respect to commodity price fluctuations principally related to its purchases of resin for PET, HDPE, and polycarbonate bottles, aluminum for bottles, glass for bottles, and fuel. Primo Water manages some of its exposure to this risk through the use of supplier pricing agreements, which enable Primo Water to fix the purchase prices for certain commodities. Primo Water estimates that a 10% increase in the market prices of these commodities over the current market prices would cumulatively increase its operating costs during the next 12 months by approximately $12.7 million. This change would be material to its cash flows and results of operations.

Inflation and Supply Chain Disruption Risk

In 2022, Primo Water experienced highly inflationary cost increases in its underlying expenses, including transportation and labor costs. Primo Water was impacted by global supply chain disruption, which increased ocean freight voyage lead times for the shipment of its water dispensers to Primo Water’s branch locations and increased freight costs.

While transportation and labor costs for the year ended December 31, 2022 on aggregate increased by $148.7 million, offset by favorable impact of foreign exchange rates of $17.2 million, Primo Water was able to mitigate the impacts of inflation and supply chain disruptions. Primo Water’s mitigation strategies, such as price increases and cost control efforts, have provided it with the necessary flexibility to respond to the risks.

While Primo Water has taken steps to minimize the impact of these increased costs, global supply chain disruption may deteriorate and inflationary pressures may increase, which could adversely affect Primo Water’s business, financial condition, results of operations, and cash flows.

Credit Risk

As of the date of this prospectus, Primo Water’s cash and cash equivalents were maintained at major financial institutions in the United States, and its current deposits are likely in excess of insured limits. Primo Water believes these institutions have sufficient assets and liquidity to conduct their operations in the ordinary course of business with little or no credit risk to Primo Water. Primo Water has not experienced any losses in such accounts.

Recent Accounting Pronouncements

Refer to Note 1 in the consolidated financial statements of Primo Water presented elsewhere in this prospectus for a summary of recently adopted and recently issued accounting standards and their related effects or anticipated effects on Primo Water’s consolidated results of operations and financial condition.

BUSINESS

Our Company

We are a leading North American branded beverage company with a focus on healthy hydration, delivering responsibly and domestically sourced diversified offerings across products, formats, channels, price points, and consumer occasions, distributed in every state and Canada.

We have an extensive portfolio of highly recognizable, responsibly sourced and conveniently packaged branded beverages distributed across more than 150,000 retail outlets, including established “billion-dollar brands” (which are our brands that generate more than $1 billion in annual net sales), Poland Spring and Pure Life, premium brands like Saratoga and Mountain Valley, regional leaders such as Arrowhead, Deer Park, Ice Mountain, Ozarka, and Zephyrhills, purified brands including Primo Water and Sparkletts, and flavored and enhanced brands like AC+ION and Splash Refresher. These brands are sold directly across retail channels, including mass food, convenience, natural, drug, wholesale, distributors and home improvement, as well as food service accounts in North America and Europe. We also operate a reusable and circular packaging network, which helps to reduce waste and cater to environmentally aware consumers and customers. This includes extensive direct-to-consumer offerings with our industry-leading line-up of innovative water dispensers, which create customer and consumer connectivity through recurring water purchases across its Water Direct, Water Exchange and Water Refill businesses. Through our Water Direct business, we deliver responsibly sourced hydration solutions direct to home and business customers. Through our Water Exchange business, consumers can visit approximately 26,500 retail locations and purchase a pre-filled, multi-use bottle of water that can be exchanged after use for a discount on the next purchase. Through our Water Refill business, consumers have the option to refill empty multi-use bottles at approximately 23,500 self-service refill stations. We also offer water filtration units for home and business consumers across North America.

Our Geographic Footprint

Our extensive portfolio of products is manufactured, distributed to, and sold across channels, formats, geographies, and usage occasions in every U.S. state and Canada. In addition to our registered intellectual property in the U.S. and Canada, we own registrations for various trademarks in Europe and Israel. We do not conduct material operations outside of the U.S. and Canada.

Our net sales in the U.S. and Canada accounted for approximately 97% and 3%, respectively, of our total net sales for nine months ended September 30, 2024, with de minimis sales to other geographies outside of the U.S. and Canada.

Our Springs

We have more than 90 spring water sources located across the U.S. and Canada, and over 28,000 acres of watersheds and wetlands which we help conserve. Our extensive spring network has enabled us to develop and offer more locally branded products that are sourced directly from the regions in which they are sold, representing an important value proposition to our end consumers and helping to reduce our environmental impact. We are a leading branded beverage company whose brands own a material amount of spring assets, which strengthens our ability to supply our products and helps us further support our sustainability and water stewardship efforts.

Of our more than 90 spring water sources located across the U.S. and Canada, 38 sites are company owned, five sites have a unique joint relationship and the rest are leased, some exclusively and some not exclusively. We also own three artesian wells and lease a fourth. While we source water from spring sites across the U.S. and Canada, we are presently materially dependent on single spring sources in Canada, as well as our springs in Portland, Oregon; Kent, Washington; Phoenix, Arizona; Kansas City, Kansas; Denver, Colorado; and Camp Holly, Virginia. These sources represent only a small fraction of our total spring volume, and the Company is working on finding, permitting, and bringing online additional sources to eliminate the single source sites. The bulk of the Company’s spring sources are located in Maine, Pennsylvania, California, Florida, and Texas.

Government Regulation

Our water and beverage products are regulated in the United States as conventional foods. We, along with our distributors and co-packing and supplier partners, are subject, as applicable, to extensive laws and regulations in the United States by federal, state, and local government authorities including, among others, the FTC, the FDA, the U.S. Department of Agriculture, the EPA, U.S. Customs and Border Protection, the U.S. Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies regulate the manufacturing, preparation, quality control, import, export, packaging, labeling, storage, recordkeeping, marketing, advertising, promotion, distribution, safety and/or adverse event reporting of conventional foods. Among other things, the facilities in which our products and ingredients are manufactured must register with the FDA and comply with current good manufacturing practices and other requirements applicable to the production and distribution of conventional food products. We and our manufacturing and co-packing partners are also subject to similar requirements in the Canadian provinces in which we operate.

The FDA regulates food and beverage products, including bottled water, as conventional foods pursuant to the Federal Food, Drug, and Cosmetic Act (the “FFDCA”) and its implementing regulations. In accordance with the FDA’s current good manufacturing practices requirements, our bottled water must meet FDA requirements of safety for human consumption, of processing and distribution under sanitary conditions and of production. The FFDCA requires the FDA’s bottled water regulations be as stringent and as protective of the public health as the EPA’s drinking water standards established under the Safe Drinking Water Act. In addition, under the FFDCA, any substance that is reasonably expected to become a component of food or added to food is a food additive subject to FDA premarket review and approval with certain exceptions. Additionally, pursuant to the FDA Food Safety Modernization Act (the “FSMA”), the FDA promulgates requirements intended to enhance food safety and prevent food contamination, including more frequent inspections and increased recordkeeping and traceability requirements. The FSMA also requires that imported foods and beverages adhere to the same quality standards as domestic foods and beverages and provides the FDA with mandatory recall authority over food and beverage products that are mislabeled or misbranded. In addition, the FDA requires that certain nutrient and product information appear on product labels and that the labels and labeling be truthful and not misleading. Similarly, the FTC requires that marketing and advertising claims be truthful, not misleading, not deceptive to customers, and substantiated by adequate scientific data. We are also restricted from making certain types of claims about our products, including nutrient content claims, health claims, and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless we satisfy certain regulatory requirements. We are subject to periodic, unannounced inspections by the FDA. Upon inspection, we must comply with all aspects of the quality standards and current good manufacturing practices for bottled water along with all other applicable requirements.

Several states also have laws and regulations impacting food and beverage products. These include, among other things, restrictions and limitations on certain ingredients or compounds in the products or their packaging, additional safety or warning standards, added labeling requirements, and recycling related requirements such as marking and reporting. We must also comply with local and state regulations related to water use, withdrawals and transportation. For example, the California law known as “Proposition 65” requires that a specific warning appear on any product sold in California containing a substance listed by that state as having been found to cause cancer or reproductive toxicity. This law, and others like it, exposes all food and beverage producers to the possibility of having to provide warnings on their products. The detection of even a trace amount of a listed substance can subject an affected product to the requirement of a warning label, although products containing listed substances that occur naturally or that are contributed to such products solely by a municipal water supply are generally exempt from the warning requirement. From time to time over the past several years, certain of our customers have received notices alleging that the labeling requirements of the relevant state regulation would apply to products manufactured by us and sold by them. There can be no assurance that we will not be adversely affected by actions against our customers or us relating to Proposition 65 or similar “failure to warn” laws.

From time to time, various state departments and authorities inspect our facilities and sources. Our product labels may be subject to state regulation (in addition to federal requirements) in each state where the water products are sold. These regulations set standards for the information that must be provided and the basis on which any claims for water may be made. Products that do not comply with applicable governmental or third-party regulations and standards may be considered adulterated or misbranded and subject, but not limited, to, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, import holds, injunctions, fines, civil penalties, or criminal prosecution.

Several of our products are manufactured, distributed to, and sold in Canada, the United Kingdom, and Israel. Like in the United States, these products are subject to local laws and regulations regarding their manufacture, preparation, quality control, import, export, packaging, labeling, storage, recordkeeping, marketing, advertising, promotion, distribution, safety, and/or adverse events.

We currently offer and use non-refillable recyclable containers in the United States, Canada, the United Kingdom, and Israel. We also offer and use refillable containers, which are also recyclable. Legal requirements apply in various jurisdictions in the United States and Canada requiring that deposits or certain taxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of beverage container-related deposit, recycling, tax and/or product stewardship statutes and regulations also apply in various jurisdictions. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at local, state and federal levels. In the second quarter of 2022, Primo Water exited from the North American small-format retail water business. This business was relatively small and used predominantly single-use plastic bottles. The exit from this category is estimated to reduce production of plastic water bottles by more than 400 million, annually, while also improving overall margins. We continue to prioritize returnable and circular packaging wherever reasonably possible, incorporating recycled materials like rPET, aluminum and glass, and investing alongside partners to advance collection and recycling efforts across the United States.

We are a member of the International Bottled Water Association (“IBWA”) and the Water Quality Association. These associations often set higher water quality standards than those set by governmental agencies. Members must comply with these standards, which are enforced by the members themselves. The IBWA requires submission to annual plant inspections administered by an independent third-party inspection agency, such as the National Sanitation Foundation. These inspections audit quality and testing records, review all areas of plant operations and the bottling process, and check compliance with relevant national standards, good manufacturing practices, and any other regulations set by the IBWA. If we fail to meet the standards set by the IBWA and the Water Quality Association, there could be an adverse impact on our reputation, which could have a material adverse effect on our business and results of operations.

In addition, increasing concern over climate change is expected to continue to result in additional, and potentially conflicting, legal or regulatory requirements, which are designed to reduce or mitigate the effects of carbon dioxide and other greenhouse gas emissions on the environment, to discourage the use of plastic materials, to limit or impose additional costs on commercial water use due to local water scarcity concerns, or to expand disclosure of certain sustainability metrics by international, federal, state, or local governmental authorities in jurisdictions in which we and/or our suppliers or business partners operate. For example, we may be subject to various disclosure requirements (such as greenhouse gas metrics, climate risks, use of offsets and emissions reduction claims) from the State of California, such as Senate Bill 253 (The Climate Corporate Data Accountability Act) requiring U.S. entities with annual revenues greater than $1 billion doing business in California to publicly report their greenhouse gas emissions beginning, and Senate Bill 261 (The Climate-Related Financial Risk Act) requiring U.S. entities with annual revenues over $500 million to bi-annually disclose climate-related financial risks and their mitigation strategies, among others. We also may be subject to the SEC’s climate disclosure rules, if enforced by the incoming SEC leadership and if they survive litigation pending in the Eighth Circuit Court of Appeals challenging the rules, as well as other new or existing regulations or requirements. Separately, various regulators have adopted, or are considering adopting, regulations on environmental marketing claims, including but not limited to the use of “sustainable,” “eco-friendly,” “compostable,” “recyclable” or similar language in product marketing.

In recent years, there has been legislative and executive action in both state and local governments that has or would ban the use of bottled water in municipal buildings, enact local taxes on bottled water, and/or limit the sale by municipalities of water supplies to private companies for resale. Such regulation could adversely affect our business and financial results. See “Risk Factors — Legal, Regulatory and Tax Risks — The legal and regulatory environment in the jurisdictions in which we operate, changes thereto and our ability to comply with the same could negatively affect our results of operations, adversely affect demand for our products and services or result in litigation.”

Human Capital

As of December 31, 2024, we had approximately 13,700 permanent associates within our continuing operations businesses. We have entered into collective bargaining agreements covering approximately 400 of our associates within our continuing operations businesses, which all contain terms that we believe are typical in our industry. As these agreements expire, we believe that they can be renegotiated on terms satisfactory to us. We consider our relations with associates to be generally good.

We are dedicated to cultivating a strong, values-driven culture. We believe our associates and shared values are central to a healthy, sustainable, and productive environment where everyone can thrive. Our values are rooted in creating healthier lives, healthier communities, and a healthier planet, pursuing bold ideas, delivering excellence consistently, and being dedicated to doing what’s right for each other, our communities, and our stakeholders. We believe in maintaining good relations with our associates by fostering a positive working environment, upholding fair labor practices, safe working conditions, and freedom of association. We encourage two-way dialogue between leaders and associates to continuously improve the associate experience that fosters engagement, growth, and a sense of belonging.

Health and Safety

Health and safety are paramount as foundational values for our business. Our focus extends to our people, communities, and the environment. We strive for a “zero harm” culture, with the goal of having everyone return home safely each day. Our comprehensive Safety & Health Policy covers 100% of associates and contractors, outlining our commitment to excellence. A robust safety management system serves as the backbone for implementing this policy, ensuring compliance with Occupational Safety and Health Administration regulations, and achieving our safety objectives.

Our enterprise-wide safety program takes a data-driven approach to preventing accidents and injuries and is designed to proactively identify, assess, and manage risks and hazards associated with our operations, products, and services. We focus on leading indicators like safety inspections, observations, training, and associate participation in safety committees. This allows us to proactively identify and address potential hazards before they become incidents. We are relentless in our pursuit of continuous improvement, and we operate in compliance with all applicable health and safety laws, regulations, and standards. Our program includes a comprehensive set of policies, procedures, and training programs that cover all aspects of our business operations, including manufacturing, distribution, and customer service.

Serving Our Communities

We are strongly committed to the communities we serve. After all, our families live, work, and play in the local communities where we operate.

It is part of our purpose to promote hydration and wellness via sponsorships and in-kind donations, and to provide aid in the times of need. We provide bottled water products for local sporting events, culinary and hospitality programs, fundraisers, and associate-supported efforts and have also contributed time and resources to many regional causes. In addition, we donate water to medical centers and first responders, as well as support hospitality partners feeding front-line workers during extreme weather-related incidents and natural disasters. We also invest in local water access and recycling infrastructure, as well as in nature-based solutions to promote resiliency of local ecosystems.

Our Customers

Our customers include many large national and retail grocery, mass-merchandise, drugstore, wholesale, and convenience store chains across the United States and Canada. We also sell our spring and purified water brands, as well as our water filtration and office coffee services directly to commercial and residential customers via our direct-to-consumer delivery services. Nearly all of our existing and target customers consume multiple products, which are promoted to our existing customers by our regional sales representatives. This process increases sales and average revenue per customer.

Changes to the retail landscape, including increased consolidation of retail ownership, the continued growth of sales through e-commerce websites and mobile commerce applications, including through subscription services and other direct-to-consumer businesses, the integration of physical and digital operations among retailers and the current economic environment continue to increase the importance of major customers to our business.

Furthermore, the rise of e-commerce and digital platforms has transformed how consumers discover and purchase beverages, with subscription models, direct-to-consumer channels, and online grocery services driving convenience and fostering deeper brand engagement in the bottled water category. We plan to respond to the changing consumer marketplace by enhancing our existing digital platforms and creating new platforms, both of which would include improvements to existing content and functionality, as well as the creation of new content and functionality. In addition, we plan to increase usage of e-commerce methods in our Water Direct business by building out our e-commerce subscription partnerships with key retailers through the expansion of existing programs with current partners and development of programs with new partners.

Suppliers and Distribution

In addition to water, the principal raw materials required to produce our products include PET resin, HDPE and polycarbonate bottles, caps, and preforms, labels, cartons, and trays. Some raw materials and supplies, including packaging materials, such as rPET, may be available from only a limited number of suppliers or a sole supplier, or may be in short supply when seasonal demand is at its peak. Therefore, we rely upon our ongoing relationships with key suppliers to support our operations. We typically enter into multi-year contracts with our key suppliers, meaning our suppliers are obligated to continue to supply us with materials for multi-year periods, at the end of which we must either renegotiate the contracts with those suppliers or find alternative sources for supply. We believe that, as a result of the Transaction, our increased size will position us to better negotiate our contract renewals. However, if we are unable to renegotiate contracts with similar or more favorable terms with these suppliers when our contracts expire, the prices of packaging materials, aluminum cans, and other containers we use in our manufacturing could increase depending on market and economic conditions, though we anticipate that the combined company’s negotiating power would cause any such price increase to be smaller than if Primo Water or BlueTriton were negotiating such contract renewals on an individual basis.

Fuel, electricity, natural gas, and other energy sources are also important commodities for our business due to their use in our facilities and the vehicles delivering our products. We purchase our own fuel and use third parties for the transportation of raw material and finished goods between our warehouses. In the past, we have experienced fluctuations in fuel prices, and we manage this risk through the use of supplier pricing agreements, which we use to fix the purchase prices for certain commodities, as well as derivative instruments, including futures, forward, and option contracts. In addition, risk to our supply of certain raw materials is mitigated through purchases from multiple geographies and suppliers.

We typically bear the risk of changes in prices on packaging materials in our products. The changes in the prices we pay for materials occur at times that vary by product and supplier, and take place on a monthly, quarterly, or annual basis. Accordingly, we bear the risk of fluctuations in the costs of these materials, including the underlying costs of the commodities used to manufacture them and, to some extent, the costs of converting those commodities into the materials we purchase. We may choose to pass increased costs to customers or attempt to hedge against rising costs. If our efforts are not successful, the increased prices could have an adverse effect on our results of operations.

Our extensive portfolio of products is primarily made available to consumers through our network of wholesalers, grocery stores, or other retailers and direct-to-consumer, office, and retailer beverage delivery services. Our products are also available and sold directly to consumers on a growing number of company-owned and third-party e-commerce platforms. In addition, we are a distributor for select third-party beverage brands.

As we continue to build our e-commerce capabilities, we may not be able to develop and maintain successful relationships with existing and new e-commerce retailers without experiencing a deterioration of our relationships with key customers operating physical retail channels. For example, as e-commerce sales grow, in-store sales will likely decline, creating challenges for physical store retailers. We believe brick and mortar retailers that shift toward balancing stronger e-commerce sales with in-store productivity will most often find greater success in the marketplace.

Our distribution strength is supported by a truck fleet of over 5,000 vehicles, approximately 50 production facilities, nearly 200 depots, and more than 90 water source locations. These distribution capabilities have enabled us to expand our presence into higher-growth convenience, restaurant, hospitality, education, and healthcare channels. As a result of the Transaction, we expect more improvements to our distribution capabilities as we look to capture an estimated $200 million cost synergy opportunity that includes optimization of our combined manufacturing locations, routes, branches, and inventory management. We also intend to optimize our direct material procurement, which we believe will minimize variable and fixed costs across transportation, warehousing, and production.

Competition

We participate in the highly competitive beverage and bottled water category of the non-alcoholic beverage industry. With respect to the non-alcoholic beverages category, our products compete primarily on the basis of brand image, price, packaging design, taste, advertising, marketing, and promotional activity (including digital), product innovation, efficient production and distribution techniques, and the ability to anticipate and effectively respond to consumer preferences and trends, including increased consumer focus on health, wellness and sustainability, and the continued acceleration of e-commerce and other methods of distributing and purchasing products.

We face competition in the non-alcoholic beverage category. Our principal competitors are local, regional, and national bottled water and beverages businesses, providers of various types of water filtration units, and services and large retailers who have increasingly utilized their large distribution networks and significant economies of scale in recent years to introduce and develop private-label branded water. Further, we face significant competition in our business as distribution methods for bottled water products continue to change and evolve, and the consumer landscape shifts into the digital marketplace.

We face a number of large competitors in the retail industry. Our products compete with large retailers who have developed their own private-label beverage brands such as those carried by supermarket chains, convenience store chains, drug store chains, mass merchants, and club warehouses. Our bottled water and beverages businesses face competition beyond our competitors’ bottled water and beverage products. Our products also compete with other non-alcoholic beverages, including carbonated and non-carbonated drinks, juices, flavored or enhanced waters, sport and energy drinks, coffees, teas, and tap water. In addition, we face competition from various methods of treating unfiltered tap water in the residential and commercial markets such as countertop filtration systems, faucet-mounted filtration systems, in-line whole-house filtration systems, water filtration dispensing products such as pitchers and jugs, standard and advanced feature water coolers and refrigerator-dispensed filtered water. In addition, consumers may choose to drink from municipal water sources instead of purchasing bottled water or using a filtration unit.

We believe that several factors allow us to maintain a strong competitive position in a dynamic marketplace for our goods and services, including the strength of our brands, innovation, marketing, the quality of our products, and our highly efficient and thoughtfully designed distribution network.

Intellectual Property

Our intellectual property, particularly the trademarks we use in connection with the water and beverage products that we sell, is important to our business and our marketing efforts because brand recognition is one of the key factors that differentiates our products from those of our competitors. The success of our business depends in part on our ability to use our trademarks, including our name and logos, to increase brand awareness and further develop our brand’s reputation in the market. Protection of our proprietary processes, methods, compounds, and other technologies is also important to our business and enables us to distinguish our products from those of our competitors. To protect our intellectual property assets and proprietary rights, we rely on patent, trade secret, copyright, and trademark laws, as well as contractual provisions included in our agreements with employees, independent contractors and other third parties who may have access to our intellectual property and confidential information. We also rely on common law and statutory protections afforded to trademarks, trade secrets, and proprietary “know-how.” We closely monitor the unauthorized, improper, or illegal use of our trademarks and vigorously challenge any third party that infringes upon our trademark rights, through available legal remedies.

We own the major trademarks that are used to identify, market, and sell our water and beverage products. From time to time we use third-party trademarks with the permission of these third parties. In the United States, we own the federal trademark registrations for our major brands, including Poland Spring, Pure Life, Arrowhead, Deer Park, Ice Mountain, Mountain Valley, Ozarka, Primo Water, Saratoga, Sparkletts, Zephyrhills, Ac+ion, and Splash Refresher. We have filed and will continue to file trademark applications to register new trademarks, logos, slogans, and taglines that we believe add value to our business and brands. We maintain all registrations for the trademarks that are material to the operation of our business.

Our pool of proprietary information, consisting of manufacturing know-how, trade secrets, and copyrights relating to the design and operation of our facilities and systems, is particularly important and valuable. Accordingly, we seek to protect this proprietary information through all legal means practicable, including by protecting certain information as a trade secret.

However, monitoring the unauthorized use of our intellectual property is difficult and costly, and the steps we have taken may not prevent all unauthorized use by others. See “Risk Factors — Risks Related to Our Business, Operations, and Growth Strategies —Our success depends, in part, on our intellectual property, which we may be unable to maintain and protect.”

Properties

The following discussion sets forth the location, use, and ownership or leasehold interest in various significant facilities as of September 30, 2024.

BlueTriton

The former BlueTriton headquarters, which is one of our current two headquarters, is located in Stamford, Connecticut, where we lease a building that is approximately 164,300 square feet under a lease that expires in May 2026. We own or lease additional facilities, real estate, and office space strategically located throughout the United States and Canada, which we use for administrative, manufacturing, processing, packaging, storage, warehousing, re-packing, distribution, and retail operations. BlueTriton operates 30 production facilities and 76 distribution branches.

The leases referenced below expire at various times through 2036, subject to renewal and early termination options. In addition, BlueTriton owns and leases several other offices that are not material to its operations.

BlueTriton believes its facilities are adequate and suitable to meet its current needs, and that should it be needed, suitable additional or alternative space will be available to accommodate its operations. BlueTriton continuously reviews its anticipated requirements for facilities and, on the basis of that review, may from time to time acquire or lease additional facilities and/or dispose of existing facilities.

The table below contains information about BlueTriton’s principal production and distribution facilities as of September 30, 2024:

(square feet in millions)	Leases			Owned
	# of Sites	# of Buildings	Square Feet	# of Sites	# of Buildings	Square Feet
Commercial Manufacturing Operations	16	15	5.4	10	27	4.5
Last Mile Branch	70	92	1.6	—	—	—
Auto Parking	2	—	—	—	—	—
Industrial Outdoor Storage/Drop Lot	6	—	—	—	—	—
Land	1	—	—	—	—	—
Logistics	13	12	4.9	—	—	—
Support Services (Office)	2	2	0.2	5	6	—
Tanker Loading Stations	1	1	—	26	41	—
Residential	—	—	—	22	41	0.1
Fleet Maintenance	1	1	—	8	17	—

All Sites	112	123	12.1	71	132	4.7

Primo Water

Primo Water’s manufacturing footprint encompasses 39 strategically located manufacturing and production facilities and 190 branch distribution and warehouse facilities. Primo Water’s facilities are used to support its operations and are suitable and adequate to carry out its business at expected capacity for the foreseeable future. The facilities and square footage amounts noted below do not include vacant or underutilized properties.

The following table is a summary of Primo Water’s properties by segment as of September 30, 2024 and excludes properties classified as discontinued operations:

(square feet in millions)	North America		Other 2		Total
	Count	Sq Ft.	Count	Sq Ft.	Count	Sq Ft.
Manufacturing and Production
Owned	14	0.9	—	—	14	0.9
Leased[1]	25	1.2	—	—	25	1.2

	39	2.1	—	—	39	2.1

(square feet in millions)	North America		Other 2		Total
	Count	Sq Ft.	Count	Sq Ft.	Count	Sq Ft.
Branch Distribution and Warehouses
Owned	42	0.7	—	—	42	0.7
Leased[1]	148	2.2	—	—	148	2.2

	190	2.9	—	—	190	2.9
Office Space
Owned	—	—	—	—	—	—
Leased[1]	3	0.1	2	0.1	5	0.2

	3	0.1	2	0.1	5	0.2

Total	232	5.1	2	0.1	234	5.2

1	Lease terms for non-owned properties expire between 2024 and 2040.
2	Properties in Primo Water’s Other category include one of our corporate headquarters, located in Tampa, Florida.

Legal Proceedings

Pursuant to SEC rules, we will disclose any proceeding in which a government authority is a party and that arises under any federal, state, or local provisions enacted or adopted regulating the discharge of materials into the environment or primarily for the purpose of protecting the environment only where we believe that such proceedings, individually or in the aggregate, will result in monetary sanctions on us, exclusive of interest and costs, above $1.0 million or are otherwise material to our financial position, results of operations, or cash flows.

From time to time, we are a party to various claims and legal proceedings with respect to matters such as governmental regulations, income taxes, and other actions arising out of the normal course of business. Except for the proceeding described below, we are not currently a party to any other material pending legal proceedings.

Patane Litigation

On August 15, 2017, Mark Patane and 11 other named plaintiffs (collectively, the “Plaintiffs”) commenced a putative class action against the entity formerly known as Nestlé Waters North America, Inc. (“Nestlé Waters”), in the U.S. District Court in the District of Connecticut (the “Court”). Plaintiffs alleged that Poland Spring product labels fraudulently represent the product to be natural spring water. The Plaintiffs have asserted claims of common law fraud, violations of certain consumer protection laws in nine states (with the Plaintiffs’ claims under the consumer protection laws of four of those states having been dismissed) and, for home and office customers, breach of contract. As a result of the Nestlé Acquisition, Nestlé Waters was renamed BlueTriton Brands, Inc. (“BlueTriton Brands”), and BlueTriton Brands is continuing to defend against the lawsuit. See Patane v. Nestlé Waters North America, Inc., U.S. District of Conn., Case No. 3:17-cv-01381-VDO.

As a result of rulings on multiple dispositive motions, including most recently on December 30, 2024, the case has been narrowed in certain respects. On January 6, 2025, both the Plaintiffs and BlueTriton Brands moved for reconsideration of portions of the December 30, 2024 decision, which granted in part and denied in part BlueTriton Brands’ motion for summary judgment. Upon the resolution of those motions, the Plaintiffs are expected to seek to certify multiple classes, including a nationwide common law fraud class, a subclass comprised of BlueTriton Brands’ home and office customers for breach of contract, and state subclasses comprised of retail purchasers for violation of consumer protection statutes in New York, New Jersey, Massachusetts, New Hampshire, and Pennsylvania. Plaintiffs’ claims for injunctive relief have been dismissed. The Plaintiffs are seeking compensatory damages and/or statutory damages. No trial date has been set. We believe that Plaintiffs’ claims are without merit, and we intend to defend ourselves vigorously. Based upon information presently known to management, the Company has not accrued a loss for the matters described above as the Company believes that a loss is not probable and reasonably estimable. While it is reasonably possible a loss may be incurred, the Company is unable to estimate a loss or range of loss in this matter.

Unfavorable judgments or settlements in this lawsuit could have a material adverse effect on our business, financial condition, operations, and cash flows. See “Risk Factors—Legal, Regulatory and Tax Risks—Litigation or legal proceedings could expose us to significant liabilities, restrict our access to water sources, and damage our reputation.” While we are committed to vigorously defending against these claims, the outcomes of litigation are inherently uncertain. We continue to assess and respond to these and other matters proactively.

MANAGEMENT

Executive Officers and Directors

Our Board includes seven ORCP Designees, seven currently Unaffiliated Directors, and one director to be mutually agreed by the Initial ORCP Stockholder and the Unaffiliated Directors.

The following table provides information regarding our executive officers and non-employee officer directors as of the date of this prospectus. It is expected that one director to be mutually agreed by the Initial ORCP Stockholder and the Unaffiliated Directors will be identified after conducting an executive search.

Name	Age	Title
Robbert Rietbroek†	51	Chief Executive Officer and Director
David Hass	46	Chief Financial Officer
Jason Ausher	51	Chief Accounting Officer
Robert Austin	55	Chief Operating Officer
Marni Morgan Poe	55	General Counsel & Corporate Secretary
Hih Song Kim	60	Chief Administrative Officer & Assistant Corporate Secretary
C. Dean Metropoulos*	78	Non-Executive Chairman
Kurtis Barker*	64	Director
Britta Bomhard†	55	Director
Susan E. Cates†	54	Director
Michael Cramer*	72	Director
Eric J. Foss†	66	Director
Jerry Fowden†	68	Director
Tony W. Lee*	52	Director
Billy D. Prim†	68	Director
Kimberly Reed*	52	Director
Joseph Rosenberg*	38	Director
Allison Spector*	41	Director
Steven P. Stanbrook†	67	Director

† Unaffiliated Director

* ORCP Designee

Robbert Rietbroek became our Chief Executive Officer (“CEO”) at Closing. He has served as the CEO and a director of Primo Water since January 2024. Mr. Rietbroek is a seasoned executive with more than 25 years of experience at Fortune 500 companies, including five years as Senior Vice President and General Manager, responsible for Quaker Foods North America, a reported sector of PepsiCo. Prior to his role at Quaker Foods North America, Mr. Rietbroek was a Senior Vice President and General Manager of PepsiCo Australia and New Zealand. Before his tenure at PepsiCo, Mr. Rietbroek served as Vice President and General Manager—Australia, New Zealand, Pacific Islands and Vice President and Global Sector Leader—Baby and Child Care at Kimberly-Clark. Mr. Rietbroek is well qualified to serve on our board of directors because of his experience with Primo Water, including in his capacity as CEO.

David Hass became our Chief Financial Officer at Closing. Mr. Hass has served as Chief Financial Officer of Primo Water since January 2023. Prior to his appointment as Primo Water’s Chief Financial Officer, Mr. Hass served as Chief Strategy Officer for Primo Water from 2020 to 2023. From 2011 to 2020, Mr. Hass served in various roles with Legacy Primo, including Chief Strategy Officer, Vice President of Strategy, Vice President of Financial Planning & Analysis, as well as General Manager of the Canadian Business Unit and the Water Direct Business Unit.

Jason Ausher is the Chief Accounting Officer of Primo Brands Corporation. He has served as Chief Accounting Officer of Primo Water since May 2015. Prior to his appointment with Primo Water, from 2011 to

2015, Mr. Ausher served as Primo Water’s Vice President Treasurer, Corporate Development. From 2010 to 2011, Mr. Ausher served as Primo Water’s Corporate Controller, and from 2008 to 2010, he held the position of Controller for Primo Water’s U.S. Business Unit.

Robert Austin became our Chief Operating Officer at Closing. He previously served as Chief Operating Officer of BlueTriton from June 2023 to November 2024. Prior to serving as Chief Operating Officer, Mr. Austin served as President of BlueTriton from 2022 to 2023 and Vice President of Field Operations from 2021 to 2022 at BlueTriton’s ReadyRefresh segment. Prior to the Nestlé Acquisition, from 2006 to 2021, Mr. Austin served in several leadership roles for ReadyRefresh at Nestlé Waters, including serving as Senior Director of Supply Chain – ReadyRefresh and National Operations Manager – Retail Direct for ReadyRefresh.

Marni Morgan Poe is the General Counsel and Corporate Secretary of Primo Brands Corporation. Ms. Poe has served as Primo Water’s Chief Legal Officer and Secretary since 2010. Prior to her appointment at Primo Water, Ms. Poe served as Primo Water’s Corporate Counsel from 2008 to 2010.

Hih Song Kim is the Chief Administrative Officer and Assistant Corporate Secretary of Primo Brands Corporation. She previously served as the Executive Vice President, Chief Legal Officer, and Corporate Secretary of BlueTriton from July 2021 to November 2024. From 2019 to 2021, Ms. Kim served as Senior Vice President and General Counsel of Kaplan Test Prep, a subsidiary of Graham Holdings Company. Prior to that role, Ms. Kim served as Senior Vice President and General Counsel of Stoli Group (USA), LLC, a producer and distributor of spirits, wines, and non-alcoholic beverages. In 2023, Ms. Kim was elected to serve as Chair of the International Bottled Water Association’s board of directors, where she previously served as Vice Chair.

C. Dean Metropoulos is the Chairman of our Board. He previously served as Chairman of BlueTriton’s board of directors from March 2021 to November 2024. Mr. Metropoulos served as the Chairman of the board of directors of Gores Metropoulos, Inc. from its inception in August 2018 until the completion of the Luminar acquisition in December 2020, and as the Chairman of Gores Metropoulos II, Inc. He also previously served as the Executive Chairman of the board of directors of Hostess from November 2016 until December 2020, and served as the Executive Chairman of certain subsidiaries of Hostess and a member of the board of directors of Hostess since 2013. Mr. Metropoulos also served on the board of directors of Pabst Brewing Company until 2014. Mr. Metropoulos is well qualified to serve on our board of directors because of his experience with BlueTriton, including in his capacity as Chairman.

Tony W. Lee is a member of our Board. He previously served as a member of BlueTriton’s board of directors from March 2021 to November 2024. Mr. Lee is a co-founder and Managing Partner of One Rock. In his role, Mr. Lee serves, and has in the past served, as a director of One Rock’s portfolio companies and affiliated entities. Prior to co-founding One Rock in 2010, Mr. Lee was a Managing Director at Ripplewood Holdings (“Ripplewood”), a private equity firm. Mr. Lee joined Ripplewood in 1997 and was responsible for Ripplewood’s efforts in the global chemicals and industrial sectors. Mr. Lee is well qualified to serve on our board of directors because of his extensive business, managerial, and leadership experience, as well as extensive knowledge of BlueTriton’s business.

Kurtis Barker is a member of our Board and has significant experience in route- and branch-based business services companies. He previously served as a member of BlueTriton’s board of directors from March 2021 to November 2024. Mr. Barker has been an Operating Partner in the Business and Environmental Services vertical for One Rock since 2011. In his role, Mr. Barker serves, and has in the past served, as a director of One Rock’s portfolio companies and affiliated entities, including BrightView Holdings, Inc. Mr. Barker is well qualified to serve on our board of directors because of his experience with BlueTriton and his experience with route-based business services companies.

Britta Bomhard is a member of our Board. She previously served as the lead independent director of Primo Water and is the co-founder of Encourage-Ventures, a start-up investment network, which she founded in 2021. From 2022 to 2023, Ms. Bomhard was a Fellow at the Distinguished Careers Institute at Stanford University in

the area of new technologies and climate change. Prior to that role, she was with Church & Dwight Co., Inc., an S&P 500 company and maker of Arm & Hammer baking soda and other branded household, personal care, and specialty products, as the company’s Executive Vice President and Chief Marketing Officer from 2016 to 2021 and President of Europe from 2013 to 2016. Ms. Bomhard serves on the board of Agrolimen SA, a privately-owned Spanish-based international manufacturer of human and pet food, and is an advisor to Village Capital, an accelerator to impact start-ups addressing social, economic, and environmental challenges around the world. Ms. Bomhard is well qualified to serve on our board of directors because of her experience with Primo Water and her background in international business with extensive experience in strategic planning, sales, e-commerce, digital and online marketing, operational improvement, and acquisition integration.

Susan E. Cates is a member of our Board. She is the Managing Partner of Leeds Illuminate, a growth equity fund investing in portfolio companies with digital platforms in the Education and Workforce Development sectors, which she co-founded in 2020. From 2019 to 2021, Ms. Cates served as the Chief Executive Officer of the Association of College and University Educators. Prior to that role, from 2016 to 2017, she was the Chief Operating Officer of 2U, Inc., a leading education tech company that provides digital education services to universities around the world. From 2008 to 2020, she held a variety of roles at the University of North Carolina at Chapel Hill, including her role as Founding Executive Director of MBA@UNC. She serves as a member of the board of advisors at the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. Ms. Cates is well qualified to serve on our board of directors because of her experience with Primo Water and because of her extensive executive, financial, M&A, and digital innovation experience.

Michael Cramer is a member of our Board. Previously, he served as a member of BlueTriton’s board of directors from 2021 to November 2024. From 2019 to 2022, Mr. Cramer served as a director of Gores Metropoulos, Inc., and from 2021 to 2022 he served as a director of Gores Metropoulos II. From 2013 to 2023, Mr. Cramer served as Executive Vice President, Chief Administrative Officer and Assistant Secretary of Hostess and its subsidiaries. From 2010 to 2017, Mr. Cramer served as Founding Director of the Texas Program in Sports and Media at the University of Texas at Austin, where he was also appointed as a Senior Lecturer. He continues to serve as a Senior Fellow in the Moody College of Communication at the University of Texas at Austin. Mr. Cramer is well qualified to serve on our board of directors because of his experience with BlueTriton and because of his extensive experience in the food and beverage industry.

Eric J. Foss is a member of our Board and is the Chairman of the board of Cineworld Group PLC, a leading cinema company. Previously, he served as the Chairman of the board of Aramark Corporation from 2015 to 2019 and as the company’s President and Chief Executive Officer from 2012 to 2019. From 2010 to 2011, Mr. Foss was the Chief Executive Officer of Pepsi Beverages Company. He is also a member of the board of directors of the Cigna Group and previously served on the boards of Selina Hospitality plc, Diversey Holdings, Ltd., Aramark, Pepsi Bottling Group, Inc., and UDR, Inc. Mr. Foss is well qualified to serve on our board of directors because of his extensive route-based industry experience as an executive at global companies in the food, beverage, and service industries, along with his experience serving as a public company director.

Jerry Fowden is a member of our Board and the former Chairman of Primo Water. Mr. Fowden was previously the Executive Chairman of Cott Corporation (“Cott”) from 2018 to 2020 until the acquisition of Legacy Primo. Prior to his role as Executive Chairman, Mr. Fowden served as the Chief Executive Officer of Cott from 2009 to 2018, as President of Cott’s international operating segment from 2007 to 2008, as Interim President of North American business from 2008 to 2009, and as Interim President of UK and European business from 2007 to 2009. Mr. Fowden is well qualified to serve on our board of directors because of his extensive international business and industry experience, as well as extensive M&A and business integration experience.

Billy D. Prim is a member of our Board and founded Legacy Primo in 2004. He served as a director of Primo Water from 2020 to November 2024. From 2017 to 2020, Mr. Prim served as the Executive Chairman of Legacy Primo. Prior to founding Legacy Primo, Mr. Prim founded Blue Rhino Corporation, which he led to an initial public offering in 1998. He previously served on the board of directors of Ferrellgas Partners, L.P.,

Southern Community Bank and Trust, Southern Community Financial Corporation, Towne Park Ltd., and Blue Rhino Corporation. Mr. Prim is well qualified to serve on our board of directors because of his extensive business, managerial, and leadership experience, as well as extensive knowledge of Primo Water’s business and substantial corporate and shareholder governance expertise.

Kimberly Reed is a member of our Board and previously served as a member of BlueTriton’s board of directors from March 2021 to November 2024. Ms. Reed previously served on the board of directors of a One Rock portfolio company and affiliated entities, and she has been a Partner of One Rock since 2010. Ms. Reed is well qualified to serve on our board of directors because of her extensive business, managerial, and leadership experience, as well as extensive knowledge of BlueTriton’s business.

Joseph Rosenberg is a member of our Board and previously served as a member of BlueTriton’s board of directors from March 2021 to November 2024. Mr. Rosenberg has been a Partner of One Rock since 2022 and has been a member of the firm since 2014. Mr. Rosenberg previously served as a director of other One Rock portfolio companies and affiliated entities. Mr. Rosenberg is well qualified to serve on our board of directors because of his extensive business, managerial, and leadership experience, as well as extensive knowledge of BlueTriton’s business.

Allison Spector is a member of our Board and has served as the Head of ESG of One Rock since 2021, where she leads ESG value creation and decarbonization efforts across the firm and its portfolio companies. Prior to her role at One Rock, she was a Director of Responsible Investing at Nuveen from 2018 to 2021. Ms. Spector is well qualified to serve on our board of directors because of her extensive business, environmental, social, and governance, and leadership experience.

Steven P. Stanbrook is a member of our Board and an Executive Advisory Partner at Wind Point Partners, a Chicago-based private equity firm, where he has served since 2016. Since 2017, he has also served as a director of Voyant Beauty LLC, a contract manufacturer of personal and beauty care products. Mr. Stanbrook serves on the board of directors of Group 1 Automotive, Inc. and previously served on the boards of Imperial Brands PLC, Hewitt Associates, Inc., and Chiquita Brands International, Inc. Mr. Stanbrook is well qualified to serve on our board of directors because of his extensive executive experience gained through his various roles with international consumer packaged goods businesses and extensive governance experience gained from serving on the boards of multinational companies.

Family Relationships

There are no family relationships between any members or nominees of the Company’s Board and any of the Company’s executive officers.

Director Independence and Controlled Company Exemption

Pursuant to the corporate governance listing standards of the NYSE, a director employed by the Company cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if the Board affirmatively determines that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Ownership of a significant amount of the common stock, by itself, does not constitute a material relationship.

Our Board has determined that each of Ms. Bomhard, Ms. Cates, Mr. Cramer, Mr. Foss, Mr. Fowden, Mr. Prim, and Mr. Stanbrook qualifies as an independent director in accordance with the rules of the NYSE. Under the rules of the NYSE, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with the Company. In addition, as required by the rules of the NYSE, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s relationships as they may relate to us and our management.

At the Beneficial Ownership Sunset Time, all of our shares of Class B Common Stock, which are currently held by the ORCP Stockholders, shall automatically convert into an equal number of shares of Class A Common Stock. As a result, if the ORCP Stockholders continue to hold all of the shares of our Class A Common Stock and Class B Common Stock that they hold as of the date of this prospectus, it will beneficially own more than 50% of our Class A common stock and voting power. As a result, we will be a “controlled company” within the meaning of the NYSE corporate governance standards. As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements:

•	that a majority of our board of directors consist of independent directors;

•

that our board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

Following the Beneficial Ownership Sunset Time, if we do become a “controlled company” within the meaning of the NYSE corporate governance standards, we do not intend to rely on the exemptions listed above. However, we may elect to rely on certain of these exemptions if they are available to us in the future. If we were to rely on these exemptions, our board of directors and related committees may have more directors who do not meet the NYSE’s independence standards than they would if those standards were to apply. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, if we were to rely on these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Corporate Governance

Composition of the Board

Our business and affairs are managed by or under the direction of the Board, which is chaired by Mr. Metropoulos. When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies in order to provide an appropriate mix of experience and skills relevant to the size and nature of the business. The total number of directors constituting the Board shall be determined from time to time in the manner as set forth in our certificate of incorporation. Our certificate of incorporation also provides the Sponsor Stockholders with certain director designation rights for so long as the Sponsor Stockholders continue to own at least 5% of our issued and outstanding Class A common stock.

Pursuant to the Stockholders Agreement, among other things, the Board is currently comprised of (i) the seven ORCP Designees, (ii) seven directors designated for election to the Board by Primo Water (the “Unaffiliated Directors”), all but one of whom must qualify as “independent” under the listing standards of the NYSE, and (iii) the Mutually Agreed Director. As noted above, it is expected that the Mutually Agreed Director will be identified after conducting an executive search.

The collective beneficial ownership of shares of Class A Common Stock held by the ORCP Stockholders determines the future size of the Board and the number of ORCP Designees as follows:

Beneficial Ownership of Class A Common Stock by the ORCP Stockholders	Total Number of Directors	ORCP Designees
53% or greater	15	8
Less than 53%, but greater than or equal to 45%	15	7
Less than 45%, but greater than or equal to 40%	14	6
Less than 40%, but greater than or equal to 35%	13	5
Less than 35%, but greater than or equal to 30%	12	4
Less than 30%, but greater than or equal to 25%	12	3
Less than 25%, but greater than or equal to 15%	12	2
Less than 15%, but greater than or equal to 5%	12	1
Less than 5%	11	0

Committees of the Board of Directors

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Sustainability Committee. Each committee initially consists of three or four directors, including up to two ORCP Designees and two Unaffiliated Directors, each of whom is qualified to serve on the applicable committee under applicable law and stock exchange listing standards, and, taking into account any applicable transition provisions or exceptions, shall qualify as “independent” under applicable stock exchange listing standards and the rules and regulations of the SEC. For so long as the ORCP Stockholders have the right to nominate at least one ORCP Designee, the ORCP Stockholders will have the right to designate a number of members to each committee of the Board equal to the lesser of (i) two directors and (ii) the number of directors that is proportionate (rounding up to the whole director) to the number of ORCP Designees that the ORCP Stockholders are entitled to nominate to the Board pursuant to the terms of our amended and restated certificate of incorporation. The Audit Committee and Nominating and Governance Committee of the Board are each chaired by an individual designated by the Unaffiliated Directors, and the Sustainability Committee and Compensation Committee of the Board are each chaired by an ORCP Designee. In addition to these four standing committees, the Board also has an ad hoc Integration Committee consisting of four directors. The composition and responsibilities of each of the committees of the Board are described below.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) consists of three members, including Ms. Cates, Mr. Foss, and Mr. Rosenberg, with Ms. Cates serving as Chair, and each of whom satisfies the applicable independence requirements under the applicable stock exchange listing standards and the rules and regulations of the SEC, other than Mr. Rosenberg. The Audit Committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. In addition, the Board has determined that Ms. Cates qualifies as an “audit committee financial expert,” as such term is defined under SEC rules. The Audit Committee is responsible for overseeing the Company’s corporate accounting and financial reporting process and assisting the Board in its oversight of (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent auditor; (iv) the performance of the Company’s internal auditors and independent auditor; and (v) disclosure controls, internal controls over financial reporting, and compliance with ethical standards adopted by the Company. The Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining, and overseeing the work of our independent auditor;

•	discussing with our independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all permitted audit and non-audit services performed for us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under SEC rules);

•	reviewing and discussing our annual audited financial statements and quarterly financial statements with our management and our independent auditor;

•

overseeing our risk management activities, including holding periodic discussions with management regarding our guidelines and policies with respect to risk assessment, risk management, and major strategic, financial, and operational risk exposures such as fraud, cybersecurity, artificial intelligence, and data privacy matters, and environmental, competitive, and regulatory risks, and providing oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks; and

•

establishing procedures for: (i) the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by the Company’s associates of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) is composed of Mr. Cramer, Mr. Foss, Mr. Lee, and Mr. Stanbrook, with Mr. Cramer serving as Chair. The Board has determined that each member of the Compensation Committee qualifies as “independent” under the applicable stock exchange listing standards and the rules and regulations of the SEC, other than Mr. Lee. The Compensation Committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. The purpose of the Compensation Committee is to, among other things, (i) discharge the responsibilities of the Board relating to compensation of the Company’s chief executive officer; (ii) discharge the responsibilities of the Board relating to compensation of “executive officers” as defined under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (“Executive Officers”); (iii) annually review and report to the Board on organizational structure and ensure that a succession plan for the chief executive officer and the Executive Officers of the Company has been developed; (iv) administer the Company’s incentive compensation and equity-based plans subject to Board approval; (v) review and discuss with management the Company’s Compensation Discussion and Analysis, and produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations; and (vi) review and discuss with management the Company’s key people management strategies and programs in furtherance of the Company’s environmental, social, and governance related strategies. Specific responsibilities of the Compensation Committee include, among other things:

•	reviewing and making recommendations to the Board regarding the cash and equity compensation, perquisites, evaluation, and employment agreements of the Company’s Chief Executive Officer;

•

reviewing, considering the recommendation of the Company’s Chief Executive Officer and the head of the Company’s human resources function, and establishing the annual compensation of the Executive Officers;

•	reviewing and approving grants for participants under the Company’s equity compensation plans; and

•	reviewing and recommending to the Board the compensation of non-employee directors.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board (the “Nominating Committee”) is composed of Mr. Fowden, Mr. Cramer, Mr. Prim, and Ms. Reed, with Mr. Fowden serving as Chair. The Board has determined that each member of the Nominating Committee qualifies as “independent” under the applicable stock exchange listing standards and the rules and regulations of the SEC, other than Ms. Reed. The Nominating Committee will transition to consist solely of independent directors in accordance with the phase-in provisions of the NYSE listing rules. The purpose of the Nominating Committee is to, among other things, (i) identify individuals qualified to become members of the Board, consistent with criteria adopted by the Board; (ii) select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders; (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; (iv) oversee the evaluation of the Board; (v) monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; and (vi) monitor and evaluate the Company’s compliance with applicable corporate governance laws and our certificate of incorporation, bylaws, and governance policies;

Specific responsibilities of the Nominating Committee include, among other things and subject to the provisions of the Company’s organizational documents and the Stockholders Agreement:

•	establishing and articulating qualifications and selection criteria for members of the Board or any Board committee, in accordance with relevant law and applicable NYSE rules;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the Board and its committees;

•	developing and making recommendations to the Board the Company’s corporate governance guidelines and monitoring, on behalf of the Board, the Company’s approach to governance issues; and

•	overseeing annual self-evaluations of the performance of the Board, including its individual directors and committees.

Sustainability Committee

The Sustainability Committee of the Board (the “Sustainability Committee”) is composed of Ms. Spector, Ms. Bomhard, Ms. Reed, and Mr. Stanbrook, with Ms. Spector serving as Chair. The purpose of the Sustainability Committee is to, among other things, assist the Board in discharging its oversight responsibility related to our policies and programs related to sustainability matters and strategy, such as climate change impacts, risks and opportunities, energy and natural resources conservation, environmental and supply chain sustainability, human rights, equity and inclusion, and other sustainability issues that are relevant and material to the Company.

Specific responsibilities of the Sustainability Committee include, among other things:

•

reviewing the governing documents and mandates of the Board committees and recommending changes as necessary in accordance with and with respect to sustainability policies, programs, practices, and related goals;

•	reporting on sustainability matters as required by all applicable mandatory disclosure requirements;

•

reviewing and assessing the adequacy and appropriateness of the sustainability policies, programs, practices, and related goals of the Company and recommending any proposed changes to the Board for approval; and

•	reviewing and assessing the Company’s initiatives and policies relating to the prevention and reduction of the risk of forced labor or child labor.

Integration Committee

The Integration Committee of the Board (the “Integration Committee”) is composed of Mr. Cramer, Mr. Foss, Mr. Stanbrook, and Mr. Rosenberg, with Mr. Cramer serving as Chair. The purpose of the Integration

Committee is to, among other things, oversee the integration of the businesses of Primo Water and BlueTriton following the Closing. Specific responsibilities of the Integration Committee include, among other things:

•

ensuring that the activities related to the integration of the businesses of Primo Water and BlueTriton following the Closing align with the overarching strategic vision and priorities established by the Board;

•	monitoring and assessing integration milestones, deliverables, and timelines;

•	overseeing the integration of key business functions, including sales, marketing, finance, human resources, and operations, to ensure smooth operational transitions;

•	supporting efforts to blend organizational cultures, reinforcing our shared values, mission, and vision; and

•

identifying, evaluating, and addressing any risks associated with the integration process, including operational, financial, and regulatory risks, and ensuring appropriate mitigation strategies are in place.

Risk Oversight

The Board has extensive involvement in the oversight of risk management related to the Company and our business and accomplishes this oversight primarily through the Audit Committee. To that end, the Audit Committee will hold periodic discussions with management regarding our guidelines and policies with respect to risk assessment, risk management, and major strategic, financial, and operational risk exposures such as fraud, cybersecurity, artificial intelligence, and data privacy matters, and environmental, competitive, and regulatory risks. The Audit Committee will also receive regular updates regarding such risks and the steps management has taken to monitor and control any exposure resulting from such risks. On at least an annual basis, the Audit Committee will facilitate a discussion with the Board regarding our risk management function and our major strategic, financial, and operational risk exposures and disclosures.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) applicable to all of our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer), and associates at all levels of Primo Brands and of the businesses we operate, which addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the Ethics Code. A copy of the Ethics Code is available on our website at www.primobrands.com under Investor Relations. If we were to ever amend or waive any provision of the Ethics Code that applies to our principal executive officer, principal financial officer, principal accounting officer, or any person performing similar functions, we intend to satisfy our legal disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Executive Officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity, other than Primo Water, that has one or more executive officers serving on the Board or Compensation Committee. No interlocking relationship exists between any member of the Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors, or member of the compensation committee (or other committee performing equivalent functions) of any other public company.

In connection with the consummation of the Transaction, each of the Executive Officers and members of the Board entered into an indemnification agreement with the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of the compensation awarded to or earned by our named executive officers (“NEOs”) for fiscal 2024, including the elements of our compensation programs for NEOs, material compensation decisions made under those programs for fiscal 2024 and the material factors considered in making those decisions. For fiscal 2024 our NEOs were:

Robbert Rietbroek	Chief Executive Officer
David Hass	Chief Financial Officer
Robert Austin	Chief Operating Officer
Marni Morgan Poe	General Counsel & Corporate Secretary
Hih Song Kim	Chief Administrative Officer & Assistant Corporate Secretary

This section describes the actions and decisions of our board of directors and Compensation Committee along with the legacy compensation committees of the Primo Water and BlueTriton boards of directors, as applicable, as they relate to fiscal 2024. The information in this section is largely historical and includes descriptions of certain elements of the Primo Water and BlueTriton legacy compensation programs that were in place during fiscal 2024, prior to the consummation of the Transaction.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following this registration statement may differ materially from programs as summarized in this discussion.

Following the Transaction, our management’s focus has been on executing our vision of becoming a leading branded beverage company in North America, focusing on healthy hydration and consistently delivering strong company performance that drives returns for our stakeholders. Nonetheless, we continue to seek to be a pay-for-performance company, offering market-competitive compensation, meaningful benefits and differentiated rewards for our high performers. We believe that investing in our associates results in increased engagement, satisfaction and retention, which ultimately leads to an elevated customer experience and increased shareholder value.

Our total rewards program applicable across our organization (including with respect to the NEOs previously employed by Primo Water or BlueTriton) encompasses six primary components that collectively define our organization’s value proposition:

•	Compensation. Includes both fixed and variable pay tied to performance levels for services rendered.

•

Benefits/Perquisites. Programs to supplement the compensation associates receive, including health and well-being, income protection, savings and retirement programs that offer security for associates and their families.

•	Recognition. Either formal or informal programs that acknowledge or give special attention to associate actions, efforts, behaviors or performance that support business strategy.

•	Talent Development. Programs and tools for associates to advance their skills and competencies in both their short- and long-term careers.

•

Performance Management. The alignment of organizational, team and individual efforts toward the achievement of business goals and organizational success. Performance management includes establishing expectations, skill demonstration, assessment, feedback and continuous improvement.

•	Work-Life Effectiveness. A specific set of organizational practices, policies and programs, plus a philosophy that actively supports efforts to help associates achieve success at both work and home.

Our total rewards program (including the prior programs maintained by Primo Water and BlueTriton) is generally designed to:

•	Attract, motivate, reward, and retain talent who contribute to the success of Primo Brands.

•	Provide fair and competitive compensation packages that are designed to retain and incentivize executives to drive company performance.

•	Focus on variable compensation that rewards the achievement of short-term and long-term goals and emphasizing Primo Brands’ commitment to pay-for-performance.

•	Recognize that different people have different needs, and thus strive to provide flexibility and choice in our reward system.

•	Provide our talent with opportunities, which relate to competitive practices and reflect individual responsibilities, skills, and contributions to Primo Brands.

•	Support the whole person, enabling personal and professional growth.

What We Do and Do Not Do. We seek to ensure that our executive compensation programs are closely aligned with the interests of our shareholders by following these corporate governance best practices:

WHAT WE DO	WHAT WE DO NOT DO

✓  Administer a robust risk management program, which includes our Compensation Committee’s oversight of the relationship between our compensation programs and risk, as well as the oversight of risk by the Audit Committee on behalf of the full Board pursuant to the Audit Committee Charter

✗   Permit employees or directors to engage in any hedging or monetization transactions, short-term, or speculative transactions, or to hold Primo Brands securities in a margin account or pledging Primo Brands securities as collateral for a loan

✓ Award annual and long-term incentive compensation subject to achievement of objective and pre-established performance goals tied to corporate, operational, and strategic objectives	✗ Permit stock option re-pricing (including cash buyouts of underwater options or stock appreciation rights) without shareholder approval

✓ Provide competitive compensation that is compared to a relevant peer group, which is reviewed annually	✗ Provide for automatic “single trigger” vesting of awards granted by Primo Brands upon a change in control.*

✓ Include double trigger change in control vesting provisions for equity awards*	✗ Provide cash compensation upon death or disability

✓ Engage an independent compensation consultant that does not provide any services to management and that had no relationship with management prior to the engagement	✗ Provide excise tax gross-ups upon change in control

✓  Maintain a clawback policy to allow the Board to recoup any excess annual or long-term incentive compensation paid to our current and former executive officers in the event of a required financial restatement, whether or not based on misconduct, due to material non-compliance with any financial reporting requirement under the

✗ Provide excessive perquisites

WHAT WE DO	WHAT WE DO NOT DO
securities laws (including any “Big R” or “little r” restatement)

✓  Maintain stock ownership guidelines, pursuant to which our directors, named executive officers, and other key employees (a) are directed to hold a certain amount of shares (based on a multiple of base salary or retainer and without taking into account any unexercised option or unearned performance-based vesting awards) and (b) are required to retain a specified portion of the shares received as equity compensation from Primo Brands (or any successor thereto) until the requisite holding level is achieved

✗ Provide a guaranteed right to a discretionary bonus as a substitute for a performance-based bonus in the event that performance targets are not met

✓ Provide cash bonuses and vesting for performance-based restricted share units at up to 200% of target

* Mr. Austin and Ms. Kim were historically granted profits interests in a parent entity of BlueTriton (“BlueTriton Profits Interests”), some of which include single trigger vesting upon an “Exit Transaction” of such parent entity, as described in “—Triton Water Parent Holdings, LP Class B Units” below. The Transaction was not an Exit Transaction under the terms of these awards and such awards remain at such parent entity level.

Say-on-Pay

In 2024, approximately 95.2% of the votes cast on Primo Water’s say-on-pay proposal approved the compensation of its named executive officers as disclosed in its proxy statement in respect of 2023. Although the vote was non-binding, Primo Water’s compensation committee took into account the result of the 2024 vote in determining executive compensation policies and decisions since the 2024 annual meeting of stockholders. Primo Water’s compensation committee viewed the vote as an expression of the stockholders’ general satisfaction with our current executive compensation programs. Our Compensation Committee intends to consider the results of this year’s say-on-pay proposal, as well as feedback from our shareholders, when making future executive compensation decisions in 2025.

Overview of Compensation Programs; Role of Compensation Committee

Prior to the Transaction, the compensation committee of Primo Water was responsible for overseeing the Primo Water executive compensation programs, including those applicable to Messrs. Rietbroek, Hass, and Ms. Poe, which primarily included compensation (base salary, annual bonus opportunities, and target long-term equity compensation) and limited perquisites. In addition, the compensation committee of Primo Water was responsible for overseeing talent management and succession planning for the Primo Water executive officers, as well as setting objectives and evaluating the performance of Primo Water’s Chief Executive Officer. To assist in executing its responsibilities, the compensation committee of Primo Water retained independent compensation consultants, at Primo Water’s expense, who reported solely to the compensation committee. Changes to the compensation of Mr. Rietbroek were recommended to the independent members of the Primo Water board by the compensation committee of Primo Water, and the board of Primo Water reviewed and approved any changes deemed appropriate. The compensation committee of Primo Water reviewed and approved the compensation and any adjustments thereto for the other executive officers.

Prior to the Transaction, the compensation of Mr. Austin and Ms. Kim was determined by BlueTriton. In particular, the compensation committee of the BlueTriton board of directors (the “BlueTriton Board”) was responsible for designing and administering executive compensation programs and made compensation decisions with respect to Mr. Austin and Ms. Kim, which primarily included compensation (base salary, annual bonus opportunities and participation in the BlueTriton long-term equity compensation program, in the form of BlueTriton Profits Interests) and limited perquisites. In addition, the compensation committee was responsible for overseeing talent management and succession planning for the BlueTriton executive officers.

Following the Transaction, the Compensation Committee will be responsible for overseeing the executive compensation programs applicable to our named executive officers which currently primarily includes compensation (base salary, annual bonus opportunities, and target long-term equity compensation) and limited perquisites. In addition, the Compensation Committee is responsible for overseeing talent management and succession planning for the Primo Brands’ executive officers, as well as setting objectives and evaluating the performance of Primo Brands’ Chief Executive Officer. To assist in executing its responsibilities, our Compensation Committee may retain independent compensation consultants, at Primo Brands’ expense, who will report solely to our Compensation Committee. Changes to the compensation of the Chief Executive Officer of Primo Brands will be recommended to the independent members of the Board by the Compensation Committee, and the Board will review and approve any changes deemed appropriate.

Setting Executive Compensation and the Role of Executive Officers in Compensation Decisions

Prior to the Transaction

Prior to the Transaction, the compensation committee of Primo Water, annually and as it otherwise deemed appropriate, met with its Chief Executive Officer and its Chief Human Resources Officer to obtain recommendations with respect to its compensation programs and packages for Mr. Hass and Ms. Poe. Further, from time to time, its Chief Executive Officer and Chief Human Resources Officer made recommendations to its compensation committee on base salary, long-term incentive plan awards, performance targets, and other compensation terms for such executive officers that its compensation committee considered. The compensation committee of Primo Water considered management’s proposals, reviewed independent data to validate these recommendations and, if acceptable, approved them. The compensation committee of Primo Water was not bound to, and did not always accept, management’s recommendations with respect to executive compensation for Mr. Hass and Ms. Poe.

The compensation committee of Primo Water engaged Frederic W. Cook & Co., Inc (“FW Cook”), a compensation consultant, to provide executive compensation advisory services, to help evaluate Primo Water’s compensation philosophy and objectives and to provide guidance in administering Primo Water’s executive compensation program for fiscal year 2024. FW Cook only performed work for and reported directly to the compensation committee of Primo Water and attended the compensation committee meetings as requested. FW Cook provided recommendations to the compensation committee of Primo Water on the competitiveness and appropriateness of all elements of executive compensation, including equity incentive compensation. FW Cook did not provide any additional services to the Board or management of Primo Water in 2024.

Prior to the Transaction, the compensation committee of Primo Water reviewed compensation data and pay practices from Primo Water’s peer group and general industry surveys to determine the “market median” of the compensation of executives performing similar functions in the competitive market and in Primo Water’s peer group. However, the board and the compensation committee of Primo Water retained discretion in setting the compensation for its Chief Executive Officer and its other executive officers, respectively. As a result, compensation for these executives may have differed from the peer group and may have varied according to factors such as experience, position, tenure, individual and organizational factors, and retention needs, among others. The compensation committee of Primo Water annually evaluated and selected which companies would comprise its compensation peer group. With guidance from its compensation consultant and input and discussion with management, the compensation committee of Primo Water discussed annually whether the mix of companies in the peer group produced a valid competitive analysis relative to our talent requirements. The compensation committee of Primo Water, with input from FW Cook, determined that the peer group below, consisting of selected North American companies, was appropriate for setting 2024 target compensation:

Companies Used for 2024 Primo Water Compensation Comparison

The compensation committee of Primo Water, with input from FW Cook during its August 2023 meeting, determined that the peer group below, consisting of selected North American companies, was appropriate for setting 2024 target compensation.

Companies used for Compensation Comparison

Addus HomeCare Corporation	Cintas Corporation

ADT Inc.	Frontier Communications Parent, Inc.

A.O. Smith Corporation	GDI Integrated Facility Services Inc.

ATN International, Inc.	Healthcare Services Group, Inc.

Aveanna Healthcare Holdings Inc.	Rollins, Inc.

The Brink’s Company	Stericycle Inc.

Casella Waste Systems, Inc.	UniFirst Corporation

Chemed Corporation	Waste Connections, Inc.

In addition, the compensation committee of Primo Water reviewed size-adjusted median compensation data from two general industry surveys in which management annually participates: the 2021 Aon Radford Global Compensation Executive Data (as the 2022 Aon Radford Global Compensation Executive Data was not yet available) and the Willis Towers Watson 2022 Executive Compensation Database Survey. The 2021 Aon Radford Global Compensation Executive Data included 1,109 organizations ranging in size from less than $10 million to $560 billion in annual revenue, and the 2022 Willis Towers Watson Executive Compensation Database Survey included 797 organizations ranging in size from approximately $20 million to $575 billion in annual revenue.

The Compensation Committee annually reviews peer group and survey data in recommending our Chief Executive Officer’s compensation to the Board and in setting compensation for the other executive officers. We consider the compensation paid by companies in our peer group as one factor in setting compensation for our named executive officers, and we may review peer group data with respect to individual components of compensation in addition to overall compensation.

Prior to the Transaction, the compensation of Mr. Austin and Ms. Kim was determined by BlueTriton. In particular, the compensation committee of the BlueTriton Board was responsible for designing and administering executive compensation programs and made compensation decisions with respect to Mr. Austin and Ms. Kim. In making executive compensation determinations, decisions were influenced by a variety of factors, including the relevant experience of the individual, competitive standards of pay, business conditions and performance. Nonetheless, the ultimate decisions regarding executive compensation prior to the Transaction were made by the compensation committee of the BlueTriton Board using its own independent judgment. BlueTriton did not engage a compensation consultant to provide executive compensation advisory services, to help evaluate BlueTriton’s compensation philosophy and objectives, to provide guidance in administering BlueTriton’s executive compensation program for the period prior to the consummation of the Transaction, or to engage in any benchmarking.

Following the Transaction

Following the Transaction, the Compensation Committee engaged FW Cook to continue to provide executive compensation advisory services, to help evaluate Primo Brands’ compensation philosophy and objectives and to provide guidance in administering Primo Brands’ executive compensation program. FW Cook only performed work for and reported directly to the Compensation Committee following the Transaction and attended the Compensation Committee meetings as requested. FW Cook provided recommendations to the Compensation Committee on the competitiveness and appropriateness of all elements of executive compensation, including equity incentive compensation. FW Cook did not provide any additional services to the Board or management of Primo Brand following the Transaction.

The Compensation Committee has considered the independence of FW Cook in light of SEC rules and NYSE listing standards. In connection with this process, the Compensation Committee reviewed, among other items, a report from FW Cook addressing the independence of FW Cook and the members of the consulting team serving them. Based on its review, the Compensation Committee concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflict of interest.

Following the Transaction, the Compensation Committee met with our Chief Executive Officer and Chief Human Resources Officer and FW Cook to obtain recommendations with respect to our go-forward compensation programs and packages for our executive officers (other than the Chief Executive Officer), including for fiscal 2025. The Compensation Committee reviewed compensation data and pay practices from Primo Brands’ peer group and general industry surveys to determine the “market median” of the compensation of executives performing similar functions in the competitive market and in Primo Brands’ peer group. However, the Board and the Compensation Committee retain discretion in setting the compensation for our Chief Executive Officer and the other executive officers, respectively. As a result, compensation for these executives may differ from the peer group and may vary according to factors such as experience, position, tenure, individual and organizational factors, and retention needs, among others. Upon the recommendation of the Compensation Committee, the Board set the compensation for our Chief Executive Officer. The Compensation Committee intends to annually evaluate and select which companies will comprise its compensation peer group. With guidance from its compensation consultant and input and discussion with management, the Compensation Committee intends to discuss annually whether the mix of companies in the peer group produces a valid competitive analysis relative to our talent requirements.

The Compensation Committee, with input from FW Cook, determined that a peer group, consisting of selected US public companies either (a) in the beverage and food consumer packaged goods with revenue between 0.33x and 3.00x Primo Brands’ pro forma revenue or (b) in other route-based service industries with revenue between 0.50x and 2.00x Primo Brands’ pro forma revenue, was appropriate for setting target compensation following the Transaction, including equity awards granted in December 2024. This peer group is set forth below:

Companies used for Compensation Comparison

The Campbell’s Company	Monster Beverage Corporation

Clean Harbors, Inc.	Post Holdings, Inc.

Coca-Cola Consolidated, Inc.	The Boston Beer Company, Inc.

Flower Foods, Inc.	The Hershey Company

General Mills, Inc.	The J.M. Smucker Company

Keurig Dr Pepper Inc.	Waste Connections, Inc.

Lamb Weston Holdings, Inc.	WK Kellogg Co

Molson Coors Beverage Company	XPO, Inc.

In addition, the Compensation Committee reviewed median compensation data from one general industry survey in which management annually participates: the 2024 FW Cook Executive Compensation Survey. Such survey included 113 organizations ranging in size from approximately $2,537 million to $9,962 million in annual revenue.

The Compensation Committee intends to continue to adjust our executive compensation program, when deemed appropriate, in light of the Transaction, our evolving compensation objectives, our financial and competitive position and our integrated business. The Compensation Committee may exercise discretion as to the type and magnitude of these adjustments. In particular, following the Transaction, the Compensation Committee determined to enter into new offer letters with our named executive officers in December 2024.

Long-Term versus Currently-Paid Compensation

Currently-paid compensation to our named executive officers includes base salaries, which are paid periodically throughout the fiscal year, annual cash performance bonuses, which are based on performance targets proposed by management and previously approved by the compensation committee of Primo Water or BlueTriton, as applicable, and perquisites and personal benefits, which are paid consistent with our policies in appropriate circumstances. With respect to 2024, our named executive officers will receive cash performance bonuses pursuant to the terms of the applicable legacy annual bonus plan, which, for Messrs. Rietbroek and Hass and Ms. Poe, relate to the legacy Primo Water annual bonus plan, and for Mr. Austin and Ms. Kim, relate to the legacy BlueTriton annual bonus plan.

Prior to the Transaction our named executive officers were eligible to participate in the long-term equity incentive plans established and maintained by Primo Water, BlueTriton, or their affiliates, as applicable, which in 2024 with respect to Messrs. Rietbroek and Hass and Ms. Poe included the Legacy Primo Water Corporation Equity Incentive Plan (the “Legacy Equity Plan”) and the Legacy Primo Water Corporation 2018 Equity Incentive Plan, as each may be amended from time to time (the “Legacy 2018 Equity Plan” and together with the Legacy Equity Plan, the “Legacy Equity Plans”) and with respect to Mr. Austin and Ms. Kim, included grants of BlueTriton Profits Interests. Awards outstanding under the Legacy Equity Plans were assumed by the Company in the Transaction, provided that outstanding awards that were subject to performance-vesting conditions were converted to awards that vest solely on continued service, based on the estimated performance achieved as of the Transaction, with the new awards vesting at the end of the original award’s performance period. No future awards will be granted under the Legacy Equity Plans and such plans will not be considered an element of any go-forward executive compensation. BlueTriton Profits Interests awards held by Mr. Austin and Ms. Kim remain outstanding and, to the extent unvested, eligible to vest, following the Transaction.

In connection with the Transaction, we adopted the Primo Brands Corporation Equity Incentive Plan, (the “Primo Brands Equity Plan”) which provides the Company with the flexibility to design compensatory awards responsive to Primo Brands’ business needs and goals. Awards under the Primo Brands Equity Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, performance units or unrestricted shares, and other stock or cash-based awards, including the payment of performance bonuses in shares of Class A common stock (the Legacy Equity Plans, together with the Primo Brands Equity Plan, the “Equity Plans”). In December 2024, each of our named executive officers received an equity award for the 2025 annual grant cycle, consisting of performance-based restricted share units (“PSUs”) (66%) and time-based restricted share units (“RSUs”) (34%).

The compensation structure for our named executive officers is intended to balance the need of these executives for current income with the need to create long-term incentives, including the PSUs granted in December 2024, that are directly tied to achievement of our operational targets and growth in shareholder value.

Compensation Components

For 2024, the principal compensation components for Primo Brands’ named executive officers consisted of the following:

Compensation Component	Compensation Objective Designed to be Achieved

Base salary	Fixed pay that takes into account an individual’s role and responsibilities, experience, expertise, and individual performance, and compensates named executive officers for services rendered during the fiscal year.

Annual cash performance bonuses	Performance-based compensation that is paid to reward attainment of annual corporate targets, or specific strategic goals.

Long-term equity incentive awards	Equity compensation that reinforces the link between incentives and long-term performance of Primo Brands (or its applicable predecessor) incentivizes our named executive officers, aligns the interests of our named executive officers with those of shareholders, and encourages executive retention.

Retirement benefits	Retirement benefits that provide the opportunity for financial security in retirement consistent with programs for our broad-based employee population, including appropriate matching contributions.

Perquisites and benefits	Perquisites and benefits that effectively facilitate job performance.

Health and welfare benefits	Attract and retain key talent by providing a competitive benefits package.

Severance and other benefits potentially payable upon termination of employment or change in control	Create clarity around termination or change of control events and provide for retention of executives.

For 2024, Primo Water, BlueTriton and Primo Brands did not, and Primo Brands currently does not, have formal policies relating to the allocation of total compensation among the various elements of its compensation program.

Base Salary

Primo Water and BlueTriton historically provided and Primo Brands provides named executive officers and other employees with base salary, paid over the course of the year, to compensate them for services rendered during the fiscal year. Base salary is determined by an annual assessment of a number of factors, including position and responsibilities, experience, individual job performance relative to responsibilities, impact on development and achievement of our business strategy.

The following table sets forth the 2024 base salary for each named executive officer:

Name	2024 Base Salary
Robbert Rietbroek	$750,000
David Hass	$550,000
Robert Austin	$800,000
Marni Morgan Poe	$515,000
Hih Song Kim	$411,000

Cash Bonuses

Annual Performance Bonuses

With respect to 2024, our named executive officers will receive cash performance bonuses pursuant to the terms of the applicable legacy annual bonus plan, which, for Messrs. Rietbroek and Hass and Ms. Poe, relate to the legacy Primo Water annual bonus plan, and for Mr. Austin and Ms. Kim, relate to the legacy BlueTriton annual bonus plan.

Going forward and depending on our financial and operating performance, the Compensation Committee may approve performance-based bonuses. Eligibility for go-forward performance bonuses is set forth in a named executive officer’s employment offer letter. However, “target” bonus opportunities are expected to be established by the Compensation Committee and are generally expected to be based on market competitiveness, the expected impact of the executive’s role within Primo Brands, and the executive’s expected long-term contributions. The annual performance goals will be reviewed and approved by the Compensation Committee. The Compensation Committee believes that this annual incentive arrangement provides executives with clear, quantified targets, intended to focus them on meeting strategic goals, while also aligning management’s interests with those of our long-term shareholders in the sustained growth of shareholder value.

For Mr. Rietbroek, the Compensation Committee will recommend to the Board such “target” bonus opportunities, which are generally expected to be based on market competitiveness, Mr. Rietbroek’s expected impact in his role within Primo Brands, and Mr. Rietbroek’s expected long-term contributions. Such annual performance goals will be reviewed and approved by the Board.

Additionally, discretionary performance bonuses may be paid to named executive officers. No such bonuses were paid in 2024. While discretionary bonuses may be paid in appropriate circumstances, no named executive officer has a guaranteed right to a discretionary bonus as a substitute for a performance-based bonus in the event that performance targets are not met.

Company Performance Targets applicable to Primo Water with respect to fiscal 2024

Performance bonus eligibility for legacy Primo Water employees in 2024 will be determined based on achieving certain corporate targets and on aggregated accountability for each named executive officer to grow the business and stockholder value. For 2024, the performance bonus of each of our named executive officers other than with respect to Mr. Austin and Ms. Kim, will be calculated based on achievement of a specified level of Bonus-Adjusted EBITDA, Bonus-Adjusted operating free cash flow and Bonus-Adjusted revenue, weighted 50%, 25% and 25%, respectively.

For Primo Water’s performance bonus purposes, (i) “Bonus-Adjusted EBITDA” is GAAP earnings before interest, taxes, depreciation, and amortization, (ii) “Bonus-Adjusted operating free cash flow” is GAAP net cash provided by operating activities, less capital expenditures, and (iii) “Bonus-Adjusted revenue” is GAAP revenue, each as adjusted to exclude the impact of discontinued operations, foreign exchange rates, tuck-in and disposition transactions not included in the target, acquisition, integration and restructuring charges, share-based compensation, loss on disposal of property, plant and equipment and other transactions identified as unusual or not ordinary in nature, and as a result, they may not correspond to the reported measures used in Primo Brands’ other disclosures or filings. The Compensation Committee may approve adjustments to reflect events in the prior period (including the Transaction) and/or the results achieved during the applicable performance period to account for items not indicative of underlying performance. Individual adjustments may have positive or negative impact, and in any given year, aggregate adjustments may increase or decrease incentive payouts.

The Primo Water performance bonuses for 2024 were eligible to be paid at “threshold”, “target” and “outperform” levels. Performance bonuses may be paid if the actual result for certain of the metrics is less than the applicable “threshold” level; however, if the actual results for the Bonus-Adjusted EBITDA metric are below the “threshold” level, no performance bonuses are expected to be paid, subject to the discretion of the Board and the Compensation Committee to modify the performance bonus of our Chief Executive Officer and the other executive officers, respectively, based on accountability towards growth of the business and stockholder value. For 2024, our named executive officers who were legacy Primo Water employees could earn a performance bonus of up to a maximum level of 200% of the target bonus amount based on achievement of goals at the “outperform” level. The target bonus award for 2024 for Mr. Rietbroek was 120% of annual base salary and for each of Mr. Hass and Ms. Poe was 75% of annual base salary.

The following chart sets forth the threshold, target and outperform performance targets established by the compensation committee of Primo Water in December 2023 for the 2024 corporate bonus pool in which each of our named executive officers other than Mr. Austin and Ms. Kim participated.

Primo Water 2024 Performance Bonus Program

Targets applicable to named executive officers ($ in millions)

Corporate Pool (enterprise level)
	Bonus-Adjusted EBITDA 50%	Bonus-Adjusted Operating Free Cash Flow 25%	Bonus-Adjusted Revenue 25%
“Threshold”
“Target”
“Outperform”
Actual

These metrics are interpolated on a straight-line basis between the “threshold,” “target” and “outperform” performance levels, resulting in a payout percentage for each metric. Company performance is not yet determinable as of the date of this registration statement.

Company Performance Targets applicable to BlueTriton with respect to fiscal 2024

In 2024, Mr. Austin and Ms. Kim participated in BlueTriton’s annual cash incentive bonus program with a target bonus award of 150% of annual base salary with respect to Mr. Austin and 50% for Ms. Kim. Mr. Austin and Ms. Kim’s annual bonus payments for 2024 will be paid out based on achievement of metrics in two categories: (i) company business target achievement and (ii) individual performance rating. These components and the associated weighting were determined by the compensation committee of the BlueTriton Board.

Funding for the corporate component applicable to Mr. Austin and Ms. Kim is based on achievement of four metrics (i) Retail EBITDA, (ii) ReadyRefresh EBITDA, (iii) Total Company Working Capital and (iv) ESG objectives. EBITDA for each segment is calculated in the same manner as Adjusted EBITDA described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BlueTriton—Non-GAAP Financial Measures” on pages 57 to 60 of this Registration Statement at the applicable segment level. Total Company Working Capital is calculated as a percentage equal to (A) accounts receivables, plus inventory, less accounts payable (in each case, based on the average thereof for each of the four months ending on December 31, 2024) divided by (B) annualized net sales (based on the net sales for the fourth quarter of the fiscal year ending December 31, 2024).

Based on the foregoing, the aggregate BlueTriton business metric payout for Mr. Austin is set forth below, including the relative weighting of each metric:

BlueTriton Business Metric	Actual Payout (as a % of Target)
Actual Aggregate Company Business Metric Payout Percentage

BlueTriton’s individual performance metrics are based on multiple competencies and criteria for which an individual performance rating score is assigned for the fiscal year. For fiscal year 2024, the relevant competencies and criteria and performance levels for Mr. Austin are set forth below:

BlueTriton Individual Performance Metrics	Achievement Level (out of five)	Actual Payout (as a % of Target)
Individual Goals:	Individual Goals:
Individual Competencies:	Individual Competencies:
Aggregate Individual Performance Rating:

The table below sets forth how the Company calculated Mr. Austin’s annual bonus for fiscal year 2024:

Fiscal Year 2024 Short-Term Bonus
Base Salary for Fiscal Year 2024 ($)	$720,823
Target Bonus Percentage (%)	150%
Bonus Target Amount (Base Salary * Target Bonus Percentage) ($)
Aggregate Individual Performance Rating (Calculated)
Individual Performance Factor (%)
Bonus Target Amount * Individual Performance Factor
Company Performance Factor (%)
Short-Term Bonus (Bonus Target Amount * Individual Performance Factor * Company Performance Factor) ($)

For fiscal year 2024, the relevant competencies and criteria and performance levels for Ms. Kim are set forth below:

BlueTriton Individual Performance Metrics	Achievement Level (out of five)	Actual Payout (as a % of Target)
Individual Goals:	Individual Goals:
Individual Competencies:	Individual Competencies:
Aggregate Individual Performance Rating:

The table below sets forth how the Company calculated Ms. Kim’s annual bonus for fiscal year 2024:

Fiscal Year 2024 Short-Term Bonus
Base Salary for Fiscal Year 2024 ($)	$406,745
Target Bonus Percentage (%)	50%
Bonus Target Amount (Base Salary * Target Bonus Percentage) ($)
Aggregate Individual Performance Rating (Calculated)
Individual Performance Factor (%)
Bonus Target Amount * Individual Performance Factor
Company Performance Factor (%)
Short-Term Bonus (Bonus Target Amount * Individual Performance Factor * Company Performance Factor) ($)

Company performance is not yet determinable as of the date of this registration statement.

Other Cash Bonuses

In connection with the commencement of his employment with Primo Water, Mr. Rietbroek was paid a one-time cash sign-on bonus of $882,500 on January 1, 2024. In the event Mr. Rietbroek was terminated for “Cause” (as defined in the legacy Amended and Restated Severance and Non-Competition Plan, which is substantially similar to the definition of “Cause” in the Primo Brands Corporation Severance and Non-Competition Plan, further detail in “—Severance Plan” below) or Mr. Rietbroek resigned for any reason prior to January 1, 2025, the 12-month anniversary of the commencement of his employment, Mr. Rietbroek would have been required to pay a pro-rated portion of the sign-on bonus no later than 90 days following the termination of employment.

In connection with their outsized efforts during the pendency of the Transaction, Mr. Hass and Ms. Poe were each paid a one-time cash bonus of $300,000, which was paid on November 22, 2024, and Mr. Austin was paid a one-time cash bonus of $800,000, which was paid on December 6, 2024.

Mr. Austin previously participated in a predecessor retirement plan and, in connection with transition of BlueTriton participants out of such plan on January 1, 2020, he became eligible for an annual “transition” bonus for the five-year period commencing on January 1, 2020. The annual transition bonus is equal to 2.25% of his base salary as of year-end and his annual transition bonus in respect of 2024 to be paid in a lump sum in April 2025 will be $18,000.

Long-Term Incentive Plans

Prior to the Transaction, legacy Primo Water employees, including Messrs. Rietbroek and Hass and Ms. Poe, were eligible to participate in the Legacy Equity Plans. Award sizes to Primo Water employees were generally determined based on benchmarking against the Primo Water peer group and the industry in general, among other factors. The Legacy Equity Plans provided the compensation committee and management of Primo Water with the flexibility to design compensatory awards responsive to Primo Water’s needs. Awards under the Legacy Equity Plans generally consisted of stock options and time- and performance-vesting restricted share units.

Prior to the Transaction, certain legacy BlueTriton employees, including Mr. Austin and Ms. Kim, were granted BlueTriton Profits Interests in a parent entity of BlueTriton. Award sizes to BlueTriton employees were generally determined by the compensation committee of the BlueTriton Board, taking into account the relevant experience of the individual, competitive standards of pay, business conditions and performance. The compensation committee of BlueTriton did not engage a compensation consultant to provide executive compensation advisory services, to help evaluate BlueTriton’s compensation philosophy and objectives, to provide guidance in administering BlueTriton’s long-term incentive program for the period prior to the consummation of the Transaction, or to engage in any benchmarking.

The PSUs granted in December 2021 for fiscal year 2022 (the “2022 Annual Grant”) to Mr. Hass and Ms. Poe were to vest based on achievement of average annual return on invested capital (“ROIC”) and aggregate revenues of a three-year period beginning on the first day of Primo Water’s 2022 fiscal year and ending on the last day of Primo Water’s 2024 fiscal year (weighted 75% and 25%), respectively. The PSUs granted in December 2022 for fiscal year 2023 (the “2023 Annual Grant”) to Mr. Hass and Ms. Poe were to vest based on achievement of average annual ROIC and aggregate revenues of a three-year period beginning on the first day of Primo Water’s 2023 fiscal year and ending on the last day of Primo Water’s 2025 fiscal year (weighted 75% and 25%), respectively. The PSUs granted in December 2023 to Mr. Hass and Ms. Poe and in January 2024 to Mr. Rietbroek (the “2024 Annual Grant”) were to vest based on achievement of average annual ROIC and total shareholder return (“TSR”) relative to the Russell 2000 index over a three-year period beginning on the first day of Primo Water’s 2024 fiscal year and ending on the last day of Primo Water’s 2026 fiscal year (weighted 50% and 50%) respectively.

In connection with the Transaction, Primo Water awards outstanding under the Legacy Equity Plans were assumed by the Company, provided that outstanding Primo Water awards that were subject to performance-vesting conditions were converted to Company awards that vest solely on continued service, based on the estimated Primo Water performance achieved as of the Transaction, with such converted awards vesting at the end of the original award’s performance period. The chart below sets forth the target and estimated performance targets achieved as of the Transaction for purposes of the conversion of such performance-vesting awards.

PSU Grant	Performance Period	Metrics	Target	Estimated Performance Achieved as of Transaction	% Award Earned	Payouts
2022 Annual Grant	2022 – 2024	ROIC (75%)	9.73%	10.82%	200.0%	191.4%
		Revenue (25%)	$6,808M	$7,120.8M	165.7%

2023 Annual Grant	2023 – 2025	ROIC (75%)	11.43%	12.33%	200.0%	170.4%
		Revenue (25%)	$7,430M	$7,292.7M	81.5%

2024 Annual Grant	2024 – 2026	ROIC (50%)	13.3%	13.8%	174.5%	187.25%
		rTSR (50%)	55th Percentile	55th Percentile	200%

In connection with the Transaction, the BlueTriton Profits Interests awards remain outstanding and, to the extent unvested, eligible to vest, following the Transaction.

As stated in “—Long Term versus Current Paid Compensation” above, in December 2024, each of our named executive officers received an equity award for the 2025 annual grant cycle, consisting of PSUs (66%) and RSUs (34%). All of the RSUs are eligible to vest in three equal annual installments, subject to continued employment through the applicable vesting date. The PSUs are eligible to vest based upon TSR relative to the S&P 400 index over a three-year period beginning on the first day of Primo Brands’ 2025 fiscal year and ending on the last day of Primo Brands’ 2027 fiscal year. The Compensation Committee selected a three-year performance period based upon input received from FW Cook regarding competitive market practice, as well as the Compensation Committee’s belief that a three-year measurement period reinforces the link between incentives and long-term Primo Brands performance. We believe that these equity awards incentivize our named executive officers, align their interests with those of our shareholders and encourage executive retention.

Retirement Benefits

Our named executive officers are eligible to participate in the applicable legacy Primo Water Corporation 401(k) Plan or BlueTriton Brands, Inc. 401(k) Savings Plan. Employees can contribute a percentage of their eligible earnings, subject to annual contribution limits set by the Internal Revenue Service. In 2024, legacy Primo Water executives, including Messrs. Rietbroek and Hass and Ms. Poe received employer matching contributions of $10,350, $10,350, and $2,902, respectively, to their 401(k) accounts under the Primo Water Corporation 401(k) Plan, while legacy BlueTriton executives, including Mr. Austin and Ms. Kim, both received employer matching contributions of $13,800, respectively, to their 401(k) accounts under the BlueTriton Brands, Inc. 401(k) Savings Plan.

As a former employee of the business prior to the Nestlé Acquisition, Mr. Austin is also entitled to an annual retirement contribution from BlueTriton as replacement for the lost benefit that he would have received under a legacy Nestlé retirement plan. Based on a formula using age and years of service multiplied by his eligible compensation, Mr. Austin is eligible to receive an annual retirement contribution of up to 9% of his base salary and annual bonus, up to the annual compensation maximum set forth by the IRS each year for qualified benefit plans. For fiscal year 2024, Mr. Austin was eligible to receive an annual retirement contribution of $24,150.

Perquisites and Other Personal Benefits

Prior to the Transaction, legacy Primo Water executives, including Messrs. Rietbroek and Hass and Ms. Poe were provided with perquisites and other personal benefits, including an annual executive physical examination, car allowance, and cell phone allowance, while legacy BlueTriton executives, including Mr. Austin and Ms. Kim, were provided with a car allowance. Going forward, we intend to provide our named executive officers with similar limited perquisites and other personal benefits that are not otherwise available to all of our employees, including a car allowance and a cell phone allowance. The Compensation Committee intends to periodically review the levels of perquisites and other personal benefits provided to named executive officers to ensure that they are appropriately limited and effectively facilitate job performance. Perquisites and personal benefits are taken into account as part of the total compensation to executive officers.

Perquisites and other personal benefits for our named executive officers are set forth in the Summary Compensation Table, under the heading “All Other Compensation” and related footnotes on page 147 of this registration statement.

Nonqualified Deferred Compensation Plan

We maintain the legacy BlueTriton Brands Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), in which Ms. Kim is the sole NEO who is a participant. The NQDC Plan is a supplemental benefit plan that allows participants to contribute up to 75% of their annual base salary and up to 100% of their annual bonus to a compensation deferral account. The NQDC Plan offers participants the opportunity to enhance their long-term savings on a tax-deferred basis. Participants are fully vested in their compensation deferral accounts at all times.

Participants can elect to receive distributions upon separation from service, retirement, or as an in-service withdrawal. These distributions can be made in the form of a lump sum or annual installments over a period elected by the participant. For in-service withdrawals, participants must elect a specific date for distribution, which must be at least a specified number of years in the future, as outlined in the NQDC Plan. In the event of a participant’s death or disability, all account balances will be paid in a single lump sum. Additionally, participants may request distributions in the event of an unforeseeable financial emergency, subject to the plan administrator’s approval. Participants may also request distributions in the event of a change in control with all account balances paid on the date of such change in control and in a single lump sum, unless otherwise elected by the participant.

The NQDC Plan is unfunded and unsecured, with participants considered general creditors of the company.

Health and Welfare Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Severance and Other Benefits Payable Upon Termination of Employment or Change in Control

In December 2024, we adopted the Primo Brands Corporation Severance and Non-Competition Plan (the “Severance Plan”) in which each of our named executive officers participate. We believe that providing severance benefits in the event of an involuntary termination of employment is appropriate to provide a competitive compensation package and to attract and retain our named executive officers.

For more detail, please see “Potential Payments Upon Termination or Change of Control—Severance Plan” beginning on page 155 of this registration statement.

Treatment of Equity Awards Upon Termination or Change of Control

The Legacy Equity Plans and the Primo Brands Equity Plan contain “double trigger” provisions in connection with a change of control of Primo Water or Primo Brands, as applicable, thus protecting participants in the event of certain qualifying terminations of employment. These terms provide for the acceleration of equity awards in limited circumstances, namely, when the awards (1) are not continued, assumed, or replaced by the surviving or successor entity or (2) are so assumed, but where a named executive officer or employee is involuntarily terminated for reasons other than Cause, or, under the Legacy Equity Plans, terminates his or her employment for Good Reason (as such capitalized terms are defined in the respective Equity Plan, as applicable), within two years after the change of control or, for purposes of the Legacy Equity Plans, within two years after the closing of the Transaction.

Additionally, our Equity Plans provide for other potential benefits, absent a change in control, when a named executive officer or other employee is terminated without Cause, resigns with Good Reason or retires. In the case of a termination without Cause or resignation with Good Reason for awards granted under the Legacy Equity Plans, the Legacy Equity Plans provide for partial vesting for performance-based awards, restricted shares and restricted share units based on the length of employment relative to the performance or vesting period and accelerated vesting of options, generally on the employment termination date, while the Primo Brands Equity Plan provides for partial vesting for performance-based awards, restricted shares and restricted share units based on the number of full days employed relative to the performance or vesting period over the number of full days from the beginning of the performance or vesting period to the end of such performance or vesting period. In the case of retirement (defined in the Legacy Equity Plans as having attained age 60 and completed ten continuous years of service with Primo Water or, for purposes of the Primo Brands Equity Plan, Primo Brands and its subsidiaries), the Equity Plans provide for continued vesting of such awards.

A more detailed discussion of potential payments and benefits in connection with a termination or change of control is set forth under “Potential Payments Upon Termination or Change of Control” beginning on page 152 of this registration statement.

Share Ownership Guidelines

The Board has established minimum share ownership guidelines for the Chief Executive Officer, Chief Financial Officer, certain other direct reports to the Chief Executive Officer, and certain other members of senior management. Under these share ownership guidelines, the Chief Executive Officer must own shares of Class A common stock having a minimum aggregate value equal to six times his annual base salary. The Chief Financial Officer must own shares of Class A common stock having a minimum aggregate value equal to two times his annual base salary. Other executive officers must own shares of Class A common stock having a minimum aggregate value equal to one and a half times his or her annual base salary. Unexercised stock options and unvested restricted stock awards or restricted stock units subject to future performance-based vesting do not count toward satisfaction of the threshold. The Compensation Committee or the Board may, from time to time, reevaluate and revise these guidelines to give effect to changes in Primo Brands’ Class A common stock price, capitalization, or changes in the base salary or the title of the above-mentioned persons.

The value of shares owned by each of the above persons necessary to maintain compliance with the guidelines is recalculated on an annual basis on December 31 of each year. Compliance with the requirements is measured on December 31 of each year and reported to the Compensation Committee. Individuals are expected to monitor their own compliance throughout the year. Individuals subject to the guidelines are not required to attain the minimum ownership level by a particular deadline; however, until the guideline amount is achieved, the Chief Executive Officer is required to retain an amount equal to 100% of net shares received as equity compensation, and each other named executive officer is required to retain an amount equal to 75% of the net shares received as equity compensation. Once an individual achieves the applicable ownership guideline, he or she will be considered in compliance, regardless of any changes in base salary (except for promotional increases) or the price of Primo Brands Class A common stock, so long as he or she continues to own at least the number of shares of Primo Brands Class A common stock owned at the time he or she achieved the applicable guideline. “Net shares” are defined as those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and taxes payable upon the grant of a stock payment or the vesting of restricted shares, restricted share units, performance shares, performance share units or the exercise of stock options or stock appreciation rights. Shares purchased on the open market may be sold in compliance with Primo Brands’ policies and applicable securities laws. Failure to meet or to show sustained progress toward meeting the guidelines may be a factor considered by the Compensation Committee in determining future long-term incentive equity grants to such persons. These requirements are designed to ensure that the economic interests of senior management correlate with the value of our Class A common stock and are thus closely aligned with the interests of Primo Brands’ shareholders.

Employee Share Purchase Plan

In connection with the Transaction, we adopted the Primo Brands Corporation Employee Share Purchase Plan (the “ESPP”). The purpose of the ESPP is to provide eligible employees of Primo Brands and our designated subsidiaries (including our named executive officers) with an opportunity to acquire an ownership interest in us through the purchase of shares of our Class A common stock through payroll deductions at a discounted price. Eligible employees may purchase Class A common stock at a price equal to 85% of the lower of the closing price of Class A common stock on the NYSE on the first and last day of the offering period. We believe the ESPP further aligns the interests of our employees and shareholders and aids in the recruitment and retention of employees.

Insider Trading Restrictions and Policy Against Hedging

Our insider trading policy prohibits directors, officers, employees and consultants of Primo Brands and its affiliates, certain of their family members, and entities that such persons control from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades by directors, executive officers and certain other employees and entities are prohibited during certain prescribed blackout periods and are required to be pre-cleared by our General Counsel & Corporate Secretary at least two business days in advance of the proposed transaction, subject to limited exceptions for approved Rule 10b5-1 plans and non-Rule 10b5-1 plans. This policy prohibits directors, officers, employees and consultants of Primo Brands from engaging in “short sales” with respect to our securities, trading in put or call options, or engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to our securities. This policy also prohibits employees and directors, including the named executive officers, from holding Primo Brands securities in a margin account or pledging Primo Brands securities as collateral for a loan.

Policy Regarding Clawback of Incentive Compensation

Our Board has adopted a clawback policy that allows the Board to recoup any excess annual or long-term incentive compensation paid to our current and former executive officers in the event of a required accounting restatement of our financial statements, whether or not based on misconduct, due to material non-compliance with any financial reporting requirement under the securities laws (including any “Big R” or “little r” restatement). The clawback policy is intended to reduce potential risks associated with our incentive plans, and thus better align the long-term interests of our named executive officers and shareholders.

Risk Management Considerations

We believe our compensation policies and practices for our employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our Company.

The following table contains information about the compensation earned by our named executive officers during the Company’s most recently completed fiscal year ending December 31, 2024. Such information relates to amounts paid by Primo Water or BlueTriton prior to the Transaction and the Company following the Transaction.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Robbert Rietbroek Chief Executive Officer	2024	721,154	882,500	(1)
David Hass Chief Financial Officer	2024	532,500	300,000	(2)
Robert Austin Chief Operating Officer	2024	720,823	818,000	(3)
Marni Morgan Poe General Counsel & Corporate Secretary	2024	510,962	300,000	(2)
Hih Song Kim Chief Administrative Officer & Assistant Corporate Secretary	2024	406,745	—					13,800	(4)

Notes:

(1)

Mr. Rietbroek was awarded a $882,500 sign-on bonus, which was paid on January 1, 2024, and was subject to repayment based on the pro rata portion of days of employment through the one-year anniversary of Mr. Rietbroek’s start date, as described in further detail in “—Other Cash Bonuses” above.

(2)	Amount represents a one-time discretionary cash bonus paid in connection with Mr. Hass and Ms. Poe’s efforts during the pendency of the Transaction.

(3)

Amount represents (a) an annual “transition” bonus of $18,000 in respect of 2024, which will be paid in April 2025, and (b) a one-time cash bonus of $800,000 in connection with the consummation of the Transaction, which was paid on December 6, 2024.

(4)	Amount represents employer matching contributions to Ms. Kim’s 401(k) account under the BlueTriton Brands, Inc. 401(k) Savings Plan.

Grants of Plan-Based Awards in Fiscal 2024

The following table sets forth information with respect to performance-based restricted share units and time-based restricted share units granted under our Equity Plans during the year ended December 31, 2024 to each of our named executive officers along with a grant of BlueTriton Profits Interests to Mr. Austin in Triton Water Parent Holdings, LP (“TWP Holdings”), a parent entity of BlueTriton. The following table also sets forth the range of possible cash payouts to each of our named executive officers under our annual performance bonus plan for achievement of specified levels of performance in fiscal 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Offer Letters

On December 11, 2024, the Company entered into an offer letter agreement (each, an “Offer Letter”) with each of Robbert Rietbroek, the Company’s Chief Executive Officer; David Hass, the Company’s Chief Financial Officer; Robert Austin, the Company’s Chief Operating Officer; Marni Morgan Poe, the Company’s General Counsel & Corporate Secretary; and Hih Song Kim, the Company’s Chief Administrative Officer & Assistant Corporate Secretary. Under these Offer Letters, these executives receive annual base salaries, which may be adjusted from time to time. Each of these Offer Letters provide for eligibility to earn bonuses based upon the achievement of agreed-upon criteria established from time to time by the Compensation Committee as well as customary allowances and perquisites.

Each of the named executive officers employed by Primo Brands as of the end of 2024 participates in both short-term and long-term incentive programs provided by us. The level of participation is determined by the Compensation Committee and varies by named executive officer. Each of our named executive officers is bound by restrictive covenants that generally limit their ability to compete with us in any countries in which we conduct business. They have also agreed to non-solicitation and non-disparagement covenants. These limitations continue during the term of employment and for a period of time following termination (regardless of the cause of the termination).

Potential severance payments in the event of termination or change of control of Primo Brands for each named executive officer, as applicable, are described more particularly under the heading “Potential Payments Upon Termination or Change of Control” beginning on page 152 of this registration statement.

Robbert Rietbroek Offer Letter

In December 2024, we entered into an offer letter agreement with Robbert Rietbroek to serve as our Chief Executive Officer. The agreement has an indefinite term and provides for an annual base salary of $800,000, which was increased to $1,100,000 effective as of January 1, 2025, and a car allowance. As a condition of his employment, Mr. Rietbroek is required to relocate to within approximately 100 miles of the Tampa, Florida area on a permanent basis by no later than June 30, 2026. To assist with this relocation, the Company will provide a payment for the shipment of his household goods and reimburse authorized travel expenses between Dallas, Texas, and Tampa, Florida, until the earlier of his permanent relocation or June 30, 2026. Additionally, Mr. Rietbroek is eligible for mortgage assistance through the Company’s Mortgage Payment Differential program if the interest rate for his new residence is at least two percent higher than that of his prior residence. Payments under the Mortgage Payment Differential Program are capped at $50,000 per year for a maximum of two years. The Company will reimburse documented relocation expenses promptly, but no later than December 31 of the year following the year in which the expense is incurred. Should Mr. Rietbroek resign or be terminated for “Cause” as defined in the Severance Plan before the three-year anniversary of the last disbursement of relocation funds, he must reimburse the Company for all relocation-related payments. Failure to relocate by the deadline will also require repayment and constitute Cause for termination.

Mr. Rietbroek is eligible to participate in our annual performance bonus plan with an annual target bonus equal to 120% of his base salary, which was increased to 150% of his base salary effective as of January 1, 2025. Mr. Rietbroek is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives and received an equity incentive award for the Company’s 2025 fiscal year in connection with the Company’s annual grants, which was delivered in the form of 81,453 RSUs and 158,116 PSUs, under the Primo Brands Equity Plan. The RSUs are eligible to vest in three equal annual installments, subject to continued employment through the applicable vesting date. The PSUs are eligible to vest based upon the achievement of TSR relative to the S&P 400 index over a three-year period beginning on the first day of the Company’s 2025 fiscal year and ending on the last day of the Company’s 2027 fiscal year.

The 2024 grants to Mr. Rietbroek under our Primo Brands Equity Plan and the Legacy 2018 Equity Plan are set forth in the “Grants of Plan-Based Awards in Fiscal 2024” Table below.

Mr. Rietbroek participates in the Severance Plan, pursuant to which he is subject to standard confidentiality undertakings and non-disparagement covenants that survive the termination of his employment, regardless of the cause of the termination. He is also subject to a non-competition covenant that generally limits his ability to compete with us in any countries in which we conduct business, as well as a non-solicitation covenant. These limitations continue during the term of employment and for a period of two years following termination, regardless of the cause of the termination.

David Hass Offer Letter

In December 2024, we entered into an offer letter agreement with David Hass to serve as our Chief Financial Officer. The agreement has an indefinite term and provides for an annual base salary of $550,000, which was increased to $625,000 effective as of January 1, 2025, a car allowance and a cell phone allowance. Mr. Hass is eligible to participate in our annual performance bonus plan with an annual target bonus equal to 75% of his base salary, which was increased to 90% of his base salary effective as of January 1, 2025. Mr. Hass is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives and received an equity incentive award for the Company’s 2025 fiscal year in connection with the Company’s annual grants, which was delivered in the form of 22,470 RSUs and 43,618 PSUs, under the Primo Brands Equity Plan. The RSUs are eligible to vest in three equal annual installments, subject to continued employment through the applicable vesting date. The PSUs are eligible to vest based upon the achievement of TSR relative to the S&P 400 index over a three-year period beginning on the first day of the Company’s 2025 fiscal year and ending on the last day of the Company’s 2027 fiscal year.

The 2024 grants to Mr. Hass under our Primo Brands Equity Plan are set forth in the “Grants of Plan-Based Awards in Fiscal 2024” Table below.

Mr. Hass participates in the Severance Plan, pursuant to which he is subject to standard confidentiality undertakings and non-disparagement covenants that survive the termination of his employment, regardless of the cause of the termination. He is also subject to a non-competition covenant that generally limits his ability to compete with us in any countries in which we conduct business, as well as a non-solicitation covenant. These limitations continue during the term of employment and for a period of fifteen months following termination, regardless of the cause of the termination.

Robert Austin Offer Letter

In December 2024, we entered into an offer letter agreement with Robert Austin to serve as our Chief Operating Officer. The agreement has an indefinite term and provides for an annual base salary of $800,000, a car allowance and a cell phone allowance. Mr. Austin is eligible to participate in our annual performance bonus plan with an annual target bonus equal to 150% of his base salary. Mr. Austin is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives and received an equity incentive award for the Company’s 2025 fiscal year in connection with the Company’s annual grants, which was delivered in the form of 11,937 RSUs and 23,172 PSUs, under the Primo Brands Equity Plan. The RSUs are eligible to vest in three equal annual installments, subject to continued employment through the applicable vesting date. The PSUs are eligible to vest based upon the achievement of TSR relative to the S&P 400 index over a three-year period beginning on the first day of the Company’s 2025 fiscal year and ending on the last day of the Company’s 2027 fiscal year.

The 2024 grants to Mr. Austin under our Primo Brands Equity Plan and the BlueTriton Profits Interests grant in TWP Holdings are set forth in the “Grants of Plan-Based Awards in Fiscal 2024” Table below.

Mr. Austin participates in the Severance Plan, pursuant to which he is subject to standard confidentiality undertakings and non-disparagement covenants that survive the termination of his employment, regardless of the cause of the termination. He is also subject to a non-competition covenant that generally limits his ability to compete with us in any countries in which we conduct business, as well as a non-solicitation covenant. These limitations continue during the term of employment and for a period of eighteen months following termination, regardless of the cause of the termination.

Marni Morgan Poe Offer Letter

In December 2024, we entered into an offer letter agreement with Marni Morgan Poe to serve as our General Counsel & Corporate Secretary. The agreement has an indefinite term and provides for an annual base salary of $515,000, which was increased to $585,000 effective as of January 1, 2025, a car allowance and a cell phone allowance. Ms. Poe is eligible to participate in our annual performance bonus plan with an annual target bonus equal to 75% of her base salary, which was increased to 80% of her base salary effective as of January 1, 2025. Ms. Poe is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives and received an equity incentive award for the Company’s 2025 fiscal year in connection with the Company’s annual grants, which was delivered in the form of 15,448 RSUs and 29,987 PSUs, under the Primo Brands Equity Plan. The RSUs are eligible to vest in three equal annual installments, subject to continued employment through the applicable vesting date. The PSUs are eligible to vest based upon the achievement of TSR relative to the S&P 400 index over a three-year period beginning on the first day of the Company’s 2025 fiscal year and ending on the last day of the Company’s 2027 fiscal year.

The 2024 grants to Ms. Poe under our Primo Brands Equity Plan are set forth in the “Grants of Plan-Based Awards in Fiscal 2024” Table below.

Ms. Poe participates in the Severance Plan, pursuant to which she is subject to standard confidentiality undertakings and non-disparagement covenants that survive the termination of her employment, regardless of the cause of the termination. She is also subject to a non-competition covenant that generally limits her ability to compete with us in any countries in which we conduct business, as well as a non-solicitation covenant. These limitations continue during the term of employment and for a period of fifteen months following termination, regardless of the cause of the termination.

Hih Song Kim Offer Letter

In December 2024, we entered into an offer letter agreement with Hih Song Kim to serve as our Chief Administrative Officer & Assistant Corporate Secretary. The agreement has an indefinite term and provides for an annual base salary of $411,000, which was increased to $585,000 effective as of January 1, 2025, and a cell phone allowance. Ms. Kim is eligible to participate in our annual performance bonus plan with an annual target bonus equal to 50% of her base salary, which was increased to 80% of her base salary effective as of January 1, 2025. Ms. Kim is eligible to participate in all of the Company’s benefit plans made available to its employees and senior executives and received an equity incentive award for the Company’s 2025 fiscal year in connection with the Company’s annual grants, which was delivered in the form of 15,448 RSUs and 29,987 PSUs, under the Primo Brands Equity Plan. The RSUs are eligible to vest in three equal annual installments, subject to continued employment through the applicable vesting date. The PSUs are eligible to vest based upon the achievement of TSR relative to the S&P 400 index over a three-year period beginning on the first day of the Company’s 2025 fiscal year and ending on the last day of the Company’s 2027 fiscal year.

The 2024 grants to Ms. Kim under our Primo Brands Equity Plan are set forth in the “Grants of Plan-Based Awards in Fiscal 2024” Table below.

Ms. Kim participates in the Severance Plan, pursuant to which she is subject to standard confidentiality undertakings and non-disparagement covenants that survive the termination of her employment, regardless of the cause of the termination. She is also subject to a non-competition covenant that generally limits her ability to compete with us in any countries in which we conduct business, as well as a non-solicitation covenant. These limitations continue during the term of employment and for a period of fifteen months following termination, regardless of the cause of the termination.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table sets forth information with respect to equity awards outstanding at December 31, 2024 for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexcused Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

Option Exercises and Stock Vested in Fiscal 2024

The following table sets forth information with respect to option exercises and stock awards vesting during 2024 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

Nonqualified Deferred Compensation Table

We maintain the NQDC Plan for a select group of our highly compensated employees of BlueTriton, in which Ms. Kim is the sole NEO who is a participant. The following table contains information regarding the NQDC Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Hih Song Kim

Potential Payments Upon Termination or Change of Control

In this section, we describe payments that may be made to our named executive officers upon several alternate termination event scenarios, or upon the occurrence of a Change of Control, in each case assuming such event occurred on December 31, 2024.

Legacy Equity Plan, Legacy 2018 Equity Plan, and Equity Plan

With respect to Messrs. Rietbroek and Hass and Ms. Poe, in the event of a Change of Control (as defined below for each of the respective Equity Plans) and subject to any limitations imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable to an award, the surviving or successor entity may continue, assume or replace awards outstanding as of the date of the Change of Control. If (1) such awards are continued, assumed, or replaced by the surviving or successor entity, and within two years after the Change of Control or, for the Legacy Equity Plans, within two years of November 8, 2024, a grantee experiences an involuntary termination of employment for reasons other than Cause, or terminates his or her employment for Good Reason, or (2) such awards are not continued, assumed or replaced by the surviving or successor entity, then (i) outstanding options and stock appreciation rights issued to a participant that are not yet fully exercisable will immediately become exercisable in full and will remain exercisable in accordance with their terms, (ii) all unvested restricted shares, restricted share units, performance shares and performance units will become immediately fully vested and non-forfeitable, and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at the “target” level of performance specified in connection with the applicable award. Additionally, the Compensation Committee may terminate some or all of such outstanding awards, in whole or in part, as of the effective time of the Change of Control in exchange for payments to the holders as provided in the Equity Plans.

The Primo Brands Equity Plan defines “Change of Control” as (i) the consummation of a consolidation, merger, amalgamation, or other similar corporate reorganization of the Company with or into any other corporation whereby the voting shareholders of the Company immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged, or amalgamated corporation, or any acquisition or similar transaction or series of transactions whereby any “person,” as defined in Sections 13(d) and 14(d) of the Exchange Act (excluding the Company, Triton Water Parent Holdings, LP, or any entity that controls, is controlled by, or is under common control with the Company or Triton Water Parent Holdings, LP, or any employee benefit plan sponsored by the Company or any of its affiliates), becomes the “beneficial owner” of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of a sale by the Company of all or substantially all of the Company’s assets, except for sales to Triton Water Parent Holdings, LP or related entities; (iii) the date when individuals who, on the first date the Shares commence trading on the New York Stock Exchange following the Effective Date, constitute the Board (the “Incumbent Directors”) cease to be a majority of the Board, unless their appointment or election was approved by at least two-thirds of the remaining Incumbent Directors or they are Sponsor Nominees as defined in the Stockholders Agreement; and (iv) the liquidation, dissolution, or winding-up of the Company. The definition of “Change of Control” in the Legacy Equity Plans is substantially similar to the definition of “Change of Control” in the Primo Brands Equity Plan, except that references to the Company refer to Primo Water under the Legacy Equity Plans.

The Legacy Equity Plans define “Cause” to mean:

(i) the willful failure of the participant to properly carry out the participant’s duties and responsibilities or to adhere to Primo Water’s policies;

(ii) theft, fraud, dishonesty or misappropriation by the participant, or the gross negligence or willful misconduct by the participant, involving the property, business or affairs of Primo Water or a subsidiary, or in the carrying out of the participant’s duties, including, without limitation, any breach by the participant of the representations, warranties and covenants contained in the participant’s employment agreement;

(iii) the participant’s conviction of or plea of guilty to a criminal offense that involves fraud, dishonesty, theft or violence;

(iv) the participant’s breach of a fiduciary duty owed to Primo Water or a subsidiary; or

(v) any other action that constitutes cause for termination of the Grantee’s employment with Primo Water or a subsidiary under any other agreement to which the participant is a party or under applicable law.

The definition of “Good Reason” in the Legacy Equity Plans is substantially similar to the definition of “Good Reason” in the Severance Plan, as described below, except that the Legacy Equity Plans provide that individual employment agreement definitions control, if applicable. The definitions of “Cause” and “Good Reason” in the Primo Brands Equity Plan and corresponding award agreements are substantially similar to the definitions of “Cause” and “Good Reason” in the Severance Plan, as described below. If a Change of Control had occurred on December 31, 2024 and either (1) the surviving or successor entity continued, assumed or replaced awards and within two years after the Change of Control, a named executive officer was involuntarily terminated for reasons other than Cause, or terminated his or her employment for Good Reason, or (2) the surviving or successor entity did not continue, assume or replace awards outstanding as of such date, and the Compensation Committee had not in either case elected to terminate some or all of such outstanding awards in exchange for payments to the holders as provided in the Equity Plans, the unvested awards granted to our named executive officers who were employed by us as of such date would have vested on an accelerated basis as set forth below:

Equity Plans	Accelerated Vesting ($)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

These amounts are included in the applicable “Accelerated Vesting” column in the tables under the heading “Payments under the Severance Plan” on page 156 of this registration statement.

In the case of a grantee’s termination without Cause or resignation with Good Reason, the number of restricted share units to be deemed earned by a grantee is equal to the pro rata number of restricted share units that he or she would have earned on the vesting date had he or she been continuously employed through such vesting date, as calculated by reference to the portion of the applicable restriction period or performance period during which the grantee was actually employed. Additionally, for purposes of the Legacy Equity Plans, unvested options vest as of the later of the date of termination and the one-year anniversary of the effective date of the award and continue to be exercisable for three years following the date of termination.

Assuming the employment of our named executive officers who were employed by us as of December 31, 2024 had been terminated on December 31, 2024 by Primo Brands without Cause or by the named executive officers for Good Reason, they would have been entitled to the following:

Equity Plans	Equity Awards ($)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

These amounts are included in the applicable “Equity Awards” column in the tables under the heading “Payments under the Severance Plan” on page 156 of this registration statement.

Triton Water Parent Holdings, LP Class B Units

BlueTriton has historically granted profits interests to BlueTriton’s executives, including Mr. Austin and Ms. Kim, in TWP Holdings. In connection with an “Exit Transaction,” all time-vesting Class B units granted to Mr. Austin and Ms. Kim would vest, subject to their continued service with the Company through the effective date of the Exit Transaction and Mr. Austin and Ms. Kim would be entitled to the following:

Class B Units in TWP Holdings	Accelerated Vesting ($)
Robert Austin
Hih Song Kim

An “Exit Transaction” includes (i) the direct or indirect sale of 85% or more of the assets of TWP Holdings and its subsidiaries, taken as a whole, to any person who is not an affiliate of TWP Holdings; (ii) the sale, transfer or disposition (whether by merger, consolidation or otherwise) by Triton Water Investor Holdings, LP to any person who is not an affiliate of TWP Holdings of eighty-five percent (85%) or more of the partnership units owned by Triton Water Investor Holdings, LP; or (iii) such other extraordinary transaction or series of transactions that ORCP III DE TopCo GP, LLC determines, in its sole discretion, shall be considered an “Exit Transaction”.

Severance Plan

We established the Severance Plan on December 11, 2024. As of December 31, 2024, each of our named executive officers who were employed by us as of such date participated in the Severance Plan.

The Compensation Committee determines which of our employees are eligible to participate in the Severance Plan. Each participant is assigned to one of three levels, which generally correspond to severance multiples as follows: Level 1 Employees-2 times; Level 2 Employees-1.25 times; Level 3 Employees-1 times. Mr. Rietbroek was a Level 1 employee and Messrs. Hass and Austin and Mses. Poe and Kim are Level 2 employees. Pursuant to the terms of his offer letter, Mr. Austin’s severance multiple is 1.5 times rather than 1.25 times despite being a Level 2 Employee.

The Severance Plan defines “Cause” to mean:

(i) the willful or grossly negligent failure of the participant to properly carry out the participant’s duties and responsibilities or to adhere to the policies of the Company or a subsidiary, after written notice by the Company or subsidiary of the failure to do so, and such failure remaining uncorrected following an opportunity for the participant to correct the failure within ten days of the receipt of such notice;

(ii) theft, fraud, dishonesty, or misappropriation by the participant, or the gross negligence or willful misconduct by the participant, involving the property, business, or affairs of the Corporation or a subsidiary, including, without limitation, any breach by the participant of the representations, warranties, and covenants contained in the participant’s employment or service agreement, if applicable, or Section 7 of the Severance Plan;

(iii) the participant’s commission or conviction of, or plea of guilty to, a criminal offense that involves fraud, dishonesty, theft, violence, or other moral turpitude;

(iv) the participant’s breach of a fiduciary duty owed to the Company or a subsidiary; or

(v) the participant’s refusal to follow the lawful, reasonable, and good faith direction of the Board or the participant’s supervisor.

The Severance Plan defines “Good Reason” to include any of the following:

(i) a material diminution in the participant’s title or duties or assignment to the participant of materially inconsistent duties;

(ii) a reduction in the participant’s then current annual base salary or target bonus opportunity as a percentage of annual base salary, unless such reduction in target bonus opportunity is made applicable to all participants serving in substantially the same capacity as the participant;

(iii) relocation of the participant’s principal place of employment to a location that is more than 50 miles away from the participant’s principal place of employment on the date upon which the participant became a participant, unless such relocation is effected at the request of the participant or with the participant’s approval;

(iv) a material breach by Primo Brands of any provisions of the Severance Plan, or any employment agreement to which the participant and Primo Brands are parties, after written notice by the participant of the breach and such failure remaining uncorrected following an opportunity for Primo Brands to correct such failure within ten days of the receipt of such notice; or

(v) the failure of Primo Brands to obtain the assumption in writing of its obligation to perform the Severance Plan by any successor to all or substantially all of the business or assets of Primo Brands within fifteen days after a merger, consolidation, sale or similar transaction.

If a participant’s employment is terminated by us without Cause or by the participant for Good Reason, he or she will receive a cash payment of an amount equal to the participant’s total annual base salary and target bonus multiplied by his or her severance multiple. The terminated participant would also be paid accrued salary and vacation through the date of termination, less applicable withholdings, and a pro-rata payment of the participant’s annual bonus based on actual performance for the year of termination. In addition, the terminated participant would receive accelerated vesting of rights to the extent provided in our equity incentive plans (as described above), would continue to receive benefits under our benefit plans for the number of years equal to the severance multiple where we may do so legally and in accordance with the applicable benefit plans in effect from time to time (up to a maximum of 18 months), and would receive up to $15,000 of outplacement assistance.

Payments to all participants under the Severance Plan subject to excise tax are cut back to an amount that will result in no portion of the payments being subject to the excise tax.

Participants whose employment terminates for Cause, or by voluntary resignation (other than for Good Reason), death, or disability are not entitled to benefits under the Severance Plan.

Participants in the Severance Plan agree to non-competition and non-solicitation provisions that continue beyond termination for the number of years equal to the applicable severance multiple, regardless of the cause of termination. Participants agree to execute a general release of claims against us in return for payments under the Severance Plan, and the Severance Plan supersedes applicable provisions of each participant’s prior employment agreement.

Payments under the Severance Plan

As of December 31, 2024, each of our named executive officers participated in the Severance Plan. Under the Severance Plan, if their employment is terminated by Primo Brands without Cause or by the executive for Good Reason, the executive would receive a cash payment equal to the sum of his or her annual base salary and target bonus times a severance multiple.

Assuming his or her employment had been terminated on December 31, 2024 by Primo Brands without Cause or by the executive for Good Reason, the applicable named executive officers would have been entitled to the following:

	Cash Severance ($)	Non-Equity Incentive Plan Payment ($)	Medical Continuation ($)	Equity Awards ($)	Total ($)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

Assuming his or her employment had been terminated in connection with a Change of Control on December 31, 2024, the applicable named executive officers would have been entitled to the following:

	Cash Severance ($)	Non-Equity Incentive Plan Payment ($)	Medical Continuation ($)	Accelerated Awards ($)	Total ($)
Robbert Rietbroek
David Hass
Robert Austin
Marni Morgan Poe
Hih Song Kim

Termination by Primo Brands for Cause; Resignation by the Executive Officer other than for Good Reason

We are not obligated to make any cash payment or benefit to any of our executive officers if the executive officer’s employment is terminated by us for Cause or if the executive officer resigns for other than Good Reason (each as defined in the Severance Plan), other than the payment of unpaid salary and accrued and unused vacation pay.

Death or Disability

Upon an executive officer’s death or disability, we pay accrued salary and a prorated target bonus to the executive officer or the executive officer’s estate. Under the terms of the Legacy Equity Plans, upon an executive officer’s death, a pro rata portion of any restricted shares, restricted share units and in the case of restricted shares or restricted share units, following the executive officer’s death. Under the terms of the Primo Brands Equity Plan, upon an executive officer’s death or disability (as defined in the Equity Plan), any restricted shares, restricted share units, performance shares or performance units granted to such executive officer under the Primo Brands Equity Plan vest and are paid, in the case of performance shares or units, at “target” level for the applicable performance period, following the executive officer’s death or disability. We provide life insurance, short-term disability, and long-term care benefits to our executive officers. Amounts in respect of such benefits are disclosed in the Summary Compensation Table on page 147 of this registration statement.

Retirement

Pursuant to the terms of the Equity Plans in the event of our named executive officer’s retirement following age 60 and ten continuous years of service, such executive’s outstanding unvested options will continue to vest on the original vesting date(s) and thereafter will continue to be exercisable until the third anniversary of the date of retirement. Restricted share units and performance units held by a retired grantee will continue to vest according to their original schedule, subject to acceleration provisions and the satisfaction of performance objectives, as applicable; provided that, in the case of any restricted share units and performance units granted under the Primo Brands Equity Plan, if such award was granted within 12 months before a grantee’s retirement, the award will vest partially based on the number of full months between the grant date and the date of grantee’s retirement, divided by the total number of full months from the grant date to the applicable vesting date. None of our named executive officers are retirement eligible based on the criteria set forth above; thus, do not qualify for such treatment.

Director Compensation Table for Fiscal Year 2024

Our director compensation philosophy is to appropriately compensate our non-employee directors for the time, expertise and effort required to serve as a director of a large and complex company, and to align the interests of our directors with those of our shareholders. Directors who are One Rock employees do not receive compensation for serving on the Board.

Prior to the Transaction

Prior to the Transaction, Primo Water’s legacy non-employee director annual compensation for fiscal year 2024 consisted of the following:

Category	Annual Fees
Annual retainer	$100,000
Annual fee for the non-executive chair of the Primo Water board of directors	$150,000
Annual fee for chairing the:
Legacy Audit Committee	$20,000
Legacy Compensation Committee	$15,000
Legacy ESG and Nominating Committee	$10,000
Fee for serving on the legacy Special Committee	$30,000
Annual fee for the lead independent director	$30,000
Annual long-term equity incentive fee (in the form of a stock award)	$135,000

Prior to the Transaction, BlueTriton’s legacy non-employee director annual compensation for fiscal year 2024 consisted of the following:

C. Dean Metropoulos

C. Dean Metropoulos served as the chairman of the BlueTriton Board and provided certain advisory and management services to BlueTriton through Fairmont, his management consulting company, as a consultant for which such affiliate received an annual management fee equal to $5,000,000, subject to his continuous service through the date of payment. In addition, Mr. Metropoulos’ affiliated company was also entitled to (i) a marketing and support services fee of $2,000,000 per year, payable in monthly installments, for all marketing, product development, office support and similar services provided to BlueTriton, (ii) an amount equal to $1,500,000 per year for costs and expenses related to travel, including air travel by private aircraft, in connection with the provision of his services to BlueTriton, and (iii) a car allowance of $3,500 per month. Mr. Metropoulos did not receive a separate fee for his service as chairman of the BlueTriton Board. The agreement pursuant to which Mr. Metropoulos and Fairmont received the fees and benefits described above with respect to fiscal year 2024 terminated upon closing of the Transaction.

In consideration for the provision of advice and strategic planning to the Company in connection with the Transaction, Fairmont, an affiliate of Mr. Metropoulos, received approximately $2,320,303 as a lump sum cash payment on November 5, 2024. Such compensation was paid to Fairmont for non-director services.

Kurt Barker

For fiscal year 2024, Mr. Barker did not receive a separate fee for his service as a member of the BlueTriton Board.

Michael Cramer

As a member of the BlueTriton Board, Mr. Cramer received a director fee of $50,000 per quarter, payable in arrears and prorated for any partial quarter, along with reimbursement of all reasonable and documented out of pocket travel expenses incurred in the performance of his duties as a director.

Following the Transaction

In connection with the Transaction, we adopted the Primo Brands Corporation Non-Employee Director Compensation Policy pursuant to which our non-employee directors may receive cash retainers or fees, and equity grants in connection with their performance of services. Each non-employee director may elect to receive shares of Class A common stock in lieu of cash compensation to which they would otherwise be entitled.

The following table contains information concerning the compensation of Primo Brands’ non-employee directors in fiscal year 2024. Such information relates to amounts paid by Primo Water or BlueTriton prior to the Transaction and the Company following the Transaction (including compensation paid to Mr. Metropoulos for non-director services):

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
C. Dean Metropoulos
Kurtis Barker
Britta Bomhard
Susan E. Cates
Michael Cramer
Eric J. Foss
Jerry Fowden
Billy D. Prim
Steven P. Stanbrook

The table below shows the aggregate numbers of equity incentive plan awards held as of December 31, 2024 by each non-employee director who was serving as of December 31, 2024.

Name	Option Awards Outstanding at Fiscal Year End
C. Dean Metropoulos
Kurtis Barker
Michael Cramer

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

It is the Compensation Committee’s practice to approve ordinary course annual equity grants at its regularly-scheduled meeting held in December of each year. At this meeting, the Compensation Committee will approve each named executive officer’s annual equity award. At this time, we do not currently anticipate granting stock options to any of our named executive officers. The Company does not schedule its equity grants in anticipation of the release of material, non-public information, nor does the Company time the release of MNPI based on equity grant dates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock registered for resale pursuant to this prospectus, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A common stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our voting shares as of November 8, 2024 by:

•	each person who is known to be the beneficial owner of more than 5% of our voting shares;

•	each of our named executive officers and directors; and

•	all executive officers and directors as a group.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of our voting securities is based on 315,541,632 shares of our Class A common stock and 64,512,579 shares of our Class B common stock, each issued and outstanding as of the date of this prospectus.

Unless otherwise indicated, the address for each beneficial owner listed below is: (i) 1150 Assembly Drive, Suite 800, Tampa, Florida 33607 or (ii) 900 Long Ridge Road, Building 2, Stamford, Connecticut 06902.

	Class A Shares		Class B Shares		Combined Voting Power Percentage(1)
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
5% Stockholders
Triton Water Parent Holdings, LP and Triton Water Equity Holdings, LP(2)	154,105,789	49.0%	64,512,579	100.0%	57.7%
FMR LLC(3)	16,416,222	5.2%	—	—%	4.3%
BlackRock, Inc.(4)	16,115,097	5.1%	—	—%	4.3%
Directors and Executive Officers
Robbert Rietbroek(5)	—	—%	—	—%	—%
David Hass(6)	196,959	*	—	—%	*
Jason Ausher	58,431	—%	—	—%	—%
Robert Austin	—	—%	—	—%	—%
Marni Morgan Poe(7)	796,513	*	—	—%	*
Hih Song Kim	—	—%	—	—%	—%
C. Dean Metropoulos	3,445	—%	—	—%	—%
Britta Bomhard	57,302	*	—	—%	*
Susan E. Cates	67,156	*	—	—%	*
Eric J. Foss	19,232	*	—	—%	*
Jerry Fowden	1,286,759	*	—	—%	*
Billy D. Prim(8)	1,040,948	*	—	—%	*
Steven P. Stanbrook	104,522	*	—	—%	*
Kurtis Barker	3,445	—%	—	—%	—%
Michael Cramer	3,445	—%	—	—%	—%

	Class A Shares		Class B Shares		Combined Voting Power Percentage(1)
Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage
Tony W. Lee(9)	154,105,789	49.0%	64,512,579	100.0%	57.7%
Kimberly Reed	—	—%	—	—%	—%
Joseph Rosenberg	—	—%	—	—%	—%
Allison Spector	—	—%	—	—%	—%
All directors and executive officers as a group (19 individuals)	157,743,946	50.1%	64,512,579	100.0%	58.6%

Notes:

*	Represents voting power of less than one percent.
(1)

Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class on all matters except the election of directors (for which only holders of Class A common stock have voting rights). Each holder of our Class A common stock will be entitled to one vote per share, and each holder of our Class B common stock will be entitled to one vote per share, subject to the terms described in “Description of Capital Stock.”

(2)

Represents (i) 96,105,789 shares of our Class A common stock held by the Initial ORCP Stockholder, Triton Water Parent Holdings, LP, (ii) 58,000,000 shares of Class A common stock held by Triton Water Equity Holdings, LP, and (iii) 64,512,579 shares of our Class A common stock issuable upon conversion of the same number of shares of Class B common stock held of record by the Initial ORCP Stockholder. ORCP III DE TopCo GP, LLC is the general partner of Triton Water Parent Holdings, LP. R. Scott Spielvogel and Tony W. Lee are the managing members of ORCP III DE TopCo GP, LLC and have or share voting and investment discretion with respect to the securities held of record by the Triton Water Parent Holdings, LP. Triton Water Parent Holdings, LP is the managing member of Triton Water Equity Holdings GP, LLC, which is the general partner of Triton Water Equity Holdings, LP. Accordingly, each of the persons and entities named in this footnote may be deemed to share beneficial ownership of the securities held of record by Triton Water Equity Holdings, LP. ORCP III DE TopCo GP, LLC, Triton Water Parent Holdings, LP, R. Scott Spielvogel and Tony W. Lee may also be deemed to share beneficial ownership of the securities held of record by Triton Water Parent Holdings, LP. The principal business address of each of the entities and persons identified in this footnote is c/o One Rock Capital Partners, LLC, 45 Rockefeller Plaza, 39th Floor, New York, NY 10111.

(3)

Based on information reported in a Schedule 13G filed by FMR LLC on September 10, 2024 with the SEC. As reported in such filing, FMR LLC was the beneficial owner of 16,416,222 Primo Shares, with sole voting power with respect to 16,274,412 Primo Shares and sole dispositive power with respect to 16,416,222 Primo Shares. In connection with the consummation of the Transaction, the Primo Shares held by FMR LLC were exchanged on a 1:1 basis for shares of Class A common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210, United States.

(4)

Based on information reported in a Schedule 13G/A filed by BlackRock, Inc. on January 24, 2024 with the SEC. As reported in such filing, BlackRock, Inc. was the beneficial owner of 16,115,097 Primo Shares, with sole voting power with respect to 14,865,876 Primo Shares and sole dispositive power with respect to 16,115,097 Primo Shares. In connection with the consummation of the Transaction, the Primo Shares held by BlackRock, Inc. were exchanged on a 1:1 basis for shares of Class A common stock. The address of Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001, United States.

(5)	Amounts reported do not reflect unvested, time-based Primo Brands Replacement RSUs or Primo Brands Conversion RSUs that do not vest within 60 days of the date of this prospectus.
(6)

Includes 22,700 shares of our Class A common stock underlying Primo Brands Replacement Options exercisable within 60 days of the date of this prospectus. Amounts reported do not reflect unvested, time-based Primo Brands Replacement RSUs or Primo Brands Conversion RSUs that do not vest within 60 days of the date of this prospectus.

(7)

Includes 480,807 shares of our Class A common stock underlying Primo Brands Replacement Options exercisable within 60 days of this prospectus. Amounts reported do not reflect unvested, time-based Primo Brands Replacement RSUs or Primo Brands Conversion RSUs that do not vest within 60 days of date of this prospectus.

(8)

Includes: (i) 1,071,915 shares of Class A common stock held by the Billy D. Prim Revocable Trust (as to which he has shared voting and investment power); (ii) 3,177 shares of Class A common stock held by the 2010 Irrevocable Trust fbo Jager Grayln Dean Bellissimo (as to which he has shared voting and investment power); and (iii) 3,177 shares of Class A common stock held by the 2010 Irrevocable Trust fbo Joseph Alexander Bellissimo (as to which he has shared voting and investment power.

(9)	Represents shares held by the Initial ORCP Stockholder and Triton Water Equity Holdings, LP as discussed further in footnote (2) above.

SELLING STOCKHOLDERS

This prospectus relates to the sale from time to time of the Resale Shares, including shares of Class A common stock we may issue from time to time to the selling stockholders upon the conversion by such stockholders of an equivalent number of shares of our Class B common stock into Class A common stock. The selling stockholders may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling stockholders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, and the aggregate number of shares of Class A common stock that the selling stockholders may offer pursuant to this prospectus.

	Before the Offering		After the Offering
Name and Address of Selling Stockholder	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class A Common Stock
Triton Water Parent Holdings, LP and Triton Water Equity Holdings, LP(1)	154,105,789	218,618,368	—

(1)

Represents (i) 96,105,789 shares of our Class A common stock held by the Initial ORCP Stockholder, Triton Water Parent Holdings, LP, (ii) 58,000,000 shares of Class A common stock held by Triton Water Equity Holdings, LP, and (iii) 64,512,579 shares of our Class A common stock issuable upon conversion of the same number of shares of Class B common stock held of record by the Initial ORCP Stockholder. ORCP III DE TopCo GP, LLC is the general partner of Triton Water Parent Holdings, LP. R. Scott Spielvogel and Tony W. Lee are the managing members of ORCP III DE TopCo GP, LLC and have or share voting and investment discretion with respect to the securities held of record by the Triton Water Parent Holdings, LP. Triton Water Parent Holdings, LP is the managing member of Triton Water Equity Holdings GP, LLC, which is the general partner of Triton Water Equity Holdings, LP. Accordingly, each of the persons and entities named in this footnote may be deemed to share beneficial ownership of the securities held of record by Triton Water Equity Holdings, LP. ORCP III DE TopCo GP, LLC, Triton Water Parent Holdings, LP, R. Scott Spielvogel and Tony W. Lee may also be deemed to share beneficial ownership of the securities held of record by Triton Water Parent Holdings, LP. The principal business address of each of the entities and persons identified in this footnote is c/o One Rock Capital Partners, LLC, 45 Rockefeller Plaza, 39th Floor, New York, NY 10111.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. To the extent our Nominating and Governance Committee is comprised entirely of independent directors, it is responsible for periodically reviewing and approving “related person transactions” as defined by Item 404 of Regulation S-K under the Exchange Act and approving or recommending any changes to such policies and procedures. If the Nominating and Governance Committee is not comprised entirely of independent directors, another independent committee of the board of directors or the independent members of the board of the directors as a whole has authority to review and approve related person transactions.

A “Related Person Transaction” is an existing or proposed transaction, arrangement, or relationship (or any series of similar existing or proposed transactions, arrangements, or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, the amount involved exceeds $120,000, and in which any Related Person (as defined below) had, has, or will have a direct or indirect material interest, and in which any Related Person (as defined below) had, has, or will have a direct or indirect material interest. A “Related Person” is:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the same household of such director, executive officer, nominee or more than 5% beneficial owner.

The following is a description of transactions to which we were a party since January 1, 2021 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member or a person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest. Other than with respect to the Margin Loan (as defined below), all of the transactions described in this section occurred prior to the adoption of the related person transaction policy. The matters described below related to the Margin Loan were approved in accordance with our related person transaction policy.

In consideration for the provision of advice and strategic planning to the Company in connection with the Transaction, Fairmont, an affiliate of Mr. Metropoulos, received approximately $2,320,303 as a lump sum cash payment on November 5, 2024. Such compensation was paid to Fairmont for non-director services.

For the three and nine months ended September 30, 2024, we incurred expenses of $4.5 million and $18.6 million, respectively, paid to the Advisors in management fees and associated costs pursuant to management agreements with the Advisors, which were recorded as selling, general and administrative expenses. As of September 30, 2024 and December 31, 2023, we had prepaid $3.7 million and $3.4 million, respectively, which was recorded in prepaid expenses and other current assets.

For the three and nine months ended September 30, 2024, we purchased $9.2 million and $24.2 million, respectively, of raw materials used in the production process from Alltrista Plastics LLC (“Alltrista”), a subsidiary of Jadex Inc., a One Rock portfolio company, which were recorded as a component of cost of goods sold. Additionally, we recorded $2.0 million and $1.5 million payable related to the unpaid portion of purchases at September 30, 2024 and December 31, 2023, respectively, to that related party.

For the year ended December 31, 2023, we purchased $4.7 million of raw materials used in the production process from Alltrista, which were recorded as a component of cost of goods sold. Additionally, we recorded an associated $1.5 million payable related to the unpaid portion of those purchases at December 31, 2023.

Stockholders Agreement

On November 7, 2024, the Company and the Initial ORCP Stockholder entered into the Stockholders Agreement setting forth certain governance and other rights of the Initial ORCP Stockholder and certain of its permitted transferees. In the Stockholders Agreement, the Initial ORCP Stockholder agreed, subject to certain exceptions set forth therein:

•

not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise directly transfer or dispose of any Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock until the expiration of the lock-up period commencing at the Effective Time and ending on the three-month anniversary of the Effective Time (the “Restricted Period”); and

•	to provide customary assistance in respect of any required regulatory filings.

After the expiration or waiver of the Restricted Period, the ORCP Stockholders may request that we conduct a registered offering of their Class A common stock, subject to certain conditions. The ORCP Stockholders and any other Sponsor Stockholder that beneficially owns 5% of the outstanding shares of Class A common stock may exercise piggyback rights to participate in any registered offering of Class A common stock conducted at their request or at the initiative of the Company. Pursuant to the Stockholders Agreement, we agreed to file a shelf registration statement as promptly as practicable to register the resale by the Sponsor Stockholders of their respective shares of Class A common stock from time to time. The ORCP Stockholders have the right to request a takedown offering of shares off of an effective shelf registration statement, and the ORCP Stockholders and any other Sponsor Stockholders that beneficially own greater than 5% of the outstanding shares of Class A common stock will have piggyback registration rights with respect to such a takedown.

Sponsor Stockholders who are not ORCP Stockholders (collectively, “Other Sponsor Stockholders”) and who own at least 10% of the outstanding shares of Class A common stock may request a registered takedown if the shares of Class A common stock to be sold by such Other Sponsor Stockholder have an aggregate market value of at least $50 million. Such a request will require the consent of the ORCP Stockholders during the first 18 months after the consummation of the Transaction, and in the case of an Other Sponsor Stockholder beneficially owning 20% or more of the outstanding shares of Class A common stock, will be limited to two demand registrations, or, in the case of an Other Sponsor Stockholder beneficially owning between 10% and 20% of the outstanding shares of Class A common stock, will be limited to one demand registration.

For a description of certain other material terms of the Stockholders Agreement, see “Description of Capital Stock.”

Certain provisions of the Stockholders Agreement terminate upon the first to occur of: (i) the time at which a particular Sponsor Stockholder, as such term is defined in the Stockholders Agreement, ceases to beneficially own any shares of Class A common stock, (ii) as to a particular Sponsor Stockholder, receipt of written notice of termination by such Sponsor Stockholder to the Company and the Initial ORCP Stockholder, or (iii) receipt of written notice of termination for all Sponsor Stockholders by the Initial ORCP Stockholder holding a majority of the outstanding shares of Class A common stock held by all Sponsor Stockholders at such time.

Liquidity and Transfer Restrictions

During the Restricted Period, the Sponsor Stockholders will be subject to a lockup that will restrict transfers of Class A common stock, other than to certain Permitted Transferees, or in certain types of transactions in which the transferee agrees to be bound by the lockup. For additional information see, “— Stockholders Agreement.” The ORCP Stockholders requested, and on November 15, 2024, the Company, acting with the approval of an independent ad hoc committee of the board of directors, granted, a limited waiver of the lock-up provisions to facilitate the ORCP Stockholders taking a margin loan from institutional lenders (the “Margin Loan”), secured by a pledge of 58,000,000 shares of Class A common stock owned by the ORCP Stockholders. The ORCP Stockholders may not pledge additional Company equity to secure the loan.

Margin Loan

In connection with the Margin Loan, the Company entered into customary issuer agreements with Triton Water Equity Holdings, LP, Triton Water Equity Holdings GP, LLC, and the other parties thereto whereby we made certain representations to the parties in relation to the pledge of 58,000,000 shares of Class A common stock as collateral for entering into the Margin Loan (the “pledged shares”). In connection with the foregoing, the Company waived the transfer restrictions under the Stockholders Agreement described in the preceding paragraph with respect to the pledged shares.

Indemnification Arrangements

Pursuant to our bylaws and upon consummation of the Transaction, we entered into indemnification agreements with each of our Executive Officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

This summary is qualified in its entirety by reference to the full text of the form of indemnification agreement (“Indemnification Agreement”).

Employment Arrangements

We entered into employment and other compensation agreements with certain of our named executive officers in connection with the Transaction. See “Executive Compensation.”

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock as well as certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and Stockholders Agreement as well as the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you, is not intended to be complete, and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws, and Stockholders Agreement, each of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

The total amount of our authorized capital stock consists of (i) 800,000,000 shares of Class A common stock, par value $0.01 per share; (ii) 100,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share (our “preferred stock”).

Our Board is authorized, without stockholder approval, except as required by the rules of the NYSE and subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement, to issue additional shares of our capital stock.

As of the date of this prospectus, we had approximately 29 holders of record of the Class A common stock and one holder of record of the Class B common stock, although there is a much larger number of beneficial holders of Class A common stock. The actual number of stockholders is greater than the number of record holders stated above, and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. Of the authorized shares of our capital stock, 315,541,632 shares of Class A common stock were issued and outstanding, 64,512,579 shares of Class B common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights.

Voting Rights

Each holder of Class A common stock is entitled to one vote for each share of Class A common stock on each matter submitted to a vote of stockholders, except that, prior to the Beneficial Ownership Sunset Time, ORCP, as well as the ORCP Group may not, collectively, vote more than 49% of the shares of Class A common stock then outstanding. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock on each matter submitted to a vote of stockholders, except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of directors of the Company. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our Stockholders, unless otherwise required by Delaware law or our certificate of incorporation, and except that holders of Class B common stock will not be entitled to vote on the election, appointment, or removal of our directors. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected holders adversely, then that class would be required to vote separately to approve the proposed amendment.

In addition, the affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding voting stock will be required to take certain actions, including amending certain provisions of our certificate of incorporation, including the provisions relating to amending our bylaws and director or officer liability.

For so long as any shares of Class B common stock remain outstanding, the unanimous vote of the holders of shares of Class B common stock will be required to take certain actions, including amending the provisions of our certificate of incorporation relating to the equal treatment of the shares of Class B common stock and to the voting and conversion rights relating to the shares of Class B common stock.

Conversion Rights

Our certificate of incorporation provides that each share of Class B common stock may be converted into one share of Class A common stock at any time upon the election by the holder, provided that (i) at the Beneficial Ownership Sunset Time, all shares of Class B common stock shall automatically convert into an equal number of shares of Class A common stock and (ii) prior to the Beneficial Ownership Sunset Time, we will not effect any conversion of shares of Class B common stock into shares of Class A common stock that would result in any person, group, or their respective affiliates beneficially owning in excess of 49% of the shares of Class A common stock then outstanding after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Class A common stock beneficially owned by any such person, group, or any of their respective affiliates shall include the number of shares of Class A common stock issuable upon conversion of the shares of Class B common stock with respect to which such conversion is being requested, but shall exclude shares of Class A common stock that would be issuable upon (x) conversion of the remaining, unconverted shares of Class B common stock beneficially owned by such person, group, or any of their respective affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person, group or any of their respective affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in our certificate of incorporation.

Once converted into shares of Class A common stock, the shares of Class B common stock will not be reissued.

Prior to the Beneficial Ownership Sunset Time, each share of Class A common stock held by the ORCP Group may be converted into one share of Class B common stock upon election of the applicable holder.

Consent Rights

Pursuant to the Stockholders Agreement, for so long as the ORCP Stockholders own at least 30% of the outstanding Shares, the prior written approval of the ORCP Stockholders will be required in order for the Company to do any of the following:

•	authorize, create, or issue any Shares or other equity securities, or securities convertible into equity securities, including the designation of preferred stock, other than:

•	issuances to Primo Brands or its wholly-owned subsidiaries;

•	issuances of up to 3% of the outstanding equity securities of Primo Brands or any of its subsidiaries;

•	issuances pursuant to an equity compensation plan that came into effect at the Closing or approved by the Board; or

•	upon the conversion of convertible securities outstanding at the Closing or approved pursuant to the above requirements;

•	enter into or materially amend any joint ventures or similar business alliances with a fair market value of greater than $200 million;

•	enter into or materially amend any agreement providing for the acquisition or divestiture of assets or securities providing for aggregate consideration in excess of $200 million;

•	declare or pay dividends to stockholders on a non-pro rata basis or in excess of $175 million in the aggregate in any fiscal year;

•

redeem or repurchase equity securities, other than (i) from a departing associate, officer, director, or independent contractor as contemplated by the applicable equity plan or award agreement; or (ii) in connection with the clawback of erroneously awarded compensation in compliance with SEC rules;

•

incur indebtedness for borrowed money that would cause the total net leverage ratio (as such term or equivalent term is customarily defined) of the Company to exceed 3.5x, other than (i) incurrences under the senior note indentures in existence at Closing; and (ii) incurrences made in the ordinary course of business under the BlueTriton credit agreements in existence at the Closing;

•

amend, modify, waive, or repeal any provision of the Stockholders Agreement or the organizational documents of Primo Brands or any of our subsidiaries that adversely affects the powers, preferences, rights, or protections of the ORCP Stockholders or the Sponsor Nominees (as such term is defined in the Stockholders Agreement), increases the liability of a Sponsor Nominee, or adversely affects the Company’s ability to perform its obligations under the Stockholders Agreement;

•	designate a director to the Board other than in accordance with our certificate of incorporation; and

•	enter into an agreement to do any of the foregoing.

Pursuant to the Stockholders Agreement, approval of 66 2⁄3% of the Board will be required in order for the Company to do any of the following:

•

issue Shares or other equity securities, including any preferred stock, to the Initial ORCP Stockholder and certain of its permitted transferees, other than to ORCP pursuant to its purchase rights described below under “—Purchase and Notice Rights”;

•	enter into or effect a change of control (as defined in any of the senior note indentures in existence at Closing) or similar transaction;

•	increase or decrease the size of the Board or the board of directors of any subsidiary, or any committee thereof, other than as specified above; and

•	initiate a voluntary liquidation, dissolution, winding up, bankruptcy, or other insolvency proceeding of Primo Brands or any of our material subsidiaries.

Furthermore, removing or replacing our CEO in the first year following the Closing will require approval of 66 2⁄3% of the Board.

Purchase and Notice Rights

Pursuant to the Stockholders Agreement, so long as the ORCP Stockholders beneficially own at least 15% of the shares of Class A common stock, the ORCP Stockholders will have the right to purchase their pro rata portion of any equity securities newly offered by the Company or any of our subsidiaries in a public or non-public offering of equity securities, other than in certain circumstances, including issuances of equity securities to directors, officers, associates, or consultants, issuances pursuant to equity incentive or similar benefits plans, issuances made as consideration for any acquisition by the Company or as part of a strategic partnership or commercial arrangement on an arms-length basis, issuances pursuant to a stock split, stock dividend, reclassification, reorganization, or similar event, issuances upon the conversion of shares of Class B common stock issued to the ORCP Stockholders, and issuances of shares of a subsidiary to the Company or a wholly-owned subsidiary of the Company. We are required to provide the ORCP Stockholders with written notice at least seven business days prior to any intended issuance of such new equity securities.

We are required to provide the ORCP Stockholders with written notice at least five business days prior to any (i) issuance of additional shares of Class A common stock, including any issuances pursuant to an equity compensation plan; or (ii) repurchase of any shares of Class A common stock, including pursuant to a share repurchase program established by the Board.

Information Rights

For so long as a Sponsor Stockholder beneficially owns at least 5% of the Class A common stock, we will provide such Sponsor Stockholder with annual, quarterly, and monthly financial statements, an annual budget, and such other information and access as is reasonably requested.

Fully Paid and Non-Assessable

All of our outstanding Shares are fully paid and non-assessable.

Preferred Shares

There are no shares of preferred stock outstanding. Under the terms of our certificate of incorporation, the Board is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange, and subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement. The Board has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.

Subject to the rights granted to the ORCP Stockholders pursuant to the Stockholders Agreement, the Board may authorize the issuance of shares of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Shares. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company that may otherwise benefit holders of Shares and may adversely affect the market price of the shares of Class A common stock and the voting and other rights of the holders of Shares. The Company has no current plans to issue any shares of preferred stock.

Stockholders Agreement

In connection with the Transaction, we entered into the Stockholders Agreement, pursuant to which the ORCP Stockholders have certain governance and other rights. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Anti-Takeover Effects of Provisions of Delaware Law and our Organizational Documents

Certain provisions of Delaware law as well as our organizational documents, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. We believe that the benefits of increased protection of the Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Section 203 and Business Combinations

We have opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder. However, our certificate of incorporation includes a prohibition on such business combinations with interested stockholders, with the following exceptions:

•

the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the Company and shares owned by employee stock plans in which associate participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

In general, our certificate of incorporation defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock; provided, however, that an “interested stockholder” shall not include ORCP, certain persons to whom ORCP transfers Shares or any of their respective affiliates. The application of the above provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

Dual-Class Stock

As described above in “Description of Capital Stock — Common Stock — Voting Rights,” our certificate of incorporation provides for a dual-class common stock structure.

Board Vacancies

Our certificate of incorporation provides that, subject to the rights of holders of shares of preferred stock or the Stockholders Agreement, vacancies occurring on the Board for any reason may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the Stockholders, except that prior to the Trigger Event, any vacancies of a director nominated by a Sponsor Stockholder (if the size of the Board is not to be reduced as specified in our amended and restated certificate of incorporation) shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by the sole remaining director, or by the Stockholders.

Pursuant to our certificate of incorporation, for so long as the Initial ORCP Stockholder is entitled to nominate a number of Sponsor Nominees representing less than a majority of the directors of the Board, the Sponsor Stockholders beneficially owning at least 5% of our Class A common stock, together with the Unaffiliated Directors, shall be entitled to mutually agree on any replacement of (including by filing a vacancy created by the resignation or removal of) the Mutually Agreed Director and any successive replacements thereof.

Pursuant to the Stockholders Agreement, a resolution adopted by 66 2⁄3% of the Board is required in order to increase or decrease the size of the Board other than in accordance with the provisions of our certificate of incorporation. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation provides that at any time prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the Trigger Event, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of stockholders, and our Stockholders do not have the right to act by written consent, except that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Our certificate of incorporation further provides that special meetings of the stockholders may be called only by or at the direction of the Board or the chairperson thereof, except that prior to the Trigger Event, special meetings of stockholders may also be called by or at the direction of the Board or the chairperson thereof at the request of the ORCP Stockholders. These provisions might delay the ability of the Stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before annual or special meetings of stockholders or to nominate candidates for election as directors at annual or special meetings of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before annual or special meetings of stockholders or from making nominations for directors at annual or special meetings of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Organizational Documents Provisions

Our certificate of incorporation provides that Article VI (Board of Directors), Article VII (Stockholders), Article VIII (Liability), Article X (Amendment of the Certificate of Incorporation and Bylaws) and Article XI (DGCL Section 203 and Business Combinations) of our certificate of incorporation may not be amended without the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then-outstanding shares of voting stock entitled to vote thereon. From and after the Trigger Event, Section 6 of Article IV (Capital Stock) and Article IX (Certain Stockholder Relationships) of our certificate of incorporation may not be amended without the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the then-outstanding shares of voting stock entitled to vote thereon.

Further, for so long as any shares of Class B common stock are outstanding, (i) any amendment to the voting or conversion rights of the shares of Class B common stock and any provisions relating to the equal treatment of shares of Class B common stock require both the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the unanimous vote of the holders of the outstanding shares of Class B common stock; and (ii) any other amendment to the terms of the shares of Class B common stock requires the unanimous vote of the holders of the outstanding shares of Class B common stock.

Our certificate of incorporation provides that the Board has the power to amend our bylaws without the consent or vote of the Stockholders in any manner not inconsistent with Delaware law or our certificate of incorporation.

Our bylaws provide that the Stockholders also have the power to amend our bylaws with, in addition to any vote required by law, our certificate of incorporation or otherwise in our bylaws, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action, suit, or proceeding brought on our behalf; (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or Stockholders to the Company or to our Stockholders; (iii) any action, suit, or proceeding asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation, or bylaws (as either may be amended from time to time); (iv) any action, suit, or proceeding asserting a claim against the Company that is governed by the internal affairs doctrine; or (v) any action in the right of the Company asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware. As a result, any action brought by any Stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

Our bylaws also provide that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause or causes of action against the Company or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by the Company, its officers and directors, associates, and agents. Nothing in our bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action, the subject matter of which is within the scope described above, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other associates, or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification Matters

The DGCL gives corporations the power to indemnify persons in connection with proceedings that are brought by reason of the fact such person was or is acting pursuant to his or her corporate status. Our bylaws require the Company to indemnify (and advance expenses to) our directors, officers, and agents, to the fullest extent permitted by the DGCL.

Our bylaws provide that we are required to indemnify any director or officer made a party or threatened to be made a party to any type of proceeding by reason of the fact that he or she is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, associate, or agent of another corporation or entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding, unless such person instituted such proceeding not at the authorization in the specific case by the board of directors.

Our bylaws provide that we are required to indemnify any associate or agent of the Company made a party or threatened to be made a party to any type of proceeding because he or she is or was an associate or agent of the Company, or is or was serving at the request of the Company as a director, officer, associate, or agent of another corporation or entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. Our bylaws also provide that the Company shall pay expenses (including attorneys’ fees) incurred by any director or officer and may pay the expenses (including attorneys’ fees) incurred by any associate or agent, in each case in defending any proceeding with respect to which indemnification may be provided. Further, the DGCL provides and our bylaws provide that the Company may purchase and maintain insurance on behalf of any director, officer, associate, or agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person against such liability.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company N.A.

Securities Exchange

Our Class A common stock is listed on NYSE under the symbol “PRMB.”

PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes their Permitted Transferees, donees, pledgees, transferees, or other successors-in-interest (as a gift, pledge, partnership distribution, or other non-sale related transfer) selling securities received after the date of this prospectus from the selling stockholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part (collectively, the “holders”), may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares on the NYSE or any other stock exchange, market, or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have registered the offer and sale of the securities covered by this prospectus so that those securities may be freely sold to the public by the selling stockholders. Registration of the resale of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the selling stockholders.

The holders may use any one or more of the following methods when disposing of their shares of our Class A common stock:

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and offer and sales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	directly to purchasers, including through a specific bidding, auction, or other process or in privately negotiated transactions;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•	distribution to associates, members, partners (including limited partners) or stockholders of the holders;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through delayed delivery requirements;

•	by pledge to secured debts and other obligations;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Such transactions may or may not involve brokers or dealers. In effecting sales, brokers, or dealers engaged by a holder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers, or block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the holders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act (it being understood that the holders shall not be deemed to be underwriters solely as a result of their participation in this offering). The selling stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

A holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners, or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

The holders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees, or other successors-in-interest (as a gift, pledge, partnership distribution, or other non-sale related transfer) that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a holder that such a donee, pledgee, transferee, or successor intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part to name specifically such person as a holder.

The holders also may, from time to time, subject to provisions in our insider trading policy, pledge or grant a security interest in some or all of the shares of our Class A common stock owned by them, including, but not limited to, under margin provisions of customer agreements with their broker-dealers. If holders default in the performance of their margin loans or other secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of holders to include the pledgee, transferee, or other successors in interest as holders under this prospectus. The holders also may transfer their shares in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A common stock or interests therein, the holder may, subject to provisions in our insider trading policy, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The holder may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the holder from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents. We will not receive any of the proceeds from the sale of the Resale Shares.

The holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

The holders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144, provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions, or commissions from the holders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The holders and any underwriters, dealers, or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

If the holders use an underwriter or underwriters for any offering, we will name them, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus supplement, the holders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the applicable holders, the number of shares of our Class A common stock set forth in such prospectus supplement. Any such underwriter(s) may offer the shares of our Class A common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The underwriter(s) may also propose initially to offer the shares of our Class A common stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement. The underwriter(s) may be granted an option, exercisable for 30 days after the date of the applicable prospectus supplement, to purchase additional shares from the applicable holders. In connection with an underwritten offering, we, our directors and officers, and/or other holders of our Class A common stock may agree with the underwriter(s), subject to certain exceptions, not to dispose of or hedge any Class A common stock or securities convertible into or exchangeable for shares of Class A common stock for a period of time after such offering. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one or more of the following financial institutions:     .

In connection with an underwritten offering, the underwriter(s) may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter(s) of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriter(s) may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter(s) will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter(s) must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter(s) are concerned that there may be downward pressure on the price of the

Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the consummation of the offering.

The underwriter(s) may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriter(s) a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

To the extent required, the shares of our Class A common stock to be sold, the names of the holders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In compliance with the guidelines of the FINRA, the aggregate maximum discount, commission, fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 9% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Upon our being notified by any holder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution, or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the participating broker-dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

We have advised the holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The holders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify and hold harmless, to the extent permitted by law, each selling stockholder, such selling stockholder’s officers, directors, employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each underwriter of such securities and each other person, if any, who controls any ORCP Stockholder or such underwriter within the meaning of the Securities Act against all losses, claims, actions, damages, liabilities, and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”), joint or several, to which the Sponsor Stockholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in (1) any registration statement, prospectus, preliminary prospectus, or free writing prospectus, or any amendment thereof or supplement thereto, or (2) any application or other document or communication (in this Section 3.4, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and will reimburse any such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus, preliminary prospectus, or free writing prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with information specifically regarding such indemnified party furnished to the Company through a written instrument duly executed by such indemnified party specifically for use in the preparation thereof.

We are required to pay all fees and expenses incident to the registration of the Resale Shares covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, transfer taxes and underwriters’, brokers’, and dealers’ discounts and commissions incurred in connection with the sale of Resale Shares of our Class A common stock offered hereby will be paid by the holder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

Primo Brands Corporation (f/k/a Triton US HoldCo, Inc.)

The financial statements of Primo Brands Corporation as of June 10, 2024 and September 30, 2024 and for the period from June 10, 2024 to September 30, 2024, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Triton Water Parent, Inc.

The financial statements of Triton Water Parent, Inc. as of and for the years ended December 31, 2023 and 2022, and periods from February 3, 2021 through December 31, 2021 (Successor) and January 1, 2021 through March 31, 2021 (Predecessor), included in this prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Primo Water Corporation

The financial statements of Primo Water Corporation as of December 30, 2023 and December 31, 2022, and for each of the three years in the period ended December 30, 2023 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Class A common stock being offered hereby. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Class A common stock being offered hereby, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract, or other document referred to are not necessarily complete. Reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You can read the registration statement at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we will file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read our SEC filings at the SEC’s website at www.sec.gov. We also maintain a website at www.primobrands.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on December 17, 2024;

•	our Current Report on Form 8-K12G3 filed with the SEC on November 8, 2024, as amended on November 12, 2024; and

•	our Current report on Form 8-K filed with the SEC on January 24, 2025.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Primo Brands Corporation, 1150 Assembly Drive, Suite 800, Tampa, Florida 33607, (813) 544-8515. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.primobrands.com under Investor Relations. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our Class A common stock.

INDEX TO FINANCIAL STATEMENTS

PRIMO BRANDS CORPORATION (F/K/A TRITON US HOLDCO, INC.)

Page
Report of Independent Registered Public Accounting Firm	F-3
Financial Statements:
Balance Sheets as of September 30, 2024 and June 10, 2024	F-4
Statement of Operations for the period from June 10, 2024 through September 30, 2024	F-5
Statement of Cash Flows for the period from June 10, 2024 through September 30, 2024	F-6
Notes to the Financial Statements	F-7

TRITON WATER PARENT, INC.
Page
Report of Independent Registered Public Accounting Firm	F-10
Consolidated Financial Statements (audited):
Consolidated Balance Sheets as of December 31, 2023 and 2022	F-12

Consolidated Statements of Operations for the years ended December  31, 2023 and 2022 and periods from February 3, 2021 (date of incorporation) through December 31, 2021 (successor) and January 1, 2021 through March 31, 2021 (predecessor)

F-13

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2023 and 2022 and periods from February 3, 2021 (date of incorporation) through December 31, 2021 (successor) and January 1, 2021 through March 31, 2021 (predecessor)

F-14

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2023 and 2022 and periods from February 3, 2021 (date of incorporation) through December 31, 2021 (successor) and January 1, 2021 through March 31, 2021 (predecessor)

F-15

Consolidated Statements of Cash Flows for the years ended December  31, 2023 and 2022 and periods from February 3, 2021 (date of incorporation) through December 31, 2021 (successor) and January 1, 2021 through March 31, 2021 (predecessor)

F-17
Notes to Consolidated Financial Statements	F-19

Consolidated Financial Statements (unaudited):
Consolidated Balance Sheets as of September 30, 2024 and December 31, 2023	F-47
Consolidated Statements of Operations for the three and nine months ended September 30, 2024 and 2023	F-48
Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2024 and 2023	F-49
Consolidated Statements of Shareholders’ Equity for the three and nine months ended September 30, 2024 and 2023	F-50
Consolidated Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	F-52
Notes to Consolidated Financial Statements	F-53

PRIMO WATER CORPORATION
Page
Report of Independent Registered Public Accounting Firm	F-67
Consolidated Financial Statements:
Consolidated Statements of Operations for the years ended December 30, 2023, December 31, 2022, and January 1, 2022	F-69
Consolidated Statements of Comprehensive Income for the years ended December 30, 2023, December 31, 2022, and January 1, 2022	F-70
Consolidated Balance Sheets as of December 30, 2023 and December 31, 2022	F-71

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Primo Brands Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Primo Brands Corporation (the “Company”) as of June 10, 2024 and September 30, 2024, and the related statements of operations and of cash flows for the period from June 10, 2024 to September 30, 2024, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 10, 2024 and September 30, 2024, and the results of its operations and its cash flows for the period from June 10, 2024 to September 30, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

December 2, 2024

We have served as the Company’s auditor since 2024.

PRIMO BRANDS CORPORATION

BALANCE SHEETS

($ in thousands, except share and per share amounts)	September 30, 2024	June 10, 2024
ASSETS
Total assets	$—	$—

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Related party accruals	2	2

Total current liabilities	2	2
Commitments and contingencies
Shareholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 issued and outstanding at September 30, 2024 and June 10, 2024	—	—
Additional paid-in capital	—	—
Accumulated deficit	(2)	(2)

Total shareholder’s equity	$(2)	$(2)

Total liabilities and shareholder’s equity	$—	$—

The accompanying notes are an integral part of these financial statements

PRIMO BRANDS CORPORATION

STATEMENT OF OPERATIONS

($ in thousands, except share and per share values)	Period from June 10, 2024 through September 30, 2024
Net sales	$—
Cost of sales	—

Gross profit	—
Other operating expenses	2

Operating loss	(2)
Interest and financing expense	—

Loss before income taxes	(2)
Provision for income taxes	—

Net loss	$(2)

Basic and diluted loss per share	$(20.00)
Basic and diluted weighted average number of shares outstanding	100

The accompanying notes are an integral part of these financial statements

PRIMO BRANDS CORPORATION

STATEMENT OF CASH FLOWS

($ in thousands)	Period from June 10, 2024 through September 30, 2024
Cash flows from operating activities:
Net loss	$(2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating assets and liabilities:
Related party accruals	2

Net cash provided by operating activities	$—

Cash flows from investing activities:
Net cash provided by investing activities	$—

Cash flows from financing activities:
Net cash provided by financing activities	$—

Net change in cash, cash equivalents, and restricted cash	—
Cash, cash equivalents, and restricted cash at beginning of period	—

Cash, cash equivalents, and restricted cash at end of period	$—

The accompanying notes are an integral part of these financial statements

PRIMO BRANDS CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS

On June 10, 2024, Primo Brands Corporation (formerly known as Triton US HoldCo, Inc.), a Delaware corporation (“Primo Brands”, or the “Company”) was formed in contemplation of transactions detailed by the Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, as later amended by Amendment No. 1 thereto, dated as of October 1, 2024 (as amended, the “Arrangement Agreement”). Through a series of transactions Triton Water Parent, Inc. (“BlueTriton”) and Primo Water Corporation (“Primo Water”) merged, becoming wholly owned subsidiaries of the Company (the actions which are collectively referred to hereafter as the “Merger”).

As of September 30, 2024, Primo Brands had not commenced operations, had no significant assets or liabilities and had not conducted any material activities, other than those incidental to its formation and those undertaken in connection with the transactions pursuant to the Arrangement Agreement.

On November 8, 2024, Primo Brands consummated the transactions contemplated by the Arrangement Agreement. Immediately following the completion of the Merger, former Primo Water stockholders and the former BlueTriton stockholder owned approximately 43% and 57% of Fully Diluted Shares (as defined below), respectively.

As used herein, “Fully Diluted Shares” refers to the sum of (i) the aggregate number of shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A common stock”) and Class B common stock, par value $0.01 per share, of the Company (the “Class B common stock”), issued and outstanding, plus (ii) the aggregate maximum number of Class A common stock issuable in respect of any equity interests of the Company, including with respect to replacement share-based payment awards to associates of Primo Water, in each case, that were outstanding or deemed outstanding (and assuming the vesting in full of any of the foregoing subject to vesting or similar conditions).

Following the Merger, Primo Brands, through its subsidiaries, produces and sells national and regional spring water brands, purified national water and flavored water brands which are sold direct to wholesalers, grocery stores or other retailers and direct-to-consumer, office and retailer beverage delivery services. The Company is also a distributor for select third-party beverage brands.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements, which comprise the balance sheets as of June 10, 2024 (inception) and September 30, 2024, and the related statement of operations for the period from June 10, 2024 through September 30, 2024, and statement of cash flows for the period from June 10, 2024 through September 30, 2024, and the related notes (collectively referred to herein as the “Financial Statements”), represent the accounts of the Company.

To date, the Company has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Arrangement Agreement. The singular transaction to take place occurred on June 10, 2024 and was funded by a related party. As such, there was no activity to report during the three months ended September 30, 2024, and the Company has a $2 thousand obligation to a related party.

Net loss is equal to comprehensive loss.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), using U.S. dollar as the reporting currency. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

NOTE 3—COMMITMENTS AND CONTINGENCIES

The Company may be subject to legal proceedings that arise in the ordinary course of business.

NOTE 4—SUBSEQUENT EVENTS

Mergers and Closing

On November 8, 2024, the Merger contemplated by the Arrangement Agreement was completed. See Note 1 Description of the Business for further details.

The Merger is being accounted for as a business combination in accordance with U.S. GAAP, with BlueTriton as accounting acquirer.

The fair value of the consideration, or the purchase price, is approximately $3,949.5 million. The estimated fair value of the 160,395,822 shares of Class A common stock of Primo Brands issued to former Primo Water stockholders, including replacement share-based payment awards, at $24.21 per share was based on the quoted market price of Primo Water common shares as of close on November 8, 2024.

Primo Brands has allocated the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price allocation below has been developed based on preliminary estimates of fair value using the historical carrying values of Primo Water as of November 8, 2024, other than a preliminary estimate for intangible assets. The allocation of the purchase price is subject to final management analysis, with the assistance of third-party valuation advisers.

The actual amounts recorded when the final allocations are complete may differ materially from the amounts presented below ($ in millions):

November 8, 2024
Cash, cash equivalents and restricted cash	$535.8
Trade receivables	185.8
Inventories	48.6
Prepaid expenses and other current assets	18.2
Property, plant and equipment	518.0
Operating lease right-of-use assets	143.1
Intangible assets	1,657.1
Other non-current assets	17.0
Assets of discontinued operations	216.1
Trade payables	(91.5)
Accruals and other current liabilities	(202.6)
Long-term debt	(1,283.7)
Operating lease obligations	(155.6)
Deferred income taxes	(380.7)
Other non-current liabilities	(79.4)
Liabilities of discontinued operations	(125.4)

Total identifiable net assets acquired	$1,020.8
Goodwill	2,928.7
Fair value allocated to net assets acquired	$3,949.5

Unaudited Pro Forma Results

The pro forma information reflects the “acquisition” method of accounting in accordance with the Financial Accounting Standards Board issued Accounting Standards Codification 805, Business Combinations. As previously noted, BlueTriton, which was merged into Primo Brands upon completion of the Merger, has been determined to be the acquirer in the Merger for accounting purposes. BlueTriton is considered the predecessor and its historical financial results with be included in the historical financial information of Primo Brands.

The unaudited pro forma combined financial information reflects the historical information of BlueTriton and Primo Water based on available data and upon assumptions that management believes are reasonable to reflect, on a pro forma basis, the impact of the transaction on the historical financial statements. Net income from discontinued operations in the historical financial statements of Primo Water has not been included in the unaudited pro forma financial information below.

These amounts are preliminary and may be subject to refinement as additional information becomes available. The unaudited pro forma financial information is not necessarily indicative of the results of operations that would have been achieved had the Merger been consummated as of the dates indicated, nor is it indicative of any future results. In addition, the unaudited pro forma financial information does not reflect the expected realization of any synergies or cost savings associated with the Merger.

The following unaudited pro forma financial information is presented to illustrate the estimated effects of the Merger as if the business combination had occurred on January 1, 2023, the beginning of the comparable period, and includes primarily the impacts of the following: the alignment of Primo Water accounting policies to those of BlueTriton, non-recurring expenses related to transaction costs incurred by BlueTriton, the estimated amortization expense associated with the fair value of the acquired intangible assets and the tax impact of these adjustments.

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,816.5	$1,722.6	$5,203.7	$4,945.8
Net income (loss)	$91.6	$83.5	$216.2	$(2.1)

Dividends Declared

On November 8, 2024, the Board of Directors of Primo Brands declared a quarterly dividend of $0.09 per share on the outstanding Class A common stock and Class B common stock of the Company. The dividend is payable to stockholders of record as of the close of business on November 22, 2024, and will be paid on December 5, 2024.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Triton Water Parent, Inc:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Triton Water Parent, Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022 (Successor), the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years ended December 31, 2023 and 2022 (Successor), the period from February 3, 2021 to December 31, 2021 (Successor) and the period January 1, 2021 to March 31, 2021 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022 (Successor), and the results of its operations and its cash flows for each of the years ended December 31, 2023 and 2022 (Successor), the period from February 3, 2021 to December 31, 2021 (Successor) and the period January 1, 2021 to March 31, 2021 (Predecessor), in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Estimation of Accrued Sales Incentives

Description of the Matter

As described in Note 2 to the consolidated financial statements, the nature of the Company’s contracts with customers give rise to variable consideration including volume-based rebates, growth incentives, point of sale promotions, and other promotional discounts (sales incentives). The estimated sales incentives are included in the transaction price as a reduction within net sales and are recorded as either a reduction in accounts receivable or in accruals and other current liabilities in the consolidated balance sheet.

Auditing management’s calculations of the accrued sales incentives was subjective and required significant judgment as a result of the nature of the required estimates and assumptions. In particular, the estimates were sensitive to assumptions regarding the expected levels of performance and redemption rates developed based upon analysis of the historical performance of the customer’s participation with similar types of promotions adjusted for current trends.

How We Addressed the Matter in Our Audit	To test the amounts accrued for sales incentives, our procedures included, among others, assessing the estimation methodology used by management, the significant assumptions discussed above, and the underlying data used in the analyses including the volume of shipments to customers and rebates and discounts taken. When evaluating the significant assumptions, we compared them to historical trends, information provided by customers, and assumptions used in prior periods. Also, for a sample of promotions, we inspected the underlying contractual arrangements to validate the terms of the promotions offered and compared them to the accrual calculations. In addition, we inquired of personnel outside the accounting department regarding activity to date and expectations of final resolution of certain promotions and performed retrospective review of prior period estimates to actual rebates issued and discounts taken.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Hartford, Connecticut

August 8, 2024

TRITON WATER PARENT, INC.

CONSOLIDATED BALANCE SHEETS

	Successor
	December 31,
($ in millions, except share and per share amounts)	2023	2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$47.0	$105.8
Trade receivables, net of credit losses of $3.4 and $3.7 at December 31, 2023 and 2022, respectively	397.5	462.8
Inventories	180.4	230.6
Prepaid expenses and other current assets	73.1	75.9
Total current assets	698.0	875.1
Property, plant and equipment, net	1,609.2	1,629.1
Operating lease right-of-use-assets, net	552.0	516.2
Goodwill	817.4	816.5
Intangible assets, net	1,420.2	1,488.4
Other non-current assets	57.0	57.2
Total assets	$5,153.8	$5,382.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$31.9	$28.0
Trade payables	356.5	589.8
Accruals and other current liabilities	320.6	284.2
Current operating lease obligations	73.8	69.3
Total current liabilities	782.8	971.3
Long-term debt, less current portion	3,450.7	3,364.0
Operating lease obligations, less current portion	498.2	453.7
Deferred income taxes	397.0	437.5
Other non-current liabilities	22.4	21.4
Total liabilities	$5,151.1	5,247.9
Commitments and contingencies
Shareholders’ Equity:
Series A preferred stock, $0.001 par value, $1,000 stated value, 250,000 shares authorized, nil and 183,600 at December 31, 2023 and 2022, respectively, issued and outstanding	$—	$180.5
Common stock, $0.01 par value, 1,050,000 shares authorized, and 1,030,365 and 1,028,803 at December 31, 2023 and 2022, respectively, issued and outstanding	—	—
Additional paid-in capital	1,024.5	1,023.0
Accumulated deficit	(1,014.3)	(1,057.2)
Accumulated other comprehensive loss	(7.5)	(11.7)
Total shareholders’ equity	2.7	134.6
Total liabilities and shareholders’ equity	$5,153.8	$5,382.5

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor			Predecessor
($ in millions, except share and per share values)	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net sales	$4,698.7	$4,441.1	$3,076.9	$834.6
Cost of sales	3,346.7	3,446.9	2,440.1	615.3
Gross profit	1,352.0	994.2	636.8	219.3
Selling, general and administrative expenses	924.2	887.0	601.3	219.9
Acquisition, integration and restructuring expenses	16.9	83.8	114.3	149.0
Other operating expense (income), net	4.9	0.1	(2.3)	50.8
Operating income (loss)	406.0	23.3	(76.5)	(200.4)
Gain on extinguishment of debt	—	(8.7)	—	—
Interest and financing expense, net	288.1	211.8	125.3	0.1
Income (loss) before income taxes	117.9	(179.8)	(201.8)	(200.5)
Provision for (benefit from) income taxes	25.1	(53.1)	(41.2)	(51.4)
Net income (loss)	$92.8	$(126.7)	$(160.6)	$(149.1)
Dividend on preferred stock	25.8	32.7	24.3	—
Excess of redemption price over carrying value of preferred stock	3.1	1.1	—	—
Net income (loss) attributable to common stockholders	$63.9	$(160.5)	$(184.9)	$(149.1)
Basic and diluted earnings (loss) per share	$62.10	$(156.02)	$(179.69)
Basic and diluted weighted average number of shares outstanding	1,029,044	1,028,803	1,028,803

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor			Predecessor
(in millions)	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net income (loss)	$92.8	$(126.7)	$(160.6)	$(149.1)
Other comprehensive income (loss), net of tax:
Net change in foreign currency translation adjustments	5.3	(13.0)	(2.2)	1.5
Net unrealized actuarial (loss) gain in postretirement benefit plans, net of taxes	(1.1)	3.7	(0.2)	4.1
Net changes in fair value on cash flow hedges	—	—	—	0.3
Other comprehensive income (loss)	4.2	(9.3)	(2.4)	5.9
Total comprehensive income (loss)	$97.0	$(136.0)	$(163.0)	$(143.2)

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ equity
($ and shares in millions)	Shares	Amount	Shares	Amount
February 3, 2021 (Successor)	—	$—	—	$—	$—	$—	$—	$—
Issuance of preferred stock	0.3	245.8	—	—	—	—	—	245.8
Issuance of common stock	—	—	1.0	—	1,017.6	—	—	1,017.6
Capital contributions	—	—	—	—	2.3	—	—	2.3
Net loss	—	—	—	—	—	(160.6)	—	(160.6)
Other comprehensive loss	—	—	—	—	—	—	(2.4)	(2.4)
Dividends on preferred stock	—	—	—	—	—	(24.3)	—	(24.3)
Dividends on common stock	—	—	—	—	—	(737.0)	—	(737.0)
December 31, 2021 (Successor)	0.3	$245.8	1.0	$—	$1,019.9	$(921.9)	$(2.4)	$341.4
Net loss	—	—	—	—	—	(126.7)	—	(126.7)
Other comprehensive loss	—	—	—	—	—	—	(9.3)	(9.3)
Capital contributions	—	—	—	—	2.4	—	—	2.4
Redemption of preferred stock	(0.1)	(65.3)	—	—	(1.1)	—	—	(66.4)
Stock-based compensation	—	—	—	—	1.8	—	—	1.8
Dividends on preferred stock	—	—	—	—	—	(8.6)	—	(8.6)
December 31, 2022 (Successor)	0.2	$180.5	1.0	$—	$1,023.0	$(1,057.2)	$(11.7)	$134.6
Net income	—	—	—	—	—	92.8	—	92.8
Other comprehensive income	—	—	—	—	—	—	4.2	4.2
Issuance of common stock	—	—	—	—	3.3	—	—	3.3
Redemption of preferred stock	(0.2)	(180.5)	—	—	(3.1)	—	—	(183.6)
Stock-based compensation	—	—	—	—	1.3	—	—	1.3
Dividend on preferred stock	—	—	—	—	—	(49.9)	—	(49.9)
December 31, 2023 (Successor)	—	$—	1.0	$—	$1,024.5	$(1,014.3)	$(7.5)	$2.7

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(continued)

(in millions)	Parent Company net investment	Accumulated other comprehensive loss	Total Parent Company net investment
January 1, 2021 (Predecessor)	$2,069.3	$(11.4)	$2,057.9
Net loss	(149.1)	—	(149.1)
Other comprehensive loss	—	5.9	5.9
Net transfers from Parent Company	99.0	—	99.0
March 31, 2021 (Predecessor)	$2,019.2	$(5.5)	$2,013.7

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor			Predecessor
(in millions)	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Cash flows from operating activities:
Net income (loss)	$92.8	$(126.7)	$(160.6)	$(149.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	305.7	326.2	385.4	53.1
Amortization of debt discount and issuance costs	13.5	13.9	10.0	—
Write-off of long lived assets	14.3	3.7	—	—
Inventory obsolescence expense	27.6	38.8	14.6	2.2
Charge for expected credit losses	14.1	18.4	11.3	1.6
Deferred income taxes	(40.5)	(59.5)	(44.5)	(52.0)
Gain on extinguishment of debt	—	(8.7)	—	—
Other non-cash items	1.2	4.4	3.0	(8.6)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Trade receivables	51.3	(188.0)	3.4	(29.0)
Inventories	23.1	(113.1)	(25.3)	(14.6)
Prepaid expenses and other current and non-current assets	1.8	(10.4)	193.8	0.4
Trade payables	(228.0)	212.4	(4.6)	(54.4)
Accruals and other current liabilities	43.7	(1.7)	(247.3)	185.3
Other non-current liabilities	0.3	(1.4)	(15.9)	4.4
Net cash provided by (used in) operating activities	$320.9	$108.4	$123.4	$(60.7)
Cash flows from investing activities:
Purchases of property, plant and equipment	$(203.6)	$(258.5)	$(148.4)	(36.6)
Purchases of intangible assets	(14.1)	(78.2)	(50.0)	(1.9)
Acquisition of businesses, net of cash acquired	—	—	(3,927.6)	(5.4)
Proceeds from sale-leaseback	—	—	530.9	—
Proceeds from sale of other assets	—	2.9	—	0.3
Purchases of investments	(3.0)	(1.2)	(17.0)	—
Proceeds from settlement of split-dollar life insurance contracts	3.0	15.6	1.8	—
Other investing activities	0.1	—	—	5.3
Net cash used in investing activities	$(217.6)	$(319.4)	$(3,610.3)	$(38.3)
Cash flows from financing activities:
Proceeds from borrowings from Revolver	$175.0	$—	$—	$—
Repayment of borrowings from Revolver	(85.0)	—	—	—
Proceeds from Term Loans and Senior Notes	—	—	3,461.6	—
Repayment of Term Loans and Senior Notes	(28.0)	(75.0)	(13.6)	—
Proceeds from (repayments of) other debt	7.0	(0.1)	—	—
Principal payment of finance leases and other debt	(1.1)	—	—	—
Proceeds from issuance of preferred stock, net of issuance costs	—	—	245.8	—

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Successor			Predecessor
(in millions)	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Proceeds from issuance of common stock, net of issuance costs	3.3	—	1,017.6	—
Capital contributions	—	2.4	2.3	—
Redemption of preferred stock	(183.6)	(66.4)	—	—
Dividends paid on preferred stock	(49.9)	(8.6)	(24.3)	—
Dividends paid on common stock	—	—	(737.0)	—
Transfers from Nestlé	—	—	—	99.0
Net cash (used in) provided by financing activities	$(162.3)	$(147.7)	$3,952.4	$99.0
Effect of exchange rates on cash, cash equivalents, and restricted cash	0.2	(0.2)	(0.6)	—
Net change in cash, cash equivalents, and restricted cash	$(58.8)	$(359.0)	$464.8	$—
Cash, cash equivalents, and restricted cash at beginning of period	105.8	464.8	—	$1.9
Cash, cash equivalents, and restricted cash at end of period	$47.0	$105.8	$464.8	$1.9
Supplemental disclosure of cash flow information:
Cash paid for interest, net of interest capitalized	$274.3	$198.2	$102.0	$—
Cash paid for income taxes	$65.9	$13.9	$0.1	$—
Purchases of property, plant and equipment and intangible assets included in trade payables and accruals and other current liabilities	$41.8	$46.8	$51.0	$6.7

The accompanying notes are an integral part of these consolidated financial statements

TRITON WATER PARENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS

Triton Water Parent, Inc., and its subsidiaries, (the “Company”), produces and sells an extensive portfolio of highly recognizable and responsibly sourced national and regional spring water brands, purified national water and flavored water brands. Brands include Arrowhead®, Deer Park®, Ice Mountain®, Origin™, Ozarka®, Poland Spring®, Saratoga®, Zephyrhills®, Pure Life®, Ac+ion®, Frutitas™ and Splash Refresher™, among others. These brands are sold through the Company’s Retail segment (direct to wholesalers, grocery stores or other retailers) and the ReadyRefresh segment (direct-to-consumer, office and retailer beverage delivery services). The Company is also a distributor for select third-party beverage brands through the ReadyRefresh segment. As of December 31, 2023, the Company operated twenty-eight production facilities, over fifty spring sites and seventy-two ReadyRefresh branches.

The Company and its wholly-owned subsidiary, Triton Water Holdings, Inc., were incorporated on February 3, 2021, for the purpose of completing the acquisition of Nestlé Waters North America Holdings, Inc. and certain assets of Nestlé Canada Inc. (“NWNA”) from Nestlé S.A. On February 16, 2021, the Company and Nestlé S.A. entered into a Stock and Asset Purchase Agreement for the acquisition of 100% of the issued and outstanding equity interests of Nestlé Waters North America as well as the acquisition of certain identifiable assets and assumption of certain liabilities of Nestlé Canada, which subsequently closed on March 31, 2021 (the “Nestlé Acquisition”). In conjunction with these transactions Triton Water Holdings, Inc. entered into the Original Term Loans, the Senior Notes and the Revolving Credit Facility, as defined and detailed in Note 10-Debt. The acquisition strengthens the Company’s commitment to being at the forefront of responsible water management, advancing recycling and waste reduction and partnering with local communities.

Following the completion of the Company’s acquisition, the business began operating under the names BlueTriton Brands and BlueTriton Brands Canada. Subsequent to the acquisition, the legal name of NWNA was changed to BlueTriton Brands, Inc. Unless the context requires otherwise, “BlueTriton,” or the “Company”, refers to Triton Water Parent, Inc. and its consolidated subsidiaries which are wholly-owned.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

To facilitate the Company’s financial statement presentation, management refers to the post-acquisition reorganized company in these Consolidated Financial Statements and footnotes as the “Successor” for the years ended December 31, 2023 and 2022 and the period from February 3, 2021 to December 31, 2021, which includes NWNA operations for the period subsequent to March 31, 2021, as other than transactions related to the acquisition, there were no transactions from the incorporation of the Company to March 31, 2021. Management refers to the pre-acquisition company as the “Predecessor” for the period from January 1, 2021 through March 31, 2021. This delineation between Predecessor and Successor is shown in the Consolidated Financial Statements and certain tables within the Notes to the Consolidated Financial Statements through the use of a black line, calling out the lack of comparability between periods.

The Predecessor financial information includes the combined equity, operating results and cash flows of NWNA, prepared on a carve-out basis using Nestlé S.A.’s historical basis in the operations of NWNA, and includes costs incurred related to the acquisition of the Company. The Predecessor financial information has been derived from the Consolidated Financial Statements and accounting records of Nestlé S.A. and may not be indicative of the results of operations or cash flows of NWNA if it had operated independently of Nestlé S.A. Historically, NWNA has been managed and operated in the normal course of business consistent with other businesses of Nestlé S.A.

The Predecessor Statement of Operations includes all revenues and costs directly attributable to NWNA as well as an allocation of general service and administrative functional expenses from Nestlé S.A. Nestlé S.A. allocated these costs to NWNA using methodologies it believes are appropriate and reasonable, including percentage of sales, cost of sales, volume sold and headcount.

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Consolidated Financial Statements are presented in U.S. dollars, which represent the Company’s reporting currency. Unless otherwise noted, dollars are in millions.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiary, where the local currency is the functional currency, are translated using exchange rates in effect at the end of the year for assets and liabilities and average exchange rates during the year for results of operations. The resulting foreign currency translation adjustment is included in shareholders’ equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other operating expense, net and were insignificant for all periods presented.

Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the balance sheet date and the amounts of revenues and expenses during the year. Actual results could differ from those estimates. Such estimates include those related to sales incentives recorded against revenue, valuation of assets and liabilities in connection with acquisitions, collectability of trade receivables, self-insurance reserve, inventory obsolescence expense, realizability of income taxes, useful lives of property, plant and equipment and intangible assets, fair value of reporting units in connection with the annual goodwill and indefinite lived intangible assessments and the incremental borrowing rate related to lease obligations.

Revenue Recognition

The Company’s principal source of revenue is bottled water sales to customers primarily in the United States and Canada. Revenue is recognized when a customer obtains control of promised goods (the obligation), which may be upon shipment of goods or upon delivery to the customer as defined in the customer contract or purchase order. Revenue is recognized at an amount that reflects the consideration the Company expects to receive in exchange for those goods. Amounts collected from customers for sales taxes are excluded from the transaction price. The Company measures revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A performance obligation is a contractual promise to transfer a distinct good to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when the customer receives the benefit of the performance obligation (the Company has only one obligation).

The nature of the Company’s contracts give rise to variable consideration including volume-based rebates, growth incentives, point of sale promotions, and other trade promotional discounts (sales incentives). For certain sales incentives, the accrual recorded by the Company for the rebate or discount that will be granted to the customer requires significant estimation. The critical assumptions used in estimating the sales incentive accrual include the Company’s estimate of expected levels of performance and redemption rates, which requires judgment. These assumptions are developed based upon the historical performance of the customer’s participation with similar types of promotions adjusted for current trends. These estimated sales incentives are included in the transaction price of the Company’s contracts with customers as a reduction within net sales and are included as either a reduction in accounts receivable if the customer is entitled to take a deduction on their payment, or as accrued sales incentives in accruals and other current liabilities if the Company anticipates needing to pay the customer. Estimated discounts reflected in trade receivables, net of credit losses were $84.6 million and $97.7 million at December 31, 2023 and 2022, respectively. Accrued sales incentive obligations, recorded in accruals and other current liabilities, were $45.5 million and $63.5 million at December 31, 2023 and 2022, respectively.

Shipping and Warehousing Costs

Shipping and handling costs billed to customers are recorded as revenue. Shipping expenses related to costs incurred to deliver products and warehousing costs are recognized within cost of sales.

Marketing, including Advertising Costs

Marketing, including advertising costs, are expensed as incurred and are recognized as a component of selling, general and administrative expenses. Marketing, including advertising costs, expensed were $197.7 million and $227.0 million for the years ended December 31, 2023 and 2022 (Successor), respectively. Marketing, including advertising costs, expensed were $93.1 million and $27.4 million for the period February 3, 2021 to December 31, 2021 (Successor) and the period January 1, 2021 to March 31, 2021 (Predecessor), respectively.

Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash include all highly liquid investments with original maturities of 90 days or less at the time of purchase. The fair values of cash and cash equivalents and restricted cash approximate the amounts shown on the Consolidated Balance Sheets due to their short-term nature.

Trade Receivables and Allowance for Credit Losses

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, (“ASU 2016-13”). ASU 2016-13 set forth a “current expected credit loss” model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. Guidance in this standard replaced the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. The Company has applied the guidance of ASU 2016-13, and its subsequent related updates, beginning on January 1, 2021 using a modified retrospective approach. The adoption did not have an impact on the Consolidated Financial Statements.

All trade receivables are uncollected amounts owed to the Company from transactions with its customers. Trade receivables represent amounts billed to customers which are recorded at invoiced amounts, net of trade allowances and discounts. These balances do not bear interest, are not yet collected and are presented net of allowance for credit losses. The allowance for credit losses is the Company’s estimate of current expected credit losses on its existing accounts receivable and is determined based on historical customer assessments, current financial conditions, and assessments of expected outcomes. Accounts receivables are written-off when the Company has exhausted all collection efforts and determines the receivable will not be recovered.

The following table summarizes changes in the consolidated allowance for credit losses (in millions):

Amount
Balance as of February 3, 2021 (Successor)	$—
Provision for credit losses	11.3
Utilization of allowance	(8.9)
Balance as of December 31, 2021 (Successor)	$2.4
Provision for credit losses	18.4
Utilization of allowance	(17.1)
Balance as of December 31, 2022 (Successor)	$3.7
Provision for credit losses	14.1
Utilization of allowance	(14.4)
Balance as of December 31, 2023 (Successor)	$3.4
Balance as of December 31, 2020 (Predecessor)	$2.9
Provision for credit losses	$1.6
Utilization of allowance	$(2.3)
Balance as of March 31, 2021 (Predecessor)	$2.2

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade receivables. The Company’s cash accounts in a financial institution may at times exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company performs ongoing credit evaluations of its customers and maintains allowances for credit losses. The Company has historically not experienced any significant losses related to the collection of its trade receivables.

As of, and for the year ended, December 31, 2023 (Successor) there was one customer who made up approximately 30% of trade receivables, net and 25% of net sales. As of, and for the year ended, December 31, 2022 (Successor) there was one customer who made up approximately 25% of both trade receivables, net and net sales. For the period February 3, 2021 to December 31, 2021 (Successor), there was one customer who made up approximately 30% of net sales. No other individual customer makes up more than 10% of trade receivables, net or net sales.

Inventories

All inventories are valued at the lower of cost calculated using the average cost method or net realizable value. Finished goods and semi-finished goods include the inventory costs of raw materials, direct labor and manufacturing overhead costs. The Company establishes an inventory reserve to adjust inventory costs down to a net realizable value and to reserve for estimated obsolescence of both raw materials and finished goods. Factors influencing these adjustments include the aging of inventories on hand, along with a comparison to estimated future usage, sales and related sales price.

Property, Plant and Equipment, net

Property, plant and equipment, net are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over an asset’s estimated useful life as follows:

Type of Asset	Useful Life
Land	N/A
Buildings	20 - 61 years
Machinery and equipment	10 - 25 years
Leasehold improvements	The lesser of useful life or lease term
Tools, furniture, information technology and sundry equipment	3 - 18 years
Vehicles	3 - 10 years

Construction in progress is not depreciated until the individual asset is ready for service.

Maintenance and repairs are charged to operating expense when incurred; additions and improvements that expand the functionality or increase the useful life of the asset are capitalized.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property, plant and equipment, right-of-use (“RoU”) assets and definite-lived intangible assets. The Company reviews the carrying amount of a long-lived asset or asset group when there is an indication of impairment. Impairment indicators include a significant decrease in the market price, a significant adverse change in the manner in which an asset or asset group is being used, a significant adverse change in legal factors or in the business climate, an accumulation of costs in excess of the amount originally expected for the acquisition or development of an asset or asset group, a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of an asset or asset group, and/or a current expectation that, more likely than not, an asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

If indicators are present, the Company will perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset or asset group in question to the carrying amounts. If the undiscounted cash flows used in the test for recoverability are less than the asset or asset group’s carrying amount, the Company will determine the fair value of the asset or asset group based on resale value and recognize an impairment loss if the carrying amount exceeds its fair value.

Leases

The Company has operating and finance leases for office and warehouse space, vehicles, furniture, machinery and equipment, and tools. At inception of a contract, the Company determines whether that contract is or contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration. The Company has control of the asset if it has the right to direct the use of the asset and obtains substantially all of the economic benefits from the use of the asset throughout the period of use.

As a practical expedient, the Company does not recognize a RoU asset or lease obligation for leases with a lease term of 12 months or less.

In the determination of the lease term, the Company considers the existence of extension or termination options and the probability of those options being exercised.

Lease contracts may include lease components and non-lease components, such as common area maintenance and utilities for property leases. The Company has elected the practical expedient to combine lease and non-lease components.

The Company classifies a lease as a finance lease when it meets any of the following criteria at the lease commencement date: (1) the lease transfers ownership of the underlying asset to the Company by the end of the lease term; (2) the lease grants the Company an option to purchase the underlying asset that the Company is reasonably certain to exercise; (3) the lease term is for the major part of the remaining economic life of the underlying asset; (4) the present value of the sum of the lease payments and any residual value guaranteed by the Company equals or exceeds substantially all of the fair value of the underlying asset; or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. When none of the criteria above are met, the Company classifies the lease as an operating lease.

On the lease commencement date, the Company records a RoU asset and lease obligation on the balance sheet for each lease arrangement that has an original lease term of more than 12 months. The RoU asset represents the Company’s right to use an underlying asset for the lease term while the lease obligation represents the commitment to make lease payments arising from the lease. The RoU asset consists of: 1) the amount of the initial lease obligation; 2) any lease payments made to the lessor at or before the lease commencement date, minus any lease incentives received; and 3) any initial direct cost incurred by the Company. Initial direct costs are incremental costs of a lease that would not have been incurred if the lease had not been obtained and are capitalized as part of the RoU asset. The lease obligation equals the present value of the future cash payments discounted using the rate implicit in the lease whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate. The Company’s incremental borrowing rate is the rate of interest specific to the U.S. treasury rate that aligns with the applicable lease term plus a credit spread associated with a BB rating. Lease payments can include fixed payments, variable payments that depend on an index or rate known at the commencement date, and extension option payments or purchase options which the Company is reasonably certain to exercise.

Operating lease expense equals the total cash payments recognized on a straight-line basis over the lease term. The amortization of the RoU asset is calculated as the straight-line lease expense as adjusted by the accretion of the interest on the lease obligation each period. The lease obligation is reduced by the cash payment less the interest each period.

Sale-and-leaseback transactions occur when the Company sells assets to a third-party and subsequently leases them back. If the transaction qualifies as a sale, the resulting leases are evaluated and accounted for as an operating lease. A transaction that does not qualify for sale-and-leaseback accounting as a result of finance lease classification or the failure to meet certain sale recognition criteria is accounted for as a financing transaction.

Business Combinations

The Company recognizes the assets acquired and liabilities assumed in business combinations based on their estimated fair values at the date of acquisition. The Company assesses the fair value of assets, including intangible assets, using a variety of methods and each asset is measured at fair value from the perspective of a market participant. Assets recorded from the perspective of a market participant that are determined to not have economic use for the Company are expensed immediately. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. Transaction costs and restructuring costs associated with a business combination are expensed as incurred.

The Consolidated Financial Statements include the results of operations of an acquired business after the completion of the acquisition.

Goodwill and Other Intangible Assets

The Company classifies intangible assets into three categories: (1) goodwill, (2) intangible assets with indefinite lives not subject to amortization and (3) intangible assets with definite lives subject to amortization.

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of assets and liabilities assumed in a business combination.

The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the Company’s long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized.

For financial reporting purposes, amortization is computed on a straight-line basis over an asset’s useful life as follows:

Type of Intangible Asset	Useful Life
Customer relationships	10 - 15 years
Water rights	1 - 40 years
Other	1 - 18 years

The Company’s intangible assets with indefinite lives relate to trade names and trademarks acquired. There are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of these intangible assets.

Goodwill and intangible assets with indefinite lives are not amortized, and as a result, impairment tests must be performed at least annually, or more frequently if events or circumstances indicate that an asset may be impaired. Goodwill is tested for impairment at the reporting unit level and indefinite-lived intangible assets are tested for impairment at the asset level. In performing the goodwill impairment test the Company may first perform a qualitative assessment or bypass the qualitative assessment and proceed directly to performing the quantitative impairment test. Factors considered include macroeconomic, industry and market conditions, cost factors that would have a negative effect on earnings and cash flows, legal and regulatory environment, historical financial performance and significant changes in the Company’s operations or brand. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed. In the quantitative assessment for goodwill and indefinite-lived intangible assets, an assessment is performed to determine the fair value of the reporting unit and indefinite-lived intangible asset, respectively. The Company uses either the income approach or in some cases a combination of income and market-based approaches, to determine the fair value of the Company’s assets, as well as an overall comparison to enterprise value. If the carrying value of the reporting unit or intangible asset exceeds the estimated fair value, an impairment charge is recognized in an amount equal to that excess. Goodwill is tested for impairment at the reporting unit level annually, in the fourth quarter, or when events or changes in circumstances indicate that goodwill might be impaired. The Company performed a quantitative assessment during 2023 using a combination of an income and market-based approach and determined that the fair values of its reporting units were not less than recorded carrying values, and therefore no impairment exists.

There are inherent uncertainties related to each of the qualitative assumptions, and the Company’s judgment in applying them. Changes in the assumptions used in the Company’s qualitative assessment of goodwill and intangible assets could result in impairment charges that could be material to the Consolidated Financial Statements in any given period.

Internal-use Software

Internal-use software is software acquired, internally developed, or modified solely to meet the Company’s internal needs, and during the software’s development, no substantive plan exists to sell the software. The accounting treatment for computer software developed for internal use depends on the nature of activities performed at each stage of development. The preliminary project stage includes conceptual formulation of design alternatives, determination of system requirements, vendor demonstrations, and final selection of vendors, and during this stage costs are expensed as incurred. The application development stage includes software configuration, coding, hardware installation, and testing. During this stage, certain costs are capitalized, including external direct costs of materials and services, as well as payroll and payroll-related costs for employees who are directly associated with the project, while certain costs are expensed as incurred, including training and data conversion costs. The post-implementation stage includes support and maintenance, and during this stage costs are expensed as incurred. Capitalized internal-use software costs are recorded within intangible assets, net and are not amortized until the individual asset is ready for use. Amortization of capitalized costs is recorded on a straight-line basis over an asset’s estimated useful life, which ranges from three to five years.

Income Taxes

The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. The effect of a change in income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment of such rate change. A valuation allowance, if necessary, is recorded against deferred tax assets if utilization is not likely.

The Company recognizes a tax position in its financial statements when that tax position, based solely upon its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statutes of limitations. Derecognition of a tax position that was previously recognized occurs when an entity subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense. At December 31, 2023, 2022 and for all periods presented, these amounts were insignificant.

Fair Value Measurements

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

To measure fair value of assets and liabilities, the Company uses the following fair value hierarchy based on three levels of inputs:

•	Level 1 — observable inputs, such as quoted prices in active markets for identical assets or liabilities;

•	Level 2 — significant other observable inputs that are observable either directly or indirectly; and

•	Level 3 — significant unobservable inputs for which there are little or no market data, which require the Company to develop its own assumptions.

Cash and cash equivalents, trade receivables, net and accounts payable are carried at cost, which approximates their fair value because of their short-term maturity. See Note 10-Debt for disclosures of certain financial liabilities that are not measured at fair value.

Determining which category an asset or liability falls within this hierarchy requires judgment. The Company evaluates its hierarchy disclosures each quarter.

Accounting Standards Implemented in 2023

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met to ease an entity’s financial reporting burden as the market transitions from London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, primarily the Secured Overnight Financing Rate. During June 2023, the Company executed LIBOR transition amendments for its term loans and revolving credit agreement as part of its adoption of ASU 2020-04. See Note 10-Debt for additional information. Adoption did not have a significant impact on the Company’s Consolidated Financial Statements.

Accounting Standards to be Implemented

In November the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not anticipate a significant impact from the adoption of this new standard on its consolidated financial statements.

In December the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The new standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not anticipate a significant impact from the adoption of this new standard on its consolidated financial statements.

NOTE 3—CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table presents the components of cash, cash equivalents and restricted cash (in millions) (Successor):

	December 31,
	2023	2022
Cash	$44.7	$102.9
Restricted cash	2.3	2.9
Total cash and cash equivalents	$47.0	$105.8

The restricted cash balance relates to bottle deposits that are required for specific U.S. state programs.

NOTE 4—INVENTORIES

Inventories consisted of the following (in millions) (Successor):

	December 31,
	2023	2022
Raw and packaging materials and semi-finished goods	$122.8	$139.6
Finished goods	57.6	91.0
Total inventories	$180.4	$230.6

NOTE 5—PROPERTY, PLANT AND EQUIPMENT, NET

The following table presents the components of property, plant and equipment, net (in millions) (Successor):

	December 31,
	2023	2022
Machinery and equipment	$1,194.5	$1,034.4
Buildings	449.0	414.4
Tools, furniture, information technology and sundry equipment	410.9	317.3
Construction in progress	124.0	239.4
Leasehold improvements	48.2	56.9
Land	76.8	76.4
Vehicles	72.2	26.4
Less: accumulated depreciation	(766.4)	(536.1)
Property and equipment, net	$1,609.2	$1,629.1

Depreciation expense related to property, plant and equipment for the years ended December 31, 2023 and 2022 (Successor) was $231.8 million and $256.9 million, respectively. Depreciation expense related to property, plant and equipment for the period from February 3, 2021 to December 31, 2021 (Successor) and January 1, 2021 to March 31 (Predecessor), 2021 was $322.1 million and $45.9 million, respectively. Additions to property plant and equipment during the year ended December 31, 2023 (Successor) include capitalized interest of $11.4 million.

Included in Costs of sales during the year ended December 31, 2023 (Successor), is an impairment charge of $9.8 million, $8.9 million of which was primarily related to factory equipment within the Retail segment that management determined was no longer fit for service and $0.9 million of dispensers and equipment within the ReadyRefresh segment.

NOTE 6—LEASES

The Company’s leasing activities consist of operating and finance leases for land and buildings for offices and warehouse space, vehicles, and certain machinery and equipment, and tools, furniture, and other equipment. The lease term used for calculating RoU assets and lease obligations is determined by considering the non-cancelable lease term and options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The determination to include or exclude option periods is generally made by considering the activity in the region for the underlying asset corresponding to the respective lease, among other contract-based and market-based factors.

Some of the Company’s leases contain variable payments for utilities, insurance, real estate tax, repairs and maintenance, and other variable operating expenses. Such amounts are not included in the measurement of the lease obligation and are recognized in the period when the items are incurred.

The following table presents the components of lease expense (in millions):

	Successor			Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Operating lease expense	$119.5	$104.7	$49.4	$14.6
Short-term and variable lease expense	17.2	20.0	15.4	6.2
Finance lease related expense:
Depreciation expense	0.5	—	—	—
Interest on lease liabilities	0.1	—	—	—
Total lease expense	$137.3	$124.7	$64.8	$20.8

The operating lease expense above is included in the accruals and other current liabilities line item on the cash flow statement.

Included in Cost of sales expenses during the year ended December 31, 2023 (Successor), is an impairment charge of $4.5 million of RoU assets related to factory equipment within the Retail segment that management determined no longer fit for service.

Supplemental cash flow information related to leases was as follows (in millions):

	Successor			Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Cash paid for amounts included in the measurement of lease obligations:
Operating cash outflows related to operating leases	$114.8	$96.3	$45.1	$21.7
Operating cash outflows related to finance leases	$0.1	$—	$—	$—
Financing cash outflows related to finance leases	$0.4	$—	$—	$—
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$136.6	$78.2	$339.5	$23.9
Finance leases	$11.3	$—	$—	$—

Supplemental balance sheet information related to leases was as follows (in millions, except as noted) (Successor):

	December 31,
	2023	2022
Operating leases:
Operating lease right-of-use assets, net	$552.0	$516.2
Current operating lease obligations	$73.8	$69.3
Operating lease obligations, less current portion	498.2	453.7
Total operating lease obligations	$572.0	$523.0
Finance leases:
Property, plant and equipment, net	$10.9	$—
Current portion of long-term debt	$1.8	$—
Long-term debt, less current portion	8.2	—
Total financing lease obligations	$10.0	$—
Weighted average remaining lease term:
Operating leases	8.8 years	10.7 years
Financing leases	4.6 years	—
Weighted average discount rate:
Operating leases	5.7%	4.8%
Financing leases	9.6%	—

The following table summarizes the maturities of lease obligations (in millions):

Year Ended December 31,	Operating Leases	Finance Leases
2024	$102.9	$2.7
2025	99.6	2.8
2026	89.9	2.4
2027	73.3	2.2
2028	63.3	2.1
Thereafter	302.4	0.3
Total lease payments	731.4	12.5
Less: imputed interest	(159.4)	(2.5)
Total lease obligations	$572.0	$10.0

Sale-leaseback transactions

In December, 2021, the Company completed a sale-leaseback transaction related to 20 properties for a gross sales price of $551 million, resulting in a gain of $23.6 million, which is included in other operating expense (income), net. Contemporaneous with the closing of the sale, the Company entered into a master lease agreement for the properties. The lease includes a renewal option up to an additional 30 years, which the Company is not reasonably certain to exercise. The lease is accounted for as an operating lease and is included in the above information.

NOTE 7—GOODWILL

The changes in the carrying amount of goodwill were as follows (in millions) (Successor):

	Retail	ReadyRefresh	Total
Balance at December 31, 2021	$689.3	$129.2	$818.5
Measurement period adjustments	0.6	—	0.6
Foreign exchange rate changes	(2.6)	—	(2.6)
Balance at December 31, 2022	687.3	129.2	816.5
Foreign exchange rate changes	0.9	—	0.9
Balance at December 31, 2023	$688.2	$129.2	$817.4

NOTE 8—INTANGIBLE ASSETS, NET

The following table presents intangible assets, net by major class (in millions, except years) (Successor):

		December 31, 2023			December 31, 2022
	Weighted Average Life (in years)	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Definite-lived intangible assets
Customer relationships	11	$240.9	$(51.7)	$189.2	$240.7	$(32.7)	$208.0
Water rights	26	494.5	(59.6)	434.9	485.4	(37.7)	447.7
Software	5	168.3	(70.8)	97.5	168.3	(36.8)	131.5
Other	7	17.1	(6.2)	10.9	38.3	(24.2)	14.1
Total definite-lived intangible assets		$920.8	$(188.3)	$732.5	$932.7	$(131.4)	$801.3
Indefinite-lived intangible assets
Trademarks and trade names		$687.7	$—	$687.7	$687.1	$—	$687.1
Total intangible assets, net		$1,608.5	$(188.3)	$1,420.2	$1,619.8	$(131.4)	$1,488.4

Amortization expense of intangible assets for the years ended December 31, 2023 and 2022 (Successor), was $74.8 million and $65.0 million, respectively. Amortization expense of intangible assets for the period from February 3, 2021 to December 31, 2021 (Successor) and January 1, 2021 to March 31, 2021 (Predecessor) was $63.3 million and $7.2 million, respectively.

Based on the carrying value of definite-lived intangible assets as of December 31, 2023, estimated amortization expense for each of the five succeeding fiscal years and thereafter is as follows (in millions):

Year Ended December 31,	Amount
2024	$62.1
2025	57.7
2026	55.4
2027	53.8
2028	53.4
Thereafter	450.1
$732.5

NOTE 9—ACCRUALS AND OTHER CURRENT LIABILITIES

The following table summarizes accruals and other current liabilities (in millions) (Successor):

	December 31,
	2023	2022
Accrued compensation	$111.4	$63.7
Accrued sales incentives	45.5	63.5
Property and casualty insurance reserves	41.8	31.3
Accrued deposits	37.8	59.1
Accrued taxes	17.0	18.4
Accrued interest	13.7	11.1
Other	53.4	37.1
Total accruals and other current liabilities	$320.6	$284.2

NOTE 10—DEBT

The following table summarizes long-term debt (in millions) (Successor):

	December 31,
	2023	2022
Term Loans	$2,730.6	$2,758.6
Senior Notes	713.0	713.0
Revolver	90.0	—
Finance lease obligations (see Note 6-Leases)	10.0	—
Other	6.5	0.3
Unamortized debt costs	(67.5)	(79.9)
Total debt	$3,482.6	$3,392.0
Less: Current portion of long term debt	31.9	28.0
Long-term debt, less current portion	$3,450.7	$3,364.0

The following table summarizes the principal maturities of debt, excluding finance lease obligations and unamortized debt costs (in millions):

Year Ended December 31,	Amount
2024	$30.1
2025	30.3
2026	120.0
2027	28.0
2028	2,618.6
Thereafter	713.0

During June 2023, the Company executed LIBOR transition amendments for both the Term Loans and the Revolver. The primary provision of these amendments was to replace LIBOR based interest rate calculations with Secured Overnight Financing Rate (“SOFR”) based interest rate calculations. In accordance with ASU 2020-04, the Company is eligible for, and has elected to, deploy the practical expedient that allows for relief from certain contract modification requirements deemed not substantial per the standard. The execution of the transition amendments contained in ASU 2020-04 did not have a significant impact on the Company’s Consolidated Financial Statements.

Term Loans

On March 31, 2021, the Company entered into a credit agreement (the “First Lien Credit Agreement”) with the lenders party thereto for $2.6 billion of initial term loans (“Original Term Loans”) as a first lien secured credit facility which matures on March 31, 2028. The proceeds of such term loans were used to finance the Company’s acquisition of NWNA. On December 9, 2021, the Company entered into the First Amendment to the First Lien Credit Agreement for an additional $250 million of term loans (“New Term Loans”). The Company did not repay any of the Original Term Loans with the additional borrowings and accounted for the amendment as a modification. The New Term Loans mature on March 31, 2028, and bear interest at the same rate as the Original Term Loans described above (collectively “the Term Loans”). The Term Loans bear interest at a rate, which resets every one, three or six months, depending on the Company’s interest period election. The applicable rate is derived from the addition of (1) a spread that ranges from 3.25% to 3.5% based on the Company’s leverage plus (2) the greater of 0.5% or Term SOFR, which is defined as a SOFR rate, plus a SOFR Adjustment based on the interest period as determined by CME Group Benchmark Administration Limited (“CBA”).

The Company incurred $80.3 million of debt issuance costs, which were recorded as a reduction of the carrying amount of the Original Term Loans. As part of the First Amendment to the First Lien Credit Agreement, the Company incurred an additional $3.4 million in transaction fees that were expensed as incurred and recorded an additional debt discount of $3.6 million, which is being amortized using the effective interest method over the remaining term to maturity of the Term Loans. At December 31, 2023 and 2022 (Successor), unamortized debt issuance costs related to the Term Loans were $54.9 million and $65.3 million, respectively.

Interest rates on the Term Loans at December 31, 2023 and 2022 was 8.86% and 7.17%, respectively.

On the last business day of each fiscal quarter the Company is required to make an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans, or $28 million annually, as presented in the Consolidated Statements of Cash Flows.

Senior Notes

On March 31, 2021, Triton Water Holdings, Inc., a wholly owned subsidiary of the Company, issued $770 million aggregate principal amount of unsecured 6.250% Senior Notes due 2029 (“Senior Notes”) that mature on April 1, 2029. The proceeds from the issuance of the Senior Notes were used to finance the acquisition of NWNA.

The Company incurred $19.0 million of debt issuance costs of the Senior Notes, which were recorded as a reduction of the carrying amount of the Senior Notes. The debt issuance costs are being amortized using the effective interest method over a period of eight years, which represents the term to maturity of the Senior Notes. At December 31, 2023 and 2022 (Successor), unamortized debt issuance costs related to the Senior Notes were $12.0 million and $12.6 million, respectively.

During the year ended December 31, 2022 (Successor), the Company paid $47.0 million to repurchase $57.0 million in aggregate principal amount of the Senior Notes. As a result of these transactions the Company recorded a gain of $8.7 million on extinguishment of debt, net of write-off of $1.3 million of capitalized debt issuance costs.

Revolver

On March 31, 2021, the Company entered into the asset based lending (“ABL”) Revolving Credit Agreement (“Revolver Agreement”) with the Lenders for up to $350 million of revolving loans, up to $50 million in swing line loans, and up to $75 million in letters of credit (collectively “Revolver Loans”), which letters of credit shall expire no more than twelve-months after the date of issuance (with options for auto renewal) (collectively the “Revolver”). The Revolver Agreement, including the commitment of the various lenders to provide the Company with the Revolver Loans, terminates five years from the closing date of the Revolver Agreement, or March 31, 2026. The proceeds of the Revolver Loans, if drawn, are used for working capital and general corporate purposes, including capital expenditures and debt service, dividends and acquisitions. As part of the issuance of the Revolver, the Company incurred $6.0 million of debt issuance costs, which were recorded in other non-current assets and are being amortized ratably over the 5-year term of the Revolver Agreement. The unamortized debt issuance costs related to the Revolver were $2.7 million and $3.9 million as of December 31, 2023 and 2022 (Successor), respectively, and are classified as a component of other non-current assets. Following the aforementioned Reference Rate Reform, the Revolver Loans bear interest at a rate that fluctuates periodically based on the aggregate outstanding borrowings under the Revolver Agreement and ranges from a spread of 1.50% to 2.00% above the benchmark SOFR rate, plus a SOFR Adjustment based on the interest period as determined by CBA”). The Company has the ability to fix the rate for a period of one, three or six months, depending on the Company’s interest period election. The interest rate on the Revolver Loans outstanding at December 31, 2023 was 7.14%.

The borrowing capacity is determined monthly based on a calculation taking into account certain current assets and liabilities of the Company. Amounts available for borrowing are reduced by letters of credit outstanding.

The following table summarizes amounts available for borrowing under the Revolver (in millions) (Successor):

	December 31,
	2023	2022
Revolver availability:
Gross availability	$350.0	$350.0
Less: Outstanding letters of credit	(45.2)	(21.1)
Net availability	304.8	328.9
Borrowings	(90.0)	—
Available borrowing capacity	$214.8	$328.9

The Company is required to pay a commitment fee ranging from 0.25 to 0.375%, based on the Company’s average daily total utilization of the Revolver.

Debt Covenants

The First Lien Credit Agreement, the indenture governing the Senior Notes and the Revolver contain certain affirmative and negative covenants that, among other things, limit the Company’s ability to, subject to various exceptions and qualifications: (i) incur liens; (ii) incur additional debt; (iii) sell, transfer or dispose of assets; (iv) merge with or acquire other companies; (v) make loans; (vi) make investments; (vii) make dividends and distributions on, or repurchases of, equity; (viii) enter into certain transactions with affiliates; and (ix) other miscellaneous restrictions. As of December 31, 2023, the Company was compliant with all affirmative and negative covenants.

The Revolver also requires the Company to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00 during any period commencing on any day when specified excess availability is less than the greater of (1) $25 million or (2) 10% of the maximum borrowing amount. As of December 31, 2023, the Company was not required to maintain this ratio as the excess availability exceeded the designed thresholds.

Fair Value of Debt

The Company estimates the fair values of its debt set forth below as of December 31, 2023 and 2022 (Successor), as follows (in millions):

	Book Value	Fair Value
2023
Senior Notes	$713.0	$624.7
Term Loans	$2,730.6	$2,710.1
2022
Senior Notes	$713.0	$577.6
Term Loans	$2,758.6	$2,575.9

The fair value of Senior Notes and Term Loans is estimated using quoted market prices for similar issues and the valuation is categorized within Level 2 of the fair value hierarchy, as defined in Note 2-Summary of Significant Accounting Policies. Given the variable interest rates, the carrying value of the Revolver and other debts approximate their fair values.

NOTE 11—SHAREHOLDERS’ EQUITY

Preferred Stock

The Series A Preferred Stock (“preferred stock”) vote in together, as a single class, with common stockholders. The preferred stock are not convertible and rank senior to all shares of common stock with respect to the preferences as to redemptions, dividends, distributions and rights upon the liquidation of the Company. On the first day of each calendar quarter the preferred stockholders are entitled to a cumulative dividend equal to a dividend rate, times the dividend base, as and if declared by the Board of Directors. The dividend base amount is equal to the stated value of the shares plus any unpaid dividends. The dividend rate was 12.50% from issuance through March 31, 2023, after which time the rate increased 25 basis points per quarter.

All 250,000 authorized shares were issued in 2021, at the share’s $1,000 stated value. The Company incurred $4.2 million of direct issuance costs, which were recorded as a reduction of the carrying amount of the preferred stock.

During the period from April 1, 2021 to December 31, 2021, the Company declared and paid cumulative dividends of $24.3 million on the preferred stock ($272.02 per share). During 2022, the Company redeemed $66.4 million stated value preferred stock, and paid related accrued and unpaid dividends through the date of redemption of $8.6 million ($129.10 per share). The excess of redemption value over carrying value of preferred stock was $1.1 million, which is reflected as a reduction to the net loss attributable to common stockholders. During 2023, the Company redeemed the remaining preferred stock at its $183.6 million stated value, plus all declared and unpaid dividends of $49.9 million ($97.17 per share). The excess of redemption value over carrying value of preferred stock was $3.1 million, which is reflected as a reduction to net income attributable to common stockholders.

During the years ended December 31, 2023, 2022 and 2021, the cumulative preferred dividends of the preferred stock was $25.8 million, $32.7 million and $24.3 million, respectively. The unpaid dividends are not recorded as a liability, due to their classification as permanent equity. These amounts do however reduce the net income (loss) attributable to common stockholders in the respective periods, see Note 19-Earnings Per Share.

Since all shares had been redeemed as of December 31, 2023, no preferred stock were outstanding and there were no remaining dividends due.

Common Stock

Each share of common stock entitles the record holder to one vote on all matters submitted to a vote of the Company’s shareholders. Common shareholders are also entitled to dividends when and if declared by the Company’s Board of Directors.

During the period from February 3, 2021 to December 31, 2021, the Company paid dividends of $737.0 million, or $716.44 per share, to the Company’s common stockholders.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) (“AOCI”) represents gains and losses affecting shareholder’s equity that are not reflected in the Consolidated Statements of Operations. The balances reported reflect the impact of cumulative translation adjustments and net actuarial gain, net of taxes, as reported in Note 14-Employee Benefit Plans. The Company uses the portfolio approach for releasing income tax effects from accumulated other comprehensive income.

The following table reflects the accumulated balances of other comprehensive income (loss) (in millions)(1):

	Cumulative translation adjustment	Net unrealized actuarial gain (loss) in postretirement benefit plan	Accumulated other comprehensive loss
February 2, 2021 (Successor)	$—	$—	$—
Current year change	(2.2)	(0.2)	(2.4)
December 31, 2021 (Successor)	(2.2)	(0.2)	(2.4)
Current year change	(13.0)	3.7	(9.3)

	Cumulative translation adjustment	Net unrealized actuarial gain (loss) in postretirement benefit plan	Accumulated other comprehensive loss
December 31, 2022 (Successor)	(15.2)	3.5	(11.7)
Current year change	5.3	(1.1)	4.2
December 31, 2023 (Successor)	$(9.9)	$2.4	$(7.5)

As of December 31, 2023 and 2022, AOCI for the cumulative translation adjustment and the pension liability adjustment are net of a tax benefit of $0.4 million and a tax provision of $1.2 million, respectively.

(1)	Due to the insignificance of the activity, the Predecessor period AOCI activity is not included.

NOTE 12—INCOME TAXES

U.S. and foreign components of income (loss) before income taxes was as follows (in millions):

	Successor		Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Domestic	$134.8	$(165.1)	$(193.0)	$(201.8)
Foreign	(16.9)	(14.7)	(8.8)	1.3
Total income (loss) before income taxes	$117.9	$(179.8)	$(201.8)	$(200.5)

The following table presents the components of income tax provision (benefit) (in millions):

	Successor			Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Current
Federal	$49.8	$(0.1)	$0.6	$—
State and local	15.8	$6.5	2.7	0.6
Foreign	—	$—	—	—
Total current	$65.6	$6.4	$3.3	$0.6
Deferred
Federal	(27.9)	(39.6)	(34.0)	(42.3)
State and local	(8.4)	(16.2)	(8.0)	(9.7)
Foreign	(4.2)	(3.7)	(2.5)	—
Total deferred	$(40.5)	$(59.5)	$(44.5)	$(52.0)
Total income tax provision (benefit)	$25.1	$(53.1)	$(41.2)	$(51.4)

The following table presents a reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the periods indicated is as follows (in millions):

	Successor						Predecessor
	Year Ended December 31, 2023		Year Ended December 31, 2022		Period from February 3, 2021 through December 31, 2021		Period from January 1, 2021 through March 31, 2021
	%	$	%	$	%	$	%	$
U.S. federal statutory income tax rate	21.0%	$24.8	21.0%	$(37.8)	21.0%	$(42.4)	21.0%	$(42.1)
State and local income taxes	3.4%	4.0	6.1%	(11.0)	2.9%	(5.9)	4.6%	(9.3)
Other foreign jurisdictions	(0.6)%	(0.6)	0.4%	(0.7)	0.3%	(0.6)	—%	—
Research and development and fuel credits	(1.8)%	(2.1)	2.4%	(4.3)	—%	—	—%	—
Other	(0.7)%	(1.0)	(0.4)%	0.7	(3.8)%	7.7	—%	—
Total income tax provision (benefit)	21.3%	$25.1	29.5%	$(53.1)	20.4%	$(41.2)	25.6%	$(51.4)

The following table presents the components of deferred income taxes (in millions) (Successor):

	December 31,
	2023	2022
Deferred tax assets:
Lease obligations	$145.0	$136.7
Interest limitation and carryforwards	84.0	50.0
Accrued liabilities and employee benefit obligations	29.1	25.0
Net operating loss carryforwards	5.8	14.0
Capitalized research and development expenses	18.4	9.5
Transaction costs	5.3	6.6
Research and development credit	—	1.2
Other	4.0	6.6
Total deferred tax assets	$291.6	$249.6
Deferred tax liabilities:
Depreciation and amortization	$(550.1)	$(551.0)
Lease right-of-use assets	(137.6)	(135.0)
Other	(0.9)	(1.1)
Total deferred tax liabilities	$(688.6)	$(687.1)
Net deferred tax liability	$(397.0)	$(437.5)

The primary differences from the U.S. statutory rate to the effective rate for both years ended December 31, 2023 and 2022 (Successor) were state tax expense and the utilization of research and development tax credits. The difference for the period ended December 31, 2021 (Successor) was state tax expense and permanent differences related to transaction costs.

As of December 31, 2023, the Company has no U.S. federal net operating losses (“NOL”) carryforward. However, as of December 31, 2023, the Company does have state NOL carryforwards in the amount of $11.9 million, all of which will expire between 2024 and 2042. As of December 31, 2023, the Company has Canadian NOL carryforwards of $19.5 million, which will begin expiring in 2042. The Company’s U.S. NOL carryforwards are subject to annual limitations in their use in accordance with IRC section 382.

In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considers all positive and negative evidence, including the scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent operating results. Based on these considerations, the Company has not recorded a valuation allowance as of December 31, 2023.

Unrecognized income tax benefits represent positions taken on income tax returns, but not yet recognized in the consolidated financial statements. The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. As of December 31, 2023, the Company has recorded a reserve of $1.2 million related to nexus positions in various state jurisdictions. The Company is subject to taxation in the United States, various states, and Canada. As of December 31, 2023, the Company’s tax returns remain open and subject to examination by the tax authorities for the tax years 2021 and after.

The Company does not anticipate any significant changes in the liability for unrecognized income tax benefits for uncertain income tax positions within the next 12 months.

The Company is subject to taxation in the United States, various states and Canada. As of December 31, 2023, the Company has been notified of examinations by the following taxing authorities: California, Georgia, Illinois, Pennsylvania, and Texas. All examinations are for tax periods prior to March 31, 2021. As such and in accordance with the stock and asset purchase agreement, Nestle S.A. bears the onus for any resulting adjustments of the aforementioned examinations.

NOTE 13—STOCK-BASED COMPENSATION

Certain employees of the Company were granted Class B units in Triton Water Parent Holdings, LLC (“Parent”) as profit interest units (“PIUs”) in the Parent. The PIUs granted consist of a combination of time-vesting units (approximately 1/2 of the PIUs) and performance-vesting units (approximately 1/2 of the PIUs).

Fifty percent (50%) of the time-vesting-units will vest on the second anniversary of the vesting commencement date and sixteen and two-thirds percent (16 2/3%) will vest on the third, fourth, and fifth anniversaries of the vesting commencement date. Performance-vesting units will vest based on the return on investment by the investors of the Parent, at the time of an exit transaction or final sale. Based on the fair value of PIUs issued by the Parent, the Company recognizes compensation expense for the time-vesting units on a straight-line basis over the respective requisite service periods of the awards. For performance-vesting units, where vesting is contingent upon both a service and a performance condition of the Parent, compensation expense is recognized over the respective requisite service period of the award only when achievement of the performance condition is considered probable. The grant date fair value of the performance based PIUs was $2.7 million. As of December 31, 2023 and 2022 (Successor), the performance condition was not considered probable, and therefore no expense has been recorded.

Given the absence of an active market for the shares underlying the awards, the fair value of the awards was determined with input from management of the Parent and third-party valuation specialists. Based on the charge from the Parent, stock-based compensation expense recognized by the Company was $1.3 million and $1.8 million for the year ended December 31, 2023 and 2022 (Successor), respectively. These costs are reflected as compensation expense within selling, general and administrative expenses. The expense was determined by the Parent using the Black-Scholes pricing model for determining the estimated fair value of PIUs. The Black-Scholes pricing model requires the use of subjective assumptions including the units’ expected term and the price volatility of the underlying stock. The total future compensation cost related to nonvested time-vesting PIUs is $2.9 million, which is expected to be recognized over a weighted-average period of 2.9 years as of December 31, 2023.

NOTE 14—EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company provides defined contribution retirement plans for substantially all of its employees (“401(k) Plan”). The Company’s matching contribution for employees provides the option to match contributions for eligible participants up to 4% of the employee’s eligible pay. The Company may also make discretionary retirements contributions, from 3% to 9% of eligible pay, for certain employees under the plan. The total expense for the Company’s contributions to the 401(k) Plan for the years ended December 31, 2023 and 2022 (Successor) was $44.8 million and $43.1 million, respectively. The total expense for the Company’s contributions to the 401(k) Plan for the period from February 3, 2021 to December 31, 2021 (Successor) and January 1, 2021 to March 31, 2021 (Predecessor) was $25.4 million and $13.5 million, respectively.

Deferred Compensation Plans

As part of the acquisition of NWNA, the Company acquired the assets of NWNA’s deferred compensation plan and assumed the related liabilities (“Nestlé Deferred Compensation Plan” or “Nestlé Plan”). The Nestlé Deferred Compensation Plan had a liability of $221.4 million for future payments to be made under the legacy Nestlé Plan, with an offsetting asset for the investments held in trust of $221.4 million to fund future payments. The Nestlé Plan was fully funded, and each participant was fully vested. Settlement of the Nestlé Plan was triggered due to change in control as a result of the Company’s acquisition of NWNA. In April 2021, the Company settled all remaining benefits through lump sum payouts to each participant.

Split Dollar Life Insurance

The Company provides certain executives with life insurance benefits through split-dollar life insurance arrangements. As part of the NWNA acquisition, the Company retained agreements with certain former and active executives whereby the Company must maintain the life insurance policy for a specified amount and split a portion of the policy benefits with the designated beneficiary of each executive. The Company’s investment in corporate-owned life insurance policies is recorded at cash surrender value, which approximates fair value.

As of December 31, 2023 (Successor), the cash surrender value of $27.4 million for the remaining split dollar life insurance policies is recorded in other non-current assets, and future amounts owed to the executives or their designated beneficiaries is $2.7 million, which is split between accruals and other current liabilities and other non-current liabilities in the amount of $0.5 million and $2.2 million, respectively.

As of December 31, 2022 (Successor), the cash surrender value of $30.8 million for the remaining split dollar life insurance policies is recorded in other non-current assets, and future amounts owed to the executives or their designated beneficiaries is $2.2 million, which is split between accruals and other current liabilities and other non-current liabilities in the amount of $0.5 million and $1.7 million, respectively.

Changes in the cash surrender value of these policies related to gains and losses incurred on these investments are classified within Selling, general and administrative expenses. Investments in and redemptions of these life insurance contracts are reported as cash flows from investing activities. Gains (losses) related to the corporate-owned life insurance policies were insignificant for all periods presented.

The Company funded $17.0 million into a rabbi trust in April 2021, which will be used to pay premiums and other fees on these split-dollar life insurance plans in the future. As of December 31, 2023 and 2022 (Successor), the rabbi trust has $14.9 million and $14.8 million of Level 1 investments, which are included in other non-current assets (see Note 17-Fair Value Measurements).

Executive Medical

Prior to the Company’s acquisition of NWNA, NWNA provided a post-retirement medical benefit plan for former executives (“executive medical insurance plan”). Cash settlement of the executive medical insurance plan was triggered due to the change in control resulting from the NWNA acquisition. As of the NWNA acquisition date, the amount owed to each participant was fully vested and related to past services. The Company recorded $149.0 million of expense within acquisition, integration and restructuring expenses for the period from January 1, 2021 through March 31, 2021 (Predecessor) for the executive medical insurance plan. The Company settled its obligation through lump sum payouts to each participant in April 2021. There are no remaining liabilities related to the executive post-retirement medical benefit plan.

Non-Executive Medical

Prior to the Company’s acquisition of NWNA, NWNA provided a post-retirement medical benefit plan for former employees (“non-executive medical insurance plan”). As part of the NWNA acquisition, the Company assumed this liability. Post acquisition the plan is frozen and all participants are fully vested. Therefore, the non-executive medical insurance plan is closed to new entrants and ceased accruing benefits.

The Company recognizes the funded status of its non-executive medical insurance plans, measured as the difference between the fair value of the plan assets and the projected benefit obligation. Benefit obligation balances reflect the accumulated post-retirement benefit obligations for the Company’s non-executive medical benefit plans. There were no related plan assets as of December 31, 2023 or 2022 (Successor). Total benefits paid for the year ended December 31, 2023 and 2022 (Successor) was $0.7 million and $0.5 million, respectively. Total benefits paid for the period from February 3, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through March 31, 2021 (Predecessor) was $0.5 million and $0.2 million, respectively.

The following table presents the amounts recognized in the Consolidated Financial Statements, and the assumptions used to estimate the actuarial present value of benefit obligations at December 31, 2023 and 2022 (in millions) (Successor):

	December 31,
	2023	2022
Accumulated Postretirement Benefit Obligation
Projected benefit obligation at beginning of year	$12.2	$17.1
Service cost	0.1	—
Interest cost	0.6	0.4
Actuarial (gain) / loss	0.5	(4.9)
Benefits paid	(0.7)	(0.4)
Projected benefit obligation at end of year	$12.7	$12.2
Recorded in Balance Sheet
Accruals and other current liabilities	$0.7	$0.6
Other non-current liabilities	12.0	11.6
Total liabilities	$12.7	$12.2
Recorded in Other Comprehensive Income
Net actuarial gain	$(3.3)	$(4.8)
Change in Other Comprehensive Income
Net actuarial (gain) / loss	$0.5	$(4.9)
Amortization of actuarial gain	0.9	—
Total recognized in other comprehensive income	$1.4	$(4.9)
Assumptions Used to Determine Liability at Year End
Discount rate(1)	4.8%	5.0%
Healthcare cost trend	6.7%	7.3%
Ultimate trend rate	4.5%	4.5%
Year that rate reaches ultimate trend	2032	2031

(1)	These year-end rates are the basis for determining net periodic costs for the following year.

The amount of future benefit payments related to the non-executive medical plan expected to be paid over the next five years and the aggregate five fiscal years thereafter as follows (in millions):

Year Ended December 31,	Amount
2024	$0.7
2025	0.8
2026	0.8
2027	0.8
2028	0.9
2029 – 2033	4.3

NOTE 15—REVENUE RECOGNITION

Disaggregation of net sales to external customers by geographic area based on customer location is as follows (in millions):

	Successor			Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
United States	$4,574.4	$4,323.2	$2,987.7	$812.0
Canada	124.3	117.9	89.2	22.6
Total net sales	$4,698.7	$4,441.1	$3,076.9	$834.6

Note: The United States is the Company’s country of domicile.

Contract Liabilities

Contract liabilities primarily consists of payments received from customers before the Company has fulfilled its performance obligation in order to recognize revenue. The contract liabilities consist of prepayment for select annual services within the ReadyRefresh segment. These amounts are recorded as deferred revenue within accruals and other current liabilities. The deferred revenue is expected to be recognized within the next 12 months. Deferred revenues at December 31, 2023 and 2022 (Successor) were $3.2 million and $4.0 million, respectively.

Contract Acquisition Costs

The Company capitalizes commission expenses that are incremental costs to obtaining customer contracts. Capitalized contract acquisition costs were $6.6 million and $7.4 million at December 31, 2023 and 2022 (Successor), respectively. Contract acquisition costs are generally expected to be recognized in subsequent 12 months and are included in prepaid expenses and other current assets.

NOTE 16 – ACQUISITION, INTEGRATION AND RESTRUCTURING EXPENSES

Acquisition expenses include those costs associated with the acquisitions of NWNA, Saratoga, as well as costs incurred on potential acquisitions. Integration and restructuring expenses mainly include information technology implementation costs, costs incurred to achieve post-acquisition synergies and costs incurred on business optimization, among others. The following table summarizes the components of acquisition, integration and restructuring expenses (in millions):

	Successor			Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
NWNA acquisition	$—	$—	$61.0	$—
Saratoga acquisition	—	—	1.9	—
Other acquisition expenses	2.4	—	—	—
Total acquisition expenses	2.4	—	62.9	—
Information technology implementation costs	5.3	61.3	14.4	—
Rebranding expenses	—	4.9	6.1	—
Other integration expenses	—	3.9	—	—
Employee severance and benefits	9.2	13.7	30.9	149.0
Total integration and restructuring expenses	14.5	83.8	51.4	149.0
	$16.9	$83.8	$114.3	$149.0

The following table reflects the activity related to the restructuring accrual (in millions) (Successor):

	2023	2022
Balance as of January 1,	$0.9	$8.9
Charges incurred	9.2	13.7
Payments made	(7.4)	(21.7)
Balance as of December 31,	$2.7	$0.9

NOTE 17—FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

The following table summarized the fair values of financial instruments (in millions) (Successor):

	December 31, 2023
	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market and mutual fund investments(1)	$15.4	$15.4	$—	$—
Split-dollar life insurance policies	27.5	—	27.5	—
	$42.9	$15.4	$27.5	$—
Financial Liabilities:
Commodity forwards	$3.6	$—	$—	$3.6

	December 31, 2022
	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market and mutual fund investments(1)	$15.0	$15.0	$—	$—
Split-dollar life insurance policies	30.8	—	30.8	—
	$45.8	$15.0	$30.8	$—
Financial Liabilities:
Commodity forwards	$0.4	$—	$—	$0.4

(1)	Included within other non-current assets related to a.) rabbi trusts to fund split-dollar life insurance premiums and b.) a deferred compensation plan.

The Company’s money market and mutual fund investments are valued based on the daily market price for identical assets in active markets. The Company’s split-dollar life insurance policies are valued at cash surrender value based on the fair value of underlying investment. The Company had no transfer of assets to or from Level 3 instruments for any period presented.

During the years ended December 31, 2023 and 2022 and the period from February 3 to December 31, 2021 (Successor), the Company received $3.0 million, $15.6 million and $1.8 million, respectively, in cash proceeds related to the settlement of split-dollar life insurance policies for terminated policy holders.

Commodity futures, forward and option contracts may be used from time to time to economically hedge against adverse changes in commodity prices on certain items such as diesel fuel and petroleum-based products. The Company does not use commodity derivative instruments for trading or speculative purposes. If the conditions for offsetting are met, the Company has elected to report the fair value of its derivatives on a net basis, by counterparty. Generally, the Company hedges a portion of its anticipated consumption for periods of up to 24 months. The fair value of the contracts outstanding at December 31, 2023 and 2022 (Successor) was $3.6 million, and $0.4 million, respectively. The change in fair value is reflected within other operating expense, net.

NOTE 18– SEGMENTS

The Company produces and sells regional spring water, purified national water and flavored water brands. The Company’s products are sourced and bottled in North America. The Company is also a distributor for select third-party beverage brands through the ReadyRefresh segment.

The Company identifies its operating segments according to how the Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, manages the business, including resource allocation and performance evaluation, and has identified two operating segments: Retail and ReadyRefresh. The Retail segment sells through traditional retail channels including club stores, mass merchandisers, supermarkets, convenience stores and foodservice locations. The Retail segment offers single-serve, case pack, occasion pack and multi-serve products through resellers. ReadyRefresh offers a subscription based direct-to-consumer and office beverage delivery service. ReadyRefresh’s revenues are comprised of large format multi-serve (3 and 5 gallon bottles), the sale and rental of dispensers and other equipment, delivery and other service fees and the resale of 3rd party beverages and related products. The Company operates in two reportable segments: (i) Retail and (ii) ReadyRefresh.

The Company allocates the majority of operating expenses from the Corporate business unit to each of the reportable segments, as the resources within selling general and administrative are benefiting the operations as a whole. As part of this process, Corporate level depreciation and amortization allocations are included within the segment income reported to the CODM. However, activity within acquisition, integration and restructuring expenses, other operating expenses, net and certain Corporate expenses are managed centrally at the Corporate level, and are excluded from the measure of segment performance reviewed by the CODM. Similarly, interest and financing expense, net and provision for (benefit from) income taxes are managed centrally at the Corporate level and are not reflected in segment level income.

The CODM does not manage, review, or allocate resources based on segment level total assets or capital expenditures, and therefore are not provided below.

Business segment information is presented below (in millions):

	Successor			Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Net sales
Retail	$3,574.0	$3,391.5	$2,338.7	$621.1
ReadyRefresh	1,124.7	1,049.6	738.2	213.5
Total net sales	$4,698.7	$4,441.1	$3,076.9	$834.6
Depreciation and amortization
Retail	$231.8	$256.7	$327.0	$45.1
ReadyRefresh	73.9	69.5	58.4	8.0
Total depreciation and amortization	$305.7	$326.2	$385.4	$53.1
Operating income
Retail	$358.8	$87.2	$20.1	$1.8
ReadyRefresh	106.3	55.6	45.6	4.0
Unallocated Corporate expenses	(37.3)	(35.6)	(30.2)	(6.4)
Acquisition, integration and restructuring expenses	(16.9)	(83.8)	(114.3)	(149.0)
Other operating (expense) income, net	(4.9)	(0.1)	2.3	(50.8)
Total operating income (loss)	$406.0	$23.3	$(76.5)	$(200.4)
Gain on extinguishment of debt	—	(8.7)	—	—
Interest and financing expense, net	288.1	211.8	125.3	0.1
Income (loss) before income taxes	$117.9	$(179.8)	$(201.8)	$(200.5)

Long-lived assets consist of net fixed assets and RoU assets, which can be attributed to the specific geographic regions (in millions) (Successor):

	December 31,
	2023	2022
Long-lived assets
U.S.	$2,086.4	$2,067.5
Canada	74.8	77.8
Total	$2,161.2	$2,145.3

NOTE 19—EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by giving effect to all potential shares of common stock. There are no potentially dilutive instruments and, therefore, no dilutive or antidilutive share impacts for any period reported. Basic and diluted earnings per share is based on the weighted average number of shares outstanding during the Successor period.

	Successor			Predecessor
($ in millions, except share and per share data)	Year Ended December 31, 2023	Year Ended December 31, 2022	Period from February 3, 2021 through December 31, 2021	Period from January 1, 2021 through March 31, 2021
Numerator:
Net income (loss)	$92.8	$(126.7)	$(160.6)	$(149.1)
Dividend on preferred stock	25.8	32.7	24.3	—
Excess of redemption value over carrying value of preferred stock	3.1	1.1	—	—
Net income (loss) attributable to common stockholders	$63.9	$(160.5)	$(184.9)	$(149.1)
Denominator (shares):
Weighted average number of shares outstanding	1,029,044	1,028,803	1,028,803
Basic and diluted earnings (loss) per share	$62.10	$(156.02)	$(179.69)

NOTE 20—COMMITMENTS AND CONTINGENCIES

The Company may be party to a variety of litigation, claims, legal or regulatory proceedings, inquiries, and investigations including but not limited to matters arising out of the ordinary course of business, including those related to advertising, marketing or commercial practices, personal injury and property damage, intellectual property rights, employment, tax and insurance, and matters relating to compliance with applicable laws and regulations. Responding to these matters, even those that are ultimately non-meritorious, may require the Company to incur significant expense and devote significant resources. While it is not possible to predict the ultimate resolution of these matters, management believes, based upon examination of currently available information, experience to date, and advice from legal counsel, that, after taking into account existing insurance coverage and amounts already provided for, the currently pending legal proceedings against the Company will not have a material adverse impact on the Company’s consolidated statements of operations, balance sheets or cash flows.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company believes there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on the Company’s consolidated statements of operations, balance sheets or cash flows. The Company believes it has made appropriate and adequate reserves and accruals for its current contingencies and the likelihood of a material loss beyond amounts accrued is remote.

The Company may enter into unconditional purchase obligations with third parties suppliers in the ordinary course of business, and are entered into to secure subscriptions, utilities, services and supplies vital to the Company’s operations and ability to serve its customers. The Company has various long-term supply and service contracts which may require that we purchase minimum quantities, for a minimum term, at fixed or variable rates. Unconditional purchase obligations covered by these agreements were as follows as of December 31, 2023 (in millions):

	2024	2025	2026	2027	2028
Unconditional purchase obligations	$70.3	$26.9	$17.8	$10.1	$8.3

The Company had $45.2 million of letters of credit outstanding at December 31, 2023.

NOTE 21—RELATED PARTY TRANSACTIONS

Investors, and their associated management, in the Company’s sole shareholder, Triton Water Parent Holdings, LLC., provide various advisory services. In exchange for these services, the Company pays management fees to the related parties. Additionally, the Company has supply agreements with related parties.

For the years ended December 31, 2023 and 2022 (Successor), the Company recorded expenses of $17.8 million and $13.0 million, respectively, associated with management fees and associated costs, which were recorded in selling, general and administrative expenses. For the period from February 3, 2021 through December 31, 2021 (Successor), the Company recorded an expense of $6.8 million for management fees and associated costs, which were recorded in selling, general and administrative expenses and $2.5 million were recorded in acquisition and restructuring expenses. Additionally, the Company recorded associated $3.4 million and $0.6 million prepaid assets at December 31, 2023 and 2022 (Successor), respectively, and the Company recorded an associated $0.2 million payable at December 31, 2022 (Successor).

For the year ended December 31, 2023 (Successor), the Company purchased $4.7 million of raw materials used in the production process from a related party which were recorded as a component of cost of goods sold. Additionally, the Company recorded an associated $1.5 million payable related to the unpaid portion of those purchases at December 31, 2023 (Successor).

The Company reimbursed $40.7 million to related parties upon closing of the NWNA acquisition, of which $22.7 million was expensed as incurred within acquisition and restructuring expenses, $13.1 million was recorded as equity issuance costs and $4.9 million was recorded as debt issuance costs.

NOTE 22—SUBSEQUENT EVENTS

On March 1, 2024, the Company entered into the third amendment to the Term Loan Agreement for an incremental $400 million of term loans (“2024 Incremental Term Loans”), net of discount of $8.0 million. In connection with the 2024 Incremental Term Loans, the Company incurred debt issuance and transaction costs of $5.1 million. In addition, the Company declared and paid a dividend to common stockholders of $382.7 million in March 2024.

On June 16, 2024, the Company and Primo Water Corporation (“Primo”), a publicly traded company, entered into a definitive agreement to merge and create a combined company (“NewCo”) in an all-stock transaction (the “Transaction”) that was unanimously approved by the Boards of Directors of both companies. Upon closing of the Transaction, the Company’s shareholders are expected to own 57% of the fully diluted shares of NewCo and Primo shareholders and holders of Primo incentive equity are expected to own 43% of the fully diluted shares of NewCo. The Transaction is structured to allow the Company’s Term Loans and Senior Notes to remain in place, if the parties desire to do so. The Transaction is subject to approval by Primo’s shareholders, as well as the satisfaction of customary closing conditions, including expiration of a required waiting period, and receipt of other regulatory and court approvals. The Transaction is expected to be completed as soon as practicable following receipt of all required regulatory approvals and the satisfaction of all other conditions to closing.

TRITON WATER PARENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions, except share and per share amounts)	September 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$176.7	$47.0
Trade receivables, net of credit losses of $3.1 and $3.4 at September 30, 2024 and December 31, 2023, respectively	452.6	397.5
Inventories	199.3	180.4
Prepaid expenses and other current assets	57.1	73.1

Total current assets	885.7	698.0
Property, plant and equipment, net	1,524.4	1,609.2
Operating lease right-of-use-assets, net	498.8	552.0
Goodwill	816.6	817.4
Intangible assets, net	1,402.7	1,420.2
Other non-current assets	53.6	57.0

Total assets	$5,181.8	$5,153.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$45.3	$31.9
Trade payables	354.3	356.5
Accruals and other current liabilities	379.0	320.6
Current portion of operating lease obligations	68.3	73.8

Total current liabilities	846.9	782.8
Long-term debt, less current portion	3,750.1	3,450.7
Operating lease obligations, less current portion	449.4	498.2
Deferred income taxes	353.1	397.0
Other non-current liabilities	23.8	22.4

Total liabilities	$5,423.3	$5,151.1

Commitments and contingencies
Shareholders’ Equity:
Series A preferred stock, $0.001 par value, $1,000 stated value, 250,000 shares authorized, nil at September 30, 2024 and December 31, 2023 were issued and outstanding	$—	$—
Common stock, $0.01 par value, 1,050,000 shares authorized, and 1,030,365 at September 30, 2024 and December 31, 2023 were issued and outstanding	—	—
Additional paid-in capital	1,025.4	1,024.5
Accumulated deficit	(1,255.7)	(1,014.3)
Accumulated other comprehensive loss	(11.2)	(7.5)

Total shareholders’ equity	$(241.5)	$2.7

Total liabilities and shareholders’ equity	$5,181.8	$5,153.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TRITON WATER PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in millions, except share and per share values)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,305.1	$1,252.6	$3,755.3	$3,612.7
Cost of sales	888.9	874.5	2,563.8	2,574.9

Gross profit	416.2	378.1	1,191.5	1,037.8
Selling, general and administrative expenses	239.7	230.8	714.7	709.3
Acquisition, integration and restructuring expenses	10.0	4.0	29.0	15.0
Other operating expenses (income), net	9.0	(11.4)	6.5	(3.9)

Operating income	157.5	154.7	441.3	317.4
Interest and financing expense, net	85.7	75.8	251.8	212.7

Income before income taxes	71.8	78.9	189.5	104.7
Provision for income taxes	18.5	21.4	48.2	24.0

Net income	$53.3	$57.5	$141.3	$80.7
Dividend on preferred stock	—	7.2	—	20.4

Net income attributable to common stockholders	$53.3	$50.3	$141.3	$60.3

Basic and diluted earnings per share	$51.73	$48.89	$137.14	$58.61
Basic and diluted weighted average number of shares outstanding	1,030,365	1,028,803	1,030,365	1,028,803

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TRITON WATER PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$53.3	$57.5	$141.3	$80.7
Other comprehensive income (loss), net of tax:
Net change in foreign currency translation adjustments	1.8	(4.2)	(3.3)	1.3
Net unrealized actuarial loss in postretirement benefit plans, net of taxes	(0.1)	(0.3)	(0.4)	(0.8)

Other comprehensive income (loss)	1.7	(4.5)	(3.7)	0.5

Total comprehensive income	$55.0	$53.0	$137.6	$81.2

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TRITON WATER PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

($ and shares in millions, except per share data)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss) income	Total shareholders’ equity
	Shares	Amount
January 1, 2024	1.0	$—	$1,024.5	$(1,014.3)	$(7.5)	$2.7
Net income	—	—	—	33.5	—	33.5
Other comprehensive loss	—	—	—	—	(3.6)	(3.6)
Stock-based compensation	—	—	0.3	—	—	0.3
Dividends on common stock ($371.42 per share)	—	—	—	(382.7)	—	(382.7)

March 31, 2024	1.0	$—	$1,024.8	$(1,363.5)	$(11.1)	$(349.8)

Net income	—	—	—	54.5	—	54.5
Other comprehensive loss	—	—	—	—	(1.8)	(1.8)
Stock-based compensation	—	—	0.3	—	—	0.3

June 30, 2024	1.0	$—	$1,025.1	$(1,309.0)	$(12.9)	$(296.8)

Net income	—	—	—	53.3	—	53.3
Other comprehensive income	—	—	—	—	1.7	1.7
Stock-based compensation	—	—	0.3	—	—	0.3

September 30, 2024	1.0	$—	$1,025.4	$(1,255.7)	$(11.2)	$(241.5)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TRITON WATER PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(CONTINUED)

($ and shares in millions, except per share data)

	Preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss) income	Total shareholders’ equity
	Shares	Amount	Shares	Amount
January 1, 2023	0.2	$180.5	1.0	$—	$1,023.0	$(1,057.2)	$(11.7)	$134.6
Net loss	—	—	—	—	—	(6.1)	—	(6.1)
Other comprehensive income	—	—	—	—	—	—	1.8	1.8
Stock-based compensation	—	—	—	—	0.3	—	—	0.3

March 31, 2023	0.2	$180.5	1.0	$—	$1,023.3	$(1,063.3)	$(9.9)	$130.6

Net income	—	—	—	—	—	29.3	—	29.3
Other comprehensive income	—	—	—	—	—	—	3.2	3.2
Stock-based compensation	—	—	—	—	0.4	—	—	0.4

June 30, 2023	0.2	$180.5	1.0	$—	$1,023.7	$(1,034.0)	$(6.7)	$163.5

Net income	—	—	—	—	—	57.5	—	57.5
Other comprehensive loss	—	—	—	—	—	—	(4.5)	(4.5)
Stock-based compensation	—	—	—	—	0.3	—	—	0.3

September 30, 2023	0.2	$180.5	1.0	$—	$1,024.0	$(976.5)	$(11.2)	$216.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TRITON WATER PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$141.3	$80.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227.3	222.6
Amortization of debt discount and issuance costs	12.5	10.1
Inventory obsolescence expense	13.3	22.5
Allowance for expected credit losses	6.6	10.5
Change in deferred taxes	(43.6)	(26.1)
Commodity forwards loss (gain)	5.8	(5.6)
Other non-cash items	7.5	7.9
Changes in operating assets and liabilities:
Trade receivables	(61.7)	11.7
Inventories	(31.4)	0.1
Prepaid expenses and other current and non-current assets	15.9	4.7
Trade payables	23.3	(180.0)
Accruals and other current and non-current liabilities	53.3	39.7

Net cash provided by operating activities	$370.1	$198.8

Cash flows from investing activities:
Purchases of property, plant and equipment	$(96.9)	$(162.0)
Purchases of intangible assets	(36.4)	(12.2)
Proceeds from settlement of split-dollar life insurance contracts and other	2.4	2.9
Other investing activities	0.5	—

Net cash used in investing activities	$(130.4)	$(171.3)

Cash flows from financing activities:
Proceeds from 2024 Incremental Term Loan, net of discount	$392.0	$—
2024 Incremental Term Loan debt issuance costs	(5.1)	—
Proceeds from borrowings from Revolver	25.0	85.0
Repayment of borrowings from Revolver	(115.0)	(85.0)
Repayment of Term Loans	(24.0)	(21.0)
Proceeds from borrowings of other debt	7.4	1.3
Principal repayment of loans, other	(2.7)	—
Principal repayment of finance leases	(4.6)	—
Dividends paid on common stock	(382.7)	—

Net cash used in financing activities	$(109.7)	$(19.7)

Effect of exchange rates on cash, cash equivalents, and restricted cash	(0.3)	(0.1)

Net change in cash, cash equivalents, and restricted cash	129.7	7.7
Cash, cash equivalents, and restricted cash at beginning of period	47.0	105.8

Cash, cash equivalents, and restricted cash at end of period	$176.7	$113.5

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest of $4.2 and $8.7 during 2024 and 2023, respectively	$231.5	$189.6

Cash paid for income taxes	$58.6	$42.3

Purchases of property, plant, equipment and intangible assets included in trade payables	$16.1	$17.9

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TRITON WATER PARENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1—DESCRIPTION OF THE BUSINESS

Nature of the Business

Triton Water Parent, Inc., and its subsidiaries, (the “Company”), produces and sells national and regional spring water brands, purified national water and flavored water brands. Brands include Arrowhead®, Deer Park®, Ice Mountain®, Origin™, Ozarka®, Poland Spring®, Saratoga®, Zephyrhills®, Pure Life®, Ac+ion®, Frutitas™ and Splash Refresher™ , among others, which are sold through the Company’s Retail segment (direct to wholesalers, grocery stores or other retailers) and its ReadyRefresh segment (direct-to-consumer, office and retailer beverage delivery services). The Company is also a distributor for select third-party beverage brands through the ReadyRefresh segment. As of September 30, 2024, the Company operated 30 production facilities, over 50 spring sites and 76 ReadyRefresh branches.

Arrangement Agreement and Plan of Merger

On September 27, 2024, the Company and Primo Water Corporation (“Primo”), a publicly traded company, announced that most regulatory approvals have been received in connection with the definitive agreement (the “Agreement”), announced on June 16, 2024, to merge and create a combined company (“NewCo”) in an all-stock transaction (the “Transaction”) that was unanimously approved by the Boards of Directors of both companies. Upon closing of the Transaction, the Company’s shareholders are expected to own 57% of the fully diluted shares of NewCo and Primo shareholders and holders of Primo incentive equity are expected to own 43% of the fully diluted shares of NewCo. The Transaction is structured to allow the Company’s Term Loans and Senior Notes to remain in place, if the parties desire to do so. The Transaction is subject to approval by Primo’s shareholders, as well as the satisfaction of other customary closing conditions, including court approval of the plan of arrangement for the Transaction. The Transaction is expected to close in the fourth quarter of 2024.

The Agreement provides that, subject to the terms and conditions set forth in the Agreement, (i) Amalgamation Sub will acquire all of the issued and outstanding shares of Primo Water in a court-approved plan of arrangement (the “Plan of Arrangement”) in exchange for shares of NewCo, followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with Primo Water surviving as a wholly-owned subsidiary of NewCo (collectively, the “Arrangement”), (ii) immediately following the Arrangement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of NewCo and (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, the Company, as the surviving company in the Merger, will be merged with and into NewCo (the “Subsequent Merger” and, together with the Merger, the “Mergers” and, collectively with the Arrangement, the “Transactions”), with NewCo being the surviving corporation and (iv) as a result of the Transactions, the Company and Primo Water, will be wholly-owned subsidiaries of NewCo. As all regulatory approvals have been received, the Transactions are expected to close as soon as practicable following the satisfaction of all other conditions to closing. The final corporate name and branding of NewCo is expected to be announced in the future.

In connection with the Transactions, the Company recorded related costs of $7.8 million and $26.7 million during the three and nine months ended September 30, 2024, respectively, as a component of acquisition, integration and restructuring expenses in the condensed consolidated statement of operations.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements, which comprise the condensed consolidated balance sheet as of September 30, 2024, and the related condensed consolidated statements of operations, comprehensive income and shareholders’ equity for the three and nine months ended September 30, 2024 and 2023, and cash flows for the nine-month periods ended September 30, 2024 and 2023, and the related notes (collectively referred to herein as the “Unaudited Condensed Consolidated Financial Statements”), include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These financial statements have been prepared on a basis that is substantially consistent with the accounting principles applied in the Company’s annual audited financial statements for the fiscal year ended December 31, 2023 (“2023 Audited Financial Statements”). This report should be read in conjunction with the Company’s 2023 Audited Financial Statements. The Company believes that these financial statements include all normal and recurring adjustments necessary for a fair presentation. The results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results expected for any future period or the full year. The Unaudited Condensed Consolidated Financial Statements are presented in U.S. dollars, which represent the Company’s reporting currency. Unless otherwise noted, dollars are in millions.

Trade Receivables and Allowance for Credit Losses

All trade receivables are uncollected amounts owed to the Company from transactions with its customers. Trade receivables represent amounts billed to customers which are recorded at invoiced amounts, net of trade allowances and discounts. These balances do not bear interest, are not yet collected and are presented net of allowance for credit losses. The allowance for credit losses is the Company’s estimate of current expected credit losses on its existing accounts receivable and is determined based on historical customer assessments, current financial conditions, and assessments of expected outcomes. Accounts receivables are written off when the Company has exhausted all collection efforts and determines the receivable will not be recovered. There can be no assurance that the Company’s estimate of accounts receivable collection will be indicative of future results.

The following table summarizes changes in the consolidated allowance for credit losses (in millions):

Amount
Balance as of December 31, 2023	$3.4
Provision for credit losses	6.6
Utilization of allowance	(6.9)

Balance as of September 30, 2024 (unaudited)	$3.1

Estimates

The preparation of the Unaudited Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the balance sheet date and the amounts of revenues and expenses during the year. Actual results could differ from those estimates. Such estimates include those related to sales incentives recorded against revenue, valuation of assets and liabilities in connection with acquisitions, collectability of trade receivables, inventory reserves, realizability of income taxes, useful lives of property, plant and equipment and intangible assets, fair value of reporting units in connection with the annual goodwill and indefinite lived intangible assessments, valuation of insurance reserves and the incremental borrowing rate related to operating lease obligations.

Significant Accounting Policies

There have been no significant changes to the accounting policies during the three and nine months ended September 30, 2024, as compared to the Company’s 2023 Audited Financial Statements.

Accounting Standards to be Implemented

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The new standard is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. While ASU 2023-07 requires additional disclosures, the Company does not anticipate a significant impact from the adoption of this new standard on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The new standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not anticipate a significant impact from the adoption of this new standard on its condensed consolidated financial statements.

NOTE 3—CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table presents the components of cash, cash equivalents and restricted cash (in millions):

	September 30, 2024 (Unaudited)	December 31, 2023
Cash and cash equivalents	$174.8	$44.7
Restricted cash	1.9	2.3

Total cash, cash equivalents and restricted cash	$176.7	$47.0

The restricted cash balance relates to bottle deposits that are required for specific U.S. state programs.

NOTE 4—INVENTORIES

Inventories consisted of the following (in millions):

	September 30, 2024 (Unaudited)	December 31, 2023
Raw and packaging materials and semi-finished goods	$120.8	$122.8
Finished goods	78.4	57.6

Total inventories	$199.3	$180.4

NOTE 5—PROPERTY, PLANT AND EQUIPMENT, NET

The following table presents the components of property, plant and equipment, net (in millions):

	September 30, 2024 (Unaudited)	December 31, 2023
Machinery and equipment	$1,271.1	$1,194.5
Buildings	456.2	449.0
Tools, furniture, information technology and sundry equipment	429.8	410.9
Construction in progress	64.7	124.0
Leasehold improvements	53.2	48.2
Land	76.5	76.8
Vehicles	101.1	72.2
Less: accumulated depreciation	(928.3)	(766.4)

Total property, plant and equipment, net	$1,524.4	$1,609.2

Depreciation expense related to property, plant and equipment was $60.7 million and $55.5 million for the three months ended September 30, 2024 and 2023, respectively. Depreciation expense related to property, plant and equipment was $174.8 million and $166.6 million for the nine months ended September 30, 2024 and 2023, respectively.

NOTE 6—LEASES

The Company’s leasing activities primarily consist of leases for land and buildings for offices and warehouse space, vehicles, and certain machinery and equipment, and tools, furniture, and other equipment.

The following table presents the components of lease expense (unaudited, in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating lease expense	$27.3	$29.7	$85.1	$89.7
Short-term and variable lease expense	5.6	2.3	14.9	6.0
Finance lease related expense:
Depreciation expense	1.9	—	4.1	—
Interest on lease liabilities	0.4	—	1.2	—

Total lease expense	$35.2	$32.0	$105.3	$95.7

The operating lease expense above is included in the accruals and other current and non-current liabilities line item on the cash flow statement.

Supplemental cash flow information related to leases was as follows (unaudited, in millions):

	Nine Months Ended September 30,
	2024	2023
Cash paid for amounts included in the measurement of lease obligations:
Operating cash outflows related to operating leases	$82.4	$77.6
Operating cash outflows related to finance leases	$1.2	$—
Financing cash outflows related to finance leases	$4.7	$—
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$10.3	$132.4
Finance leases	$26.6	$—

Supplemental balance sheet information related to leases was as follows (in millions, except as noted):

	September 30, 2024 (Unaudited)	December 31, 2023
Operating leases:
Operating lease right-of-use assets, net	$498.8	$552.0

Current operating lease obligations	$68.3	$73.8
Operating lease obligations, less current portion	449.4	498.2

Total operating lease obligations	$517.7	$572.0

Finance leases:
Property, plant and equipment, net	$33.4	$10.9

Current portion of long-term debt	$8.6	$1.8
Long-term debt, less current portion	24.5	8.2

Total financing lease obligations	$33.1	$10.0

Weighted average remaining lease term:
Operating leases	8.4 years	8.8 years
Financing leases	3.5 years	4.6 years
Weighted average discount rate:
Operating leases	5.4%	5.7%
Financing leases	8.1%	9.6%

The following table summarizes the maturities of operating lease obligations as of September 30, 2024 (unaudited, in millions):

	Operating Leases	Finance Leases
2024 (remaining 3 months)	$25.8	$2.8
2025	99.6	10.9
2026	89.9	10.5
2027	74.5	7.4
2028	64.5	5.4
Thereafter	302.9	1.6

Total operating lease payments	657.2	38.6
Less: imputed interest	(139.5)	(5.5)

Total operating lease obligations	$517.7	$33.1

NOTE 7—GOODWILL AND INTANGIBLE ASSETS, NET

The changes in the carrying amount of goodwill were as follows (in millions):

	Retail	ReadyRefresh	Total
Balance at December 31, 2023	$688.2	$129.2	$817.4
Foreign exchange rate changes	(0.8)	—	(0.8)

Balance at September 30, 2024 (unaudited)	$687.4	$129.2	$816.6

The following table presents intangible assets, net by major class (in millions, except years):

	Weighted Average Life (in years)	September 30, 2024 (Unaudited)			December 31, 2023
		Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Definite-lived intangible assets
Customer relationships	10	$240.7	$(65.9)	$174.8	$240.9	$(51.7)	$189.2
Water rights	25	493.7	(75.8)	417.9	494.5	(59.6)	434.9
Software	5	204.7	(91.0)	113.7	168.3	(70.8)	97.5
Other	6	17.1	(7.9)	9.2	17.1	(6.2)	10.9

Total definite-lived intangible assets		$956.2	$(240.6)	$715.6	$920.8	$(188.3)	$732.5

Indefinite-lived intangible assets
Trademarks and trade names		$687.1	$—	$687.1	$687.7	$—	$687.7

Total intangible assets, net		$1,643.3	$(240.6)	$1,402.7	$1,608.5	$(188.3)	$1,420.2

Amortization expense of intangible assets was $17.1 million and $18.9 million for the three months ended September 30, 2024 and 2023, respectively.

Amortization expense of intangible assets was $52.5 million and $56.0 million for the nine months ended September 30, 2024 and 2023, respectively.

Based on the carrying value of definite-lived intangible assets as of September 30, 2024, estimated amortization expense for each of the five succeeding fiscal years and thereafter is as follows (unaudited, in millions):

Amount
2024 (remaining 3 months)	$16.7
2025	65.6
2026	63.3
2027	61.6
2028	61.3
Thereafter	447.1

Total amortization expense	$715.6

NOTE 8—DEBT

The following table summarizes long-term debt (in millions):

	September 30, 2024 (Unaudited)	December 31, 2023
Term Loans	$3,106.6	$2,730.6
Senior Notes	713.0	713.0
Revolver	—	90.0
Finance lease obligations (see Note 6-Leases)	33.1	10.0
Other	11.8	6.5
Unamortized debt costs	(69.1)	(67.5)

Total debt	3,795.4	3,482.6
Less: Current portion of long term debt	45.3	31.9

Long-term debt, less current portion	$3,750.1	$3,450.7

The following table summarizes the principal maturities of debt, excluding finance lease obligations and unamortized debt costs as of September 30, 2024 (unaudited, in millions):

Amount
2024 (remaining 3 months)	$9.2
2025	36.7
2026	36.5
2027	33.4
2028	3,002.6
Thereafter	713.0

Term Loans

On March 31, 2021, the Company entered into a credit agreement (the “Term Loan Credit Agreement”) with the lenders party thereto for $2.6 billion of initial term loans (“Original Term Loans”) as a first lien secured credit facility which matures on March 31, 2028. In connection with the issuance of the Original Term Loans, the Company incurred debt issuance and transaction costs of $80.3 million that are recorded as a reduction of the carrying amount of the Original Term Loans and are being amortized using the effective interest method over the remaining term to maturity. The proceeds of such term loans were used to finance the Company’s acquisition of Nestle Waters North America (“NWNA”).

On December 9, 2021, the Company entered into an amendment to the Term Loan Agreement for an additional $250 million of term loans (“2021 Incremental Term Loans”). The Company recorded debt discounts of $3.6 million related to the 2021 Incremental Term Loans that are recorded as a reduction of the carrying amount of the 2021 Incremental Term Loans and are being amortized using the effective interest method over the remaining term to maturity. The Company did not repay any of the Original Term Loans with the 2021 Incremental Term Loans and accounted for the amendment as a modification. Accordingly, transaction fees of $3.4 million related to the 2021 Incremental Term Loans were expensed as incurred.

The 2021 Incremental Term Loans mature on March 31, 2028, and bear interest at the same rate as the Original Term Loans (collectively the “2021 Term Loans”). The 2021 Term Loans bear interest at a rate, which resets every one, three or six months, depending on the Company’s interest period election. The applicable rate is derived from the addition of (1) a spread that ranges from 3.25% to 3.5% based on the Company’s leverage plus (2) the greater of 0.5% or Term SOFR, which is defined as a Secured Overnight Financing Rate (“SOFR”), plus a SOFR Adjustment based on the interest period as determined by CME Group Benchmark Administration Limited (“CBA”).

On March 1, 2024, the Company entered into the third amendment to the Term Loan Credit Agreement for an incremental $400 million of term loans (“2024 Incremental Term Loans”). In connection with the 2024 Incremental Term Loans, the Company incurred debt issuance and transaction costs of $5.1 million and debt discounts of $8.0 million; all of which are recorded as a reduction of the carrying amount of the 2024 Incremental Term Loans and are being amortized using the effective interest method over the remaining term to maturity. The 2024 Incremental Term Loans mature on March 31, 2028 and bear interest at a rate, which resets every one, three or six months, depending on the Company’s interest period election. The applicable rate is derived from the addition of (1) the SOFR rate for the selected period plus a SOFR Adjustment based on the interest period as determined by CBA, plus (2) a spread of 4.0%.

The 2024 Incremental Term Loans had no impact on the terms, or amounts outstanding, under the 2021 Term Loans. The 2021 Term Loans and the 2024 Incremental Term Loans will collectively be defined as the “Term Loans” henceforth.

At September 30, 2024 and December 31, 2023, unamortized debt issuance costs and discount related to the Term Loans were $58.1 million and $54.9 million, respectively.

On the last business day of each fiscal quarter the Company is required to make an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans, or $32.0 million annually, as presented in the Unaudited Condensed Consolidated Statements of Cash Flows.

The applicable weighted average interest rate for the Term Loans at September 30, 2024 and December 31, 2023 was 8.18% and 8.86%, respectively. During the nine months ended September 30, 2024 and 2023, the Company made scheduled principal payments of $24.0 million and $14.0 million related to the Term Loans, respectively.

Senior Notes

On March 31, 2021, Triton Water Holdings, Inc., a wholly owned subsidiary of the Company, issued $770 million aggregate principal amount of unsecured 6.250% Senior Notes due 2029 (“Senior Notes”) that mature on April 1, 2029. The proceeds from the issuance of the Senior Notes were used to finance the acquisition of NWNA.

The Company incurred $19.0 million of debt issuance costs of the Senior Notes, which were recorded as a reduction of the carrying amount of the Senior Notes. The debt issuance costs are being amortized using the effective interest method over a period of eight years, which represents the term to maturity of the Senior Notes. At September 30, 2024 and December 31, 2023, unamortized debt issuance costs related to the Senior Notes were $11.0 million and $12.6 million, respectively.

Revolver

Pursuant to its asset-based credit agreement with the lenders party thereto, the Company maintains a Revolving Credit Facility (the “Revolver”) which expires on March 31, 2026. At September 30, 2024 and December 31, 2023 , there were no amounts outstanding and $90.0 million outstanding, respectively. The unamortized debt issuance costs related to the Revolver were $1.9 million and $2.7 million as of September 30, 2024 and December 31, 2023, respectively, and are classified as a component of other non-current assets.

The borrowing capacity is determined monthly based on a calculation taking into account certain current assets and liabilities of the Company. Amounts available for borrowing are reduced by letters of credit outstanding.

The following table summarizes amounts available for borrowing under the Revolver (in millions):

	September 30, 2024 (Unaudited)	December 31, 2023
Revolver availability:
Gross availability	$350.0	$350.0
Less: Outstanding letters of credit	(52.0)	(45.2)

Net availability	298.0	304.8

Borrowings	—	(90.0)

Available borrowing capacity	$298.0	$214.8

The Company is required to pay a commitment fee ranging from 0.25% to 0.375%, based on the Company’s average daily total utilization of the Revolver.

As of September 30, 2024, the Company was compliant with all affirmative and negative covenants in all debt agreements.

The Company estimates the fair values of its debt set forth below as of September 30, 2024, as follows (in millions):

	Book Value	Fair Value
2021 Term Loans	$2,709.6	$2,706.2
2024 Incremental Term Loans	$397.0	$396.5
Senior Notes	$713.0	$710.3

The fair value of long-term debt is estimated using quoted market prices for similar issues. The valuation of the Company’s long-term debt is categorized within Level 2 of the fair value hierarchy, as defined in Note 13-Fair Value Measurements. Given the variable interest rates, the carrying value of the Revolver and other debts approximate their fair values.

NOTE 9—INCOME TAXES

For the three months ended September 30, 2024, the Company recorded an income tax expense of $18.5 million, or an effective tax rate of 25.8%. The majority of the Company’s taxable income is generated in the United States and taxed at a federal and state statutory rate of 24.9%. Relative to the federal and state statutory rate, the 2024 effective tax rate for the three months ended September 30, 2024 was primarily impacted by the negative effects of permanent book to tax differences and state non-income taxes, offset by research and development tax credits.

For the three months ended September 30, 2023, the Company recorded an income tax expense of $21.4 million. The effective tax rate for the three months ended September 30, 2023 of 27.1%. Relative to the federal and state statutory rate, the 2023 effective tax rate for the three months ended September 30, 2023 was primarily impacted by the effects of discrete items.

For the nine months ended September 30, 2024, the Company recorded an income tax expense of $48.2 million, or an effective tax rate of 25.4%. The majority of the Company’s taxable income is generated in the United States and taxed at a federal and state statutory rate of 24.9%. Relative to the federal and state statutory rate, the 2024 effective tax rate for the nine months ended September 30, 2024 was primarily impacted by the negative effects of permanent book to tax differences and state non-income taxes, offset by research and development tax credits.

For the nine months ended September 30, 2023, the Company recorded an income tax expense of $24.0 million. The effective tax rate for the nine months ended September 30, 2023 of 22.9%. Relative to the federal and state statutory rate, the 2023 effective tax rate for the nine months ended September 30, 2023 was primarily impacted by the effects of discrete items.

NOTE 10—REVENUE RECOGNITION

Disaggregation of net sales to external customers by geographic area based on customer location is as follows (unaudited, in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
United States	$1,270.3	$1,215.7	$3,655.1	$3,512.1
Canada	34.8	36.9	100.2	100.6

Total Revenue	$1,305.1	$1,252.6	$3,755.3	$3,612.7

Contract Liabilities

Contract liabilities primarily consists of payments received from customers before the Company has fulfilled its performance obligation in order to recognize revenue. These amounts are recorded as deferred revenue within accruals and other current liabilities. The deferred revenue is expected to be recognized within the next 12 months. Deferred revenues at September 30, 2024 and December 31, 2023 were $2.8 million and $3.2 million, respectively.

Contract Acquisition Costs

The Company capitalizes commission expenses that are incremental costs to obtaining customer contracts. Contract acquisition costs were $4.6 million and $6.6 million at September 30, 2024 and December 31, 2023. Contract acquisition costs are generally recognized in the next 12 months and are included in prepaid expenses and other current assets.

NOTE 11—SEGMENTS

The Company produces and sells regional spring water, purified national water and flavored water brands. The Company’s products are sourced and bottled in North America. The Company is also a distributor for select third-party beverage brands through the ReadyRefresh segment.

The Company identifies its operating segments according to how the Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, manages the business, including resource allocation and performance evaluation, and has identified two operating segments: Retail and ReadyRefresh. The Retail segment sells through traditional retail channels including club stores, mass merchandisers, supermarkets, convenience stores and foodservice locations. The Retail segment offers single-serve, case pack, occasion pack and multi-serve products through resellers. ReadyRefresh offers a subscription based direct-to-consumer and office and retailer beverage delivery service. ReadyRefresh’s revenues are comprised of large format multi-serve (3 and 5 gallon bottles), the sale and rental of dispensers and other equipment, delivery and other service fees and the resale of 3rd party beverages and related products. The Company operates in two reportable segments: (i) Retail and (ii) ReadyRefresh.

The Company allocates the majority of operating expenses from the Corporate business unit to each of the reportable segments, as the resources within selling general and administrative are benefiting the operations as a whole. As part of this process, Corporate level depreciation and amortization allocations are included within the segment income reported to the CODM. However, activity within acquisition, integration and restructuring expenses, other operating expenses, net and certain Corporate expenses are managed centrally at the Corporate level, and are excluded from the measure of segment performance reviewed by the CODM. Similarly, interest and financing expense, net and provision for (benefit from) income taxes are managed centrally at the Corporate level and are not reflected in segment level income.

The CODM does not manage, review, or allocate resources based on segment level total assets or capital expenditures, and therefore are not provided below.

Select financial information for the Company’s reportable segments for the three and nine months ended September 30, 2024 and 2023 were as follows (unaudited, in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales
Retail	$987.7	$947.6	$2,866.8	$2,762.2
ReadyRefresh	317.4	305.0	888.5	850.5

Total net sales	$1,305.1	$1,252.6	$3,755.3	$3,612.7

Depreciation and amortization
Retail	$55.8	$60.6	$165.3	$170.5
ReadyRefresh	22.0	21.6	62.0	52.1

Total depreciation and amortization	$77.8	$82.2	$227.3	$222.6

Operating income
Retail	$146.5	$111.6	$411.7	$265.6
ReadyRefresh	35.8	41.7	91.0	86.9
Unallocated Corporate expenses	(5.8)	(6.0)	(25.9)	(24.0)
Acquisition, integration and restructuring expenses	(10.0)	(4.0)	(29.0)	(15.0)
Other operating (expense) income, net	(9.0)	11.4	(6.5)	3.9

Total operating income	$157.5	$154.7	$441.3	$317.4

Interest and financing expense, net	85.7	75.8	251.8	212.7

Income before income taxes	$71.8	$78.9	$189.5	$104.7

NOTE 12—EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by giving effect to all potential shares of common stock. There are no potentially dilutive instruments, and therefore no dilutive or antidilutive share impacts for any period reported. Basic and diluted earnings per share is based on the weighted average number of shares outstanding during the period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, $ in millions, except share and per share data)	2024	2023	2024	2023
Numerator:
Net income	$53.3	$57.5	$141.3	$80.7
Dividend on preferred stock	—	7.2	—	20.4

Net income attributable to common stockholders	$53.3	$50.3	$141.3	$60.3

Denominator (shares):
Weighted average number of shares outstanding	1,030,365	1,028,803	1,030,365	1,028,803
Basic and diluted earnings per share (unaudited)	$51.73	$48.89	$137.14	$58.61

NOTE 13—FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

The following table summarized the fair values of financial instruments (in millions):

	September 30, 2024 (Unaudited)
	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market and mutual fund investments(1)	$14.5	$14.5	$—	$—
Split-dollar life insurance policies	24.7	—	24.7	—

	$39.2	$14.5	$24.7	$—

Financial Liabilities:
Commodity forwards	$9.3	$—	$—	$9.3

	December 31, 2023
	Total	Level 1	Level 2	Level 3
Financial Assets:
Money market and mutual fund investments(1)	$15.4	$15.4	$—	$—
Split-dollar life insurance policies	27.5	—	27.5	—

	$42.9	$15.4	$27.5	$—

Financial Liabilities:
Commodity forwards	$3.6	$—	$—	$3.6

(1)	Included within other non-current assets related to a.) rabbi trusts to fund split-dollar life insurance premiums and b.) a deferred compensation plan.

The Company’s money market and mutual fund investments are valued based on the daily market price for identical assets in active markets. The Company’s split-dollar life insurance policies are valued at cash surrender value based on the fair value of underlying investment. The Company had no transfer of assets to or from Level 3 instruments for any period presented.

Commodity forwards and option contracts may be used from time to time to economically hedge against adverse changes in commodity prices on certain items such as diesel fuel and petroleum-based products. The Company does not use commodity derivative instruments for trading or speculative purposes. Generally, the Company hedges a portion of its anticipated consumption for periods of up to 24 months. The fair value is derived on a net basis, based on the price that would be paid/received to settle the contracts. The gross outstanding contracts of $9.3 million as of September 30, 2024, consisted of $7.9 million recorded in accruals and other current liabilities and $1.4 million recorded in other non-current liabilities, respectively, in the Company’s condensed consolidated balance sheet. The change in fair value is reflected within other operating expenses (income), net.

The fair value of cash and cash equivalents, trade receivables, and trade payables approximate carrying value because of the short-term maturities of these instruments.

NOTE 14—COMMITMENTS AND CONTINGENCIES

The Company may be party to a variety of litigation, claims, legal or regulatory proceedings, inquiries, and investigations including but not limited to matters arising out of the ordinary course of business, including those related to advertising, marketing or commercial practices, personal injury and property damage, intellectual property rights, employment, tax and insurance, and matters relating to compliance with applicable laws and regulations. These matters are inherently uncertain and there is no guarantee that the Company will be successful in defending itself or that management’s assessment of the materiality of these matters and the likely outcome or potential losses and established reserves will be consistent with the ultimate outcome of such matters. Responding to these matters, even those that are ultimately non-meritorious, may require the Company to incur significant expense and devote significant resources. While it is not possible to predict the ultimate resolution of these matters, management believes, based upon examination of currently available information, experience to date, and advice from legal counsel, that, after taking into account existing insurance coverage and amounts already provided for, the currently pending legal proceedings against the Company will not have a material adverse impact on the Company’s condensed consolidated statements of operations, balance sheets or cash flows.

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company believes there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on the Company’s condensed consolidated statements of operations, balance sheets or cash flows.

The Company may enter into unconditional purchase obligations with third party suppliers in the ordinary course of business to secure supplies and services vital to the Company’s operations and ability to serve its customers. The Company has various long-term supply and service contracts which may require that it purchase minimum quantities, for a minimum term, at fixed or variable rates.

NOTE 15—RELATED PARTY TRANSACTIONS

Investors, and their associated management, in the Company’s sole shareholder, Triton Water Intermediate, Inc. (“Intermediate”), provide various advisory services. In exchange for these services, the Company pays management fees to the related parties.

For the three and nine months ended September 30, 2024, the Company incurred expenses of $4.5 million and $18.6 million, respectively, which were recorded as selling, general and administrative expenses. As of September 30, 2024 and December 31, 2023 the Company has prepaid $3.7 million and $3.4 million, respectively, which was recorded in prepaid expenses and other current assets.

For the three and nine months ended September 30, 2024, the Company purchased $9.2 million and $24.2 million, respectively, of raw materials used in the production process from a related party. Additionally, the Company recorded a $2.0 million and $1.5 million payable related to purchases at September 30, 2024 and December 31, 2023, respectively, to that related party.

NOTE 16—SUBSEQUENT EVENTS

On November 5, 2024 the Company’s Board of Directors declared a dividend of $65.9 million to its sole shareholder, to be paid by November 8, 2024.

On November 8, 2024, Company consummated the transactions contemplated by that certain Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, as amended by that certain Amendment No. 1 thereto, dated as of October 1, 2024, by and among Primo Water Corporation, a company existing under the laws of Ontario, the Company, Primo Brands Corporation (formerly known as Triton US HoldCo, Inc.), a Delaware corporation and formerly a wholly owned subsidiary of the Company (“Primo Brands”), Triton Merger Sub 1, Inc., formerly a wholly-owned subsidiary of the Company, and 1000922661 Ontario Inc., formerly a wholly-owned subsidiary of the Company. As such, effective November 8, 2024 the Company merged with and into Primo Brands, with Primo Brands being the surviving entity in the merger.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Primo Water Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Primo Water Corporation and its subsidiaries (the “Company”) as of December 30, 2023 and December 31, 2022, and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 30, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2023 and December 31, 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 30, 2023 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Insurance Reserves

As described in Note 1 to the consolidated financial statements, the Company’s consolidated insurance reserves balance was $67.0 million as of December 30, 2023. The Company maintains insurance retention programs under its general liability, auto liability and workers’ compensation insurance programs. Management accrues for insurance reserves on an undiscounted basis based on known claims and estimated incurred but not reported claims not otherwise covered by insurance. The estimates are developed utilizing standard actuarial methods and are based on historical claims experience and actuarial assumptions, including loss development factors and expected ultimate loss selections.

The principal considerations for our determination that performing procedures relating to insurance reserves is a critical audit matter are (i) the significant judgment by management when developing the estimated insurance reserves; (ii) a high degree of auditor judgment and effort in performing procedures and evaluating audit evidence related to the standard actuarial methods and management’s significant assumptions related to the loss development factors and expected ultimate loss selections; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s estimate of insurance reserves, including controls over the standard actuarial methods and significant assumptions related to the loss development factors and expected ultimate loss selections and the completeness and accuracy of data related to historical claims experience. These procedures also included, among others, testing management’s process for developing the estimated insurance reserves. Testing management’s process involved (i) evaluating the appropriateness of the standard actuarial methods; (ii) testing the completeness and accuracy of data related to historical claims experience; and (iii) evaluating the reasonableness of the significant assumptions used by management related to the loss development factors and expected ultimate loss selections. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the Company’s standard actuarial methods and (ii) the reasonableness of the loss development factor and expected ultimate loss selection significant assumptions.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

February 28, 2024

We have served as the Company’s auditor since 2007.

PRIMO WATER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of U.S. dollars, except share and per share amounts)

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
Revenue, net	$1,771.8	$1,693.2	$1,576.4
Cost of sales	634.8	674.0	685.4

Gross profit	1,137.0	1,019.2	891.0
Selling, general and administrative expenses	976.0	883.8	769.8
Loss on disposal of property, plant and equipment, net	9.1	7.4	9.1
Acquisition and integration expenses	9.5	12.1	9.1
Impairment charges	—	11.2	—
Gain on sale of property	(21.0)	(38.8)	—

Operating income	163.4	143.5	103.0
Other expense (income), net	1.2	(2.5)	22.1
Interest expense, net	71.4	67.8	68.3

Income from continuing operations before income taxes	90.8	78.2	12.6
Income tax expense	27.0	19.5	7.7

Net income from continuing operations	$63.8	$58.7	$4.9
Net income (loss) from discontinued operations, net of income taxes (Note 2)	174.3	(29.1)	(8.1)

Net income (loss)	$238.1	$29.6	$(3.2)

Net income (loss) per common share
Basic:
Continuing operations	$0.40	$0.36	$0.03
Discontinued operations	$1.09	$(0.18)	$(0.05)
Net income (loss)	$1.49	$0.18	$(0.02)
Diluted:
Continuing operations	$0.40	$0.36	$0.03
Discontinued operations	$1.08	$(0.18)	$(0.05)
Net income (loss)	$1.48	$0.18	$(0.02)
Weighted-average common shares outstanding (in thousands)
Basic	159,452	160,763	160,778
Diluted	160,619	161,885	160,778

The accompanying notes are an integral part of these consolidated financial statements.

PRIMO WATER CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions of U.S. dollars)

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
Net income (loss)	$238.1	$29.6	$(3.2)
Other comprehensive (loss) income:
Currency translation adjustment	(20.9)	(16.0)	18.2
Pension benefit plan, net of tax[1]	(2.0)	2.9	(0.6)

Total other comprehensive (loss) income	(22.9)	(13.1)	17.6

Comprehensive income	$215.2	$16.5	$14.4

1	Net of the tax impact of $0.2 million, $0.3 million, and nil for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

PRIMO WATER CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts)

	December 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$507.9	$78.8
Accounts receivable, net of allowance of $12.7 ($12.1 as of December 31, 2022)	156.0	170.7
Inventories	47.3	65.3
Prepaid expenses and other current assets	26.0	35.9
Current assets of discontinued operations	128.7	187.3

Total current assets	865.9	538.0
Property, plant and equipment, net	556.5	549.5
Operating lease right-of-use-assets	136.0	143.2
Goodwill	1,004.6	997.2
Intangible assets, net	714.2	723.8
Other long-term assets, net	20.2	25.9
Long-term assets of discontinued operations	225.6	689.4

Total assets	$3,523.0	$3,667.0

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$205.8
Current maturities of long-term debt	14.2	10.9
Accounts payable and accrued liabilities	276.4	282.6
Current operating lease obligations	25.6	26.6
Current liabilities of discontinued operations	109.9	164.7

Total current liabilities	426.1	690.6
Long-term debt	1,270.8	1,252.3
Operating lease obligations	124.0	127.6
Deferred tax liabilities	144.2	142.5
Other long-term liabilities	64.4	55.4
Long-term liabilities of discontinued operations	52.2	115.7

Total liabilities	2,081.7	2,384.1
Commitments and contingencies (Note 19)
Equity
Common shares, no par value—159,480,638 (December 31, 2022—159,752,299) shares issued	1,288.6	1,283.2
Additional paid-in-capital	90.6	91.3
Retained earnings (accumulated deficit)	167.2	(9.4)
Accumulated other comprehensive loss	(105.1)	(82.2)

Total Primo Water Corporation equity	1,441.3	1,282.9

Total liabilities and equity	$3,523.0	$3,667.0

The accompanying notes are an integral part of these consolidated financial statements.

PRIMO WATER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
Cash flows from operating activities of continuing operations:
Net income (loss)	$238.1	$29.6	$(3.2)
Net income (loss) from discontinued operations, net of income taxes	174.3	(29.1)	(8.1)

Net income from continuing operations	63.8	58.7	4.9
Adjustments to reconcile net income from continuing operations to cash flows from operating activities:
Depreciation and amortization	193.3	182.0	160.2
Amortization of financing fees	3.4	3.3	3.4
Share-based compensation expense	14.1	16.4	15.5
Provision for deferred income taxes	1.5	17.3	4.4
Loss on extinguishment of long-term debt	—	—	27.2
Impairment charges	—	11.2	—
Loss on disposal of property, plant and equipment, net	9.1	7.4	9.1
Gain on sale of property	(21.0)	(38.8)	—
Other non-cash items	4.1	6.0	0.1
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	15.2	(2.6)	(3.8)
Inventories	7.2	(9.4)	(5.1)
Prepaid expenses and other current assets	3.0	(4.4)	(5.4)
Other assets	(0.7)	(3.7)	—
Accounts payable and accrued liabilities and other liabilities	(3.8)	(5.1)	0.8

Net cash provided by operating activities from continuing operations	289.2	238.3	211.3

Cash flows from investing activities of continuing operations:
Acquisitions, net of cash received	(34.6)	(10.3)	(30.7)
Additions to property, plant and equipment	(139.2)	(162.1)	(115.2)
Additions to intangible assets	(8.5)	(6.7)	(6.0)
Proceeds from sale of property, plant and equipment	0.4	2.7	0.8
Proceeds from sale of property	31.0	50.3	—
Other investing activities	3.6	(1.0)	(0.8)

Net cash used in investing activities from continuing operations	(147.3)	(127.1)	(151.9)

Cash flows from financing activities of continuing operations:
Payments of long-term debt	(11.5)	(12.1)	(760.4)
Issuance of long-term debt	—	—	750.0
Payments on short-term borrowings	(313.0)	(51.0)	(28.0)
Proceeds from short-term borrowings	116.0	37.0	134.2
Premiums and costs paid upon extinguishment of long-term debt	—	—	(20.6)
Issuance of common shares	6.1	2.5	25.5
Common shares repurchased and canceled	(26.0)	(27.7)	(48.1)
Financing fees	—	—	(11.6)
Dividends paid to common and preferred shareholders	(51.7)	(45.4)	(38.9)
Payment of contingent consideration for acquisitions	(1.5)	(3.5)	(1.8)
Other financing activities	(8.8)	8.8	(4.5)

Net cash used in financing activities from continuing operations	(290.4)	(91.4)	(4.2)

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
Cash flows from discontinued operations:
Operating activities of discontinued operations	61.1	43.3	45.6
Investing activities of discontinued operations	488.3	(54.4)	(89.0)
Financing activities of discontinued operations	4.6	(11.4)	3.4

Net cash provided by (used in) discontinued operations	554.0	(22.5)	(40.0)

Effect of exchange rate changes on cash	2.4	(3.1)	(1.9)

Net increase (decrease) in cash, cash equivalents and restricted cash	407.9	(5.8)	13.3
Cash and cash equivalents and restricted cash, beginning of year	122.6	128.4	115.1

Cash and cash equivalents and restricted cash, end of year	$530.5	$122.6	$128.4
Cash and cash equivalents and restricted cash of discontinued operations, end of year	22.6	43.8	46.3

Cash and cash equivalents and restricted cash of continuing operations, end of year	$507.9	$78.8	$82.1

Supplemental Non-cash Investing and Financing Activities:
Additions to property, plant and equipment through accounts payable and accrued liabilities and other liabilities	$21.0	$14.2	$15.7
Dividends payable issued through accounts payable and other accrued liabilities	$0.5	$0.6	$0.4
Inventory transfers to property, plant and equipment	$12.0	$—	$—
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$68.6	$64.9	$70.2
Cash paid for income taxes, net	$26.8	$1.2	$5.7

The accompanying notes are an integral part of these consolidated financial statements.

PRIMO WATER CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(in millions of U.S. dollars, except share amounts)

	Number of Common Shares (In thousands)	Common Shares	Additional Paid-in-Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Equity
Balance as of January 2, 2021	160,406	$1,268.0	$84.5	$81.1	$(86.7)	$1,346.9
Net loss	—	—	—	(3.2)	—	(3.2)
Other comprehensive income, net of tax	—	—	—	—	17.6	17.6
Common shares dividends ($0.24 per common share)	—	—	—	(39.0)	—	(39.0)
Share-based compensation	—	—	17.5	—	—	17.5
Common shares repurchased and canceled	(2,910)	(25.6)	—	(22.5)	—	(48.1)
Common shares issued—Equity Incentive Plan	3,124	42.6	(15.8)	—	—	26.8
Common shares issued—Dividend Reinvestment Plan	1	—	—	—	—	—
Common shares issued—Employee Stock Purchase Plan	111	1.9	(0.3)	—	—	1.6

Balance as of January 1, 2022	160,732	$1,286.9	$85.9	$16.4	$(69.1)	$1,320.1
Net income	—	—	—	29.6	—	29.6
Other comprehensive loss, net of tax	—	—	—	—	(13.1)	(13.1)
Common shares dividends ($0.28 per common share)	—	—	—	(45.7)	—	(45.7)
Share-based compensation	—	—	17.2	—	—	17.2
Common shares repurchased and canceled	(2,013)	(18.0)	—	(9.7)	—	(27.7)
Common shares issued—Equity Incentive Plan	906	12.4	(11.5)	—	—	0.9
Common shares issued—Dividend Reinvestment Plan	1	—	—	—	—	—
Common shares issued—Employee Stock Purchase Plan	126	1.9	(0.3)	—	—	1.6

Balance as of December 31, 2022	159,752	$1,283.2	$91.3	$(9.4)	$(82.2)	$1,282.9
Net income	—	—	—	238.1	—	238.1
Other comprehensive loss, net of tax	—	—	—	—	(22.9)	(22.9)
Common shares dividends ($0.32 per common share)	—	—	—	(51.8)	—	(51.8)
Share-based compensation	—	—	14.9	—	—	14.9
Common shares repurchased and canceled	(1,711)	(16.3)	—	(9.7)	—	(26.0)
Common shares issued—Equity Incentive Plan	1,314	20.0	(15.4)	—	—	4.6
Common shares issued—Dividend Reinvestment Plan	2	—	—	—	—	—
Common shares issued—Employee Stock Purchase Plan	124	1.7	(0.2)	—	—	1.5

Balance as of December 30, 2023	159,481	$1,288.6	$90.6	$167.2	$(105.1)	$1,441.3

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Description of Business

On March 2, 2020, Cott Corporation completed the acquisition of Primo Water Corporation (“Legacy Primo” and such transaction, the “Legacy Primo Acquisition”). In connection with the closing of the Legacy Primo Acquisition, Cott Corporation changed its corporate name to Primo Water Corporation (“Primo”) and its ticker symbol on the New York Stock Exchange and Toronto Stock Exchange to “PRMW”. The Legacy Primo Acquisition is consistent with our strategy of transitioning to a pure-play water solutions provider. As used herein, “Primo,” “the Company,” “our Company,” “Primo Water Corporation,” “we,” “us,” or “our” refers to Primo Water Corporation, together with its consolidated subsidiaries.

Primo is a leading North America-focused pure-play water solutions provider that operates largely under a recurring revenue model in the large format water category (defined as 3 gallons or greater). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. The razor in Primo’s revenue model is its industry leading line-up of innovative water dispensers, which are sold through approximately 10,900 retail locations and online at various price points. The dispensers help increase household and business penetration which drives recurring purchases of Primo’s razorblade offering or water solutions. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions direct to customers, whether at home or to businesses. Through its Water Exchange business, customers visit retail locations and purchase a pre-filled bottle of water. Once consumed, empty bottles are exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle. Water Exchange is available in approximately 17,500 retail locations. Through its Water Refill business, customers refill empty bottles at approximately 23,500 self-service refill drinking water stations. Primo also offers water filtration units across North America.

Primo’s water solutions expand consumer access to purified, spring and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association in North America which ensures strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection. Environmental stewardship is a part of who we are, and we have worked to progressively achieve carbon neutrality throughout our organization. Our U.S. operations achieved carbon neutral certification in 2020 under the Carbon Neutral Protocol, an international standard administered by Climate Impact Partners. In 2021, Primo announced its planned exit from the North American small-format retail water business. This business was relatively small and used predominantly single-use plastic bottles. The exit from this category reduced single-use retail water bottles from our production environment by more than 400 million, annually, while also improving overall margins. The exit was completed during the second quarter of 2022.

Note 1—Summary of Significant Accounting Policies

Basis of Presentation

These Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) using the U.S. dollar as the reporting currency, as the majority of our business and the majority of our shareholders are in the United States.

Our fiscal year is based on either a 52- or 53-week period ending on the Saturday closest to December 31. For the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022, we had 52 weeks of activity.

Basis of Consolidation

The Consolidated Financial Statements include our accounts, our wholly-owned and majority-owned subsidiaries that we control. All intercompany transactions and accounts have been eliminated in consolidation.

Discontinued Operations

On November 2, 2023, Primo and Osmosis Buyer Limited, a company incorporated in England and a subsidiary of the Culligan Group (“Purchaser”), entered into a Share Purchase Agreement (the “Purchase Agreement”) providing for the sale of Carbon Luxembourg S.à.r.l. and certain of its subsidiaries (the “European Business”). On December 29, 2023, Primo completed the sale of the European Business for aggregate deal consideration of $575.0 million, adjusted for customary purchase price adjustments resulting in total cash consideration of $565.9 million (the “European Divestiture”). The European Divestiture did not include Primo’s interests in Aimia Foods Limited (“Aimia”), Decantae Mineral Water Limited (“Decantae”), Fonthill Waters Ltd (“Fonthill”), John Farrer & Company Limited (“Farrers”), the portions of the Eden Springs Netherlands B.V. business located in the United Kingdom, Israel, and Portugal (collectively the “Remaining International Businesses”). The European Business and the Remaining International Businesses are collectively the “International Businesses.” This deal is the first of several transactions that will occur in 2024 as part of a Board-approved plan to sell all of our international businesses representing a strategic shift in our operations. Accordingly, the International Businesses are presented herein as discontinued operations.

For all periods presented, the operating results associated with the International Businesses have been reclassified into net income (loss) from discontinued operations, net of income taxes in the Consolidated Statements of Operations and the assets and liabilities associated with this business have been reflected as current and long-term assets and liabilities of discontinued operations in the Consolidated Balance Sheets. Cash flows from the Company’s discontinued operations are presented in the Consolidated Statements of Cash Flows for all periods presented. The Notes to Consolidated Financial Statements are presented on a continuing operations basis unless otherwise noted. See Note 2 to the Consolidated Financial Statements for additional information on discontinued operations.

Changes in Presentation

At the beginning of 2023, our business operated through two reporting segments: (i) North America, which included our DS Services of America, Inc. (“DSS”), Aquaterra Corporation (“Aquaterra”), Mountain Valley Spring Company (“Mountain Valley”) and the businesses associated with the acquisition of Primo Water Corporation (“Legacy Primo”), and (ii) Europe, which included the European business of Eden Springs Netherlands B.V. (“Eden Europe”), and our Decantae and Fonthill businesses. The Other category included the Israel business of Eden (“Eden Israel”), and our Aimia and Farrers businesses, as well as our corporate oversight function and other miscellaneous expenses.

During the fourth quarter of 2023, we reviewed and realigned our reporting segments to exclude the businesses within discontinued operations which reflects how the business will be managed and results will be evaluated by the Chief Executive Officer, who is the Company’s chief operating decision maker. Following such review, our one reporting segment is North America, which includes our DSS, Aquaterra, Mountain Valley and Legacy Primo businesses. The Other category includes our corporate oversight function and other miscellaneous expenses and the results of our business in Russia prior to the exit of the business during the third quarter of 2022. Segment reporting results have been recast to reflect these changes for all periods presented.

Estimates

The preparation of these Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Consolidated Financial Statements include estimates and assumptions that, in the opinion of management, were significant to the underlying amounts representing the future valuation of intangible assets, long-lived assets and goodwill, insurance reserves, realization of deferred income tax assets, and the resolution of tax contingencies.

Revenue Recognition

We recognize revenue, net of sales returns, when ownership passes to customers for products manufactured in our own plants and/or by third-parties on our behalf, and when prices to our customers are fixed or determinable and collection is reasonably assured. This may be upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue. Although we occasionally accept returns of products from our customers, historically returns have not been material.

We also recognize rental income on filtration, brewers and dispensing equipment at customer locations based on the terms of the related rental agreements, which are generally measured based on 28-day periods. Amounts billed to customers for rental in future periods are deferred and included in Accounts payable and accrued liabilities on the Consolidated Balance Sheets.

Sales Incentives

We participate in various incentive programs with our customers, including volume-based incentives, contractual rebates and promotional allowances. Volume incentives are based on our customers achieving volume targets for a period of time. Volume incentives and contractual rebates are deducted from revenue and accrued as the incentives are earned and are based on management’s estimate of the total the customer is expected to earn and claim. Promotional allowances are accrued at the time of revenue recognition and are deducted from revenue based on either the volume shipped or the volume sold at the retailer location, depending on the terms of the allowance. We regularly review customer sales forecasts to ensure volume targets will be met and adjust incentive accruals and revenues accordingly.

Cost of Sales

We record costs associated with the manufacturing of our products in Cost of sales in the Consolidated Statements of Operations. Finished goods inventory costs include the cost of direct labor and materials and the applicable share of overhead expense chargeable to production.

Shipping and handling costs incurred to store, prepare and move products between production facilities or from production facilities to branch locations or storage facilities are recorded in cost of sales. Shipping and handling costs incurred to deliver products from our North America reporting segment branch locations to the end-user consumer of those products are recorded in Selling, general and administrative (“SG&A”) expenses in the Consolidated Statements of Operations. Shipping and handling costs included in SG&A were $456.5 million, $426.1 million, and $366.3 million for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

Other costs incurred in shipment of products from our production facilities to customer locations are reflected in Cost of sales in the Consolidated Statements of Operations.

Selling, General and Administrative Expenses

We record all other expenses not charged to production as SG&A expenses.

Advertising costs are expensed at the commencement of an advertising campaign and are recognized as a component of SG&A expenses in the Consolidated Statements of Operations. Advertising costs expensed were approximately $15.8 million, $15.6 million, and $14.1 million for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

Share-Based Compensation

We have in effect equity incentive plans under which Time-based RSUs, Performance-based RSUs, non-qualified stock options and director share awards have been granted (as such terms are defined in Note 8 of the Consolidated Financial Statements). Share-based compensation expense for all share-based compensation awards is based on the grant-date fair value. We recognize these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the vesting term of two to three years, and account for forfeitures when they occur.

The fair value of the Company’s Time-based RSUs, certain Performance-based RSUs and director share awards are based on the closing market price of its common shares on the date of grant as stated on the NYSE. We estimate the fair value of non-qualified options as of the date of grant using the Black-Scholes option pricing model. This model considers, among other factors, the expected life of the award, the expected volatility of the Company’s share price, and expected dividends. We estimate the fair value of certain Performance-based RSUs that vest, in part, based on the achievement of our total shareholder return (”TSR”) relative to the TSR attained by companies within our defined peer group (“Relative TSR”) as of grant using the Monte Carlo Simulation model. This model considers, among other factors, the expected life of the award, the expected volatility of the Company’s share price, a risk-free interest rate and expected dividends.

The Company records share-based compensation expense in SG&A expenses in the Consolidated Statements of Operations.

All excess tax benefits and tax deficiencies related to share-based compensation are recognized in results of operations at settlement or expiration of the award. The excess tax benefit or deficiency is calculated as the difference between the grant date price and the price of our common shares on the vesting or exercise date.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities not exceeding three months at the time of purchase. The fair values of our cash and cash equivalents approximate the amounts shown on our Consolidated Balance Sheets due to their short-term nature.

Accounts Receivable, Net of Allowance for Credit Losses

All trade accounts receivable are uncollected amounts owed to us from transactions with our customers. Trade accounts receivable represent amounts billed to customers and not yet collected, and are presented net of allowance for credit losses. We estimate an allowance for credit losses based on historical loss experience, adverse situations that may affect a customer’s ability to pay, current conditions, reasonable and supportable forecasts and current economic outlook. Customer demographic, such as large commercial customers as compared to small businesses or individual customers, and the customer’s geographic market are also considered when estimating credit losses. Historical loss experience was based on actual loss rates over a one year period. Additionally, we evaluate current conditions and review third-party economic forecasts on a quarterly basis to determine the impact on the allowance for credit losses. The assumptions used in determining an estimate of credit losses are inherently subjective and actual results may differ significantly from estimated reserves.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out method, or net realizable value. Finished goods and work-in-process include the inventory costs of raw materials, direct labor and manufacturing overhead costs. As a result, we use an inventory reserve to adjust our inventory costs down to a net realizable value and to reserve for estimated obsolescence of both raw materials and finished goods.

Customer Deposits

The Company generally collects deposits on multi-gallon bottles used by our water delivery customers. Such deposits are refunded only after customers return such bottles in satisfactory condition. The associated bottle deposit liability is estimated based on the number of water customers, average consumption and return rates and bottle deposit market rates. The Company analyzes these assumptions quarterly and adjusts the bottle deposit liability as necessary.

Property, Plant and Equipment, Net

Property, plant and equipment, net are stated at cost less accumulated depreciation. Depreciation is allocated between Cost of sales and SG&A expenses in the Consolidated Statement of Operations and is determined using the straight-line method over the estimated useful lives of the assets.

Leasehold improvements are amortized using the straight-line method over the remaining life of the lease or useful life of the asset, whichever is shorter. Maintenance and repairs are charged to operating expense when incurred.

Leases

We have operating and finance leases for manufacturing and production facilities, branch distribution and warehouse facilities, vehicles and machinery and equipment. At inception, we determine whether an agreement represents a lease and, at commencement, we evaluate each lease agreement to determine whether the lease constitutes an operating or financing lease. Some of our lease agreements have renewal options, tenant improvement allowances, rent holidays and rent escalation clauses.

Right-of-use lease assets represent our right to use the underlying asset for the lease term, and the operating lease obligation represents our commitment to make the lease payments arising from the lease. We have elected not to recognize on the balance sheet leases with terms of one-year or less. We have also elected not to separate lease components from non-lease components for all fixed payments. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, we utilize the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. The lease term may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectations regarding the terms.

Goodwill

Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. Goodwill is not amortized, but instead is tested for impairment at least annually.

Prior period amounts have been recast to reflect the changes disclosed in the “Changes in Presentation” section of Note 1 to the Consolidated Financial Statements above.

The following table summarizes goodwill as of December 30, 2023 and December 31, 2022:

(in millions of U.S. dollars)	North America	Other	Total
Goodwill as of January 1, 2022	$994.1	$—	$994.1

Goodwill acquired during the year	4.4	—	4.4
Measurement period adjustments	1.1	—	1.1
Foreign exchange	(2.4)	—	(2.4)

Goodwill as of December 31, 2022	$997.2	$—	$997.2

Goodwill acquired during the year	4.3	2.1	6.4
Measurement period adjustments	(0.1)	—	(0.1)
Foreign exchange	1.0	0.1	1.1

Goodwill as of December 30, 2023	$1,002.4	$2.2	$1,004.6

The Company operates through its North America operating segment, which is also its sole reportable segment.

We test goodwill for impairment at least annually on the first day of the fourth quarter, based on our reporting unit carrying values, calculated as total assets less non-interest bearing liabilities, as of the end of the third quarter, or more frequently if we determine a triggering event has occurred during the year.

We evaluate goodwill for impairment on a reporting unit basis, which is an operating segment or a level below an operating segment, referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and management regularly reviews the operating results of that component. However, two or more components of an operating segment can be aggregated and deemed a single reporting unit if the components have similar economic characteristics. Our North America operating segment was determined to have three components: DSS, Aquaterra, and Mountain Valley. We have determined that DSS and Aquaterra have similar economic characteristics and have aggregated them as a single reporting unit for the purpose of testing goodwill for impairment (“DSSAqua”). Therefore, for the purpose of testing goodwill for impairment for the fiscal year ended December 30, 2023, we have determined our reporting units are DSSAqua and Mountain Valley.

We had goodwill of $1,004.6 million on our Consolidated Balance Sheet as of December 30, 2023, which represents amounts for the DSSAqua and Mountain Valley reporting units, as well as goodwill within our Other category.

For purposes of the annual test for the fiscal year ended December 30, 2023, we elected to perform a qualitative assessment for all reporting units to assess whether it was more likely than not that the fair value of these reporting units exceeded their respective carrying values. In performing these assessments, management relied on a number of factors including, but not limited to, macroeconomic conditions, industry and market considerations, cost factors that would have a negative effect on earnings and cash flows, overall financial performance compared with forecasted projections in prior periods, and other relevant reporting unit events, the impact of which are all significant judgments and estimates. Based on these factors, management concluded that it was more likely than not that the fair values of our reporting units were greater than their respective carrying amounts, including goodwill, indicating no impairment during the fiscal year ended December 30, 2023. As of December 30, 2023, goodwill allocated to the DSSAqua and Mountain Valley reporting units was $986.4 million and $16.0 million, respectively.

Each year during the fourth quarter, we re-evaluate the assumptions used in our assessments, such as revenue growth rates, SG&A expenses, capital expenditures and discount rates, to reflect any significant changes in the business environment that could materially affect the fair value of our reporting units. Based on the evaluations performed in 2023, we determined that the fair value of each of our reporting units exceeded their carrying amounts.

There are inherent uncertainties related to each of the above listed assumptions, and our judgment in applying them. Changes in the assumptions used in our qualitative assessment could result in impairment charges that could be material to our Consolidated Financial Statements in any given period.

Refer to Note 2 to the Consolidated Financial Statements for discussion regarding goodwill for the discontinued operations entities.

Intangible Assets, Net

As of December 30, 2023, our intangible assets subject to amortization, net of accumulated amortization, were $333.0 million, consisting principally of $310.7 million of customer relationships that arose from acquisitions, $13.8 million of software, and $5.9 million of patents. Customer relationships are typically amortized over the period for which we expect to receive the economic benefits. The customer relationship intangible assets acquired in our acquisitions are amortized over the expected remaining useful life of those relationships on a basis that reflects the pattern of realization of the estimated undiscounted after-tax cash flows. We review the estimated useful life of these intangible assets annually, unless a review is required more frequently due to a triggering event, such as a loss of a significant customer. Our review of the estimated useful life takes into consideration the specific net cash flows related to the intangible asset. The permanent loss of, or significant decline in sales to customers included in the intangible asset would result in either an impairment in the value of the intangible asset or an accelerated amortization of any remaining value and could lead to an impairment of the fixed assets that were used to service that customer. We did not record impairment charges for our intangible assets subject to amortization in the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022.

Our intangible assets with indefinite lives relate primarily to trademarks acquired in the acquisition of Legacy Primo, trademarks acquired in the acquisition of DSS, one of the trademarks acquired in the acquisition of Aquaterra, trademarks acquired in the acquisition of Mountain Valley, and trademarks acquired in the acquisition of Crystal Rock (collectively, the “Trademarks”). These assets have an aggregate net book value of $379.7 million as of December 30, 2023. There are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of these intangible assets.

The lives of the Trademarks are considered to be indefinite and therefore these intangible assets are not amortized. Rather, they are tested for impairment at least annually or more frequently if we determine a triggering event has occurred during the year. We compare the carrying amount of the intangible asset to its fair value and when the carrying amount is greater than the fair value, we recognize an impairment loss.

We assessed qualitative factors to determine whether the existence of events or circumstances indicated that it was more likely than not that the fair value of the Trademarks were less than their respective carrying value. The qualitative factors we assessed included macroeconomic conditions, industry and market considerations, cost factors that would have a negative effect on earnings and cash flows, overall financial performance compared with forecasted projections in prior periods, and other relevant events, the impact of which are all significant judgments and estimates. During the fourth quarter of 2023, we concluded that it was more likely than not that the fair value of the Trademarks were more than their carrying value and therefore we were not required to perform any additional testing.

There are inherent uncertainties related to each of the above listed assumptions, and our judgment in applying them. Changes in the assumptions used in our qualitative assessment could result in impairment charges that could be material to our Consolidated Financial Statements in any given period.

Refer to Note 2 to the Consolidated Financial Statements for discussion regarding intangible assets for the discontinued operations entities.

Impairment and Disposal of Long-Lived Assets

When adverse events occur, we compare the carrying amount of long-lived assets to the estimated undiscounted future cash flows at the lowest level of independent cash flows for the group of long-lived assets and recognize any impairment loss based on discounted cash flows in the Consolidated Statements of Operations, taking into consideration the timing of testing and the asset’s remaining useful life. The expected life and value of these long-lived assets is based on an evaluation of the competitive environment, history and future prospects as appropriate. We did not record impairments of long-lived assets during the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022.

As part of normal business operations, we identify long-lived assets that are no longer productive and dispose of them. We recognized losses on disposals of property, plant and equipment, net of $9.1 million, $7.4 million, and $9.1 million for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively. Losses on disposals of assets are presented separately as part of operating income in the Consolidated Statements of Operations.

During the second quarter of 2022, our Board of Directors approved the exit from our business in Russia. Accordingly, we recorded an impairment charge of $11.2 million during the second quarter to reduce the carrying value of the assets to the estimated fair value less costs to sell. The impairment charge of $11.2 million to reduce the carrying value of the Russia business to its estimated fair value less costs to sell is included within impairment charges on the Consolidated Statements of Operations for the twelve months ended December 31, 2022 and is included within the Other category. The exit of our business in Russia was completed during the third quarter of 2022.

Insurance Reserves

We maintain insurance retention programs under our general liability, auto liability, and workers’ compensation insurance programs. We also carry excess coverage to mitigate catastrophic losses. We use an independent third-party actuary to assist in determining our insurance reserves. Insurance reserves are accrued on an undiscounted basis based on known claims and estimated incurred but not reported claims not otherwise covered by insurance. The estimates are developed utilizing standard actuarial methods and are based on historical claims experience and actuarial assumptions, including loss development factors and expected ultimate loss selections. The inherent uncertainty of future loss projections could cause actual claims to differ from our estimates. The Company recorded insurance reserves of $67.0 million and $58.7 million as of December 30, 2023 and December 31, 2022, respectively, within Accounts payable and accrued liabilities and Other long-term liabilities in the Consolidated Balance Sheets, of which $8.8 million and $12.3 million, respectively, was covered by insurance and included as a component of Accounts receivable, net of allowance and Other long-term assets in the Consolidated Balance Sheets.

Foreign Currency Translation

The assets and liabilities of non-U.S. active operations, all of which are self-sustaining, are translated to U.S. dollars at the exchange rates in effect at the balance sheet dates. Revenues and expenses are translated using average monthly exchange rates prevailing during the period. The resulting gains or losses are recorded in Accumulated other comprehensive loss in the Consolidated Balance Sheets.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount of assets and liabilities and their respective tax bases, using currently enacted income tax rates. A valuation allowance is established to reduce deferred income tax assets if, on the basis of available evidence, it is not more likely than not that all or a portion of any deferred tax assets will be realized. The consideration of available evidence requires significant management judgment including an assessment of the future periods in which the deferred tax assets and liabilities are expected to be realized and projections of future taxable income.

The ultimate realization of the deferred tax assets, including net operating losses, is dependent upon the generation of future taxable income during the periods prior to their expiration. If our estimates and assumptions about future taxable income are not appropriate, the value of our deferred tax assets may not be recoverable, which may result in an increase to our valuation allowance that will impact current earnings.

We account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, based on the technical merits. The second step requires management to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

We recognize interest and penalties related to unrecognized tax benefits within the Income tax expense (benefit) line in the Consolidated Statements of Operations, and we include accrued interest and penalties within the Other long-term liabilities line in the Consolidated Balance Sheets.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. As of December 30, 2023 and December 31, 2022, cash and cash equivalents were maintained at major financial institutions in the United States, and current deposits are in excess of insured limits. The Company believes these institutions have sufficient assets and liquidity to conduct their operations in the ordinary course of business with little or no credit risk to the Company. The Company has not experienced any losses in such accounts.

Recently Adopted Accounting Pronouncements

Update ASU 2020-04—Reference Rate Reform (Topic 848)

In March 2020, the FASB issued guidance which provides expedients and exceptions to account for contracts, hedging relationships and other transactions that reference LIBOR or any other reference rates expected to be discontinued because of reference rate reform. This guidance is effective as of March 12, 2020 through December 31, 2022 (updated to December 31, 2024 by the December 2022 issuance of Accounting Standards Update (“ASU”) 2022-06) and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2024. We elected to apply the debt agreement expedient and therefore will account for debt agreement amendments as if the modification was not substantial and thus a continuation of the existing contract. Effective January 13, 2023, we entered into the Second LIBOR Transition Amendment to the Credit Agreement, which transitioned the credit agreement from LIBOR to the Secured Overnight Financing Rate (“SOFR”). The amendment did not have a material impact on our Consolidated Financial Statements.

Update ASU 2021-08—Business Combinations (Topic 805)

In October 2021, the FASB issued guidance that requires entities to use principles in ASC 606 to recognize and measure contract assets and liabilities in revenue contracts acquired in a business combination rather than fair value. For public entities, this guidance is effective for fiscal years beginning after December 15, 2022 for annual and interim periods. The adoption of this standard did not have a material impact on our Consolidated Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

Update ASU 2023-06—Disclosure Improvements—Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative

In October 2023, the FASB issued guidance to modify the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. This guidance is effective for the Company no later than June 30, 2027. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Update ASU 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures

In November 2023, the FASB issued guidance to improve the disclosures about a public entity’s reportable segments and provide for the disclosure of additional and more detailed information about a reportable segment’s expenses. This guidance is effective for the Company effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments in this update should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Update ASU 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures

In December 2023, the FASB issued guidance to enhance the transparency and decision usefulness of income tax disclosures through improvements to disclosures primarily related to the rate reconciliation and income taxes paid information. This guidance is effective for the Company for annual periods beginning after December 15, 2024. Early adoption is permitted. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Note 2—Discontinued Operations

International Businesses

On December 29, 2023, the Company completed the European Divestiture for aggregate deal consideration of $575.0 million, adjusted for customary purchase price adjustments resulting in total cash consideration of $565.9 million (see Note 1 to the Consolidated Financial Statements). The proceeds from the European Divestiture were included in Investing activities of discontinued operations in the Consolidated Statements of Cash Flows for the fiscal year ended December 30, 2023. The European Divestiture excluded the Remaining International Businesses. This deal is the first of several transactions that will occur in 2024 as part of a Board-approved plan to sell all of our international businesses representing a strategic shift in our operations. Accordingly, the International Businesses are presented herein as discontinued operations for all periods presented.

In connection with the European Divestiture, the Company and the Purchaser entered into a transition services agreement pursuant to which the Purchaser will provide certain information technology and shared service center services to the Company for various periods. For the year ended December 30, 2023, these services were not material.

The major components of Net income (loss) from discontinued operations, net of income taxes in the accompanying Consolidated Statements of Operations include the following:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Revenue, net	$575.0	$521.9	$496.9
Cost of sales	267.7	247.7	230.5

Gross profit	307.3	274.2	266.4
Selling, general and administrative expenses	271.2	267.6	264.5
Loss on disposal of property, plant and equipment, net	0.7	1.1	0.2
Acquisition and integration expenses	0.9	3.2	1.7
Impairment charges	82.4	17.9	—

Operating loss from discontinued operations	(47.9)	(15.6)	—
Other (income) expense, net	(19.4)	11.3	5.8
Interest expense, net	3.1	2.0	0.5
Gain on sale of discontinued operations	(214.7)	—	—

Income (loss) from discontinued operations, before income taxes	$183.1	$(28.9)	$(6.3)
Income tax expense	8.8	0.2	1.8

Net income (loss) from discontinued operations, net of income taxes	$174.3	$(29.1)	$(8.1)

Assets and liabilities of discontinued operations presented in the accompanying Consolidated Balance Sheets as of December 30, 2023 and December 31, 2022 include the following:

	December 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$22.6	$43.8
Accounts receivable, net of allowance of $3.4 ($8.5 as of December 31, 2022)	67.4	87.9
Inventories	31.9	46.8
Prepaid expenses and other current assets	6.8	8.8

Current assets of discontinued operations	$128.7	$187.3

Property, plant and equipment, net	83.7	164.9
Operating lease right-of-use-assets	37.9	55.4
Goodwill	48.5	295.8
Intangible assets, net	61.5	170.9
Other long-term assets, net[1]	(6.0)	2.4

Long-term assets of discontinued operations	$225.6	$689.4

LIABILITIES
Short-term borrowings	$18.4	$6.5
Current maturities of long-term debt	3.5	6.6
Accounts payable and accrued liabilities	83.4	142.5
Current operating lease obligations	4.6	9.1

Current liabilities of discontinued operations	$109.9	$164.7

Long-term debt	9.2	31.5
Operating lease obligations	33.6	46.9
Deferred tax liabilities	7.0	27.5
Other long-term liabilities	2.4	9.8

Long-term liabilities of discontinued operations	$52.2	$115.7

1	Includes the impairment recorded to reduce the carrying value of the Remaining International Businesses to the fair value less costs to sell.

In connection with the European Divestiture, the Company performed a goodwill impairment test on the Remaining International Businesses resulting in a goodwill impairment charge of $71.1 million and an intangible asset impairment charge of $4.3 million. This impairment was due to macroeconomic trends and the related impact on long-term forecasts. Upon the classification of the Remaining International Businesses as held for sale, the Company recorded an additional impairment loss of $7.0 million to reduce the carrying value of the International Businesses to fair value less costs to sell, resulting in a total impairment charge of $82.4 million that was recorded within Net income (loss) from discontinued operations, net of income tax on the Consolidated Statements of Operations for the fiscal year ended December 30, 2023. There was $3.0 million tax benefit recorded related to this charge for the fiscal year ended December 30, 2023.

During the second quarter of 2022, the decision to exit our business in Russia and the realignment of segments resulted in a triggering event for goodwill and intangible assets with indefinite lives requiring quantitative assessments for the combined Eden business (which, prior to realignment, included the Eden Europe and Eden Israel businesses) immediately before the realignment of segments and for the Eden Europe and Israel businesses upon realignment of segments. As a result of these assessments, the Company recorded a goodwill impairment charge of $11.2 million due to a decrease in cash flows associated with the exit from our business in

Russia and a trademark impairment charge of $6.7 million due primarily to a decrease in the royalty rate used in the quantitative analysis. The total impairment charge of $17.9 million was recorded in the results of discontinued operations for the fiscal year ended December 31, 2022.

Note 3—Leases

We have operating and finance leases for manufacturing and production facilities, branch distribution and warehouse facilities, vehicles and machinery and equipment. The remaining terms on our finance leases range from one year to 8 years, while our operating leases range from one year to 17 years, some of which may include options to extend the leases generally between one year and 10 years, and some of which may include options to terminate the leases within one year.

The components of lease expense were as follows:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Operating lease cost	$39.9	$37.4
Short-term lease cost	3.8	$2.8
Finance lease cost
Amortization of right-of-use assets	$11.7	$12.4
Interest on lease liabilities	2.2	2.7

Total finance lease cost	$13.9	$15.1

Sublease income	$1.7	$1.4

Supplemental cash flow information related to leases was as follows:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$39.1	$35.7
Operating cash flows from finance leases	$2.2	$2.6
Financing cash flows from finance leases	$11.5	$12.0
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$28.8	$42.4
Finance leases	$10.9	$3.3

Supplemental balance sheet information related to leases was as follows:

(in millions of U.S. dollars, except lease term and discount rate)	December 30, 2023	December 31, 2022
Operating leases
Operating lease right-of-use assets	$136.0	$143.2

Current operating lease obligations	25.6	26.6
Operating lease obligations	124.0	127.6

Total operating lease obligations	$149.6	$154.2

Financing leases
Property, plant and equipment, net	$45.0	$45.7

Current maturities of long-term debt	14.2	10.9
Long-term debt	33.4	37.4

Total finance lease obligations	$47.6	$48.3

Weighted-Average Remaining Lease Term
Operating leases	7.3 years	7.8 years
Finance leases	3.4 years	4.4 years
Weighted-Average Discount Rate
Operating leases	6.6%	6.5%
Finance leases	5.5%	5.1%

Maturities of operating lease obligations were as follows:

(in millions of U.S. dollars)	December 30, 2023
2024	$35.9
2025	34.1
2026	25.8
2027	21.8
2028	12.7
Thereafter	63.8

Total lease payments	194.1
Less imputed interest	(44.5)

Present value of lease obligations	$149.6

Maturities of finance lease obligations were as follows:

(in millions of U.S. dollars)	December 30, 2023
2024	$16.7
2025	16.2
2026	13.1
2027	4.6
2028	2.0
Thereafter	0.3

Total lease payments	52.9
Less imputed interest	(5.3)

Present value of lease obligations	$47.6

Note 4—Revenue

Our principal sources of revenue are from bottled water delivery direct to consumers primarily in North America from providing multi-gallon purified bottled water, self-service refill drinking water and water dispensers through retailers in North America for the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022.

Revenue is recognized, net of sales returns, when a customer obtains control of promised goods or services in an amount that reflects the consideration we expect to receive in exchange for those goods or services. We measure revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A performance obligation is a contractual promise to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when the customer receives the benefit of the performance obligation. Customers typically receive the benefit of our services as they are performed. Substantially all our customer contracts require that we be compensated for services performed to date. This may be upon shipment of goods or upon delivery to the customer, depending on contractual terms.

Shipping and handling costs paid by the customer to us are included in revenue and costs incurred by us for shipping and handling activities that are performed after a customer obtains control of the product are accounted for as fulfillment costs.

In addition, we exclude from net revenue and cost of sales taxes assessed by governmental authorities on revenue-producing transactions.

Although we occasionally accept returns of products from our customers, historically returns have not been material.

Contract Estimates

The nature of certain of the Company’s contracts give rise to variable consideration including cash discounts, volume-based rebates, point of sale promotions, and other promotional discounts to certain customers. For all promotional programs and discounts, the Company estimates the rebate or discount that will be granted to the customer and records an accrual upon invoicing. These estimated rebates or discounts are included in the transaction price of the Company’s contracts with customers as a reduction to net revenues and are included as accrued sales incentives in accounts payable and accrued liabilities in the Consolidated Balance Sheets. This methodology is consistent with the manner in which the Company historically estimated and recorded promotional programs and discounts. Accrued sales incentives were $7.7 million and $6.2 million as of December 30, 2023 and December 31, 2022, respectively.

We do not disclose the value of unsatisfied performance obligations for contracts (i) with an original expected length of one year or less or (ii) for which the Company recognizes revenue at the amount in which it has the right to invoice as the product is delivered.

Contract Balances

Contract liabilities relate primarily to advances received from the Company’s customers before revenue is recognized. These amounts are recorded as deferred revenue and are included in Accounts payable and accrued liabilities in the Consolidated Balance Sheets. The advances are expected to be earned as revenue within one year of receipt. Deferred revenues as of December 30, 2023 and December 31, 2022 were $5.2 million and $5.2 million, respectively. The amount of revenue recognized for the year ended December 30, 2023 that was included in the deferred revenue balance as of December 31, 2022 was $5.2 million.

The Company does not have any material contract assets as of December 30, 2023 and December 31, 2022.

Disaggregated Revenue

In general, the Company’s business segmentation is aligned according to the nature and economic characteristics of its products and customer relationships and provides meaningful disaggregation of each business segment’s results of operations.

Further disaggregation of net revenue to external customers by geographic area based on customer location is as follows:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
United States	$1,706.2	$1,620.0	$1,493.0
Canada	65.6	65.8	69.9
All other countries	—	7.4	13.5

Total	$1,771.8	$1,693.2	$1,576.4

Note 5—Other Expense (Income), Net

The following table summarizes other expense (income), net for the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Foreign exchange losses (gains), net	$5.7	$0.9	$(0.5)
Tariff refunds	(3.1)	—	—
Gain on sale of business	—	(0.7)	—
Loss on extinguishment of long-term debt	—	—	27.2
Other gains, net	(1.4)	(2.7)	(4.6)

Total	$1.2	$(2.5)	$22.1

Note 6—Interest Expense, Net

The following table summarizes interest expense, net for the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Interest on long-term debt	$51.7	$50.8	$56.3
Interest on short-term debt	14.1	9.3	4.1
Other interest expense, net	5.6	7.7	7.9

Total	$71.4	$67.8	$68.3

Note 7—Income Taxes

Provision (Benefit) for Income Taxes

Income (loss) from continuing operations, before income taxes consisted of the following:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Canada	$(54.9)	$(1.3)	$(30.1)
Outside Canada	145.7	79.5	42.7

Income (loss) from continuing operations, before income taxes	$90.8	$78.2	$12.6

Income tax expense consisted of the following:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Current
Canada	$—	$—	$—
Outside Canada	25.5	2.2	3.3

	$25.5	$2.2	$3.3

Deferred
Canada	$—	$—	$—
Outside Canada	1.5	17.3	4.4

	$1.5	$17.3	$4.4

Income tax expense	$27.0	$19.5	$7.7

The following table reconciles income taxes calculated at the basic Canadian corporate rates with the income tax provision:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Income tax expense (benefit) based on Canadian statutory rates	$24.1	$20.7	$3.3
Foreign tax rate differential	(13.4)	(9.0)	(7.1)
Local taxes	8.9	4.0	1.6
Nontaxable interest income	(3.4)	(3.4)	(3.9)
Impairment expense	—	0.9	—
Impact of intercompany transactions and dividends	(0.5)	(2.3)	0.2
Income tax credits	(1.8)	(0.2)	(0.3)
Change in enacted tax rates	(1.3)	0.5	(0.4)
Change in valuation allowance	16.8	7.0	8.6
Change in uncertain tax positions	(5.5)	0.6	1.5
Equity compensation	1.4	1.4	2.2
Permanent differences	1.0	0.6	0.8
Adjustments to prior year taxes	0.1	(1.8)	1.2
Other items	0.6	0.5	—

Income tax expense	$27.0	$19.5	$7.7

Deferred Tax Assets and Liabilities

Deferred income tax assets and liabilities were recognized on temporary differences between the financial and tax bases of existing assets and liabilities as follows:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforwards	$108.0	$116.1
Capital loss carryforwards	17.8	15.2
Liabilities and reserves	28.6	23.3
Stock options	9.3	10.4
Inventories	2.2	2.2
Interest expense	26.6	25.5
Right of use lease obligations	41.3	43.8

	233.8	236.5

Deferred tax liabilities
Property, plant and equipment	(54.0)	(66.1)
Intangible assets	(151.1)	(154.0)
Right of use assets	(37.4)	(40.6)
Other	(3.7)	(2.5)

	(246.2)	(263.2)

Valuation allowance	(131.6)	(115.5)

Net deferred tax liability	$(144.0)	$(142.2)

As of December 30, 2023, we have outside tax basis differences, including undistributed earnings, in our foreign subsidiaries. For 2023, deferred taxes have not been recorded on the undistributed earnings because our foreign subsidiaries have the ability to repatriate funds to their respective parent company tax-efficiently or the undistributed earnings are indefinitely reinvested under the accounting guidance. In order to arrive at this conclusion, we considered factors including, but not limited to, past experience, domestic cash requirements, cash requirements to satisfy the ongoing operations, capital expenditures and other financial obligations of our subsidiaries. It is not practicable to determine the excess book basis over outside tax basis in the shares or the amount of incremental taxes that might arise if these earnings were to be remitted. The amount of tax payable could be significantly impacted by the jurisdiction in which a distribution was made, the amount of the distribution, foreign withholding taxes under applicable tax laws when distributed, relevant tax treaties and foreign tax credits. We repatriated earnings of $87.3 million and $17.0 million to Canada during the fiscal years ended December 30, 2023 and December 31, 2022, respectively, incurring no tax expense.

As of December 30, 2023, we have operating loss carryforwards totaling $411.5 million, capital loss carryforwards totaling $67.0 million, and tax credit carryforwards totaling nil. The operating loss carryforward amount was attributable to Canadian operating loss carryforwards of $302.3 million that will expire from 2024 to 2043; U.S. federal and state operating loss carryforwards of $63.6 million and $8.5 million, respectively, that will predominantly expire from 2024 to 2036; U.S. federal operating loss carryforwards of $36.4 million that have indefinite lives; and United Kingdom operating loss carryforwards of $0.7 million that have indefinite lives.

The capital loss carryforward is attributable primarily to Canadian capital losses of $67.0 million, all with indefinite lives.

In general, under Section 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a U.S. corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) or tax credits to offset future taxable income. Therefore, current or future changes in our Canadian stock ownership, many of which are outside of our control, could result in a U.S. ownership change under Section 382 and 383 of the Code. If we undergo a U.S. ownership change, our ability to utilize U.S. federal or state NOLs or tax credits could be limited. We monitor changes in our ownership on an ongoing basis and do not believe we had a change of control limitation as of December 30, 2023.

We establish a valuation allowance to reduce deferred tax assets if, based on the weight of the available evidence, both positive and negative, for each respective tax jurisdiction, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to recent cumulative losses, it was determined that it is more likely than not we will not realize the benefit of net operating loss carryforwards and other net deferred assets in Canada. The balance of the valuation allowance was $131.6 million and $115.5 million for the fiscal years ended December 30, 2023 and December 31, 2022, respectively. The valuation allowance increase in 2023 was related primarily to losses generated in tax jurisdictions with existing valuation allowances.

Additionally, we have determined that it is more likely than not that the benefit from our capital losses in Canada will not be realized in the future due to the uncertainty regarding potential future capital gains in the jurisdiction. In recognition of this risk, we have provided a valuation allowance of $17.8 million on our capital losses.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of our unrecognized tax benefits is as follows:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Unrecognized tax benefits at beginning of year	$15.9	$16.4	$13.8
Additions based on tax positions taken during a prior period	1.0	—	1.1
Additions related to acquired entities	—	—	1.7
Lapse in statute of limitations	(9.7)	(1.8)	(1.9)
Additions based on tax positions taken during the current period	1.9	1.8	1.7
Foreign exchange	0.3	(0.5)	—

Unrecognized tax benefits at end of year	$9.4	$15.9	$16.4

As of December 30, 2023, we had $9.4 million of unrecognized tax benefits, a net decrease of $6.5 million from $15.9 million as of December 31, 2022. If we recognized our tax positions, approximately $3.1 million would favorably impact the effective tax rate. We believe it is reasonably possible that our unrecognized tax benefits will decrease or be recognized in the next twelve months by up to $2.0 million due to the settlement of certain tax positions and lapses in statutes of limitation in various tax jurisdictions.

We recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes. There were net interest and penalties of $1.0 million, nil and nil recovered during the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022, respectively. The amount of interest and penalties recognized on the Consolidated Balance Sheets as of December 30, 2023 and December 31, 2022 were a liability of $0.7 million and $1.7 million, respectively.

We are subject to taxation in Canada, the United States, and other foreign jurisdictions. With few exceptions, we are no longer subject to income tax examination for years prior to 2020. To the extent that income tax attributes such as net operating losses and tax credits have been carried forward from years prior to 2020, those attributes can still be audited when utilized on returns subject to audit. We are currently under audit in Canada by the Canada Revenue Agency (“CRA”) for tax years 2016, 2017, 2019 and 2021.

Note 8—Share-Based Compensation

Our shareowners approved our Amended and Restated Primo Water Corporation Equity Incentive Plan (the “Amended and Restated Equity Plan”) in May 2016, and approved the Primo Water Corporation 2018 Equity Incentive Plan (“2018 Equity Plan” and together with the Amended and Restated Equity Plan, the “Equity Plans”) in May 2018. Awards under the Equity Plans may be in the form of incentive stock options, non-qualified stock options, restricted shares, restricted share units, performance shares, performance units, stock appreciation rights, and stock payments to employees, directors and outside consultants. The Equity Plans are administered by the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors or any other Board committee as may be designated by the Board of Directors from time to time. Under the Amended and Restated Equity Plan, 20,000,000 shares are reserved for future issuance, and under the 2018 Equity Plan, 8,000,000 shares are reserved for future issuance, subject to adjustment upon a share split, share dividend, recapitalization, and other similar transactions and events. Shares that are issued under the Equity Plans are applied to reduce the maximum number of shares remaining available for issuance under the Equity Plans; provided that the total number of shares available for issuance under the Equity Plans are reduced two shares for each share issued pursuant to a “full-value” award (i.e., an award other than a stock option or stock appreciation right).

Shares to be issued pursuant to Time-based RSUs, Performance-based RSUs, or stock options that are forfeited, expired, or are canceled or settled without the issuance of shares return to the pool of shares available for issuance under the Equity Plans. As of December 30, 2023, there were approximately 819,000 shares available for future issuance under the Amended and Restated Equity Plan, and approximately 1,406,000 shares available for future issuance under the 2018 Equity Plan.

The table below summarizes the share-based compensation expense for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022. Share-based compensation expense is recorded in SG&A expenses in the Consolidated Statements of Operations. As referenced below: (i) “Performance-based RSUs” represent restricted share units with performance-based vesting, (ii) “Time-based RSUs” represent restricted share units with time-based vesting, (iii) “Stock options” represent non-qualified stock options, (iv) “Director share awards” represent common shares issued in consideration of the annual Board retainer fee to non-management members of our Board, and (v) the “ESPP” represents the Primo Water Corporation Employee Share Purchase Plan, under which common shares are issued to eligible employees at a discount through payroll deductions.

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Stock options	$0.2	$0.8	$3.0
Performance-based RSUs	9.3	6.5	7.4
Time-based RSUs	3.9	8.4	5.5
Director share awards	1.3	1.2	1.3
ESPP	0.2	0.3	0.3

Total[1]	$14.9	$17.2	$17.5

1

Includes $0.8 million, $0.8 million, and $2.0 million of share-based compensation expense from our discontinued operations, which is included in Net income (loss) from discontinued operations, net of income taxes on the Consolidated Statements of Operations for the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022, respectively.

The tax benefit recognized related to share-based compensation expense for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022 was $3.0 million, $3.4 million, and $2.2 million, respectively.

As of December 30, 2023, the unrecognized share-based compensation expense and the weighted-average number of years over which we expect it to be recognized were as follows:

(in millions of U.S. dollars, except years)	Unrecognized share-based compensation expense as of December 30, 2023	Weighted- average years expected to recognize compensation
Performance-based RSUs	$11.9	2.4 years
Time-based RSUs	4.3	2.0 years

Total	$16.2

Stock Options

During the fiscal years ended December 30, 2023 and December 31, 2022, no stock options were granted to employees. During the fiscal year ended January 1, 2022, approximately 18,000 stock options were granted to certain employees under the Equity Plans at a weighted-average exercise price of $17.79 per share. The weighted-average grant date fair value of the stock options granted during the year ended January 1, 2022 was estimated to be $5.47 per share using the Black-Scholes option pricing model. The contractual term of a stock option granted is fixed by the Amended and Restated Equity Plan and cannot exceed ten years from the grant date.

The grant date fair value of stock options granted during the fiscal year ended January 1, 2022 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

For the Fiscal Year Ended
January 1, 2022
Risk-free interest rate	1.2%
Average expected life (years)	6.0
Expected volatility	35.9%
Expected dividend yield	1.4%

The following table summarizes the activity for stock options:

	Number of Stock options (in thousands)	Weighted- average exercise price	Weighted- average contractual term (years)	Aggregate intrinsic value (in thousands)
Outstanding as of January 2, 2021	7,270	$13.07	6.5	$20,659.3

Granted	18	17.79
Exercised	(2,382)	10.32		17,439.4
Forfeited or expired	(51)	13.62

Outstanding as of January 1, 2022	4,855	$14.42	6.0	$15,588.1

Exercised	(126)	10.65		729.9
Forfeited or expired	(205)	14.51

Outstanding as of December 31, 2022	4,524	$14.52	5.2	$6,482.0

Exercised	(364)	13.48		771.5
Forfeited or expired	(479)	16.89

Outstanding as of December 30, 2023	3,681	$14.31	4.5	$4,502.4

Exercisable as of December 30, 2023	3,677	$14.31	4.5	$4,502.4

Vested or expected to vest as of December 30, 2023	3,681	$14.31	4.5	$4,502.4

The aggregate intrinsic value amounts in the table above represent the difference between the closing price of our common shares on the New York Stock Exchange on December 29, 2023, December 30, 2022, and December 31, 2021 which was $15.05, $15.54, and $17.63, respectively, and the exercise price, multiplied by the number of in-the-money stock options as of the same date.

The total amount of cash received from the exercise of stock options during the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022 was $4.6 million, $0.8 million, and $23.8 million, respectively, with an associated tax benefit of $0.1 million, nil, and $1.3 million, respectively.

The total fair value of options that vested during the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022 was $4.2 million, $8.3 million, and $16.7 million, respectively.

Other Awards

During the year ended December 30, 2023, we granted 76,024 common shares to the non-management members of our Board of Directors under the Equity Plans with a grant date fair value of approximately $1.3 million. The common shares were issued in consideration of the directors’ annual Board retainer fee and were vested upon issuance.

During the year ended December 30, 2023, we granted 28,000 Performance-based RSUs subject to the prior year vesting schedule and objectives. We also granted 412,000 Performance-based RSUs, which vest at the end of a three-year performance period beginning on the first day of our 2024 fiscal year and ending on the last day of our 2026 fiscal year (“2024 Performance Awards”). The number of shares ultimately awarded will be based upon the performance payout rate, which can range from 0% to 200% of the awards granted. During 2023, the HRCC determined that the 2024 Performance Awards will vest based on the Company’s achievement of average annual return on invested capital (“ROIC”) and Relative TSR for the applicable performance period (the “Performance Objectives”). The number of Performance-based RSUs that may vest, and the related unrecognized compensation cost is subject to change based on the Performance Objectives achieved during the vesting period. Additionally, we granted 231,000 Time-based RSUs, which vest over two to three years in equal annual installments on the first, second and third anniversaries of the date of grant and include a service condition.

The grant date fair value of the 2024 Performance Awards was estimated at the grant date using the Monte-Carlo simulation model with the following weighted-average assumptions:

For the Fiscal Year Ended
December 30, 2023
Risk-free interest rate	4.3%
Average expected life (years)	3.07
Expected volatility	28.5%
Beginning TSR price	$14.67

The risk-free rate is based on the U.S. Treasury yield in effect at the grant date with a term equal to the simulation period used in the Monte-Carlo simulation model. The simulation period is equal to the performance periods associated with the performance shares. Volatility is based on the Company’s historical data. Beginning TSR price is equal to the average closing price for the last eight trading days immediately prior to the grant date.

The following table summarizes the activity for the Company’s other awards:

	Number of Performance- based RSUs (in thousands)	Weighted-average grant date fair value	Number of Time- based RSUs (in thousands)	Weighted-average grant date fair value
Balance as of January 2, 2021	1,185	$15.27	548	$14.75

Awarded	484	17.06	665	16.50
Awarded in connection with modification	119	17.46	—	—
Issued	(467)	17.46	(266)	14.59
Forfeited	(75)	15.02	(62)	14.88

Balance as of January 1, 2022	1,246	$15.65	885	$16.10

Awarded	529	15.20	413	15.10
Awarded in connection with modification	44	14.61	—	—
Issued	(319)	14.61	(420)	15.74
Forfeited	(49)	16.10	(29)	16.42

Outstanding as of December 31, 2022	1,451	$15.65	849	$15.78

Awarded	440	18.46	231	14.72
Awarded in connection with modification	228	13.88	—	—
Issued	(515)	13.88	(460)	15.54
Forfeited	(101)	16.26	(76)	15.52

Outstanding as of December 30, 2023	1,503	$16.61	544	$15.29

Vested or expected to vest as of December 30, 2023	1,865	$16.55	544	$15.29

The total fair value of Performance-based RSUs vested and issued during the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022 was $7.1 million, $4.7 million and $8.1 million, respectively.

The total fair value of Time-based RSUs vested and issued during the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022 was $7.1 million, $6.6 million, and $3.9 million, respectively.

Employee Share Purchase Plan

The Company has maintained the Primo Water Corporation Employee Share Purchase Plan (the “ESPP”) since 2015. The ESPP qualifies as an “employee share purchase plan” under Section 423 of the Internal Revenue Code of 1986 (“IRC”), as amended. Substantially all employees are eligible to participate in the ESPP and may elect to participate at the beginning of any quarterly offering period. The ESPP authorizes the issuance, and the purchase by eligible employees, of up to 3,000,000 shares of Primo common shares through payroll deductions. As of December 30, 2023, 2,091,606 shares remained available for issuance under the ESPP. Eligible employees who choose to participate may purchase Primo common shares at 90% of market value on the first or last day of the quarterly offering period, whichever is lower. The minimum contribution which an eligible employee may make under the ESPP is 1% of the employee’s eligible compensation, with the maximum contribution limited to 15% of the employee’s eligible compensation. At the end of each quarterly offering period for which the employee participates, the total amount of each employee’s payroll deduction for that offering period will be used to purchase Primo common shares. The Company recognized $0.2 million, $0.3 million and $0.3 million of share-based compensation expense in SG&A expenses in the Consolidated Statements of Operations for the years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

Note 9—Common Shares and Net Income (Loss) per Common Share

Common Shares

On August 9, 2023, the Board of Directors approved a share repurchase program for up to $50.0 million of our outstanding common shares. Upon the closing of the European Divestiture on December 29, 2023, an incremental $25.0 million share repurchase was authorized, revising the total share repurchase authorization to $75.0 million. During the fiscal year ended December 30, 2023, we repurchased 131,409 common shares for $1.9 million through open market transactions under this repurchase plan.

On August 9, 2022, the Board of Directors approved a share repurchase program for up to $100.0 million of our outstanding common shares over a 12-month period that expired on August 14, 2023. During the fiscal year ended December 30, 2023, we repurchased 1,272,612 common shares for $19.0 million through open market transactions under this repurchase plan. During the fiscal year ended December 31, 2022, we repurchased 1,753,479 common shares for $23.8 million through open market transactions under this repurchase plan.

On May 4, 2021, the Board of Directors approved a share repurchase program for up to $50.0 million of our outstanding common shares over a 12-month period that expired on May 10, 2022. We repurchased 2,646,831 common shares for $43.5 million through open market transactions under this repurchase plan, all in the fiscal year ended January 1, 2022.

Shares purchased under these repurchase plans were subsequently canceled.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the periods presented. Diluted net income (loss) per common share is calculated by dividing diluted net income (loss) by the weighted-average number of common shares outstanding adjusted to include the effect, if dilutive, of the exercise of in-the-money stock options, Performance-based RSUs, and Time-based RSUs during the periods presented.

Set forth below is a reconciliation of the numerator and denominator for the diluted net income (loss) per common share computations for the periods indicated:

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
Numerator (in millions):
Continuing operations	$63.8	$58.7	$4.9
Discontinued operations	174.3	(29.1)	(8.1)

Net income (loss)	$238.1	$29.6	$(3.2)

Basic Earnings Per Share
Denominator (in thousands):
Weighted-average common shares outstanding—basic	159,452	160,763	160,778
Basic Earnings Per Share:
Continuing operations	$0.40	$0.36	$0.03
Discontinued operations	$1.09	$(0.18)	$(0.05)

Net income (loss)	$1.49	$0.18	$(0.02)

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
Diluted Earnings Per Share
Denominator (in thousands):
Weighted-average common shares outstanding—basic	159,452	160,763	160,778
Dilutive effect of Stock options	238	261	—
Dilutive effect of Performance-based RSUs	467	445	—
Dilutive effect of Time-based RSUs	462	416	—

Weighted-average common shares outstanding—diluted	160,619	161,885	160,778
Diluted Earnings Per Share:
Continued operations	$0.40	$0.36	$0.03
Discontinued operations	$1.08	$(0.18)	$(0.05)

Net income (loss)	$1.48	$0.18	$(0.02)

The following table summarizes anti-dilutive securities excluded from the computation of diluted net income (loss) per common share for the periods indicated:

	For the Fiscal Year Ended
(in thousands)	December 30, 2023	December 31, 2022	January 1, 2022
Stock options	2,138	2,838	4,855
Performance-based RSUs[1]	1,469	979	1,524
Time-based RSUs[2]	—	—	885

1	Performance-based RSUs represent the number of shares expected to be issued based on the estimated achievement of the performance metric for these awards.
2	Time-based RSUs represent the number of shares expected to be issued based on known employee retention information.

Note 10—Segment Reporting

Our broad portfolio of products includes bottled water, water dispensers, purified bottled water, self-service refill drinking water, filtration units, premium spring, sparkling and flavored essence water, mineral water, and coffee.

During the fourth quarter of 2023, we reviewed and realigned our reporting segments to exclude the businesses within discontinued operations. Our sole reporting segment is North America, which includes our DSS, Aquaterra, Mountain Valley, and Legacy Primo businesses. The Other category includes our corporate oversight function, other miscellaneous expenses, and the results of our business in Russia prior to the exit of the business during the third quarter of 2022.

Segment reporting results have been recast to reflect these changes for all periods presented.

	For the Fiscal Year Ended December 30, 2023
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$1,771.2	$0.6	$1,771.8
Depreciation and amortization	191.9	1.4	193.3
Operating income (loss)	222.2	(58.8)	163.4
Property, plant and equipment, net	551.6	4.9	556.5
Goodwill	1,002.4	2.2	1,004.6
Intangible assets, net	711.3	2.9	714.2
Total segment assets[1]	2,704.1	464.6	3,168.7
Additions to property, plant and equipment	137.0	2.2	139.2

1	Excludes intersegment receivables, investments and notes receivable.

	For the Fiscal Year Ended December 31, 2022
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$1,685.6	$7.6	$1,693.2
Depreciation and amortization	179.6	2.4	182.0
Operating income (loss)	203.7	(60.2)	143.5
Property, plant and equipment, net	547.8	1.7	549.5
Goodwill	997.2	—	997.2
Intangible assets, net	720.0	3.8	723.8
Total segment assets[1]	2,746.1	44.2	2,790.3
Additions to property, plant and equipment	160.0	2.1	162.1

1	Excludes intersegment receivables, investments and notes receivable.

	For the Fiscal Year Ended January 1, 2022
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$1,562.9	$13.5	$1,576.4
Depreciation and amortization	156.9	3.3	160.2
Operating income (loss)	146.0	(43.0)	103.0
Additions to property, plant and equipment	113.5	1.7	115.2

Reconciliation of Segment Assets to Total Assets (in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Segment assets	$3,168.7	$2,790.3
Assets of discontinued operations	354.3	876.7

Total assets	$3,523.0	$3,667.0

Credit risk arises from the potential default of a customer in meeting its financial obligations to us. Concentrations of credit exposure may arise with a group of customers that have similar economic characteristics or that are located in the same geographic region. The ability of such customers to meet obligations would be similarly affected by changing economic, political or other conditions. We are not currently aware of any facts that would create a material credit risk.

We have limited customer concentration as no customer accounts for more than 10% of our net revenues.

Revenues are attributed to countries based on the location of the customer. Revenues generated from sales to external customers by geographic area were as follows:

	For the Fiscal Year Ended
(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
United States	$1,706.2	$1,620.0	$1,493.0
Canada	65.6	65.8	69.9
All other countries	—	7.4	13.5

Total	$1,771.8	$1,693.2	$1,576.4

Revenues by channel by reporting segment were as follows:

	For the Fiscal Year Ended December 30, 2023
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$1,345.3	$—	$1,345.3
Water Refill/Water Filtration	226.9	—	226.9
Other Water	51.9	—	51.9
Water Dispensers	57.5	—	57.5
Other	89.6	0.6	90.2

Total	$1,771.2	$0.6	$1,771.8

	For the Fiscal Year Ended December 31, 2022
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$1,242.8	$7.4	$1,250.2
Water Refill/Water Filtration	192.0	—	192.0
Other Water	73.8	—	73.8
Water Dispensers	70.5	—	70.5
Other	106.5	0.2	106.7

Total	$1,685.6	$7.6	$1,693.2

	For the Fiscal Year Ended January 1, 2022
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$1,051.0	$13.5	$1,064.5
Water Refill/Water Filtration	180.5	—	180.5
Other Water	162.6	—	162.6
Water Dispensers	65.4	—	65.4
Other	103.4	—	103.4

Total	$1,562.9	$13.5	$1,576.4

Property, plant and equipment, net by geographic area as of December 30, 2023 and December 31, 2022 were as follows:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
United States	$535.5	$526.4
Canada	20.4	23.0
All other countries	0.6	0.1

Total	$556.5	$549.5

Note 11—Accounts Receivable, Net

The following table summarizes accounts receivable, net as of December 30, 2023 and December 31, 2022:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Trade receivables	$159.1	$168.7
Allowance for doubtful accounts	(12.7)	(12.1)
Other	9.6	14.1

Total	$156.0	$170.7

Note 12—Inventories

The following table summarizes inventories as of December 30, 2023 and December 31, 2022:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Raw materials	$30.4	$46.9
Finished goods	6.8	7.3
Resale items	10.1	11.1

Total	$47.3	$65.3

Note 13—Property, Plant and Equipment, Net

The following table summarizes property, plant and equipment, net as of December 30, 2023 and December 31, 2022:

	December 30, 2023				December 31, 2022
(in millions of U.S. dollars)	Estimated Useful Life in Years	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
Land	n/a	$79.5	$—	$79.5	$76.7	$—	$76.7
Buildings	10 - 40	79.5	38.4	41.1	77.0	35.2	41.8
Machinery and equipment	5 - 15	120.4	64.0	56.4	104.5	59.5	45.0
Plates, films and molds	1 - 10	0.8	0.4	0.4	0.8	0.4	0.4
Vehicles and transportation equipment	3 - 15	128.8	88.0	40.8	112.0	79.1	32.9
Leasehold improvements[1]		16.8	11.1	5.7	14.6	10.3	4.3
IT systems	3 - 7	22.7	16.9	5.8	20.2	14.8	5.4
Furniture and fixtures	3 - 10	6.4	5.7	0.7	6.3	5.4	0.9
Customer equipment[2]	2 - 15	456.2	221.2	235.0	449.4	197.8	251.6
Returnable bottles[3]	1.5 - 5	125.1	79.0	46.1	100.6	55.8	44.8
Finance leases[4]		91.2	46.2	45.0	80.3	34.6	45.7

Total		$1,127.4	$570.9	$556.5	$1,042.4	$492.9	$549.5

1	Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life.
2	Customer equipment consists of coolers, refill equipment, brewers, refrigerators, water purification devices and storage racks held on site at customer locations.
3	Returnable bottles are those bottles on site at customer locations.
4	Our recorded assets under finance leases relate to machinery and equipment, customer equipment, IT systems and vehicles and transportation equipment.

The amounts above include construction-in-progress of $4.6 million and $1.4 million as of December 30, 2023, December 31, 2022, respectively.

Depreciation expense, which includes depreciation recorded for assets under finance leases, was $152.7 million, $140.0 million, and $120.7 million for the years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

Property Sales

For the year ended December 30, 2023, the Company completed the sale of five owned real properties for an aggregate sales price, net of closing costs, of $31.0 million, resulting in a gain of $21.0 million included within gain on sale of property on the Consolidated Statements of Operations.

During the second quarter of 2022, we classified four of our owned real properties as held for sale. On December 29, 2022, the Company completed the sale of two of the properties for an aggregate sales price, net of closing costs, of $50.1 million. As of December 31, 2022, $4.6 million of the proceeds were being held in escrow for the future purchase of property which was completed during 2023. These funds were included in cash and cash equivalents on the Consolidated Balance Sheet as of December 31, 2022. The transactions qualified for sale recognition under the sale-leaseback accounting requirements and the Company recorded a gain of $38.8 million included within gain on sale of property on the Consolidated Statements of Operations.

As part of the transactions, we entered into a leaseback of each of the properties (for a term of three years and five years, respectively). The leases are classified as operating leases and the Company recorded aggregate right-of-use assets and liabilities of $11.6 million. The Company entered into a sublease for one of the properties which resulted in an impairment of the right-of-use asset of $5.2 million recorded within selling, general and administrative expenses on the Consolidated Statements of Operations.

As of December 30, 2023 and December 31, 2022, we had $3.2 million and $10.3 million, respectively, related to properties held for sale which is included within prepaid expenses and other current assets on the Consolidated Balance Sheets.

Note 14—Intangible Assets, Net

The following table summarizes intangible assets, net as of December 30, 2023 and December 31, 2022:

	December 30, 2023			December 31, 2022
(in millions of U.S. dollars)	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Intangible Assets
Not subject to amortization
Trademarks	$379.7	$—	$379.7	$379.7	$—	$379.7
Intellectual Property	1.5	—	1.5	1.4	—	1.4

Total intangible assets not subject to amortization	$381.2	$—	$381.2	$381.1	$—	$381.1
Subject to amortization
Customer relationships	$603.8	$293.1	$310.7	$583.4	$265.0	$318.4
Patents	19.2	13.3	5.9	19.2	11.0	8.2
Software	54.7	40.9	13.8	46.3	33.3	13.0
Other	8.4	5.8	2.6	7.8	4.7	3.1

Total intangible assets subject to amortization	$686.1	$353.1	$333.0	$656.7	$314.0	$342.7

Total intangible assets	$1,067.3	$353.1	$714.2	$1,037.8	$314.0	$723.8

Amortization expense of intangible assets was $40.6 million, $42.0 million, and $39.5 million for the years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

The following table summarizes the estimated amortization expense for intangible assets subject to amortization over the next five years:

(in millions of U.S. dollars)
2024	$38.1
2025	30.0
2026	29.5
2027	24.7
2028	20.4
Thereafter	190.3

Total	$333.0

Note 15—Accounts Payable and Accrued Liabilities

The following table summarizes accounts payable and accrued liabilities as of December 30, 2023 and December 31, 2022:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Trade payables	$94.3	$108.0
Accrued compensation	48.3	39.9
Accrued sales incentives	7.7	6.2
Accrued interest	8.6	9.0
Payroll, sales and other taxes	9.8	11.3
Accrued deposits	52.2	47.1
Insurance reserves	18.7	16.9
Other accrued liabilities	36.8	44.2

Total	$276.4	$282.6

Note 16—Debt

Our total debt as of December 30, 2023 and December 31, 2022 was as follows:

	December 30, 2023			December 31, 2022
(in millions of U.S. dollars)	Principal	Unamortized Debt Costs	Net	Principal	Unamortized Debt Costs	Net
3.875% senior notes due in 2028	$499.4	$4.8	$494.6	$479.1	$5.6	$473.5
4.375% senior notes due in 2029	750.0	7.2	742.8	750.0	8.6	741.4
Revolving Credit Facility	—	—	—	197.0	—	197.0
Short-term borrowings	—	—	—	8.8	—	8.8
Finance leases	47.6	—	47.6	48.3	—	48.3

Total debt	$1,297.0	$12.0	$1,285.0	$1,483.2	$14.2	$1,469.0
Less: Short-term borrowings and current debt:
Revolving Credit Facility	$—	$—	$—	$197.0	$—	$197.0
Short-term borrowings	—	—	—	8.8	—	8.8
Finance leases—current maturities	14.2	—	14.2	10.9	—	10.9

Total current debt	$14.2	$—	$14.2	$216.7	$—	$216.7

Total long-term debt	$1,282.8	$12.0	$1,270.8	$1,266.5	$14.2	$1,252.3

The long-term debt payments, which include current maturities of long-term debt, required in each of the next five years and thereafter are as follows:

(in millions of U.S. dollars)	Long-Term Debt (including current)
2024	$14.2
2025	14.5
2026	12.4
2027	4.3
2028	501.3
Thereafter	750.3

$1,297.0

Revolving Credit Facility

On March 6, 2020, the Company entered into a credit agreement (the “Credit Agreement”) among the Company, as parent borrower, Primo Water Holdings Inc. and certain other subsidiary borrowers, certain other subsidiaries of the Company from time to time designated as subsidiary borrowers, Bank of America, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.

The Credit Agreement provides for a senior secured revolving credit facility in an initial aggregate committed amount of $350.0 million (the “Revolving Credit Facility”), which may be increased by incremental credit extensions from time to time in the form of term loans or additional revolving credit commitments. The Revolving Credit Facility has a five year maturity date and includes letter of credit and swing line loan sub facilities.

Initial borrowings under the Revolving Credit Facility were used to refinance in full and terminate our previously existing asset-based lending credit facility (the “ABL Facility”). Certain letters of credit outstanding under the ABL Facility were rolled over under the Revolving Credit Facility. We incurred approximately

$3.4 million of financing fees in connection with the Revolving Credit Facility. The Revolving Credit Facility was considered to be a modification of the ABL Facility under GAAP. These new financing fees along with $1.8 million of unamortized deferred costs of the ABL Facility are being amortized using the straight-line method over the duration of the Revolving Credit Facility.

As of December 30, 2023, there were no outstanding borrowings under the Revolving Credit Facility. Outstanding letters of credit totaled $66.7 million, resulting in total utilization under the Revolving Credit Facility of $66.7 million. Accordingly, unused availability under the Revolving Credit Facility as of December 30, 2023 amounted to $283.3 million.

The weighted-average effective interest rate on the outstanding borrowings under the Revolving Credit Facility as of December 30, 2023 and December 31, 2022 was —% and 5.9%, respectively. The effective interest rates are based on our aggregate availability.

On January 13, 2023, we entered into the Second LIBOR Transition Amendment to the Credit Agreement, which replaced interest rate calculations based on LIBOR with calculations based on SOFR. As of December 30, 2023, borrowings under the Credit Agreement bore interest at a rate per annum equal to either: (a) a euro currency rate as determined under the Credit Agreement, plus the applicable margin, or (b) a term SOFR rate, as determined under the Credit Agreement, plus the applicable margin, (c) a base rate equal to the highest of (i) Bank of America’s prime rate, (ii) 0.5% per annum above the federal funds rate, and (iii) the term SOFR rate, as determined under the Credit Agreement, for a one month interest period, plus 1.0%, plus the applicable margin, or (d) an alternative currency daily or term rate, as determined under the Credit Agreement, plus the applicable margin. The applicable margin for euro currency, term SOFR, and alternative currency rate loans ranges from 1.375% to 2.000% and the applicable margin for base rate loans ranges from 0.375% to 1.000%, in each case depending on our consolidated total leverage ratio. Unutilized commitments under the Credit Agreement are subject to a commitment fee ranging from 0.20% to 0.30% per annum depending on our consolidated total leverage ratio, payable on a quarterly basis.

4.375% Senior Notes due in 2029

On April 30, 2021, we issued $750.0 million of 4.375% senior notes due April 30, 2029 (the “2029 Notes”) to qualified purchasers in a private placement offering under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. purchasers pursuant to Regulation S under the Securities Act and other applicable laws. The 2029 Notes were issued by our wholly-owned subsidiary Primo Water Holdings Inc. The 2029 Notes are guaranteed by the Company and certain subsidiaries that are currently obligors under the $350.0 million senior secured revolving credit facility and the €450.0 million of 3.875% senior notes due October 31, 2028. The 2029 Notes will mature on April 30, 2029 and interest is payable semi-annually on April 30th and October 31st of each year commencing on October 31, 2021. The proceeds of the 2029 Notes, along with available cash on hand, were used to redeem in full the $750.0 million of 5.500% senior notes due April 1, 2025 (the “2025 Notes”). The redemption of the 2025 Notes included $20.6 million in premium payments, accrued interest of $3.6 million, and the write-off of $6.6 million in deferred financing fees.

We incurred approximately $11.2 million of financing fees for the issuance of the 2029 Notes. The financing fees are being amortized using the effective interest method over an eight-year period, which represents the term to maturity of the 2029 Notes.

3.875% Senior Notes due in 2028

On October 22, 2020, we issued €450.0 million ($499.4 million at exchange rates in effect on December 30, 2023) of 3.875% senior notes due October 31, 2028 (the “2028 Notes”) to qualified purchasers in a private placement offering under Rule 144A under the Securities Act, and outside the United States to non-U.S. purchasers pursuant to Regulation S under the Securities Act and other applicable laws. The 2028 Notes were issued by our wholly-owned subsidiary Primo Water Holdings Inc. The 2028 Notes are guaranteed by the Company and certain subsidiaries that are currently obligors under the Revolving Credit Facility and the 2029 Notes. The 2028 Notes will mature on October 31, 2028 and interest is payable semi-annually on April 30th and October 31st of each year commencing on April 30, 2021.

We incurred approximately $8.5 million of financing fees for the issuance of the 2028 Notes. The financing fees are being amortized using the effective interest method over a period of eight years, which represents the term to maturity of the 2028 Notes.

Covenant Compliance

Indentures Governing Our Outstanding Notes

Under the indentures governing our outstanding notes, we are subject to a number of covenants, including covenants that limit our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates and (vi) sell assets. The covenants are substantially similar across the series of notes. As of December 30, 2023, we were in compliance with all of the covenants under each series of notes. There have been no amendments to any covenants of our outstanding notes since the date of their issuance or assumption, as applicable.

Revolving Credit Facility

The Credit Agreement has two financial covenants, a consolidated secured leverage ratio and an interest coverage ratio. The consolidated secured leverage ratio must not be more than 3.50 to 1.00, with an allowable temporary increase to 4.00 to 1.00 for the quarter in which the Company consummates a material acquisition with a price not less than $125.0 million, for three quarters. The interest coverage ratio must not be less than 3.00 to 1.00. The Company was in compliance with these financial covenants as of December 30, 2023.

In addition, the Credit Agreement has certain non-financial covenants, such as covenants regarding indebtedness, investments, and asset dispositions. The Company was in compliance with all covenants as of December 30, 2023.

Note 17—Retirement Plans

The Company maintains certain defined contribution (“DC”) retirement plans covering qualifying employees. The total expense with respect to these DC plans was $7.4 million, $6.4 million, and $5.7 million for the fiscal years ended December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

The Company also maintained defined benefit (“DB”) plans acquired as a part of acquisitions covering certain U.S. employees (the “ U.S. Plan”). Retirement benefits are based on years of service multiplied by a monthly benefit factor. Pension costs are funded in accordance with the provisions of the applicable law.

Effective as of December 31, 2021, the U.S. Plan was terminated. In accordance with the amended plan documents, we made distributions for all plan participants and distributed all plan assets during the fiscal year ended December 30, 2023.

Obligations and Funded Status

The following table summarizes the change in the projected benefit obligation, change in plan assets and unfunded status of the U.S. Plan as of December 30, 2023 and December 31, 2022:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$7.3	$9.4
Interest cost	0.2	0.1
Benefit payments	(7.4)	(0.6)
Actuarial gains	—	(1.6)
Settlement gains	(0.1)	—

Projected benefit obligation at end of year	$—	$7.3

Change in Plan Assets
Plan assets beginning of year	$7.1	$9.2
Employer contributions	0.3	—
Benefit payments	(7.4)	(0.6)
Actual return on plan assets	—	(1.5)

Fair value at end of year	$—	$7.1

Funded Status of Plan
Projected benefit obligation	$—	$(7.3)
Fair value of plan assets	—	7.1

Unfunded status	$—	$(0.2)

The accumulated benefit obligation for the U.S. Plan was nil and $7.3 million as of December 30, 2023 and December 31, 2022, respectively.

The components of net periodic pension cost were as follows:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Interest cost	$0.2	$0.1	$0.2
Expected return on plan assets	(0.1)	(0.1)	(0.2)
Recognized net loss due to settlement	0.5	—	—

Net periodic pension cost	$0.6	$—	$—

Accumulated Other Comprehensive (Loss) Income

Amounts included in accumulated other comprehensive (loss) income, net of tax, as of the periods presented which have not yet been recognized in net periodic benefit cost were as follows:

(in millions of U.S. dollars)	December 30, 2023	December 31, 2022	January 1, 2022
Unrecognized net actuarial loss	$—	$(0.6)	$(0.6)

Total accumulated other comprehensive loss	$—	$(0.6)	$(0.6)

Actuarial Assumptions

The following table summarizes the weighted-average actuarial assumptions used to determine the projected benefit obligation:

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
U.S. Plans
Discount rate	—%	4.9%	2.5%
Expected long-term rate of return on plan assets	—%	1.0%	2.0%

The following table summarizes the weighted-average actuarial assumptions used to determine net periodic benefit cost:

	For the Fiscal Year Ended
	December 30, 2023	December 31, 2022	January 1, 2022
U.S. Plans
Discount rate	5.1%	1.0%	2.0%
Expected long-term rate of return on plan assets	1.0%	1.0%	2.0%

The Company utilizes a yield curve analysis to determine the discount rates for its DB plan obligations. The yield curve considers pricing and yield information for high quality corporate bonds with maturities matched to estimated payouts of future pension benefits. The Company evaluates its assumption regarding the estimated long-term rate of return on plan assets based on historical experience, future expectations of investment returns, asset allocations, and its investment strategy. The Company’s long-term rate of return on plan assets reflect expectations of projected weighted-average market returns of plan assets. Changes in expected returns on plan assets also reflect any adjustments to the Company’s targeted asset allocation.

Plan Assets and Asset Mix

Our investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity.

In connection with termination of the U.S. Plan and the distribution of all plan assets in the fiscal year ended December 30, 2023, there were no plan assets as of December 30, 2023. The U.S. Plan assets were 100% allocated to cash and cash equivalents as of December 31, 2022.

Note 18—Consolidated Accumulated Other Comprehensive (Loss) Income

Changes in consolidated accumulated other comprehensive (loss) income (“AOCI”) by component for the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022 were as follows:

(in millions of U.S. dollars)[1]	Pension Benefit Plan Items	Currency Translation Adjustment Items	Total
Balance as of January 2, 2021	$(1.1)	$(85.6)	$(86.7)

OCI before reclassifications	(0.6)	18.2	17.6
Amounts reclassified from AOCI	—	—	—

Net current-period OCI	(0.6)	18.2	17.6

Balance as of January 1, 2022	$(1.7)	$(67.4)	$(69.1)

OCI before reclassifications	2.9	(15.7)	(12.8)
Amounts reclassified from AOCI	—	(0.3)	(0.3)

Net current-period OCI	2.9	(16.0)	(13.1)

Balance as of December 31, 2022	$1.2	$(83.4)	$(82.2)

OCI before reclassifications	(1.8)	(10.7)	(12.5)
Amounts reclassified from AOCI	(0.2)	(10.2)	(10.4)

Net current-period OCI	(2.0)	(20.9)	(22.9)

Balance as of December 30, 2023	$(0.8)	$(104.3)	$(105.1)

1	All amounts are net of tax.

The following table summarizes the amounts reclassified from AOCI to total net income (loss) for the fiscal years ended December 30, 2023, December 31, 2022 and January 1, 2022:

(in millions of U.S. dollars)	For the Fiscal Year Ended			Affected Line Item in the Statement Where Net Income Is Presented
	December 30, 2023	December 31, 2022	January 1, 2022
Details About AOCI Components[1]
Amortization of pension benefit plan items
Recognized net actuarial gain	$0.2	$—	$—	Gain on sale of discontinued operations and Other expense (income), net[2]

	$0.2	$—	$—	Net of tax

Foreign currency translation adjustments	$10.2	$0.3	$—	Gain on sale of discontinued operations and Impairment charges[3]

Total reclassifications for the period	$10.4	$0.3	$—	Net of tax

1	Amounts in parenthesis indicate debits.
2

Includes $0.6 million related to the recognition of unrealized losses resulting from the distribution of the assets of the U.S. defined benefit plan included in Other expense (income), net on the Consolidated Statement of Operations. In addition, it includes $0.8 million related to the recognition of unrealized gains resulting from the sale of the European Business included in Net income (loss) from discontinued operations, net of income taxes on the Consolidated Statement of Operations. Amounts are net of the tax impact of $0.2 million.
3

For the year ended December 30, 2023, the amount relates to the foreign currency translation balances recognized in earnings in connection with the sale of the European Business included in Net income (loss) from discontinued operations, net of income taxes on the Consolidated Statement of Operations. For the year ended December 31, 2022, the foreign currency translation balance recognized was included in Impairment charges on the Consolidated Statement of Operations.

Note 19—Commitments and Contingencies

We are subject to various claims and legal proceedings with respect to matters such as governmental regulations, and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on our financial position, results of operations, or cash flow.

We had $66.7 million, $46.6 million, and $59.4 million in standby letters of credit outstanding as of December 30, 2023, December 31, 2022, and January 1, 2022, respectively.

We have future purchase obligations of $8.1 million that consist of commitments for payments related to inventory and professional information technology outsourcing agreements. These obligations represent the minimum contractual obligations expected under the normal course of business.

Guarantees

In July 2017, we entered into a Share Repurchase Agreement with Refresco Group B.V., a Dutch company (“Refresco”), pursuant to which we sold to Refresco, in January 2018, our carbonated soft drinks and juice businesses and our Royal Crown International finished goods export business (collectively, the “Traditional Business” and such transaction, the “Traditional Business Divestiture”). After the Traditional Business Divestiture, we have continued to provide contractual payment guarantees to two third-party lessors of certain real property used in this business. The leases were conveyed to the buyer as part of the sale, but our guarantee was not released by the landlord. The two lease agreements mature in 2027 and 2028. The maximum potential amount of undiscounted future payments under the guarantee is approximately $10.8 million as of December 30, 2023 and was calculated based on the minimum lease payments of the leases over the remaining term of the agreements. The sale documents require the buyer to pay all post-closing obligations under these conveyed leases, and to reimburse us if the landlord calls on a guarantee. The buyer has also agreed to a covenant to negotiate with the landlords for a release of our guarantees. We currently do not believe it is probable we would be required to perform under any of these guarantees or any of the underlying obligations.

Note 20—Fair Value Measurements

FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Fair Value of Financial Instruments

The carrying amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents, receivables, payables, short-term borrowings and long-term debt approximate their respective fair values, except as otherwise indicated. The carrying values and estimated fair values of our significant outstanding debt as of December 30, 2023 and December 31, 2022 were as follows:

	December 30, 2023		December 31, 2022
(in millions of U.S. dollars)	Carrying Value	Fair Value	Carrying Value	Fair Value
3.875% senior notes due in 2028[1,2]	$494.6	$477.5	$473.5	$418.7
4.375% senior notes due in 2029[1,2]	742.8	683.1	741.4	642.2

Total	$1,237.4	$1,160.6	$1,214.9	$1,060.9

1	The fair values were based on the trading levels and bid/offer prices observed by a market participant and are considered Level 2 financial instruments.
2	Carrying value of our significant outstanding debt is net of unamortized debt issuance costs as of December 30, 2023 and December 31, 2022 (see Note 16 to the Consolidated Financial Statements).

Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, we are also required to measure certain items at fair value on a non-recurring basis. These assets can include goodwill, intangible assets, property, plant and equipment, lease-related right-of-use assets, and long-lived assets that have been reduced to fair value when they are held for sale. If certain triggering events occur, or if an annual impairment test is required, we would evaluate these non-financial assets for impairment. If an impairment were to occur, the asset would be recorded at the estimated fair value, using primarily unobservable Level 3 inputs.

During the second quarter of 2022, the assets held for sale of our business in Russia were measured at the lower of carrying value or fair value less costs to sell as discussed in more detail in Note 1 to the Consolidated Financial Statements. The Company’s measurement of fair value less costs to sell was based on the total consideration expected to be received by the Company as outlined in the disposition agreement which is a Level 2 input.

During the second quarter of 2022, as a result of the exit of our Russia business and realignment of segments, we identified a triggering event indicating possible impairment of goodwill and intangible assets. See Note 1 to the Consolidated Financial Statements for additional information on goodwill and intangible asset impairment. The determination of the estimated fair values of the reporting units included unobservable Level 3 inputs. We did not identify impairment of our property, plant and equipment, lease-related right-of-use assets, or long-lived assets except as noted above related to the Russia assets held for sale.

Note 21—Quarterly Financial Information (unaudited)

	For the Fiscal Year Ended December 30, 2023
(in millions of U.S. dollars, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue, net	$412.5	$450.6	$470.0	$438.7	$1,771.8
Cost of sales	153.5	159.8	166.7	154.8	634.8

Gross profit	259.0	290.8	303.3	283.9	1,137.0
Selling, general and administrative expenses	234.6	246.6	244.8	250.0	976.0
Loss on disposal of property plant and equipment, net	1.3	0.9	1.6	5.3	9.1
Acquisition and integration expenses	1.7	1.9	2.4	3.5	9.5
Gain on sale of property	—	—	(5.3)	(15.7)	(21.0)

Operating income	21.4	41.4	59.8	40.8	163.4
Other (income) expense, net	(0.3)	0.6	(4.0)	4.9	1.2
Interest expense, net	18.2	18.8	17.8	16.6	71.4

Income from continuing operations before taxes	3.5	22.0	46.0	19.3	90.8
Income tax expense	0.3	8.4	12.3	6.0	27.0

Net income from continuing operations	3.2	13.6	33.7	13.3	63.8
Net income (loss) from discontinued operations, net of income taxes	2.6	7.7	(0.3)	164.3	174.3

Net income	$5.8	$21.3	$33.4	$177.6	$238.1

Net income per common share
Basic:
Continuing operations	$0.02	$0.09	$0.21	$0.08	$0.40
Discontinued operations	$0.02	$0.04	$—	$1.03	$1.09

Net income	$0.04	$0.13	$0.21	$1.11	$1.49

Diluted:
Continuing operations	$0.02	$0.09	$0.21	$0.08	$0.40
Discontinued operations	$0.02	$0.04	$—	$1.03	$1.08

Net income	$0.04	$0.13	$0.21	$1.11	$1.48

	For the Fiscal Year Ended December 31, 2022
(in millions of U.S. dollars, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue, net	$399.9	$440.3	$447.9	$405.1	$1,693.2
Cost of sales	165.9	177.1	174.6	156.4	674.0

Gross profit	234.0	263.2	273.3	248.7	1,019.2
Selling, general and administrative expenses	211.6	222.9	228.0	221.3	883.8
Loss on disposal of property, plant and equipment, net	1.4	0.2	2.5	3.3	7.4
Acquisition and integration expenses	3.0	4.0	2.5	2.6	12.1
Impairment charges	—	11.2	—	—	11.2
Gain on sale of property	—	—	—	(38.8)	(38.8)

Operating income	18.0	24.9	40.3	60.3	143.5
Other (income) expense, net	(1.4)	(0.9)	2.0	(2.2)	(2.5)
Interest expense, net	16.4	16.6	16.6	18.2	67.8

Income from continuing operations before taxes	3.0	9.2	21.7	44.3	78.2
Income tax expense	2.2	1.2	6.6	9.5	19.5

Net income from continuing operations	0.8	8.0	15.1	34.8	58.7
Net (loss) income from discontinued operations, net of income taxes	(7.5)	(30.5)	(13.8)	22.7	(29.1)

Net (loss) income	$(6.7)	$(22.5)	$1.3	$57.5	$29.6

Net (loss) income per common share
Basic:
Continuing operations	$—	$0.05	$0.09	$0.22	$0.36
Discontinued operations	$(0.04)	$(0.19)	$(0.08)	$0.14	$(0.18)

Net (loss) income	$(0.04)	$(0.14)	$0.01	$0.36	$0.18

Diluted:
Continuing operations	$—	$0.05	$0.09	$0.22	$0.36
Discontinued operations	$(0.04)	$(0.19)	$(0.08)	$0.14	$(0.18)

Net (loss) income	$(0.04)	$(0.14)	$0.01	$0.36	$0.18

Note 22—Subsequent Events

On January 2, 2024, the Company entered into foreign exchange forward contracts with a notional amount of €450.0 million and a maturity date of October 31, 2025. The Company is utilizing the derivative financial instrument to hedge foreign exchange risk associated with the Company’s 2028 Notes.

Since the fiscal year ended December 30, 2023, we repurchased 377,441 common shares for $5.6 million through open market transactions under the repurchase plan approved by the Board of Directors on August 9, 2023.

On February 21, 2024, the Board of Directors declared a dividend of $0.09 per common share, payable in cash on March 25, 2024 to shareholders of record at the close of business on March 8, 2024.

Primo Water Corporation

Consolidated Statements of Operations

(in millions of U.S. dollars, except share and per share amounts)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenue, net	$511.4	$470.0	$1,448.4	$1,333.1
Cost of sales	180.6	166.7	508.3	480.0

Gross profit	330.8	303.3	940.1	853.1
Selling, general and administrative expenses	262.3	244.8	776.1	726.0
Loss on disposal of property, plant and equipment, net	1.3	1.6	4.1	3.8
Acquisition and integration expenses	8.2	2.4	26.6	6.0
Gain on sale of property	—	(5.3)	(0.5)	(5.3)

Operating income	59.0	59.8	133.8	122.6
Other expense (income), net	1.1	(4.0)	1.2	(3.7)
Interest expense, net	5.8	17.8	25.0	54.8

Income from continuing operations before income taxes	52.1	46.0	107.6	71.5
Income tax expense	13.9	12.3	37.4	21.0

Net income from continuing operations	$38.2	$33.7	$70.2	$50.5
Net income (loss) from discontinued operations, net of income taxes (Note 2)	0.4	(0.3)	9.4	10.0

Net income	$38.6	$33.4	$79.6	$60.5

Net income per common share
Basic:
Continuing operations	$0.24	$0.21	$0.44	$0.32
Discontinued operations	$—	$—	$0.06	$0.06

Net income	$0.24	$0.21	$0.50	$0.38

Diluted:
Continuing operations	$0.24	$0.21	$0.43	$0.32
Discontinued operations	$—	$—	$0.06	$0.06

Net income	$0.24	$0.21	$0.49	$0.38

Weighted-average common shares outstanding (in thousands)
Basic	160,363	159,407	160,016	159,446
Diluted	162,062	160,042	161,577	160,236

The accompanying notes are an integral part of these consolidated financial statements.

Primo Water Corporation

Condensed Consolidated Statements of Comprehensive Income

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$38.6	$33.4	$79.6	$60.5
Other comprehensive (loss) income:
Currency translation adjustment	1.7	2.5	(7.0)	(4.7)
Pension benefit plan, net of tax[1]	—	—	—	0.6
Unrealized loss on derivative instruments, net of tax[2]	(2.6)	—	(1.8)	—

Total other comprehensive (loss) income	(0.9)	2.5	(8.8)	(4.1)

Comprehensive income	$37.7	$35.9	$70.8	$56.4

1	Net of the tax impact of nil and $0.2 million for the three and nine months ended September 30, 2023, respectively.
2	Net of the tax impact of $0.9 million and $0.6 million for the three and nine months ended September 28, 2024, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Primo Water Corporation

Consolidated Balance Sheets

(in millions of U.S. dollars, except share amounts)

Unaudited

	September 28, 2024	December 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$667.3	$507.9
Accounts receivable, net of allowance of $12.5 ($12.7 as of December 30, 2023)	185.8	156.0
Inventories	48.6	47.3
Prepaid expenses and other current assets	18.8	26.0
Current assets of discontinued operations	77.8	128.7

Total current assets	998.3	865.9
Property, plant and equipment, net	544.1	556.5
Operating lease right-of-use-assets	143.1	136.0
Goodwill	1,009.4	1,004.6
Intangible assets, net	709.3	714.2
Other long-term assets, net	20.6	20.2
Long-term assets of discontinued operations	138.3	225.6

Total assets	$3,563.1	$3,523.0

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$14.9	$14.2
Accounts payable and accrued liabilities	294.1	276.4
Current operating lease obligations	26.2	25.6
Current liabilities of discontinued operations	90.9	109.9

Total current liabilities	426.1	426.1
Long-term debt	1,268.8	1,270.8
Operating lease obligations	129.4	124.0
Deferred tax liabilities	142.0	144.2
Other long-term liabilities	79.4	64.4
Long-term liabilities of discontinued operations	34.5	52.2

Total liabilities	2,080.2	2,081.7
Equity
Common shares, no par value—160,341,329 (December 30, 2023—159,480,638) shares issued	1,311.1	1,288.6
Additional paid-in capital	91.2	90.6
Retained earnings	194.5	167.2
Accumulated other comprehensive loss	(113.9)	(105.1)

Total Primo Water Corporation equity	1,482.9	1,441.3

Total liabilities and equity	$3,563.1	$3,523.0

The accompanying notes are an integral part of these consolidated financial statements.

Primo Water Corporation

Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Cash flows from operating activities of continuing operations:
Net income	$38.6	$33.4	$79.6	$60.5
Net income (loss) from discontinued operations, net of income taxes	0.4	(0.3)	9.4	10.0

Net income from continuing operations	38.2	33.7	70.2	50.5
Adjustments to reconcile net income from continuing operations to cash flows from operating activities of continuing operations:
Depreciation and amortization	51.0	49.3	148.9	143.6
Amortization of financing fees	0.7	0.8	2.4	2.5
Share-based compensation expense	4.6	1.4	17.1	6.1
Provision (benefit) for deferred income taxes	1.6	(0.4)	(1.4)	6.1
Loss on disposal of property, plant and equipment, net	1.3	1.6	4.1	3.8
Gain on sale of property	—	(5.3)	(0.5)	(5.3)
Other non-cash items	1.4	(1.4)	(1.2)	(4.6)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(25.3)	14.6	(28.0)	(4.2)
Inventories	(1.8)	(0.1)	(3.6)	4.6
Prepaid expenses and other current assets	4.4	3.8	4.9	5.7
Other assets	(4.4)	(0.4)	(0.6)	(0.9)
Accounts payable and accrued liabilities and other liabilities	19.3	29.1	43.4	14.3

Net cash provided by operating activities of continuing operations	91.0	126.7	255.7	222.2

Cash flows from investing activities of continuing operations:
Acquisitions, net of cash received	(0.3)	(1.6)	(24.5)	(24.6)
Additions to property, plant and equipment	(33.8)	(34.3)	(108.7)	(103.5)
Additions to intangible assets	(2.6)	(2.5)	(7.9)	(6.5)
Proceeds from sale of property, plant and equipment	—	0.2	0.2	0.4
Proceeds from sale of property	—	8.7	1.0	8.7
Other investing activities	—	0.9	2.7	2.8

Net cash used in investing activities of continuing operations	(36.7)	(28.6)	(137.2)	(122.7)

Cash flows from financing activities of continuing operations:
Payments of long-term debt	(3.4)	(2.7)	(10.0)	(8.7)
Proceeds from short-term borrowings	—	12.0	—	116.0
Payments on short-term borrowings	—	(88.0)	—	(181.0)
Issuance of common shares	0.8	1.0	17.5	5.7
Common shares repurchased and canceled	(0.1)	(0.6)	(20.3)	(22.4)
Financing fees	(0.9)	—	(0.9)	—
Dividends paid to common shareholders	(14.6)	(12.7)	(43.8)	(38.6)
Payment of contingent consideration for acquisitions	(0.2)	(0.3)	(2.0)	(1.3)
Other financing activities	—	(2.6)	—	(7.6)

Net cash used in financing activities of continuing operations	(18.4)	(93.9)	(59.5)	(137.9)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	4.6	21.4	6.8	37.0
Net cash provided by (used in) investing activities from discontinued operations	16.8	(12.6)	75.9	(32.4)
Net cash (used in) provided by financing activities from discontinued operations	(2.0)	(0.5)	(1.0)	9.1

Net cash provided by discontinued operations	19.4	8.3	81.7	13.7

Effect of exchange rate changes on cash	0.3	(1.5)	(0.1)	(0.1)

Net increase (decrease) in cash, cash equivalents and restricted cash	55.6	11.0	140.6	(24.8)
Cash and cash equivalents and restricted cash, beginning of period	615.5	86.8	530.5	122.6

Cash and cash equivalents and restricted cash, end of period	$671.1	$97.8	$671.1	$97.8
Cash and cash equivalents and restricted cash from discontinued operations, end of period	3.8	36.9	3.8	36.9

Cash and cash equivalents and restricted cash of continuing operations, end of period	$667.3	$60.9	$667.3	$60.9

Supplemental Non-Cash Investing and Financing Activities:
Additions to property, plant and equipment through accounts payable and accrued liabilities and other liabilities	$11.4	$11.0	$12.8	$11.7
Dividends payable issued through accounts payable and accrued liabilities	0.3	0.1	0.7	0.4
Financing lease right-of-use assets obtained in exchange for lease obligations	1.5	—	5.1	0.1
Operating lease right-of-use assets obtained in exchange for lease obligations	2.7	2.1	29.5	16.0
Inventory transfer to property, plant and equipment	0.5	—	2.1	8.5
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1.0	$4.4	$29.4	$40.1
Cash received for interest	9.1	—	19.9	—
Cash paid for income taxes, net	15.8	—	33.3	3.9

The accompanying notes are an integral part of these consolidated financial statements.

Primo Water Corporation

Consolidated Statements of Equity

(in millions of U.S. dollars, except share and per share amounts)

Unaudited

	Number of Common Shares (in thousands)	Common Shares	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
Balance at June 29, 2024	160,289	$1,310.2	$86.6	$170.6	$(113.0)	$1,454.4
Net income	—	—	—	38.6	—	38.6
Other comprehensive loss, net of tax	—	—	—	—	(0.9)	(0.9)
Common shares dividends ($0.09 per common share)	—	—	—	(14.7)	—	(14.7)
Share-based compensation	—	—	4.8	—	—	4.8
Common shares repurchased and canceled	(2)	(0.1)	—	—	—	(0.1)
Common shares issued—Equity Incentive Plan	28	0.5	(0.2)	—	—	0.3
Common shares issued—Dividend Reinvestment Plan	2	0.1	—	—	—	0.1
Common shares issued—Employee Stock Purchase Plan	24	0.4	—	—	—	0.4

Balance at September 28, 2024	160,341	$1,311.1	$91.2	$194.5	$(113.9)	$1,482.9

	Number of Common Shares (in thousands)	Common Shares	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 30, 2023	159,481	$1,288.6	$90.6	$167.2	$(105.1)	$1,441.3
Net income	—	—	—	79.6	—	79.6
Other comprehensive loss, net of tax	—	—	—	—	(8.8)	(8.8)
Common shares dividends ($0.27 per common share)	—	—	—	(43.9)	—	(43.9)
Share-based compensation	—	—	17.5	—	—	17.5
Common shares repurchased and canceled	(1,222)	(11.9)	—	(8.4)	—	(20.3)
Common shares issued—Equity Incentive Plan	1,986	32.8	(16.7)	—	—	16.1
Common shares issued—Dividend Reinvestment Plan	4	0.1	—	—	—	0.1
Common shares issued—Employee Stock Purchase Plan	92	1.5	(0.2)	—	—	1.3

Balance at September 28, 2024	160,341	$1,311.1	$91.2	$194.5	$(113.9)	$1,482.9

	Number of Common Shares (in thousands)	Common Shares	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
Balance at July 1, 2023	159,240	$1,283.1	$88.4	$(16.9)	$(88.8)	$1,265.8
Net income	—	—	—	33.4	—	33.4
Other comprehensive income, net of tax	—	—	—	—	2.5	2.5
Common shares dividends ($0.08 per common share)	—	—	—	(12.8)	—	(12.8)
Share-based compensation	—	—	1.4	—	—	1.4
Common shares repurchased and canceled	(47)	(0.6)	—	—	—	(0.6)
Common shares issued—Equity Incentive Plan	185	2.8	(2.1)	—	—	0.7
Common shares issued—Employee Stock Purchase Plan	30	0.4	(0.1)	—	—	0.3

Balance at September 30, 2023	159,408	$1,285.7	$87.6	$3.7	$(86.3)	$1,290.7

	Number of Common Shares (in thousands)	Common Shares	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2022	159,752	$1,283.2	$91.3	$(9.4)	$(82.2)	$1,282.9
Net income	—	—	—	60.5	—	60.5
Other comprehensive loss, net of tax	—	—	—	—	(4.1)	(4.1)
Common shares dividends ($0.24 per common share)	—	—	—	(38.6)	—	(38.6)
Share-based compensation	—	—	6.7	—	—	6.7
Common shares repurchased and canceled	(1,499)	(13.6)	—	(8.8)	—	(22.4)
Common shares issued—Equity Incentive Plan	1,064	14.8	(10.2)	—	—	4.6
Common shares issued—Dividend Reinvestment Plan	1	—	—	—	—	—
Common shares issued—Employee Stock Purchase Plan	90	1.3	(0.2)	—	—	1.1

Balance at September 30, 2023	159,408	$1,285.7	$87.6	$3.7	$(86.3)	$1,290.7

The accompanying notes are an integral part of these consolidated financial statements.

Primo Water Corporation

Notes to the Consolidated Financial Statements

Unaudited

Note 1—Business and Recent Accounting Pronouncements

Description of Business

As used herein, “Primo,” “the Company,” “our Company,” “Primo Water Corporation,” “us,” or “our” refers to Primo Water Corporation, together with its consolidated subsidiaries.

Primo is a leading North America-focused pure-play water solutions provider that operates largely under a recurring revenue model in the large format water category (defined as 3 gallons or greater). This business strategy is commonly referred to as “razor-razorblade” because the initial sale of a product creates a base of users who frequently purchase complementary consumable products. The razor in Primo’s revenue model is its industry leading line-up of innovative water dispensers, which are sold through approximately 11,700 retail locations and online at various price points. The dispensers help increase household and business penetration which drives recurring purchases of Primo’s razorblade offering or water solutions. Primo’s razorblade offering is comprised of Water Direct, Water Exchange, and Water Refill. Through its Water Direct business, Primo delivers sustainable hydration solutions direct to customers, whether at home or to businesses. Through its Water Exchange business, customers visit retail locations and purchase a pre-filled bottle of water. Once consumed, empty bottles are exchanged at our recycling center displays, which provide a ticket that offers a discount toward the purchase of a new bottle. Water Exchange is available in approximately 18,100 retail locations. Through its Water Refill business, customers refill empty bottles at approximately 23,500 self-service refill drinking water stations. Primo also offers water filtration units across North America.

Primo’s water solutions expand consumer access to purified, spring and mineral water to promote a healthier, more sustainable lifestyle while simultaneously reducing plastic waste and pollution. Primo is committed to its water stewardship standards and is proud to partner with the International Bottled Water Association in North America which ensures strict adherence to safety, quality, sanitation and regulatory standards for the benefit of consumer protection.

Basis of Presentation

The accompanying interim unaudited Consolidated Financial Statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of our results of operations for the interim periods reported and of our financial condition as of the date of the interim balance sheet have been included. The Consolidated Balance Sheet as of December 30, 2023 included herein was derived from the audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the “2023 Annual Report”). This Quarterly Report on Form 10-Q should be read in conjunction with the annual audited Consolidated Financial Statements and accompanying notes in the 2023 Annual Report. The accounting policies used in these interim unaudited Consolidated Financial Statements are consistent with those used in the annual Consolidated Financial Statements.

The presentation of these interim unaudited Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes.

Pending Transaction with BlueTriton Brands

On June 16, 2024, Primo Water entered into an Arrangement Agreement and Plan of Merger (as amended, the “Arrangement Agreement”) by and among Primo Water, Triton Water Parent, Inc., a corporation incorporated under the laws of Delaware (“BlueTriton Brands”), Triton US HoldCo, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of BlueTriton Brands (“NewCo”), Triton Merger Sub 1, Inc., a corporation incorporated under the laws of Delaware and direct, wholly-owned subsidiary of NewCo (“Merger Sub”) and 1000922661 Ontario Inc., a corporation organized under the laws of the Province of Ontario and a direct, wholly-owned subsidiary of NewCo (“Amalgamation Sub”). The Arrangement Agreement was amended on October 1, 2024.

The Arrangement Agreement provides that, subject to the terms and conditions set forth therein, (i) Amalgamation Sub will acquire all of the issued and outstanding shares of Primo Water in a court-approved plan of arrangement (the “Plan of Arrangement”) in exchange for shares of NewCo, followed immediately by an amalgamation of the Company and Amalgamation Sub, with Primo Water surviving as a wholly-owned subsidiary of NewCo (collectively, the “Arrangement”), (ii) immediately following the Arrangement, Merger Sub will be merged with and into BlueTriton Brands (the “Merger”), with BlueTriton Brands surviving as a wholly-owned subsidiary of NewCo and (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton Brands, as the surviving company in the Merger, will be merged with and into NewCo (the “Subsequent Merger” and, together with the Merger, the “Mergers” and, collectively with the Arrangement, the “BlueTriton Transaction”), with NewCo being the surviving corporation and (iv) as a result of the BlueTriton Transaction, the Company and Triton Water Intermediate, Inc., a wholly-owned subsidiary of BlueTriton Brands, will be wholly-owned subsidiaries of NewCo. The BlueTriton Transaction is expected to close on or about November 8, 2024, subject to satisfaction of final conditions to closing under the Arrangement Agreement. On November 4, 2024, the Company announced that the new company name for “NewCo” is Primo Brands Corporation, which is expected to begin trading on the New York Stock Exchange under the ticker “PRMB” after closing of the BlueTriton Transaction. See Part II. Item 1A. Risk Factors in this Quarterly Report on Form 10-Q for information about certain risks and uncertainties related to the BlueTriton Transaction.

Discontinued Operations

On November 2, 2023, Primo entered into a Share Purchase Agreement (the “Purchase Agreement”) with a subsidiary of the Culligan Group providing for the sale of Carbon Luxembourg S.à.r.l. and certain of its subsidiaries (the “European Business”). On December 29, 2023, Primo completed the sale of the European Business for aggregate deal consideration of $575.0 million, adjusted for customary purchase price adjustments resulting in total cash consideration of $565.9 million (the “European Divestiture”). The European Divestiture did not include Primo’s interests in Aimia Foods Limited (“Aimia”), Decantae Mineral Water Limited (“Decantae”), Fonthill Waters Ltd (“Fonthill”), John Farrer & Company Limited (“Farrers”), and the portions of the Eden Springs Netherlands B.V. business located in the United Kingdom, Israel, and Portugal (collectively the “Other International Businesses”). On June 7, 2024, Primo sold its interest in the Aimia and Farrers businesses, and on July 3, 2024, Primo sold the Portugal business. The European Business and the Other International Businesses are collectively the “International Businesses.” These deals are a part of several transactions occurring in 2024 as part of a Board-approved plan to sell all of our international businesses, representing a strategic shift in our operations. Accordingly, the International Businesses are presented herein as discontinued operations.

For all periods presented, the operating results associated with the International Businesses have been reclassified into Net income (loss) from discontinued operations, net of income taxes in the Consolidated Statements of Operations and the assets and liabilities associated with this business have been reflected as current and long-term assets and liabilities of discontinued operations in the Consolidated Balance Sheets. Cash flows from the Company’s discontinued operations are presented in the Consolidated Statements of Cash Flows for all periods presented. The Notes to Consolidated Financial Statements are presented on a continuing operations basis unless otherwise noted. See Note 2 to the Consolidated Financial Statements for additional information on discontinued operations.

Changes in Presentation

Prior to the European Divestiture, our business operated through two reporting segments: (i) North America, which included our DS Services of America, Inc. (“DSS”), Aquaterra Corporation (“Aquaterra”), Mountain Valley Spring Company (“Mountain Valley”) businesses, and (ii) Europe, which included the European business of Eden Springs Netherlands B.V. (“Eden Europe”), and our Decantae and Fonthill businesses. The Other category included the Israel business of Eden (“Eden Israel”), and our Aimia and Farrers businesses sold during the quarter, as well as our corporate oversight function and other miscellaneous expenses.

During the fourth quarter of 2023, we reviewed and realigned our reporting segments to exclude the businesses within discontinued operations which reflects how the business will be managed and results will be evaluated by the Chief Executive Officer, who is the Company’s chief operating decision maker. Following such review, our one reporting segment is North America, which includes our DSS, Aquaterra, and Mountain Valley businesses. The Other category includes our corporate oversight function and other miscellaneous expenses. Segment reporting results have been recast to reflect these changes for all periods presented.

Significant Accounting Policies

Included in Note 1 of the 2023 Annual Report is a summary of the Company’s significant accounting policies. Provided below is a summary of additional accounting policies that are significant to the financial results of the Company.

Cost of Sales

We record costs associated with the manufacturing of our products in cost of sales. Shipping and handling costs incurred to store, prepare and move products between production facilities or from production facilities to branch locations or storage facilities are recorded in Cost of sales in the Consolidated Statements of Operations. Shipping and handling costs incurred to deliver products from our branch locations to the end-user consumer of those products are recorded in Selling, general and administrative (“SG&A”) expenses in the Consolidated Statements of Operations. All other costs incurred in the shipment of products from our production facilities to customer locations are reflected in Cost of sales in the Consolidated Statements of Operations. Shipping and handling costs included in SG&A expenses were $131.2 million and $376.9 million for the three and nine months ended September 28, 2024, respectively, and $117.3 million and $345.0 million for the three and nine months ended September 30, 2023, respectively. Finished goods inventory costs include the cost of direct labor and materials and the applicable share of overhead expense chargeable to production.

Derivative Financial Instruments

We use foreign exchange forward contracts (“foreign exchange contracts”) to manage the foreign exchange risk associated with the principal balance of our €450.0 million 3.875% senior notes due October 31, 2028 (the “2028 Notes”). Foreign exchange forward contracts are agreements to buy or sell a quantity of a currency at a predetermined future date, and at a predetermined rate or price. All derivative instruments are recorded at fair value in the Consolidated Balance Sheets. We exclude forward points from our assessment of hedge effectiveness and amortize them on a straight-line basis over the life of the derivative financial instruments in Other expense (income), net in the Consolidated Statements of Operations. The difference between fair value changes of the excluded component and the amount amortized to Other expense (income), net is recorded in Accumulated other comprehensive loss (“AOCI”) on the Consolidated Balance Sheets. We do not use derivative financial instruments for trading or speculative purposes. We manage credit risk related to the derivative financial instruments by requiring high credit standards for our counterparties. Refer to Note 13 to the Consolidated Financial Statements for further information on our derivative financial instruments.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. As of September 28, 2024 and December 30, 2023, cash and cash equivalents were maintained at major financial institutions in the United States, and current deposits are in excess of insured limits. The Company believes these institutions have sufficient assets and liquidity to conduct their operations in the ordinary course of business with little or no credit risk to the Company. The Company has not experienced any losses in such accounts.

Recently Adopted Accounting Pronouncements

The Company did not adopt any new accounting pronouncements during the three and nine months ended September 28, 2024.

Recently Issued Accounting Pronouncements Not Yet Adopted

Update ASU 2023-06—Disclosure Improvements—Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative

In October 2023, the FASB issued guidance to modify the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. This guidance is effective for the Company no later than June 30, 2027. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Update ASU 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures

In November 2023, the FASB issued guidance to improve the disclosures about a public entity’s reportable segments and provide for the disclosure of additional and more detailed information about a reportable segment’s expenses. This guidance is effective for the Company for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments in this update should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Update ASU 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures

In December 2023, the FASB issued guidance to enhance the transparency and decision usefulness of income tax disclosures through improvements to disclosures primarily related to the rate reconciliation and income taxes paid information. This guidance is effective for the Company for annual periods beginning after December 15, 2024. Early adoption is permitted. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Update ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses

In November 2024, the FASB issued guidance that will require additional disclosures and disaggregation of certain costs and expenses presented on the face of the income statement. This guidance is effective for the Company for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The amendments in this update can be applied either (i) prospectively to financial statements issued for reporting periods after the effective date or (ii) retrospectively to any or all prior periods presented in the financial statements. Early adoption is permitted. We are currently assessing the impact of adoption of this standard on our Consolidated Financial Statements.

Note 2—Discontinued Operations

International Businesses

On December 29, 2023, the Company completed the European Divestiture for aggregate deal consideration of $575.0 million, adjusted for customary purchase price adjustments resulting in total cash consideration of $565.9 million (see Note 1 to the Consolidated Financial Statements). The European Divestiture excluded the Other International Businesses. This deal is the first of several transactions that will occur in 2024 as part of a Board-approved plan to sell all of our international businesses representing a strategic shift in our operations. Accordingly, the International Businesses are presented herein as discontinued operations for all periods presented.

In connection with the European Divestiture, the Company and the purchaser entered into a transition services agreement pursuant to which the purchaser will provide certain information technology and shared service center services to the Company for various periods. For the three and nine months ended September 28, 2024, these services were not material.

On June 7, 2024, the Company completed the sale of its Aimia and Farrers businesses for aggregate deal consideration of $75.5 million, resulting in a loss on sale in the amount of $2.0 million which was recorded in Net income (loss) from discontinued operations, net of income taxes on the Consolidated Statements of Operations during the nine months ended September 28, 2024.

On July 3, 2024, the Company completed the sale of its Portugal business for aggregate deal consideration of $19.2 million, resulting in a gain on sale in the amount of $7.7 million which was recorded in Net income (loss) from discontinued operations, net of income taxes on the Consolidated Statements of Operations during the three and nine months ended September 28, 2024.

During the three and nine months ended September 28, 2024, a loss of $15.7 million and $16.2 million, respectively, was recorded in Loss on sale of discontinued operations within Net income (loss) from discontinued operations, net of income taxes related to changes in fair value less cost to sell and carrying value of the remaining businesses held for sale.

The major components of Net income (loss) from discontinued operations, net of income taxes in the accompanying Consolidated Statement of Operations include the following:

	For the Three Months Ended		For the Nine Months Ended
(in millions of U.S. dollars)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenue, net	$55.0	$152.0	$208.2	$428.7
Cost of sales	22.9	68.8	108.3	198.7

Gross profit	32.1	83.2	99.9	230.0
Selling, general and administrative expenses	24.1	70.5	73.9	210.5
(Gain) loss on disposal of property, plant and equipment, net	(0.1)	(0.1)	0.9	0.2
Acquisition and integration expenses	—	0.2	—	0.4

Operating income from discontinued operations	8.1	12.6	25.1	18.9
Other (income) expense, net	(1.3)	10.6	(1.2)	(0.5)
Loss on sale of discontinued operations	8.0	—	10.5	—
Interest expense, net	0.7	0.8	1.8	2.4

Income from discontinued operations, before income taxes	$0.7	$1.2	$14.0	$17.0
Income tax expense	0.3	1.5	4.6	7.0

Net income (loss) from discontinued operations, net of income taxes	$0.4	$(0.3)	$9.4	$10.0

Assets and liabilities of discontinued operations presented in the accompanying Consolidated Balance Sheets as of September 28, 2024 and December 30, 2023 include the following:

(in millions of U.S. dollars)	September 28, 2024	December 30, 2023
ASSETS
Cash and cash equivalents	$3.8	$22.6
Accounts receivable, net of allowance of $2.2 ($3.4 as of December 30, 2023)	59.5	67.4
Inventories	11.9	31.9
Prepaid expenses and other current assets	2.6	6.8

Current assets of discontinued operations	$77.8	$128.7

Property, plant and equipment, net	80.6	83.7
Operating lease right-of-use-assets	28.5	37.9
Goodwill	24.5	48.5
Intangible assets, net	28.4	61.5
Other long-term assets, net[1]	(23.7)	(6.0)

Long-term assets of discontinued operations	$138.3	$225.6

LIABILITIES
Short-term borrowings	$19.7	$18.4
Current maturities of long-term debt	3.9	3.5
Accounts payable and accrued liabilities	63.8	83.4
Current operating lease obligations	3.5	4.6

Current liabilities of discontinued operations	$90.9	$109.9

Long-term debt	7.7	9.2
Operating lease obligations	22.0	33.6
Deferred tax liabilities	0.5	7.0
Other long-term liabilities	4.3	2.4

Long-term liabilities of discontinued operations	$34.5	$52.2

1	Includes the impairment recorded to reduce the carrying value of the Other International Businesses to the fair value less costs to sell.

Note 3—Revenue

Our principal sources of revenue are from bottled water delivery direct to consumers primarily in North America from providing multi-gallon purified bottled water, self-service refill drinking water and water dispensers through retailers in North America. Revenue is recognized, net of sales returns, when a customer obtains control of promised goods or services in an amount that reflects the consideration we expect to receive in exchange for those goods or services. We measure revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A performance obligation is a contractual promise to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when the customer receives the benefit of the performance obligation. Customers typically receive the benefit of our services as they are performed. Substantially all our customer contracts require that we be compensated for services performed to date. This may be upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue and costs incurred by us for shipping and handling activities that are performed after a customer obtains control of the product are accounted for as fulfillment costs. In addition, we exclude from net revenue and cost of sales taxes assessed by governmental authorities on revenue-producing transactions. Although we occasionally accept returns of products from our customers, historically returns have not been material.

Contract Estimates

The nature of certain of our contracts give rise to variable consideration including cash discounts, volume-based rebates, point of sale promotions, and other promotional discounts to certain customers. For all promotional programs and discounts, we estimate the rebate or discount that will be granted to the customer and record an accrual upon invoicing. These estimated rebates or discounts are included in the transaction price of our contracts with customers as a reduction to net revenues and are included as accrued sales incentives in Accounts payable and accrued liabilities in the Consolidated Balance Sheets. This methodology is consistent with the manner in which we historically estimated and recorded promotional programs and discounts. Accrued sales incentives were $12.1 million and $7.7 million as of September 28, 2024 and December 30, 2023, respectively.

We do not disclose the value of unsatisfied performance obligations for contracts (i) with an original expected length of one year or less or (ii) for which we recognize revenue at the amount in which we have the right to invoice as the product is delivered.

Contract Balances

The Company does not have any material contract assets or liabilities as of September 28, 2024 and December 30, 2023.

Disaggregated Revenue

In general, our business segmentation is aligned according to the nature and economic characteristics of our products and customer relationships and provides meaningful disaggregation of each business segment’s results of operations.

Further disaggregation of net revenue to external customers by geographic area based on customer location is as follows:

	For the Three Months Ended		For the Nine Months Ended
(in millions of U.S. dollars)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
United States	$493.2	$452.7	$1,396.2	$1,282.8
Canada	18.2	17.3	51.9	50.3
All other countries	—	—	0.3	—

Total	$511.4	$470.0	$1,448.4	$1,333.1

Note 4—Share-based Compensation

During the nine months ended September 28, 2024, we granted 46,991 common shares with an aggregate grant date fair value of approximately $1.2 million to the non-management members of our Board of Directors under the Amended and Restated Primo Water Corporation Equity Incentive Plan. The common shares were issued in consideration of the directors’ annual board retainer fee and are fully vested upon issuance.

Note 5—Interest Expense, Net

The following table summarizes Interest expense, net for the three and nine months ended September 28, 2024 and September 30, 2023:

	For the Three Months Ended		For the Nine Months Ended
(in millions of U.S. dollars)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Interest on short-term debt	$0.4	$3.5	$1.5	$11.5
Interest on long-term debt	13.0	12.9	38.8	38.8
Other interest expense	1.5	1.4	4.7	4.5
Interest income	(9.1)	—	(20.0)	—

Total	$5.8	$17.8	$25.0	$54.8

Note 6—Income Taxes

Income tax expense was $13.9 million on pre-tax income of $52.1 million for the three months ended September 28, 2024, as compared to income tax expense of $12.3 million on pre-tax income of $46.0 million in the comparable prior year period. Income tax expense was $37.4 million on pre-tax income of $107.6 million for the nine months ended September 28, 2024, as compared to income tax expense of $21.0 million on pre-tax income of $71.5 million in the comparable prior year period. The effective income tax rate for the three and nine months ended September 28, 2024 was 26.7% and 34.8%, respectively, compared to 26.7% and 29.4%, respectively, in the comparable prior year period.

The effective tax rate for the three months ended September 28, 2024 remained consistent with the effective tax rate in the comparable prior year period. The effective tax rate for the nine months ended September 28, 2024 varied from the effective tax rate in the comparable prior year period due primarily to increased non-deductible expenses in the US.

The effective tax rate for the three and nine months ended September 28, 2024 varied from applicable statutory tax rates due primarily to losses in tax jurisdictions for which no tax benefit was recognized due to existing valuation allowances and income in tax jurisdictions with tax rates lower than the Canadian statutory tax rate.

Note 7—Common Shares and Net Income per Common Share

Common Shares

On August 9, 2023, our Board of Directors approved a share repurchase program for up to $50.0 million of our outstanding common shares. Upon the closing of the European Divestiture on December 29, 2023, an incremental $25.0 million share repurchase was authorized, revising the total share repurchase authorization to $75.0 million. For the nine months ended September 28, 2024, we repurchased 932,896 common shares for approximately $15.9 million through open market transactions under this repurchase plan. There were no shares repurchased under the program during the three months ended September 28, 2024.

On August 9, 2022, our Board of Directors approved a share repurchase program for up to $100.0 million of our outstanding common shares over a 12-month period that expired on August 14, 2023. For the nine months ended September 30, 2023, we repurchased 1,272,612 common shares for approximately $19.0 million through open market transactions under this repurchase plan. There were no shares repurchased under the program during the three months ended September 30, 2023.

Shares purchased under these repurchase plans were subsequently canceled.

We paused our share repurchase program in light of the BlueTriton Transaction.

Net Income per Common Share

Basic net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding during the periods presented. Diluted net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding adjusted to include the effect, if dilutive, of the exercise of in-the-money stock options, performance-based RSUs, and time-based RSUs during the periods presented. The components of weighted-average basic and diluted shares outstanding are below:

	For the Three Months Ended		For the Nine Months Ended
(in thousands)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Weighted-average common shares outstanding—basic	160,363	159,407	160,016	159,446
Dilutive effect of Stock Options	479	214	450	248
Dilutive effect of Performance based RSUs	644	—	629	68
Dilutive effect of Time-based RSUs	576	421	482	474

Weighted-average common shares outstanding—diluted	162,062	160,042	161,577	160,236

The following table summarizes anti-dilutive securities excluded from the computation of diluted net income per common share for the periods indicated:

	For the Three Months Ended		For the Nine Months Ended
(in thousands)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Stock Options	—	2,181	—	2,172
Performance-based RSUs[1]	1,156	1,150	1,156	1,150
Time-based RSUs[2]	—	—	—	—

1	Performance-based RSUs represent the number of shares expected to be issued based primarily on the estimated achievement of performance targets for these awards.
2	Time-based RSUs represent the number of shares expected to be issued based on known employee retention information.

Note 8—Segment Reporting

Our broad portfolio of products includes bottled water, water dispensers, purified bottled water, self-service refill drinking water, filtration units, premium spring, sparkling and flavored essence water, mineral water, and coffee.

During the fourth quarter of 2023, we reviewed and realigned our reporting segments to exclude the businesses within discontinued operations. Our sole reporting segment is North America, which includes DSS, Aquaterra, and Mountain Valley Spring businesses. The Other category includes our corporate oversight function and other miscellaneous expenses.

Segment reporting results have been recast to reflect these changes for all periods presented.

	For the Three Months Ended September 28, 2024
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$511.2	$0.2	$511.4
Depreciation and amortization	50.5	0.5	51.0
Operating income (loss)	76.7	(17.7)	59.0
Additions to property, plant and equipment	33.7	0.1	33.8

	For the Nine Months Ended September 28, 2024
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$1,447.6	$0.8	$1,448.4
Depreciation and amortization	147.5	1.4	148.9
Operating income (loss)	201.0	(67.2)	133.8
Additions to property, plant and equipment	107.8	0.9	108.7

	For the Three Months Ended September 30, 2023
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$469.8	$0.2	$470.0
Depreciation and amortization	48.9	0.4	49.3
Operating income (loss)	70.3	(10.5)	59.8
Additions to property, plant and equipment	34.1	0.2	34.3

	For the Nine Months Ended September 30, 2023
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net	$1,332.6	$0.5	$1,333.1
Depreciation and amortization	142.5	1.1	143.6
Operating income (loss)	162.3	(39.7)	122.6
Additions to property, plant and equipment	102.8	0.7	103.5

Revenues by channel by reporting segment were as follows:

	For the Three Months Ended September 28, 2024
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$384.8	$—	$384.8
Water Refill/Water Filtration	66.4	—	66.4
Other Water[1]	27.5	—	27.5
Water Dispensers	18.7	—	18.7
Other	13.8	0.2	14.0

Total	$511.2	$0.2	$511.4

	For the Nine Months Ended September 28, 2024
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$1,092.4	$—	$1,092.4
Water Refill/Water Filtration	186.2	—	186.2
Other Water[1]	67.4	—	67.4
Water Dispensers	48.7	—	48.7
Other	52.9	0.8	53.7

Total	$1,447.6	$0.8	$1,448.4

	For the Three Months Ended September 30, 2023
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$356.2	$—	$356.2
Water Refill/Water Filtration	62.0	—	62.0
Other Water[1]	13.6	—	13.6
Water Dispensers	16.5	—	16.5
Other	21.5	0.2	21.7

Total	$469.8	$0.2	$470.0

	For the Nine Months Ended September 30, 2023
(in millions of U.S. dollars)	North America	Other	Total
Revenue, net
Water Direct/Water Exchange	$1,011.5	$—	$1,011.5
Water Refill/Water Filtration	169.6	—	169.6
Other Water[1]	36.8	—	36.8
Water Dispensers	45.9	—	45.9
Other	68.8	0.5	69.3

Total	$1,332.6	$0.5	$1,333.1

1	Primarily Mountain Valley retail and on-premise revenue.

Note 9—Inventories

The following table summarizes inventories as of September 28, 2024 and December 30, 2023:

(in millions of U.S. dollars)	September 28, 2024	December 30, 2023
Raw materials	$27.7	$30.4
Finished goods	9.7	6.8
Resale items	11.2	10.1

Total	$48.6	$47.3

Note 10—Debt

Revolving Credit Facility

On March 6, 2020, the Company entered into a credit agreement (the “Credit Agreement”) among the Company, as parent borrower, Primo Water Holdings Inc. and certain other subsidiary borrowers, certain other subsidiaries of the Company from time to time designated as subsidiary borrowers, Bank of America, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto.

The Credit Agreement provides for a senior secured revolving credit facility in an initial aggregate committed amount of $350.0 million (the “Revolving Credit Facility”), which may be increased by incremental credit extensions from time to time in the form of term loans or additional revolving credit commitments. The Revolving Credit Facility has a five-year maturity date and includes letter of credit and swing line loan sub facilities.

On July 11, 2024, the Company entered into the Third Amendment to the Credit Agreement, which (i) extended the maturity date to September 30, 2026 with no change to the initial aggregate availability of $350.0 million, (ii) transitioned the benchmark interest rate applicable to eurocurrency rate loans denominated in Canadian Dollars from the Canadian Dollar Offered Rate (“CDOR”) to the Canadian Overnight Repo Rate Average (“CORRA”) and (iii) provides an exception to the restricted payments covenant for a one-time special dividend in conjunction with the BlueTriton Transaction. As of September 28, 2024, borrowings under the Credit Agreement bore interest at a rate per annum equal to either: (a) a euro currency rate as determined under the Credit Agreement, plus the applicable margin, or (b) a term SOFR rate, as determined under the Credit Agreement, plus the applicable margin, (c) a base rate equal to the highest of (i) Bank of America’s prime rate, (ii) 0.5% per annum above the federal funds rate, and (iii) the term SOFR rate, as determined under the Credit Agreement, for a one month interest period, plus 1.0%, plus the applicable margin, or (d) an alternative currency daily or term rate, as determined under the Credit Agreement, plus the applicable margin. The applicable margin for euro currency, term SOFR, and alternative currency rate loans ranges from 1.375% to 2.000% and the applicable margin for base rate loans ranges from 0.375% to 1.000%, in each case depending on our consolidated total leverage ratio. Unutilized commitments under the Credit Agreement are subject to a commitment fee ranging from 0.20% to 0.30% per annum depending on our consolidated total leverage ratio, payable on a quarterly basis.

We incurred $0.9 million of financing fees in connection with the Third Amendment to the Credit Agreement, which was a modification of the Revolving Credit Facility under GAAP. The new financing fees, along with $0.7 million of previously unamortized deferred financing fees of the Revolving Credit Facility, are being amortized using the straight-line method over the remaining duration of the Revolving Credit Facility.

As of September 28, 2024, there were no outstanding borrowings under the Revolving Credit Facility and there were $65.6 million in outstanding letters of credit, resulting in total utilization under the Revolving Credit Facility of $65.6 million. Accordingly, unused availability under the Revolving Credit Facility amounted to $284.4 million as of September 28, 2024.

The weighted-average effective interest rate on the outstanding borrowings under the Revolving Credit Facility as of September 28, 2024 and December 30, 2023 was 0.0%. The effective interest rate is based on our aggregate availability.

Note 11—Accumulated Other Comprehensive (Loss) Income

Changes in AOCI by component for the three and nine months ended September 28, 2024 and September 30, 2023 were as follows:

(in millions of U.S. dollars)[1]	Gains and Losses on Derivative Instruments	Pension Benefit Plan Items	Currency Translation Adjustment Items	Total
Balance as of June 29, 2024	$0.8	$(0.8)	$(113.0)	$(113.0)
OCI before reclassifications	(4.2)	—	1.7	(2.5)
Amounts reclassified from AOCI	1.6	—	—	1.6

Net current-period OCI	(2.6)	—	1.7	(0.9)

Balance as of September 28, 2024	$(1.8)	$(0.8)	$(111.3)	$(113.9)

Balance as of December 30, 2023	$—	$(0.8)	$(104.3)	$(105.1)
OCI before reclassifications	(6.7)	—	(5.6)	(12.3)
Amounts reclassified from AOCI	4.9	—	(1.4)	3.5

Net current-period OCI	(1.8)	—	(7.0)	(8.8)

Balance as of September 28, 2024	$(1.8)	$(0.8)	$(111.3)	$(113.9)

Balance as of July 1, 2023	$—	$1.8	$(90.6)	$(88.8)
OCI before reclassifications	—	—	2.5	2.5
Amounts reclassified from AOCI	—	—	—	—

Net current-period OCI	—	—	2.5	2.5

Balance as of September 30, 2023	$—	$1.8	$(88.1)	$(86.3)

Balance as of December 31, 2022	$—	$1.2	$(83.4)	$(82.2)
OCI before reclassifications	—	—	(4.7)	(4.7)
Amounts reclassified from AOCI	—	0.6	—	0.6

Net current-period OCI	—	0.6	(4.7)	(4.1)

Balance as of September 30, 2023	$—	$1.8	$(88.1)	$(86.3)

1	All amounts are net of tax. Amounts in parentheses indicate debits.

(in millions of U.S. dollars)	For the Three Months Ended		For the Nine Months Ended		Affected Line Item in the Statement Where Net Income Is Presented
Details of AOCI Components	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Gains and losses on derivative instruments
Foreign exchange contracts[1]	$(1.6)	$—	$(4.9)	$—	Other expense (income), net

	$(1.6)	$—	$(4.9)	$—	Net of tax

Amortization of pension benefit plan items
Recognized actuarial losses[2]	$—	$—	$—	$(0.6)	Other expense (income), net

	$—	$—	$—	$(0.6)	Net of tax

Foreign currency translation adjustments[3]	$—	$—	$1.4	$—	Loss on sale of discontinued operations

Total reclassifications for the period	$(1.6)	$—	$(3.5)	$(0.6)	Net of tax

1

During the three and nine months ended September 28, 2024, $2.1 million and $6.6 million of losses, respectively, were reclassified from AOCI related to the amounts excluded from the effectiveness testing recognized in earnings for the foreign exchange forward contracts. The effect of the loss was included in Other expense (income), net on the Consolidated Statements of Operations. The tax impact of the losses of $0.5 million and $1.7 million, respectively, was recorded within Income tax expense on the Consolidated Statements of Operations.

2

During the nine months ended September 30, 2023, $0.6 million was reclassified from AOCI due to the recognition of unrealized losses resulting from the distribution of the assets of the U.S. defined benefit plan. The effect of the loss was included in Other expense (income), net on the Consolidated Statements of Operations. The settlement did not have a material impact on the financial statements.

3

During the three and nine months ended September 28, 2024, the amount relates to the foreign currency translation balances recognized in earnings in connection with the sale of the Aimia, Farrers, and Portugal businesses included in Net income (loss) from discontinued operations, net of income taxes on the Consolidated Statements of Operations.

Note 12—Commitments and Contingencies

We are subject to various claims and legal proceedings with respect to matters such as governmental regulations and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on our financial position, results of operations, or cash flow.

As of September 28, 2024 and December 30, 2023, we had $65.6 million and $66.7 million, respectively, in standby letters of credit outstanding.

Guarantees

After the sale of our legacy carbonated soft drink and juice business in January 2018, we have continued to provide contractual payment guarantees to two third-party lessors of certain real property used in these businesses. The leases were conveyed to the buyer as part of the sale, but our guarantee was not released by the landlord. The two lease agreements mature in 2027 and 2028. The maximum potential amount of undiscounted future payments under the guarantee is approximately $8.6 million as of September 28, 2024, which was calculated based on the minimum lease payments of the leases over the remaining term of the agreements. The sale documents require the buyer to pay all post-closing obligations under these conveyed leases, and to reimburse us if the landlord calls on a guarantee. The buyer has also agreed to a covenant to negotiate with the landlords for a release of our guarantees. We currently do not believe it is probable we would be required to perform under any of these guarantees or any of the underlying obligations.

Note 13—Hedging Transactions and Derivative Financial Instruments

We are directly and indirectly affected by changes in foreign currency market conditions. These changes in market conditions may adversely impact our financial performance and are referred to as market risks. When deemed appropriate by management, we use derivatives as a risk management tool to mitigate the potential impact of foreign currency market risks.

We use foreign exchange forward contracts to manage the foreign exchange risk associated with the principal balance of our 2028 Notes. Forward contracts are agreements to buy or sell a quantity of a currency at a predetermined future date, and at a predetermined rate or price and are traded over-the-counter.

All derivatives are carried at fair value in the Consolidated Balance Sheets in the line item Other long-term assets, net or Other long-term liabilities. The carrying values of the derivatives reflect the impact of legally enforceable agreements with the same counterparties. These agreements allow us to net settle positive and negative positions (assets and liabilities) arising from different transactions with the same counterparty.

The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the types of hedging relationships. Derivatives can be designated as fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The changes in the fair values of derivatives that have been designated and qualify for fair value hedge accounting are recorded in the same line item in our Consolidated Statements of Operations as the changes in the fair value of the hedged items attributable to the risk being hedged. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. The changes in fair values of derivatives that were not designated and/or did not qualify as hedging instruments are immediately recognized into earnings. We classify cash inflows and outflows related to derivative and hedging instruments within the appropriate cash flows section associated with the item being hedged.

For derivatives that will be accounted for as hedging instruments, we formally designate and document, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective and the strategy for undertaking the hedge transaction. In addition, we formally assess both at the inception and at least quarterly thereafter, whether the financial instruments used in hedging transactions are highly effective at offsetting changes in either the fair values or cash flows of the related underlying exposures.

We estimate the fair values of our derivatives based on quoted market prices or pricing models using current market rates. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates or other financial indices. We do not view the fair values of our derivatives in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions. All of our derivatives are over-the-counter instruments with liquid markets.

Credit Risk Associated with Derivatives

We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures regularly and review promptly any downgrade in counterparty credit rating. We mitigate pre-settlement risk by being permitted to net settle for transactions with the same counterparty. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. Based on these factors, we consider the risk of counterparty default to be minimal.

Fair Value Hedging Strategy

On January 2, 2024, we entered into foreign exchange contracts with a notional amount of €450.0 million ($502.1 million at exchange rates in effect on September 28, 2024) and a maturity date of October 31, 2025. We are utilizing the derivative financial instruments to hedge foreign exchange risk associated with our 2028 Notes.

We designated the foreign exchange contracts as fair value hedges. The foreign exchange contracts are recognized in the Consolidated Balance Sheets at fair value and changes in the fair value of the foreign exchange contracts are recorded in the same line as the hedged item, which is Other expense (income), net in the Consolidated Statements of Operations. We exclude forward points from our assessment of hedge effectiveness and amortize them on a straight-line basis over the life of the hedging instruments in Other expense (income), net in the Consolidated Statements of Operations. The difference between fair value changes of the excluded component and the amount amortized to Other expense (income), net is recorded in AOCI on the Consolidated Balance Sheets.

The following amount was recorded on the Consolidated Balance Sheets related to hedged item as of September 28, 2024:

(in millions of U.S. dollars)	September 28, 2024
Line Item in Consolidated Balance Sheets in Which the Hedged Item Is Included	Carrying Amount of the Hedged Liability
Long-term debt[1]	$(502.1)

1	Carrying amount is gross of unamortized debt issuance costs as of September 28, 2024.

The fair value of our derivative liabilities included in Other long-term liabilities as of September 28, 2024 was as follows:

(in millions of U.S. dollars)	September 28, 2024
Derivative Contract	Assets	Liabilities
Foreign exchange contracts	$—	$(1.3)

The amount of gains or (losses) recognized in Other expense (income), net in the Consolidated Statements of Operations for fair value hedging relationships, presented on a pre-tax basis, for the three and nine months ended September 28, 2024 is shown in the table below:

(in millions of U.S. dollars)	For the Three Months Ended September 28, 2024	For the Nine Months Ended September 28, 2024
Foreign exchange contracts
Hedged Item	$(20.5)	$(2.6)
Derivative designated as hedging instrument	$20.5	$7.7
Amount reclassed from AOCI to expense (amortized)	$(2.1)	$(6.6)

The amount of gains or (losses), net of tax, recognized in our Condensed Consolidated Statements of Comprehensive Income (Loss) for fair value hedging relationships for the three and nine months ended September 28, 2024 is shown in the table below:

(in millions of U.S. dollars)	For the Three Months Ended September 28, 2024	For the Nine Months Ended September 28, 2024
Foreign exchange contracts
Amount excluded from the assessment of effectiveness[1]	$(4.2)	$(6.7)

1	Amount is net of tax impact of $1.4 million and $2.3 million for the three and nine months ended September 28, 2024, respectively.

There were no settlements of our derivative instruments during the three and nine months ended September 28, 2024.

Note 14—Fair Value Measurements

FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Our derivative assets and liabilities represent Level 2 instruments. Level 2 instruments are valued based on observable inputs for quoted prices for similar assets and liabilities in active markets. The fair value for the net derivative liabilities as of September 28, 2024 was $1.3 million. We had no derivative assets as of September 28, 2024.

Fair Value of Financial Instruments

The carrying amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents, receivables, payables, short-term borrowings, and long-term debt approximate their respective fair values, except as otherwise indicated. The carrying values and estimated fair values of our significant outstanding debt as of September 28, 2024 and December 30, 2023 were as follows:

	September 28, 2024		December 30, 2023
(in millions of U.S. dollars)	Carrying Value	Fair Value	Carrying Value	Fair Value
3.875% senior notes due in 2028[1,2]	$498.0	$491.9	$494.6	$477.5
4.375% senior notes due in 2029[1,2]	743.8	717.3	742.8	683.1

Total	$1,241.8	$1,209.2	$1,237.4	$1,160.6

1	The fair values were based on the trading levels and bid/offer prices observed by a market participant and are considered Level 2 financial instruments.
2	Carrying value of our significant outstanding debt is net of unamortized debt issuance costs as of September 28, 2024 and December 30, 2023.

Note 15—Subsequent Events

On October 15, 2024, our Board of Directors declared a special dividend of $0.82 per share on common shares, payable in cash on November 21, 2024, to shareowners of record at the close of business on November 5, 2024, in connection with the previously announced BlueTriton Transaction.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Securities and Exchange Commission registration fee	$
Accounting fees and expenses	$
Legal fees and expenses	$
Financial printing and miscellaneous expenses	$

Total	$

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that the Company will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers, and other associates as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or was serving at the Company’s request in an official capacity for another entity. The Company must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Company, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Company. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against the Company and may reduce the amount of money available to it.

Item 15. Recent Sales of Unregistered Securities.

(a) Issuance of Capital Stock

On November 8, 2024, the Company issued, in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof, 160,395,822 shares of Class A common stock to Primo Shareowners in exchange for their Primo Shares on a 1:1 basis.

On November 8, 2024, the Company issued, in each case, in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof the following securities, which may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws:

•	154,105,789 shares of Class A common stock to the Initial ORCP Stockholder; and

•	64,512,579 shares of Class B common stock to the Initial ORCP Stockholder.

(b) Equity Award Grants

On November 8, 2024, the Company issued stock options to purchase an aggregate of 1,194,877 shares of Class A common stock to former holders of Primo Water options, which options had exercise prices per share ranging between $9.18 and $17.50 when issued.

On November 8, 2024, the Company issued restricted stock units aggregating 3,287,966 shares of Class A common stock to former holders of Primo Water equity awards.

None of the transactions listed above involved any underwriters, underwriting discounts, or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1	Arrangement Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on June 18, 2024).

2.2	Amendment No. 1 to Arrangement Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on October 4, 2024).

3.1	Amended and Restated Certificate of Incorporation of Primo Brands Corporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

3.2	Amended and Restated Bylaws of Primo Brands Corporation (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

4.1	Indenture, dated as of March 31, 2021, by and among Triton Water Holdings, Inc., as issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee, governing the 6.250% Senior Notes due 2029 (incorporated by reference to Exhibit 4.7 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

4.2	Form of 6.250% Senior Notes due 2029 (included as Exhibit A to Exhibit 4.1).

4.3	Indenture, dated as of October 22, 2020, by and among Primo Water Holdings Inc., as issuer, the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent, governing the 3.875% Senior Notes due 2028 (incorporated by reference to Exhibit 4.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on October 22, 2020).

4.4	Form of 3.875% Senior Note due 2028 (included as Exhibit A to Exhibit 4.3).

4.5	First Supplemental Indenture, dated as of October 24, 2023, by and among Primo Water Holdings Inc., Primo Water Financing One LLC, as a guarantor, BNY Trust Company of Canada, and The Bank of New York Mellon, to the Indenture, dated as of October 22, 2020, by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, The Bank of New York Mellon, as U.S. trustee, and The Bank of New York Mellon, London Branch, as London paying agent (incorporated by reference to Exhibit 4.5 to Primo Water Corporation’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 28, 2024).

4.6	Indenture, dated as of April 30, 2021, by and among Primo Water Holdings Inc., as issuer, the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent, and authenticating agent, governing the 4.375% Senior Notes due 2029 (incorporated by reference to Exhibit 4.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

4.7	Form of 4.375% Senior Notes due 2029 (included as Exhibit A to Exhibit 4.6).

4.8	First Supplemental Indenture, dated as of October 24, 2023, by and among Primo Water Holdings Inc., Primo Water Financing One LLC, as a guarantor, BNY Trust Company of Canada, and The Bank of New York Mellon, to the Indenture, dated as of April 30, 2021, by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian trustee, and The Bank of New York Mellon, as U.S. trustee (incorporated by reference to Exhibit 4.6 to Primo Water Corporation’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the SEC on February 28, 2024).

4.9	Guarantee of 3.875% Senior Notes due 2028 by Primo Brands Corporation (incorporated by reference to Exhibit 4.9 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

4.10	Guarantee of 4.375% Senior Notes due 2029 by Primo Brands Corporation (incorporated by reference to Exhibit 4.10 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

5.1	Opinion of Latham & Watkins LLP.

10.1	Stockholders Agreement, dated as of November 7, 2024, by and among Primo Water Corporation and the Initial ORCP Stockholder (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.2	Form of Indemnification and Advancement Agreement of Primo Brands Corporation (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.3	Credit Agreement, dated as of March 6, 2020, by and among Primo Water Corporation, as parent borrower, Cott Holdings Inc. and Eden Springs Nederland B.V., as subsidiary borrowers, certain other subsidiary borrowers designated from time to time, Bank of America, N.A., as administrative agent, collateral agent, lead arranger, and bookrunner, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on March 10, 2020).

10.4	LIBOR Transition Amendment to Credit Agreement, dated September 23, 2021, by and among Primo Water Corporation, as parent borrower, and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2021 filed with the SEC on November 5, 2021).

10.5	Second LIBOR Transition Amendment to Credit Agreement, dated January 13, 2023, by and among Primo Water Corporation, as parent borrower, Bank of America, N.A., as administrative agent, and the lenders thereto (incorporated by reference to Exhibit 10.3 to Primo Water Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 1, 2023).

10.6	Third Amendment, dated as of July 11, 2024, by and among Primo Water Corporation, Bank of America, N.A., as administrative agent, and the financial institutions party thereto (incorporated by reference to Exhibit 2.1 to Primo Water Corporation’s Current Report on Form 8-K filed with the SEC on July 15, 2024).

10.7	First Lien Credit Agreement, dated March 31, 2021, by and among Triton Water Holdings, Inc., as borrower, Triton Water Intermediate, Inc., as holdings, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley Senior Funding, Inc., as collateral agent, and the lenders thereto (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.8	First Amendment to Credit Agreement, dated as of December 9, 2021, by and among Triton Water Intermediate, Inc., as holdings, Triton Water Holdings, Inc., as borrower, the guarantors party thereto, Morgan Stanley Senior Funding, Inc., Branch, as administrative agent and collateral agent, the lenders party thereto (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.9	ABL Revolving Credit Agreement, dated as of March 31, 2021, by and among Triton Water Holdings, Inc., as borrower, the other borrowers from time to time party thereto, Triton Water Intermediate, Inc., as holdings, Bank of America, N.A., as Administrative Agent, Bank of America, N.A., as collateral agent, issuing bank and the swing line lender and the lenders party thereto (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.10+	Primo Brands Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.11+	Primo Brands Corporation Employee Share Purchase Plan (incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.12+	Legacy Primo Water Corporation 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.13+	Legacy Primo Water Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.14+	Form of Restricted Share Unit Award Agreement with Time-Based Vesting under the Legacy Primo Water Corporation Equity Incentive Plans (incorporated by reference to Exhibit 10.14 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.15+	Form of Restricted Share Unit Award Agreement with Performance-Based Vesting under the Legacy Primo Water Corporation Equity Incentive Plans (incorporated by reference to Exhibit 10.15 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.16+	Form of Nonqualified Stock Option Agreement under the Legacy Primo Water Corporation Equity Incentive Plans (incorporated by reference to Exhibit 10.16 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.17+	Form of Nonqualified Stock Option Agreement under the Legacy Primo Water Corporation 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.18+	Legacy Primo Water Corporation Severance and Non-Competition Plan (incorporated by reference to Exhibit 10.18 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.19+	Employment Offer Letter to Marni Morgan Poe dated December 22, 2020 (incorporated by reference to Exhibit 10.11 to Primo Water Corporation’s Annual Report on Form 10-K filed on March 3, 2021).

10.20+	Employment Offer Letter to Jason Ausher dated May 6, 2015, as amended on December 22, 2020 (incorporated by reference to Exhibit 10.7 to Primo Water Corporation’s Current Report on Form 10-K filed on March 1, 2023).

10.21+	Employment Offer Letter to David Hass dated January 23, 2023 (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on January 24, 2023).

10.22+	Offer Letter with Robbert Rietbroek, executed November 15, 2023 (incorporated by reference to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on November 15, 2023).

10.23+	Employment Agreement, dated October 3, 2024, by and between Robert Austin and Primo Brands Corporation (incorporated by reference to Exhibit 10.24 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

10.24+	Form of Restricted Share Unit Award Agreement, by and between Primo Water Corporation and Robbert Rietbroek (incorporated by reference to Exhibit A to Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on November 15, 2023).

10.25+	Primo Brands Corporation Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.26 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

21.1	Subsidiaries of Primo Brands Corporation (incorporated by reference to Exhibit 21.1 to our Current Report on Form 8-K12G3/A filed with the SEC on November 12, 2024).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Primo Brands Corporation (f/k/a Triton US HoldCo, Inc.).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Triton Water Parent, Inc.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Primo Water Corporation.

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

107	Calculation of Filing Fee Table.

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.

Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i), (1)(a)(ii), and (1)(a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act to any purchaser:

each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) that, for purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 24 day of January, 2025.

PRIMO BRANDS CORPORATION

By	/s/ Marni Morgan Poe
Name: Marni Morgan Poe
Title: General Counsel and Corporate Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Primo Brands Corporation hereby constitute and appoint Marni Morgan Poe and Michael James, and each or any one of them, as the individual’s true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place, and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post effective amendments to this registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact as agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on January 24, 2025.

Signature	Title

/s/ Robbert Rietbroek Robbert Rietbroek	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Hass David Hass	Chief Financial Officer (Principal Financial Officer)

/s/ Jason Ausher Jason Ausher	Chief Accounting Officer (Principal Accounting Officer)

/s/ C. Dean Metropoulos C. Dean Metropoulos	Non-Executive Chairman and Director

/s/ Kurtis Barker Kurtis Barker	Director

/s/ Britta Bomhard Britta Bomhard	Director

/s/ Susan E. Cates Susan E. Cates	Director

/s/ Michael Cramer Michael Cramer	Director

/s/ Eric J. Foss Eric J. Foss	Director

/s/ Jerry Fowden Jerry Fowden	Director

/s/ Tony W. Lee Tony W. Lee	Director

/s/ Billy D. Prim Billy D. Prim	Director

/s/ Kimberly Reed Kimberly Reed	Director

/s/ Joseph Rosenberg Joseph Rosenberg	Director

/s/ Allison Spector Allison Spector	Director

/s/ Steven P. Stanbrook Steven P. Stanbrook	Director